As filed with the Securities and Exchange Commission on November 3, 2010
Registration No. 333-169598

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2 to the
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FIRST NIAGARA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	6712	42-1556195
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
726 Exchange Street, Suite 618
Buffalo, New York 14210
(716) 819-5500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)
John R. Koelmel
726 Exchange Street, Suite 618
Buffalo, New York 14210
(716) 819-5500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

H. Rodgin Cohen, Esq.	William W. Bouton, Esq.
Mitchell S. Eitel, Esq.	Margaret D. Farrell, Esq.
Sullivan & Cromwell LLP	Hinckley, Allen & Snyder LLP
125 Broad Street	20 Church Street
New York, NY 10004	Hartford, CT 06103
Phone: (212) 558-4000	Phone: (860) 331-2600
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
If applicable, place an ✓ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered	per share	offering price	registration fee
Common Stock, $0.01 par value per share	106,625,385 shares (1)	N/A	$1,402,135,078 (2)	$99,972.23 (3)(4)

(1)	Represents the maximum number of shares of First Niagara Financial Group, Inc. (NasdaqGS: FNFG) common stock estimated to be issuable upon the completion of the merger of FNFG Merger Sub, Inc., a wholly owned subsidiary of First Niagara Financial Group, Inc., with and into NewAlliance Bancshares, Inc., based on the product of (x) the number of shares of NewAlliance Bancshares, Inc. (NYSE: NAL) common stock outstanding or reserved for issuance upon the exercise of outstanding stock options and restricted stock awards as of September 24, 2010, (y) an exchange ratio of 1.10 shares, and (z) 86% (the portion of the merger consideration consisting of FNFG common stock issuable in the merger).

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the market value of the shares of NAL common stock expected to be exchanged in connection with the merger, as established by the average of the high and low sales prices of NAL common stock on the New York Stock Exchange on September 23, 2010 of $12.44.

(3)	Calculated in accordance with Section 6(b) of the Securities Act and SEC Fee Advisory #4 for Fiscal Year 2010 at a rate equal to 0.0000713 multiplied by the proposed maximum aggregate offering price.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of First Niagara Financial Group, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED NOVEMBER 3, 2010, SUBJECT TO COMPLETION

Dear Stockholders:

On August 18, 2010, First Niagara Financial Group, Inc. (“First Niagara”) entered into a merger agreement (amended as of September 27, 2010) to acquire NewAlliance Bancshares, Inc. (“NewAlliance”) in a stock and cash transaction. If the merger agreement is approved and the merger is subsequently completed, NewAlliance will become a direct, wholly owned subsidiary of First Niagara.

The shares of NewAlliance common stock owned by each NewAlliance stockholder will be converted, at the election of such stockholder but subject to certain agreed adjustment, election and allocations procedures, into the right to receive one of the following:

1. for each NewAlliance share owned by such stockholder, $14.28 in cash, without interest (the “Cash Consideration”);

2. for each NewAlliance share owned by such stockholder, 1.10 shares of First Niagara common stock (the “Stock Consideration”); or

3. with respect to certain NewAlliance shares owned by such stockholder, the Cash Consideration per share, and with respect to all other NewAlliance shares so owned, the Stock Consideration per share.

The agreed adjustment, election and allocation procedures mentioned above provide for an aggregate 86% stock and 14% cash allocation among all outstanding NewAlliance shares. The maximum number of shares of First Niagara common stock estimated to be issuable upon completion of the merger is 106,625,385.

As a result of the merger, NewAlliance stockholders who receive Stock Consideration will become stockholders of First Niagara.

First Niagara and NewAlliance cannot complete the proposed merger unless you approve the issuance of First Niagara common stock in connection with the merger. This letter is accompanied by First Niagara’s proxy statement, which our board of directors is providing to solicit your proxy to vote for approval of the First Niagara stock issuance in connection with the merger, as well as other matters at a special meeting of First Niagara stockholders to be held on December 20, 2010.

The accompanying document is also being delivered to NewAlliance stockholders as First Niagara’s prospectus for its offering of First Niagara common stock in connection with the merger, and as a proxy statement for the solicitation of proxies from NewAlliance stockholders to vote for the adoption of the merger agreement and approval of the merger.

This joint proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about First Niagara and NewAlliance and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 10 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Voting procedures are described in this joint proxy statement/prospectus. Your vote is important, so I urge you to cast it promptly. First Niagara’s management enthusiastically supports the acquisition of NewAlliance, and joins with our board of directors in recommending that you vote “FOR” the issuance of First Niagara common stock in the merger.

Sincerely,

/s/  John R. Koelmel
John R. Koelmel
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the First Niagara common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated November [4], 2010, and is first being mailed to stockholders of First Niagara and NewAlliance on or about November [5], 2010.

To the Stockholders of NewAlliance Bancshares, Inc.:

A Merger Proposal — Your Vote Is Very Important

On August 18, 2010, the board of directors of NewAlliance Bancshares, Inc. (“NewAlliance”) unanimously approved a merger agreement among NewAlliance, First Niagara Financial Group, Inc. (“First Niagara”) and FNFG Merger Sub, Inc. (“Merger Sub”) pursuant to which Merger Sub will be merged with and into NewAlliance, and NewAlliance will become a wholly owned subsidiary of First Niagara. NewAlliance is sending you this joint proxy statement/prospectus to ask you to vote on the adoption of the merger agreement with First Niagara and Merger Sub.

If the merger agreement is adopted and the merger is subsequently completed, each outstanding share of NewAlliance common stock will be converted into the right to receive, at the election of the holder thereof, subject to adjustment, election and allocation procedures as described in the merger agreement, either: (1) $14.28 in cash, without interest (the “Cash Consideration”); or (2) 1.10 shares of First Niagara common stock (the “Stock Consideration”). Stockholders may elect to receive, with respect to certain NewAlliance shares owned by a stockholder, the Cash Consideration per share, and with respect to all other NewAlliance shares so owned, the Stock Consideration per share. The Cash Consideration will remain fixed while the value of the Stock Consideration will fluctuate with the market price of First Niagara common stock. The agreed adjustment, election and allocation procedures mentioned above provide for an aggregate 86% stock and 14% cash allocation among all outstanding NewAlliance shares. The maximum number of shares of First Niagara common stock estimated to be issuable upon completion of the merger is 106,625,385. Based on the closing price of First Niagara common stock on the NASDAQ Global Select Market on August 18, 2010, the last trading day before public announcement of the merger agreement, the blended value of the Stock and Cash Consideration represented approximately $14.09 in value for each share of NewAlliance common stock. You should obtain current stock price quotations for First Niagara and NewAlliance common stock. First Niagara common stock trades on the NASDAQ Global Select Market under the symbol “FNFG” and NewAlliance common stock trades on the New York Stock Exchange under the symbol “NAL.”

Your board of directors has unanimously determined that the merger and the merger agreement are fair and in the best interests of NewAlliance and its stockholders and unanimously recommends that you vote “FOR” adoption of the merger agreement. The merger cannot be completed unless a majority of the issued and outstanding shares of common stock of NewAlliance vote to adopt the merger agreement. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote by using the internet, by telephone or by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as voting “AGAINST” the merger agreement.

The accompanying document is also being delivered to First Niagara stockholders as a proxy statement for the solicitation of proxies from First Niagara stockholders to vote to approve the issuance of First Niagara common stock to NewAlliance stockholders in connection with the merger.

This joint proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about First Niagara and NewAlliance and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 10 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

On behalf of the board of directors, I thank you for your prompt attention to this important matter.

/s/  Peyton R. Patterson
Peyton R. Patterson
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the First Niagara common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated November [4], 2010, and is first being mailed to stockholders of First Niagara and NewAlliance on or about November [5], 2010.

WHERE YOU CAN FIND MORE INFORMATION

Both First Niagara and NewAlliance file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that either First Niagara or NewAlliance files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, First Niagara and NewAlliance file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from First Niagara at www.fnfg.com under the “Investor Relations” link and then under the heading “Documents” or from NewAlliance by accessing NewAlliance’s website at www.newalliancebank.com under the “Investors” link and then under the heading “SEC Filings.”

First Niagara has filed a registration statement on Form S-4 to register with the SEC up to 106,625,385 shares of First Niagara common stock. This joint proxy statement/prospectus is a part of that registration statement. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates by reference documents that First Niagara and NewAlliance have previously filed with the SEC. They contain important information about the companies and their financial condition. See “Incorporation of Certain Documents by Reference” on page 111. These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below:

First Niagara Financial Group, Inc.	NewAlliance Bancshares, Inc.
726 Exchange Street	195 Church Street
Suite 618	New Haven, CT 06510
Buffalo, New York 14210	Attention: Judith E. Falango, First Vice President —
Attention: John Mineo, Corporate Secretary	Investor Relations and Corporate Secretary
(716) 819-5859	(203) 789-2814

To obtain timely delivery of these documents, you must request the information no later than December 13, 2010 in order to receive them before First Niagara’s special meeting of stockholders and no later than December 13, 2010 in order to receive them before NewAlliance’s special meeting of stockholders.

First Niagara common stock is traded on the NASDAQ Global Select Market under the symbol “FNFG,” and NewAlliance common stock is traded on the New York Stock Exchange under the symbol “NAL.”

FIRST NIAGARA FINANCIAL GROUP, INC.
726 EXCHANGE STREET
BUFFALO, NEW YORK 14210

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 20, 2010

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of First Niagara Financial Group, Inc. (“First Niagara”) will be held at Larkin at Exchange, 726 Exchange Street, Buffalo, New York 14210, at 10:00 a.m., Eastern Standard Time, on December 20, 2010, for the following purposes:

1. To approve the issuance of First Niagara common stock (the “Stock Issuance”) to NewAlliance Bancshares, Inc. (“NewAlliance”) stockholders pursuant to the Agreement and Plan of Merger, dated as of August 18, 2010, and as amended as of September 27, 2010 (the “merger agreement”), by and among NewAlliance, First Niagara and FNFG Merger Sub, Inc.;

2. To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Stock Issuance; and

3. To transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.

The proposed merger and proposed Stock Issuance are described in more detail in this joint proxy statement/prospectus, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. Only First Niagara stockholders of record as of the close of business on November 1, 2010, are entitled to notice of and to vote at the special meeting of stockholders or any adjournments of the special meeting.

FIRST NIAGARA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE STOCK ISSUANCE AND “FOR” THE ADJOURNMENT PROPOSAL DESCRIBED ABOVE.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  John Mineo
John Mineo
Corporate Secretary

Buffalo, New York
November [4], 2010

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE FIRST NIAGARA SPECIAL MEETING IN PERSON, FIRST NIAGARA URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY ACCESSING THE INTERNET WEBSITE SPECIFIED ON YOUR ENCLOSED PROXY CARD, (2) BY CALLING THE TELEPHONE NUMBER SPECIFIED ON YOUR ENCLOSED PROXY CARD OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

If you have any questions concerning the merger, the Stock Issuance, other matters to be considered at the First Niagara special meeting, would like additional copies of this joint proxy statement/prospectus or need help voting your shares, please contact First Niagara’s proxy solicitor:
D. F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
1-800-758-5378 (toll free)
1-212-269-5550 (call collect)

NEWALLIANCE BANCSHARES, INC.
195 CHURCH STREET
NEW HAVEN, CONNECTICUT 06510
NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 20, 2010

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of NewAlliance Bancshares, Inc. (“NewAlliance”) will be held at the Crowne Plaza Cromwell, 100 Berlin Road, Cromwell, Connecticut 06416 at 10:00 a.m., Eastern Standard Time, on December 20, 2010, for the following purposes:
1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 18, 2010, and as amended as of September 27, 2010 (the “merger agreement”), by and among NewAlliance, First Niagara Financial Group, Inc. (“First Niagara”) and FNFG Merger Sub, Inc. (“Merger Sub”), and thereby to approve the transactions contemplated by the merger agreement, including the merger of Merger Sub with and into NewAlliance (the “merger”);

2. To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger; and

3. To transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.
The proposed merger is described in more detail in this joint proxy statement/prospectus, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. Only NewAlliance stockholders of record as of the close of business on November 1, 2010, are entitled to notice of and to vote at the special meeting of stockholders or any adjournments of the special meeting.
To ensure your representation at the special meeting of stockholders, please follow the voting procedures described in the accompanying joint proxy statement/prospectus and on the enclosed proxy card. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Judith E. Falango
Judith E. Falango
First Vice President — Investor Relations and
Corporate Secretary

New Haven, Connecticut
November [4], 2010

NEWALLIANCE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT PROPOSAL DESCRIBED ABOVE.
DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD.  YOU WILL RECEIVE AN ELECTION FORM WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES UNDER SEPARATE COVER.
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU EXPECT TO ATTEND THE NEWALLIANCE SPECIAL MEETING IN PERSON, NEWALLIANCE URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY ACCESSING THE INTERNET WEBSITE SPECIFIED ON YOUR ENCLOSED PROXY CARD, (2) BY CALLING THE TELEPHONE NUMBER SPECIFIED ON YOUR ENCLOSED PROXY CARD OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.
If you have any questions concerning the merger or other matters to be considered at the NewAlliance special meeting, would like additional copies of this joint proxy statement/prospectus or need help voting your shares, please contact NewAlliance’s proxy solicitor:
Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
1-800-607-0088 (stockholders)
1-203-658-9400 (banks and brokers)

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APPENDICES

A1.	Agreement and Plan of Merger among NewAlliance Bancshares, Inc., First Niagara Financial Group, Inc. and FNFG Merger Sub, Inc., dated August 18, 2010	A1-1
A2.	First Amendment to the Agreement and Plan of Merger, dated September 27, 2010	A2-1
B.	Opinion of J.P. Morgan Securities LLC (formerly J.P. Morgan Securities Inc.), dated August 18, 2010	B-1
C.	Opinion of Sandler O’Neill & Partners, L.P., dated August 18, 2010	C-1
D.	Section 262 of the General Corporation Law of the State of Delaware	D-1
EX-23.1
EX-23.2
EX-23.6
EX-99.5
EX-99.6

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the merger and the special meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this joint proxy statement/prospectus.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A.	First Niagara and NewAlliance have agreed to combine under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement, including an amendment to the merger agreement, is attached to this joint proxy statement/prospectus as Appendix A. In order to complete the merger, First Niagara stockholders must vote to approve the issuance of First Niagara stock in connection with the merger and NewAlliance stockholders must vote to adopt the merger agreement and approve the merger. Both NewAlliance and First Niagara will hold special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger, the stock issuance in connection with the merger, the merger agreement, the special meetings, and other related matters, and you should read it carefully.

Q:	WHAT WILL HAPPEN TO NEWALLIANCE AS A RESULT OF THE MERGER?

A:	If the merger is completed, NewAlliance will become a direct, wholly owned subsidiary of First Niagara. At a time to be determined following the merger, NewAlliance Bank, a wholly owned subsidiary of NewAlliance, will merge with and into First Niagara Bank, N.A., a national bank and wholly owned subsidiary of First Niagara, with First Niagara Bank, N.A. being the surviving bank.

Q:	WHAT WILL NEWALLIANCE STOCKHOLDERS RECEIVE IN THE MERGER?

A:	If the merger-related proposals are approved and the merger is subsequently completed, each outstanding share of NewAlliance common stock (other than any dissenting shares) will be converted into the right to receive either:

•	$14.28 in cash, without interest; or

•	1.10 shares of First Niagara common stock,

in each case, subject to adjustment, election and allocation procedures specified in the merger agreement.

Stockholders may elect to receive all cash, all stock, or a combination of both for their shares of NewAlliance common stock, subject to adjustment, election and allocation procedures specified in the merger agreement. The ability to receive all stock, all cash or the allocation of both will depend on the elections of other NewAlliance stockholders. The allocation of the mix of consideration payable to NewAlliance stockholders in the merger will not be known until First Niagara tallies the results of the cash/stock elections made by NewAlliance stockholders, which will not occur until near or after the closing of the merger. No guarantee can be made that NewAlliance stockholders will receive the amounts of cash or stock they elected. See “Merger Consideration” beginning on page 26 and “Allocation Procedures” beginning on page 28.

Q:	WILL NEWALLIANCE STOCKHOLDERS RECEIVE THE FORM OF CONSIDERATION THEY ELECT?

A:	Each NewAlliance stockholder may not receive the form of consideration that it elects in the merger. The allocation procedures in the merger agreement are intended to provide for an aggregate 86% stock and 14% cash allocation among all outstanding NewAlliance shares. Pursuant to such allocation procedures, if the number of shares with respect to which a valid cash consideration election is made is higher than 14% of the outstanding shares of NewAlliance common stock, a pro rata portion of those shares will be converted into the right to receive First Niagara common stock in order to provide for an aggregate 86% stock and 14% cash allocation among all outstanding NewAlliance shares. Similarly, if the number of

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shares with respect to which a valid stock consideration election is made is higher than 86% of the outstanding shares of NewAlliance common stock, a pro rata portion of those shares will be converted into the right to receive the cash consideration, in order to provide for an aggregate 86% stock and 14% cash allocation among all outstanding NewAlliance shares. The allocation of the mix of consideration payable to NewAlliance stockholders in the merger will not be known until First Niagara tallies the results of the cash/stock elections made by NewAlliance stockholders, which will not occur until near or after the closing of the merger. See “Merger Consideration” beginning on page 26 and “Allocation Procedures” beginning on page 28.

Q:	HOW DO NEWALLIANCE STOCKHOLDERS REGISTER THEIR ELECTION TO RECEIVE CASH, FIRST NIAGARA COMMON STOCK OR A COMBINATION OF BOTH?

A:	Each NewAlliance stockholder should complete and return an election form, along with NewAlliance stock certificate(s), according to the instructions included with the form. The election form will be provided to NewAlliance stockholders under separate cover. The election deadline will be 5:00 p.m., New York time, on the date specified in the election form. If you own shares of NewAlliance common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make an election. If you do not send in the election form with your stock certificate(s) by the election deadline, you will be treated as though you had not made an election.

Q:	WHAT HAPPENS IF A NEWALLIANCE STOCKHOLDER DOES NOT MAKE A VALID ELECTION TO RECEIVE CASH, FIRST NIAGARA COMMON STOCK OR A COMBINATION OF BOTH?

A:	If a NewAlliance stockholder does not return a properly completed election form by the election deadline specified in the election form, such stockholder’s shares of NewAlliance common stock will be considered “non-election shares” and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the merger agreement.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:	We expect the merger will be completed when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals, the approval of the stock issuance by First Niagara stockholders at the First Niagara special meeting and the adoption of the merger agreement by NewAlliance stockholders at the NewAlliance special meeting. We currently expect to complete the merger during the second calendar quarter of 2011. However, because fulfillment of some of the conditions to completion of the merger, such as the receipt of required regulatory approvals, is not entirely within our control, we cannot predict the actual timing.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:	If the merger is not completed, NewAlliance stockholders will not receive any consideration for their shares of common stock in connection with the merger. Instead, NewAlliance will remain an independent public company and its common stock will continue to be listed and traded on the New York Stock Exchange. Under specified circumstances, NewAlliance may be required to pay to or receive from First Niagara a fee with respect to the termination of the merger agreement, as described under “Termination; Termination Fee” beginning on page 73.

Q:	WHO IS BEING ASKED TO APPROVE MATTERS IN CONNECTION WITH THE MERGER?

A:	First Niagara stockholders and NewAlliance stockholders are being asked to vote to approve the merger-related proposals.

First Niagara common stock is traded on the NASDAQ Global Select Market. Under the rules of NASDAQ, First Niagara stockholders are required to approve the issuance of First Niagara common stock to the stockholders of NewAlliance in connection with the merger. By this joint proxy statement/

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prospectus, First Niagara’s board of directors is soliciting proxies of First Niagara stockholders to provide this approval at the special meeting of First Niagara stockholders discussed below.

Under Delaware law, the merger cannot be completed unless NewAlliance stockholders vote to adopt the merger agreement and approve the merger. By this joint proxy statement/prospectus, NewAlliance’s board of directors is soliciting proxies of NewAlliance stockholders to provide this approval at the special meeting of NewAlliance stockholders discussed below.

Q:	SHOULD NEWALLIANCE STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:	No. NewAlliance stockholders SHOULD NOT send in any stock certificates now. If the merger is approved, an election form and transmittal materials, with instructions for their completion, will be provided to NewAlliance stockholders under separate cover and the stock certificates should be sent at that time.

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO NEWALLIANCE STOCKHOLDERS?

A:	First Niagara and NewAlliance will not be required to complete the merger unless they receive legal opinions from their respective counsel to the effect that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to a NewAlliance stockholder will depend upon the form of consideration such stockholder will receive in the merger. If you receive solely shares of First Niagara common stock and cash instead of a fractional share of First Niagara common stock in exchange for your NewAlliance common stock, then you generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of First Niagara common stock. If you receive solely cash, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your NewAlliance common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of NewAlliance common stock. If you receive a combination of First Niagara common stock and cash, other than cash instead of a fractional share of First Niagara common stock, in exchange for your NewAlliance common stock, then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of NewAlliance common stock for shares of First Niagara common stock and cash. If the sum of the fair market value of the First Niagara common stock and the amount of cash you receive in exchange for your shares of NewAlliance common stock exceeds the cost basis of your shares of NewAlliance common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of NewAlliance common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 75.

The consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:	ARE NEWALLIANCE STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:	Yes. Under the Delaware General Corporation Law, record holders of NewAlliance common stock who do not vote in favor of the proposal to adopt the merger agreement will be entitled to seek appraisal rights in connection with the merger, and if the merger is completed, obtain payment in cash equal to the fair value of their shares of NewAlliance common stock as determined by the Court of Chancery of the State of

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Delaware, instead of the merger consideration. To exercise their appraisal rights, NewAlliance stockholders must strictly follow the procedures prescribed by Delaware law. These procedures are summarized in this joint proxy statement/prospectus. In addition, the text of the applicable provisions of Delaware law is included as Appendix D to this document. Failure to strictly comply with these provisions will result in the loss of appraisal rights. For a more complete description of appraisal rights, please refer to the section entitled “Appraisal Rights” beginning on page 107.

Q:	ARE THERE ANY RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR APPROVAL OF THE MERGER-RELATED PROPOSALS?

A:	Yes. You should read and carefully consider the risk factors set forth in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 10.

Q:	WHEN AND WHERE WILL NEWALLIANCE STOCKHOLDERS MEET?

A:	NewAlliance will hold a special meeting of its stockholders on December 20, 2010, at 10:00 a.m., Eastern Standard Time, at the Crowne Plaza Cromwell, located at 100 Berlin Road, Cromwell, Connecticut 06416.

Q:	WHAT MATTERS ARE NEWALLIANCE STOCKHOLDERS BEING ASKED TO APPROVE AT THE NEWALLIANCE SPECIAL MEETING PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS?

A:	NewAlliance stockholders are being asked to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger. We refer to this proposal as the “NewAlliance merger agreement proposal.”

NewAlliance stockholders also are being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the NewAlliance merger agreement proposal, which we refer to as the “NewAlliance adjournment proposal.”

Q:	WHAT DOES NEWALLIANCE’S BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO THE TWO PROPOSALS?

A:	NewAlliance’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to and in the best interests of NewAlliance and its stockholders and unanimously recommends that NewAlliance stockholders vote “FOR” the NewAlliance merger agreement proposal.

NewAlliance’s board of directors also unanimously recommends that NewAlliance stockholders vote “FOR” the NewAlliance adjournment proposal.

Q:	DID THE BOARD OF DIRECTORS OF NEWALLIANCE RECEIVE AN OPINION FROM A FINANCIAL ADVISOR WITH RESPECT TO THE MERGER?

A:	Yes. On August 18, 2010, J.P. Morgan Securities LLC (formerly J.P. Morgan Securities Inc.), which we refer to in this joint proxy statement/prospectus as “J.P. Morgan,” rendered its oral opinion to the board of directors of NewAlliance, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions described to the NewAlliance board during its presentation and set forth in the opinion, the consideration in the proposed merger was fair, from a financial point of view, to holders of NewAlliance common stock. The full text of J.P. Morgan’s written opinion is attached as Appendix B to this joint proxy statement/prospectus. NewAlliance stockholders are urged to read the opinion in its entirety.

Q:	WHO CAN VOTE AT THE NEWALLIANCE SPECIAL MEETING?

A:	Holders of record of NewAlliance common stock at the close of business on November 1, 2010, which is the record date for the NewAlliance special meeting, are entitled to vote at the special meeting.

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Q:	HOW MANY VOTES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE NEWALLIANCE SPECIAL MEETING TO HAVE A QUORUM?

A:	The holders of a majority of the shares of NewAlliance common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q:	WHAT VOTE BY NEWALLIANCE STOCKHOLDERS IS REQUIRED TO APPROVE THE NEWALLIANCE SPECIAL MEETING PROPOSALS?

A:	Assuming a quorum is present at the NewAlliance special meeting, approval of the NewAlliance merger agreement proposal will require the affirmative vote of the holders of a majority of the outstanding shares of NewAlliance common stock. Abstentions and broker non-votes will have the same effect as shares voted against the merger agreement proposal.

Approval of the NewAlliance adjournment proposal will require the affirmative vote of a majority of the voting power of the shares of NewAlliance common stock present in person or represented by proxy at the special meeting and entitled to vote on the NewAlliance adjournment proposal. Abstentions will have the same effect as shares voted against the NewAlliance adjournment proposal, and broker non-votes will not affect whether the NewAlliance adjournment proposal is approved.

As of the record date for the special meeting, directors and executive officers of NewAlliance, together with their affiliates, had sole or shared voting power over approximately 2.39% of the NewAlliance common stock outstanding and entitled to vote at the special meeting.

Q:	HOW MAY THE NEWALLIANCE STOCKHOLDERS VOTE THEIR SHARES FOR THE SPECIAL MEETING PROPOSALS PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS?

A:	NewAlliance stockholders may vote by using the internet at the address shown on the proxy card, or by telephone using the number on the proxy card or by completing, signing, dating and returning the proxy card in the enclosed prepaid return envelope as soon as possible. This will enable their shares to be represented and voted at the special meeting.

Q:	WILL A BROKER OR BANK HOLDING SHARES IN “STREET NAME” FOR A NEWALLIANCE STOCKHOLDER AUTOMATICALLY VOTE THOSE SHARES FOR THE STOCKHOLDER AT THE NEWALLIANCE SPECIAL MEETING?

A:	No. A broker or bank WILL NOT be able to vote your shares with respect to the NewAlliance merger agreement proposal without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all shares of NewAlliance common stock that you own are voted at the special meeting.

Q:	WILL NEWALLIANCE STOCKHOLDERS BE ABLE TO VOTE THEIR SHARES AT THE NEWALLIANCE SPECIAL MEETING IN PERSON?

A:	Yes. Submitting a proxy will not affect the right of any NewAlliance stockholder to vote in person at the special meeting. If a NewAlliance stockholder holds shares in “street name,” the stockholder must ask its broker or bank how to vote those shares in person at the special meeting.

Q:	WHAT DO NEWALLIANCE STOCKHOLDERS NEED TO DO NOW?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, NewAlliance stockholders are requested to vote by mail, by telephone, through the internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card. The proxy card will instruct the persons named on the proxy card to vote the stockholder’s NewAlliance shares at the special meeting as the stockholder directs. If a

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stockholder signs and sends in a proxy card and does not indicate how the stockholder wishes to vote, the proxy will be voted “FOR” both of the special meeting proposals.

Q:	WHAT SHOULD A NEWALLIANCE STOCKHOLDER DO IF HE OR SHE RECEIVES MORE THAN ONE SET OF VOTING MATERIALS?

A:	As a NewAlliance stockholder, you may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple NewAlliance proxy cards or voting instruction cards. For example, if you hold your NewAlliance shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold NewAlliance shares. If you are a holder of record and your NewAlliance shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both NewAlliance common stock and First Niagara common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus in the sections entitled “NewAlliance Special Meeting of Stockholders” and “First Niagara Special Meeting of Stockholders.”

Q:	MAY A NEWALLIANCE STOCKHOLDER CHANGE OR REVOKE THE STOCKHOLDER’S VOTE AFTER SUBMITTING A PROXY?

A:	Yes. If you have not voted through your broker, you can change your vote by:

•	providing written notice of revocation to the Corporate Secretary of NewAlliance, which must be filed with the Corporate Secretary by the time the special meeting begins;

•	submitting a new proxy card or voting again by telephone or internet (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF NEWALLIANCE COMMON STOCK BEFORE THE SPECIAL MEETING?

A:	The record date for NewAlliance stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the completion of the merger. If you transfer your NewAlliance shares of common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	IF I AM A NEWALLIANCE STOCKHOLDER, WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have any questions about the merger or the special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact NewAlliance’s proxy solicitor, Morrow & Co., LLC, at (800) 607-0088 for stockholders or (203) 658-9400 for banks and brokers.

Q:	WHEN AND WHERE WILL FIRST NIAGARA STOCKHOLDERS MEET?

A:	First Niagara will hold a special meeting of its stockholders on December 20, 2010, at 10:00 a.m., Eastern Standard Time, at Larkin at Exchange, located at 726 Exchange Street, Buffalo, New York 14210.

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Q:	WHAT MATTERS ARE FIRST NIAGARA STOCKHOLDERS BEING ASKED TO APPROVE AT THE FIRST NIAGARA SPECIAL MEETING IN CONNECTION WITH THE MERGER PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS?

A:	First Niagara stockholders are being asked to approve the issuance of First Niagara common stock to the stockholders of NewAlliance in connection with the merger. We refer to this proposal as the “First Niagara stock issuance proposal.”

First Niagara stockholders also are being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the First Niagara stock issuance proposal, which we refer to as the “First Niagara adjournment proposal.”

Q:	WHAT DOES FIRST NIAGARA’S BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO THE TWO PROPOSALS?

A:	First Niagara’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to and in the best interests of First Niagara and its stockholders and unanimously recommends that First Niagara stockholders vote “FOR” the First Niagara stock issuance proposal.

First Niagara’s board of directors also unanimously recommends that First Niagara stockholders vote “FOR” the First Niagara adjournment proposal.

Q:	DID THE BOARD OF DIRECTORS OF FIRST NIAGARA RECEIVE AN OPINION FROM A FINANCIAL ADVISOR WITH RESPECT TO THE MERGER?

A:	Yes. On August 18, 2010, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) rendered its opinion to the board of directors of First Niagara that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration in the proposed merger was fair to First Niagara from a financial point of view. The full text of Sandler O’Neill’s written opinion is attached as Appendix C to this joint proxy statement/prospectus. First Niagara stockholders are urged to read the entire opinion carefully.

Q:	WHO CAN VOTE AT THE FIRST NIAGARA SPECIAL MEETING?

A:	Holders of record of First Niagara common stock at the close of business on November 1, 2010, which is the record date for the First Niagara special meeting, are entitled to vote at the special meeting.

Q:	HOW MANY VOTES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE FIRST NIAGARA SPECIAL MEETING TO HAVE A QUORUM?

A:	The holders of a majority of the shares of First Niagara common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q:	WHAT VOTE BY FIRST NIAGARA STOCKHOLDERS IS REQUIRED TO APPROVE THE FIRST NIAGARA SPECIAL MEETING PROPOSALS?

A:	Assuming a quorum is present at the First Niagara special meeting, approval of the First Niagara stock issuance proposal and the First Niagara adjournment proposal will require the affirmative vote of holders of a majority of the voting power of the shares of First Niagara common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposals. Abstentions will have the same effect as shares voted against the proposals, and broker non-votes will not affect whether the proposals are approved.

As of the record date for the special meeting, directors and executive officers of First Niagara, together with their affiliates, had sole or shared voting power over approximately 0.81% of the First Niagara common stock outstanding and entitled to vote at the special meeting.

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Q:	HOW MAY FIRST NIAGARA STOCKHOLDERS VOTE THEIR SHARES FOR THE SPECIAL MEETING PROPOSALS PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS?

A:	First Niagara stockholders may vote by using the internet at the address shown on the proxy card, or by telephone using the number on the proxy card or by completing, signing, dating and returning the proxy card in the enclosed prepaid return envelope as soon as possible. This will enable their shares to be represented and voted at the special meeting.

Q:	WILL A BROKER OR BANK HOLDING SHARES IN “STREET NAME” FOR A FIRST NIAGARA STOCKHOLDER AUTOMATICALLY VOTE THOSE SHARES FOR THE STOCKHOLDER AT THE FIRST NIAGARA SPECIAL MEETING?

A:	No. A broker or bank WILL NOT be able to vote your shares with respect to the First Niagara stock issuance proposal without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all shares of First Niagara common stock that you own are voted at the special meeting.

Q:	WILL FIRST NIAGARA STOCKHOLDERS BE ABLE TO VOTE THEIR SHARES AT THE FIRST NIAGARA SPECIAL MEETING IN PERSON?

A:	Yes. Submitting a proxy will not affect the right of any First Niagara stockholder to vote in person at the special meeting. If a First Niagara stockholder holds shares in “street name,” the stockholder must ask its broker or bank how to vote those shares in person at the special meeting.

Q:	WHAT DO FIRST NIAGARA STOCKHOLDERS NEED TO DO NOW?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, First Niagara stockholders are requested to vote by mail, by telephone, through the internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card. The proxy card will instruct the persons named on the proxy card to vote the stockholder’s First Niagara shares at the special meeting as the stockholder directs. If a stockholder signs and sends in a proxy card and does not indicate how the stockholder wishes to vote, the proxy will be voted “FOR” both of the special meeting proposals.

Q:	WHAT SHOULD A FIRST NIAGARA STOCKHOLDER DO IF HE OR SHE RECEIVES MORE THAN ONE SET OF VOTING MATERIALS?

A:	As a First Niagara stockholder, you may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your First Niagara shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold First Niagara shares. If you are a holder of record and your First Niagara shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both NewAlliance common stock and First Niagara common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus in the sections entitled “First Niagara Special Meeting of Stockholders” and “NewAlliance Special Meeting of Stockholders.”

Q:	MAY A FIRST NIAGARA STOCKHOLDER CHANGE OR REVOKE THE STOCKHOLDER’S VOTE AFTER SUBMITTING A PROXY?

A:	Yes. If you have not voted through your broker, you can change your vote by:

•	providing written notice of revocation to the Corporate Secretary of First Niagara, which must be filed with the Corporate Secretary by the time the special meeting begins;

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•	submitting a new proxy card or voting again by telephone or internet (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.

Q:	IF I AM A FIRST NIAGARA STOCKHOLDER, WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have any questions about the merger or the special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact First Niagara’s proxy solicitor, D.F. King & Co., Inc., at 1-800-758-5378 (toll free) or 1-212-269-5550 (call collect).

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT FIRST NIAGARA AND NEWALLIANCE?

A:	You can find more information about First Niagara and NewAlliance from the various sources described under the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

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SUMMARY

This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the merger-related proposals. In addition, we incorporate by reference important business and financial information about NewAlliance and First Niagara into this joint proxy statement/prospectus. For a description of this information, see “Incorporation of Certain Documents by Reference” on page 111. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this joint proxy statement/prospectus, “First Niagara” refers to First Niagara Financial Group, Inc., “Merger Sub” refers to FNFG Merger Sub, Inc., “First Niagara Bank” refers to First Niagara Bank, N.A., “NewAlliance” refers to NewAlliance Bancshares, Inc.; and “we,” “us” and “our” refers collectively to First Niagara and NewAlliance. Also, we refer to the proposed merger of Merger Sub with and into NewAlliance as the “merger,” and the Agreement and Plan of Merger, dated as of August 18, 2010, and as amended as of September 27, 2010, by and among NewAlliance, First Niagara and Merger Sub as the “merger agreement.”

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements of goals, intentions and expectations; (ii) statements regarding business plans, prospects, growth and operating strategies; (iii) statements regarding the asset quality of loan and investment portfolios; (iv) statements regarding estimates of risks and future costs and benefits; and (v) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the managements of First Niagara and NewAlliance and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond First Niagara’s and NewAlliance’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See “Forward-Looking Statements” on page 112.

The Parties (page 24)

First Niagara Financial Group, Inc.
726 Exchange Street
Suite 618
Buffalo, New York 14210
(716) 819-5500

First Niagara, a bank holding company, is a Delaware corporation that provides a wide range of retail and commercial banking as well as other financial services through its wholly owned subsidiary, First Niagara Bank. First Niagara is positioned as a leading, community-oriented bank in Upstate New York and Pennsylvania, providing its retail consumers and business customers with banking services including residential and commercial real estate loans, commercial business loans and leases, consumer loans, wealth management products, as well as retail and commercial deposit products. Additionally, First Niagara offers insurance and employee benefits consulting services through First Niagara Bank. First Niagara common stock is traded on the NASDAQ Global Select Market under the symbol “FNFG.”

As of June 30, 2010, First Niagara had $20.5 billion of assets, $13.8 billion in deposits, $2.8 billion in stockholders’ equity and 255 full-service branch locations across Upstate New York and Pennsylvania.

FNFG Merger Sub, Inc.
c/o First Niagara Financial Group, Inc.
726 Exchange Street
Suite 618
Buffalo, New York 14210
(716) 819-5500

Merger Sub is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist.

NewAlliance Bancshares, Inc.
195 Church Street
New Haven, CT 06510
(203) 787-1111

NewAlliance is a New Haven, Connecticut headquartered regional banking and financial services company and the parent company of NewAlliance Bank, the third largest bank headquartered in Connecticut and fourth largest headquartered in New England. NewAlliance Bank has a network of 88 branches in Connecticut and Western Massachusetts and provides a full range of consumer and commercial banking products and services, trust services and investment and insurance products and services. NewAlliance common stock is traded on the New York Stock Exchange under the symbol “NAL.” As of June 30, 2010, NewAlliance had assets of $8.7 billion, deposits of $5.1 billion and stockholders’ equity of $1.5 billion.

The Merger and the Merger Agreement (page 23)

The terms and conditions of the merger are contained in the merger agreement, which, together with an amendment to the merger agreement, is attached to this joint proxy statement/prospectus as Appendix A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger.

Under the terms of the merger agreement, Merger Sub will merge with and into NewAlliance and NewAlliance will survive the merger as a direct, wholly owned subsidiary of First Niagara.

Merger Consideration (page 26)

If the merger is approved and the merger is subsequently completed, NewAlliance stockholders (other than dissenting stockholders) will be given the opportunity to elect for each outstanding share of NewAlliance common stock they own to receive either:

•	$14.28 in cash, without interest, which we refer to as the “cash consideration”;

•	1.10 shares of First Niagara common stock, which we refer to as the “stock consideration”; or

•	with respect to certain NewAlliance shares owned by such stockholder, the cash consideration, and with respect to all other NewAlliance shares so owned, the stock consideration,

in each case, subject to adjustment, election and allocation procedures specified in the merger agreement.

The allocation procedures are intended to provide for an aggregate 86% stock and 14% cash allocation among all outstanding NewAlliance shares. In the event the cash consideration pool is oversubscribed, NewAlliance stockholders who make a cash election will receive a mix of cash and stock consideration in the merger. In the event the stock consideration pool is oversubscribed, NewAlliance stockholders who make a stock election will receive a mix of cash and stock consideration in the merger. The allocation of the mix of consideration payable to NewAlliance stockholders in the merger will not be known until First Niagara tallies the results of the cash/stock elections made by NewAlliance stockholders, which will not occur until near or after the closing of the merger.

On November 1, 2010, the most recent practicable trading day before this joint proxy statement/prospectus was finalized, the closing price of First Niagara common stock and NewAlliance common stock was $11.84 and $12.90, respectively. No assurance can be given (and it is not likely) that the current market price of First Niagara common stock will be equivalent to the market price of First Niagara common stock on the date that stock consideration is received by a NewAlliance stockholder or at any other time. At the time of completion of the merger, the market price of the stock consideration could be greater or less than the value of the cash consideration due to fluctuations in the market price of First Niagara common stock.

Election Procedures; Surrender of Stock Certificates (page 27)

An election form and transmittal materials, with instructions for their completion, will be provided to NewAlliance stockholders of record as of the date five business days prior to the mailing date of the election form under separate cover. The election form entitles such stockholders to elect to receive cash, First Niagara common stock, or a combination of cash and stock, or make no election with respect to the merger consideration. To make an effective election, a NewAlliance stockholder of record must submit a properly completed election form along with the stock certificate(s) to the exchange agent by the election deadline, which shall be on or before 5:00 p.m., New York time, on the date specified in the election form. NewAlliance stockholders are urged to carefully read and follow the instructions for completion of the election form and to submit the form in advance of the election deadline.

Effective Time of the Merger (page 64)

The merger will occur after the satisfaction of all the closing conditions, including the receipt of all regulatory and stockholder approvals and after the expiration of all regulatory waiting periods. As of the date of this joint proxy statement/prospectus, the parties expect that the merger will be effective during the second calendar quarter of 2011. However, there can be no assurance as to when or if the merger will occur.

NewAlliance Special Meeting of Stockholders (page 19)

A special meeting of the stockholders of NewAlliance will be held at Crowne Plaza Cromwell, 100 Berlin Road, Cromwell, Connecticut 06416, at 10:00 a.m., Eastern Standard Time, on December 20, 2010, for the following purposes:

•	to approve the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger;

•	to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies; and

•	to transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.

You can vote at the special meeting of NewAlliance stockholders if you owned NewAlliance common stock at the close of business on November 1, 2010, the record date. On that date, there were 105,077,475 shares of NewAlliance common stock outstanding and entitled to vote, approximately 2.39% of which were owned and entitled to be voted by NewAlliance directors and executive officers and their affiliates. You can cast one vote for each share of NewAlliance common stock you owned on that date.

In order to approve the proposal to adopt the merger agreement, assuming a quorum is present at the NewAlliance special meeting, the holders of at least a majority of the outstanding shares of NewAlliance common stock entitled to vote must vote in favor of the proposal. In order to approve the proposal to adjourn the special meeting, if necessary or appropriate, the holders of a majority of the voting power of the shares of NewAlliance common stock present in person or represented by proxy at the special meeting and entitled to vote must vote in favor of the proposal. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker with instructions, as applicable, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of common stock will not have an effect on the proposal to adjourn the special meeting.

First Niagara Special Meeting of Stockholders (page 21)

A special meeting of the stockholders of First Niagara will be held at Larkin at Exchange, 726 Exchange Street, Buffalo, New York 14210, at 10:00 a.m., Eastern Standard Time, on December 20, 2010, for the following purposes:

•	to approve the issuance of First Niagara common stock to NewAlliance stockholders in connection with the merger;

•	to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies; and

•	to transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.

You can vote at the special meeting of First Niagara stockholders if you owned First Niagara common stock at the close of business on November 1, 2010, the record date. On that date, there were 209,051,315 shares of First Niagara common stock outstanding and entitled to vote, approximately 0.81% of which were owned and entitled to be voted by First Niagara directors and executive officers and their affiliates. You can cast one vote for each share of First Niagara common stock you owned on that date.

In order to approve the issuance of First Niagara common stock to NewAlliance stockholders in connection with the merger, assuming a quorum is present at the First Niagara special meeting, the holders of at least a majority of the voting power of the shares of First Niagara common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposals must vote in favor of the proposal. In order to approve the proposal to adjourn the special meeting, if necessary or appropriate, the holders of a majority of the voting power of the shares of First Niagara common stock present in person or represented by proxy at the special meeting and entitled to vote must vote in favor of the proposal. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker with instructions, as applicable, your shares of common stock will not be voted on the proposal to approve the issuance of First Niagara common stock in connection with the merger, which will not have an effect on the proposal to approve the issuance of First Niagara common stock in connection with the merger, or the proposal to adjourn the special meeting. Abstentions will have the same effect as shares voted against the proposals.

Recommendation of the NewAlliance Board of Directors and Reasons for the Merger (page 36)

The NewAlliance board of directors has unanimously determined that the merger agreement and the merger are fair to and in the best interests of NewAlliance and its stockholders and accordingly unanimously approved the merger agreement and recommends that NewAlliance stockholders vote “FOR” the adoption of the merger agreement.

In determining whether to approve the merger agreement and recommend adoption of the merger agreement to the NewAlliance stockholders, NewAlliance’s board considered the factors described under “Recommendation of the NewAlliance Board of Directors and Reasons for the Merger.”

Opinion of NewAlliance’s Financial Advisor (page 39 and Appendix B)

On August 18, 2010, J.P. Morgan rendered its oral opinion to the board of directors of NewAlliance, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions described to the NewAlliance board during its presentation and set forth in its written opinion, the consideration in the proposed merger was fair, from a financial point of view, to holders of NewAlliance common stock. The full text of J.P. Morgan’s written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken in connection with the opinion, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated by reference herein. NewAlliance stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the board of directors of NewAlliance, is directed only to the consideration in the merger and does not constitute a recommendation as to how any holder of NewAlliance common stock should vote with respect to the merger or any other matter.

Interests of NewAlliance Directors and Executive Officers in the Merger (page 45)

In considering the recommendation of the board of directors of NewAlliance to adopt the merger agreement, you should be aware that officers and directors of NewAlliance have employment and other compensation agreements or plans that give them interests in the merger that may be different from, or in addition to, their interests as NewAlliance stockholders. These interests and agreements include:

•	employment agreements that provide for severance payments and other benefits following a change in control and a termination of employment by the employer for reasons other than cause, disability, retirement or death or by the employee for good reason;

•	letter agreements with each of Peyton R. Patterson and Gail E.D. Brathwaite pursuant to which the executives agreed to one year non-competition agreements in consideration for which the executives’ employment agreements will terminate as of the closing date of the merger, and the executives will be entitled to receive severance payments and other benefits they would be entitled to under their employment agreements in a termination situation;

•	the accelerated vesting of all outstanding unvested stock options held by NewAlliance directors and executive officers and the exchange of these stock options for options to purchase a number of shares of First Niagara multiplied by the exchange ratio, with the exercise price of each option divided by the exchange ratio;

•	the accelerated vesting of all outstanding unvested restricted shares of common stock held by NewAlliance directors and executive officers and payment upon vesting of all cash dividends which have accrued on said unvested restricted shares;

•	the accelerated vesting of all performance based stock awards held by NewAlliance executive officers, with performance calculated and the number of shares pro-rated through the closing date of the merger, and the exchange of these performance shares for a number of shares of First Niagara, appropriately adjusted by the exchange ratio;

•	the fact that three current directors of NewAlliance will be appointed as directors of First Niagara when the merger is completed, with one such director being appointed to the executive committee;

•	the fact that the current NewAlliance directors (other than the three appointed to the First Niagara board) will be invited to a paid regional advisory board of First Niagara when the merger is completed; and

•	rights of NewAlliance officers and directors to indemnification and directors’ and officers’ liability insurance.

Recommendation of the First Niagara Board of Directors and Reasons for the Merger (page 52)

The First Niagara board of directors has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, First Niagara and its stockholders and, accordingly, unanimously approved the merger agreement and recommends that First Niagara stockholders vote “FOR” approval of the issuance by First Niagara of its common stock in connection with the merger.

In determining whether to approve the merger agreement and recommend approval of the issuance by First Niagara of its common stock in connection with the merger, First Niagara’s board considered the factors described under “Recommendation of the First Niagara Board of Directors and Reasons for the Merger.”

Opinion of First Niagara’s Financial Advisor (page 55 and Appendix C)

On August 18, 2010, Sandler O’Neill rendered its opinion to the board of directors of First Niagara that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration in the proposed merger was fair to First Niagara from a financial point of view. The full text of Sandler O’Neill’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. First Niagara stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed issuance of First Niagara common stock to NewAlliance stockholders in connection with the merger. Sandler O’Neill’s written opinion is addressed to the board of directors of First Niagara and is directed only to the fairness of the merger consideration to First Niagara from a financial point of view. It does not address the underlying business decision of First Niagara to engage in the merger or any other aspect of the merger and is not a recommendation to any First Niagara stockholder as to how such stockholder should vote at the special meeting with respect to the stock issuance or any other matter.

Regulatory Approvals Required for the Merger (page 70)

Completion of the merger is subject to various regulatory approvals, including approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and, in connection with the planned merger of our subsidiary banks following completion of the merger, the Office of the Comptroller of the Currency (the “OCC”). We have completed, or will complete, filing all the required applications and notices with regulatory authorities. We also have made or will make filings with various other federal and state regulatory agencies and self-regulatory organizations, including the Connecticut Department of Banking, notifying, or requesting approval from, those agencies and organizations for or in connection with the merger and the bank merger. Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on First Niagara after the completion of the merger.

Conditions to the Merger (page 70)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	adoption and approval of the merger agreement by the affirmative vote of holders of the majority of the issued and outstanding shares of NewAlliance and the approval of the issuance of First Niagara common stock in connection with the merger by the affirmative vote of holders of the majority of the shares of First Niagara common stock present, in person or by properly executed proxy, at the First Niagara stockholders meeting;

•	the receipt of all regulatory approvals of governmental entities necessary to complete the transactions contemplated by the merger agreement, and the expiration of all applicable statutory waiting periods, and absence of a condition on, or a requirement of, such approval that would, after the effective time, restrict or burden First Niagara in connection with the merger or with respect to the business or operations of First Niagara, that would have a material adverse effect on First Niagara;

•	there must be no statute, rule, regulation, judgment, decree, injunction or other order (whether temporary or permanent) that is in effect and prohibits completion of the merger;

•	First Niagara’s registration statement of which this joint proxy statement/prospectus is a part shall have become effective and no stop order suspending its effectiveness is issued and is in effect and no proceedings for that purpose is initiated by the SEC and not withdrawn;

•	the shares of First Niagara common stock to be issued to NewAlliance stockholders in the merger must have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance;

•	the continued accuracy of the representations and warranties made by the parties in the merger agreement;

•	each of First Niagara and Merger Sub, on the one hand, and NewAlliance, on the other hand, shall have performed in all material respects all obligations required to be performed under the merger agreement at or before the effective time; and

•	both First Niagara and NewAlliance must have received a legal opinion from their respective counsels that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to in this joint proxy statement/prospectus as the “Internal Revenue Code.”

Although we anticipate that the closing will occur during the second calendar quarter of 2011, because the satisfaction of certain of these conditions is beyond our control, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation; Board Recommendation (page 72)

NewAlliance has agreed not to initiate, solicit, encourage or knowingly facilitate any inquiries or proposals from any third party relating to an acquisition of NewAlliance, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide acquisition proposal from a third party which, in the good faith judgment of the NewAlliance board of directors, is or is reasonably likely to result in a proposal which is superior to the merger with First Niagara, NewAlliance may furnish information regarding NewAlliance and participate in discussions and negotiations with such third party.

NewAlliance has agreed to submit the merger agreement for adoption by its stockholders. The NewAlliance board has recommended that its stockholders vote in favor of adopting the merger agreement. NewAlliance will not withdraw, qualify or adversely modify its recommendation to its stockholders to vote in favor of adoption of the merger agreement, except as permitted under the merger agreement in connection with a superior acquisition proposal. If, prior to the receipt of the NewAlliance stockholder approval, its board, after consultation with outside counsel, determines in good faith that, because of the receipt of a superior acquisition proposal, it would result in a violation of its fiduciary duties under Delaware law to continue to recommend adoption of the merger agreement, the NewAlliance board may submit the merger agreement without its recommendation or make an adverse recommendation.

First Niagara has agreed to convene a meeting of its stockholders to vote upon the approval of the issuance of First Niagara common stock in connection with the merger. The First Niagara board has recommended that its stockholders vote in favor of the stock issuance. The First Niagara board will not withdraw, qualify or adversely modify its recommendation to its stockholders, unless prior to the receipt of the First Niagara stockholder approval, its board, after consultation with outside counsel, determines in good faith that it would result in a violation of its fiduciary duties under Delaware law to continue to recommend approval of the First Niagara stock issuance, in which case the First Niagara board may submit the stock issuance proposal without its recommendation or make an adverse recommendation.

Termination; Termination Fee (page 73)

First Niagara and NewAlliance may mutually agree at any time to terminate the merger agreement without completing the merger, even if the NewAlliance stockholders have adopted the merger agreement and the First Niagara stockholders have approved the issuance of First Niagara common stock in connection with the merger.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•	upon 30 days’ written notice by the non-breaching party, if there has occurred and is continuing a breach by the other party of any representation, warranty or covenant, provided such breach would entitle the non-breaching party not to complete the merger as a result of the failure of a closing condition and such breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

•	by First Niagara, if the NewAlliance board of directors (1) submits the merger agreement to its stockholders without a recommendation for approval or makes an adverse recommendation (or publicly proposes an adverse recommendation), (2) recommends an alternative acquisition proposal, or (3) commences negotiations regarding an alternative acquisition proposal;

•	by NewAlliance, if (1) the First Niagara board of directors submits the First Niagara stock issuance to its stockholders without a recommendation for approval or the board withdraws, qualifies or adversely modifies (or publicly proposes to withdraw, qualify or adversely modify) its recommendation to its stockholders and (2) the First Niagara stockholders do not approve the First Niagara stock issuance in connection with the merger;

•	by either party, if the merger has not closed by the close of business on June 30, 2011, unless the party seeking to terminate the merger agreement caused or materially contributed to the failure of the merger to occur before such date;

•	by either party, if a required governmental approval is denied by final, non-appealable action, unless the party seeking to terminate the merger agreement failed to comply with the merger agreement and such failure caused or materially contributed to such action; or

•	by NewAlliance, if First Niagara’s stock price falls below thresholds set forth in the merger agreement and First Niagara does not increase the exchange ratio pursuant to a prescribed formula.

NewAlliance may be required to pay to, or may be entitled to receive from, First Niagara a termination fee of $60 million in certain circumstances described under “Termination; Termination Fee” beginning on page 73.

Material United States Federal Income Tax Consequences of the Merger (page 75)

First Niagara and NewAlliance will not be required to complete the merger unless they receive legal opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to a NewAlliance stockholder will depend upon the form of consideration such NewAlliance stockholder receives in the merger.

•	If you receive solely shares of First Niagara common stock and cash instead of a fractional share of First Niagara common stock in exchange for your NewAlliance common stock, then you generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of First Niagara common stock.

•	If you receive solely cash, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your NewAlliance common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of NewAlliance common stock.

•	If you receive a combination of First Niagara common stock and cash, other than cash instead of a fractional share of First Niagara common stock, in exchange for your NewAlliance common stock, then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of NewAlliance common stock for shares of First Niagara common stock and cash. If the sum of the fair market value of the First Niagara common stock and the amount of cash you receive in exchange for your shares of NewAlliance common stock exceeds the cost basis of your shares of NewAlliance common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of NewAlliance common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 75.

The consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Stock Market Listing (page 75)

Application will be made by First Niagara to have the shares of First Niagara common stock to be issued in the merger approved for listing on the NASDAQ Global Select Market, which is the principal trading market for existing shares of First Niagara common stock. It is a condition to both parties’ obligation to complete the merger that such approval be obtained, subject to official notice of issuance. As promptly as reasonably practicable following completion of the merger, NewAlliance common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to in this joint proxy statement/prospectus as the “Exchange Act.”

Litigation Related to the Merger (page 64)

Certain litigation is pending in connection with the merger. The actions seek, among other things, to enjoin the merger from being completed on the agreed upon terms. See “Litigation Related to the Merger” beginning on page 64.

Comparison of Stockholders’ Rights (page 96)

The rights of NewAlliance stockholders who continue as First Niagara stockholders after the merger will be governed by the certificate of incorporation and bylaws of First Niagara rather than by the certificate of incorporation and bylaws of NewAlliance.

Appraisal Rights (page 107 and Appendix D)

Under Section 262 of the Delaware General Corporation Law, holders of NewAlliance common stock may have the right to obtain an appraisal of the value of their shares of NewAlliance common stock in connection with the merger. To perfect appraisal rights, a NewAlliance stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under Section 262 of the Delaware General Corporation Law.

We have included a copy of the Delaware General Corporation Law — Section 262 — Appraisal Rights as Appendix D to this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Forward-Looking Statements,” NewAlliance stockholders should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement, and First Niagara stockholders should carefully consider the following risks in deciding whether to vote for approval of the issuance of the shares of First Niagara common stock in the merger. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” on page 111.

Risks Related to the Merger

NewAlliance Stockholders May Not Receive the Form of Merger Consideration They Elect.

The merger agreement contains provisions relating to adjustment, election and allocation of the merger consideration under certain circumstances. The allocation procedures are intended to provide for an aggregate merger consideration consisting of 86% stock and 14% cash for all outstanding NewAlliance shares.

First Niagara common stock may be issued to NewAlliance stockholders who make cash elections if the cash consideration pool is oversubscribed, so that total aggregate cash consideration payable to NewAlliance stockholders in the merger will not exceed the cash consideration pool, and cash may be issued to NewAlliance stockholders who make stock elections if the stock consideration pool is oversubscribed, so that total aggregate stock consideration payable to NewAlliance stockholders in the merger will not exceed the stock consideration pool. In addition, the aggregate cash consideration pool may be decreased, and the aggregate stock consideration pool may be increased, in order for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Since the cash consideration will be paid for only 14% of the NewAlliance shares outstanding at the effective time of the merger, it is likely that the cash consideration pool will be oversubscribed and NewAlliance stockholders who elect to receive cash consideration will receive a mix of cash and stock consideration in the merger. It is also possible, although less likely, that the stock consideration pool could be oversubscribed and that NewAlliance stockholders who elect to receive stock consideration will receive a mix of cash and stock in exchange for their shares. The allocation of the mix of consideration payable to NewAlliance stockholders in the merger will not be known until First Niagara tallies the results of the cash/stock elections made by NewAlliance stockholders, which will not occur until near or after the closing of the merger. NewAlliance stockholders may not receive the amounts of cash or stock they elected. Accordingly, if there is an oversubscription of cash or an oversubscription of stock, it is likely that NewAlliance stockholders will not receive a portion of the merger consideration in the form that they elect, which could result in, among other things, tax consequences that differ from those that would have resulted had such stockholders received the form of consideration they elected.

Because the Market Price of First Niagara Common Stock May Fluctuate, NewAlliance Stockholders Cannot be Sure of the Value of the Stock Consideration They May Receive.

NewAlliance stockholders may elect to receive cash, stock or mixed consideration in the merger. The exchange ratio of 1.10 shares of First Niagara common stock per share of NewAlliance common stock at which First Niagara is issuing its shares as part of the merger consideration is fixed (subject to customary anti-dilution adjustments and potential adjustment in certain circumstances involving a decline in First Niagara’s stock price).

Consequently, changes in the price of First Niagara common stock prior to completion of the merger will affect the value of any shares of First Niagara common stock NewAlliance stockholders may receive upon completion of the merger. The value of the First Niagara stock consideration will vary from the date of the announcement of the merger agreement, the date that this joint proxy statement/prospectus was mailed, the date of the special meetings and the date the merger is completed and thereafter. At the time that the merger is completed, the value of the stock consideration could be more or less than the value of the cash consideration. Accordingly, at the time of the special meeting, you will not know or be able to determine the value of the First Niagara common stock you may receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects, and regulatory considerations of First Niagara and NewAlliance. Many of these factors are beyond First Niagara’s and NewAlliance’s control.

NewAlliance Stockholders Who Make Elections May Be Unable to Sell Their Shares in the Market Pending the Merger.

NewAlliance stockholders may elect to receive cash, stock or mixed consideration in the merger by completing an election form that will be sent under separate cover. Elections will require that stockholders making the election turn in their NewAlliance stock certificates. This means that during the time between when the election is made and the date the merger is completed, NewAlliance stockholders will be unable to sell their NewAlliance common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. NewAlliance stockholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

NewAlliance Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.

NewAlliance stockholders currently have the right to vote in the election of the board of directors of NewAlliance and on other matters affecting NewAlliance. Upon the completion of the merger, each NewAlliance stockholder who receives shares of First Niagara common stock will become a stockholder of First Niagara with a percentage ownership of First Niagara that is smaller than the stockholder’s percentage ownership of NewAlliance. It is currently expected that the former stockholders of NewAlliance as a group will receive shares in the merger constituting approximately 30% of the outstanding shares of First Niagara common stock immediately after the merger. Because of this, NewAlliance stockholders may have less influence on the management and policies of First Niagara than they now have on the management and policies of NewAlliance.

First Niagara May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, First Niagara’s ability to realize anticipated cost savings and to combine the businesses of First Niagara Bank and NewAlliance Bank in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of NewAlliance Bank nor result in decreased revenues due to any loss of customers. If First Niagara is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

First Niagara and NewAlliance have operated and, until the completion of the merger, will continue to operate, independently. Certain employees of NewAlliance may not be employed after the merger. In addition, employees of NewAlliance that First Niagara wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of First Niagara’s or NewAlliance’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of First Niagara or NewAlliance to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

Before the transactions contemplated in the merger agreement, including the merger, may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although the parties do not currently expect that any such conditions or changes would be imposed, such conditions or changes may be imposed, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting First Niagara’s revenues, any of which might have a material adverse effect on First Niagara following the merger. In addition, the regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger.

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement by NewAlliance stockholders, approval of the issuance of First Niagara common stock in connection with the merger by First Niagara stockholders, regulatory approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, approval of the shares of First Niagara common stock to be issued to NewAlliance stockholders for listing on the NASDAQ Global Select Market, the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels.

In addition, certain circumstances exist whereby NewAlliance may choose to terminate the merger agreement, including if First Niagara’s share price declines to below $10.22 (subject to customary anti-dilution adjustments) as of the first date when all regulatory approvals for the merger have been received, combined with such decline being at least 20% greater than a corresponding decline in the value of the NASDAQ Bank Index, and no adjustment pursuant to a specified formula is made to the exchange ratio by First Niagara. See “Termination; Termination Fee” beginning on page 73 for a more complete discussion of the circumstances under which the merger agreement could be terminated. Therefore, the conditions to closing of the merger may not be fulfilled and the merger may not be completed.

Termination of the Merger Agreement Could Negatively Impact NewAlliance.

If the merger agreement is terminated, there may be various consequences, including:

•	NewAlliance’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	the market price of NewAlliance common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and NewAlliance’s board of directors seeks another merger or business combination, NewAlliance stockholders cannot be certain that NewAlliance will be able to find a party willing to offer equivalent or more attractive consideration than the consideration First Niagara has agreed to provide in the merger.

If the merger agreement is terminated under certain circumstances, NewAlliance may be required to pay a termination fee of $60 million to First Niagara. See “Termination; Termination Fee” beginning on page 73.

NewAlliance Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on NewAlliance and consequently on First Niagara. These uncertainties may impair NewAlliance’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with NewAlliance to seek to change existing business relationships with NewAlliance. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, First Niagara’s business following the merger could be negatively impacted. In addition, the merger agreement restricts NewAlliance from making certain acquisitions and taking other specified actions until the merger occurs without the consent of First Niagara. These restrictions may prevent NewAlliance from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “Conduct of Business Pending the Merger; Covenants” beginning on page 65 for a description of the restrictive covenants to which NewAlliance is subject.

The Merger Agreement Limits NewAlliance’s Ability to Pursue Alternatives to the Merger.

The merger agreement contains “no-shop” provisions that, subject to limited exceptions, limit NewAlliance’s ability to initiate, solicit, encourage or knowingly facilitate any inquiries or competing third-party proposals, or engage in any negotiations, or provide any confidential information, or have any discussions with any person relating to a proposal to acquire all or a significant part of NewAlliance. In addition, NewAlliance has agreed to pay First Niagara a termination fee in the amount of $60 million in the event that First Niagara terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of NewAlliance from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire NewAlliance than it might otherwise have proposed to pay. Until the merger agreement is adopted by NewAlliance stockholders, NewAlliance can consider and participate in discussions and negotiations with respect to an alternative unsolicited bona fide acquisition proposal (subject to its obligation to pay a termination fee under certain circumstances) so long as the NewAlliance board of directors determines in good faith (after consultation with legal counsel) that failure to do so would result in a violation of its fiduciary duties to NewAlliance stockholders under Delaware law and that such alternative acquisition proposal constitutes a superior proposal or would reasonably be likely to result in a superior proposal. NewAlliance has agreed to keep First Niagara appraised of developments, discussions and negotiations relating to any such acquisition proposal.

NewAlliance Directors and Officers May Have Interests in the Merger Different from the Interests of NewAlliance Stockholders.

The interests of some of the directors and executive officers of NewAlliance may be different from those of NewAlliance stockholders, and directors and officers of NewAlliance may be participants in arrangements that are different from, or are in addition to, those of NewAlliance stockholders. These interests are described in more detail in the section of this joint proxy statement/prospectus entitled “Interests of NewAlliance Directors and Executive Officers in the Merger” beginning on page 45.

The Shares of First Niagara Common Stock to Be Received by NewAlliance Stockholders as a Result of the Merger Will Have Rights Different from the Shares of NewAlliance Common Stock.

Upon completion of the merger, the rights of former NewAlliance stockholders who become First Niagara stockholders will be governed by the certificate of incorporation and bylaws of First Niagara. The rights associated with NewAlliance common stock are different from the rights associated with First Niagara common stock. See “Comparison of Stockholders’ Rights” beginning on page 96 for a discussion of the different rights associated with First Niagara common stock.

Lawsuits Have Been Filed against NewAlliance, Members of the NewAlliance Board of Directors, as Well as First Niagara and Merger Sub, Challenging the Merger, and an Adverse Judgment in Such Lawsuits or any Future Similar Lawsuits May Prevent the Merger from Becoming Effective or from Becoming Effective within the Expected Timeframe.

NewAlliance, the members of the NewAlliance board of directors, First Niagara and Merger Sub are named as defendants in a number of purported class action lawsuits brought by various NewAlliance stockholders, both in the Superior Court of New Haven County in Connecticut and in the Court of Chancery in the State of Delaware, challenging the proposed merger and seeking, among other things, to enjoin the defendants from completing the merger on the agreed-upon terms and rescission of the merger to the extent it has been completed. See “Litigation Related to the Merger” beginning on page 64.

One of the conditions to the closing of the merger is that no judgment, decree, injunction or other order (whether temporary or permanent) that prohibits the completion of the merger be in effect. As such, if any plaintiff were successful in obtaining an injunction prohibiting the NewAlliance or First Niagara defendants from completing the merger on the agreed upon terms, then such injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

The Unaudited Pro Forma Combined Condensed Consolidated Financial Information Included in this Joint Proxy Statement/Prospectus Is Preliminary and the Actual Financial Condition and Results of Operations After the Merger May Differ Materially.

The unaudited pro forma combined condensed consolidated financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what First Niagara’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the NewAlliance identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of NewAlliance as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see “Unaudited Pro Forma Combined Condensed Consolidated Financial Information Relating to the Harleysville and NewAlliance Mergers” beginning on page 85.

Following Completion of the Merger, First Niagara Will Face Risks Different from Those Faced by First Niagara Today, which May Affect the Market Price of the Shares of First Niagara Common Stock.

Upon completion of the merger, NewAlliance will become a direct wholly owned subsidiary of First Niagara, and certain holders of NewAlliance common stock will become holders of First Niagara common stock. Some of First Niagara’s current businesses and markets differ from those of NewAlliance and, accordingly, the results of operations of First Niagara after the merger may be affected by factors different from those currently affecting the results of operations of NewAlliance. For further information on the businesses of First Niagara and NewAlliance and the factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Incorporation of Certain Documents by Reference” beginning on page 111.

NewAlliance Stockholders May Experience Dilution in the Amount Per Share They Earn Subsequent to the Merger.

Most NewAlliance stockholders will receive merger consideration in the form of First Niagara common stock as a result of the allocation procedures that provide for an aggregate 86% stock and 14% cash allocation among all outstanding NewAlliance shares. As indicated in the “Comparative Pro Forma Per Share Data” section of this document, the combined company would have earned $0.26 per share for the six months ended June 30, 2010, compared to the $0.33 per share earned by NewAlliance stockholders during the same period.

During the six months ended June 30, 2010, First Niagara’s earnings were lowered by $34 million of merger and integration expenses that it incurred in connection with the Harleysville merger. First Niagara’s operating strategy includes growth through acquisition and it expects that the impact of this acquisition strategy will reduce earnings during periods in which an acquisition is closed and integrated.

Risks Relating to First Niagara

Economic Conditions May Adversely Affect First Niagara’s Liquidity and Financial Condition.

As a consequence of the economic slowdown that the United States has been experiencing, business activity across a wide range of industries faces serious difficulties due to the lack of consumer spending and the lack of liquidity in the global credit markets. Unemployment has also increased significantly. A sustained weakness or weakening in business and economic conditions generally or specifically in the principal markets in which we do business could have one or more of the following adverse effects on First Niagara’s business:

•	A decrease in the demand for loans and other products and services offered by us;

•	A decrease in the value of our loans held for sale or other assets secured by consumer or commercial real estate;

•	An impairment of certain intangible assets, such as goodwill; and

•	An increase in the number of clients and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs, provision for loan losses, and valuation adjustments on loans held for sale.

Commercial Real Estate and Business Loans Increase First Niagara’s Exposure to Credit Risks.

At June 30, 2010, First Niagara’s portfolio of commercial real estate and business loans totaled $6.4 billion, or 64% of total loans. First Niagara plans to continue to emphasize the origination of these types of loans, which generally expose First Niagara to a greater risk of nonpayment and loss than residential real estate loans because repayment of such loans often depends on the successful operations and income stream of the borrowers. Additionally, such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans. Also, many of First Niagara’s borrowers have more than one commercial loan outstanding. Consequently, an adverse development with respect to one loan or one credit relationship can expose First Niagara to a significantly greater risk of loss compared to an adverse development with respect to a residential real estate loan. First Niagara targets its business lending and marketing strategy towards small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact these businesses, First Niagara’s results of operations and financial condition may be adversely affected.

Increases to the Allowance for Credit Losses May Cause First Niagara’s Earnings to Decrease.

First Niagara’s customers may not repay their loans according to the original terms, and the collateral securing the payment of those loans may be insufficient to pay any remaining loan balance. Hence, First Niagara may experience significant loan losses, which could have a material adverse effect on its operating results. First Niagara makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the amount of the allowance for credit losses, First Niagara relies on loan quality reviews, past loss experience, and an evaluation of economic conditions, among other factors. If First Niagara’s assumptions prove to be incorrect, First Niagara’s allowance for credit losses may not be sufficient to cover losses inherent in First Niagara’s loan portfolio, resulting in additions to the allowance. Material additions to the allowance would materially decrease its net income.

First Niagara’s emphasis on the origination of commercial loans is one of the more significant factors in evaluating its allowance for credit losses. As First Niagara continues to increase the amount of these loans, additional or increased provisions for credit losses may be necessary and as a result would decrease First Niagara’s earnings.

Bank regulators periodically review First Niagara’s allowance for credit losses and may require First Niagara to increase its provision for credit losses or loan charge-offs. Any increase in First Niagara’s allowance for credit losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on its results of operations and/or financial condition.

Concentration of Loans in First Niagara’s Primary Market Area May Increase Risk.

First Niagara’s success depends primarily on the general economic conditions in Upstate New York and Pennsylvania, as nearly all of First Niagara’s loans are to customers in these markets. Accordingly, the local economic conditions in Upstate New York and Pennsylvania have a significant impact on the ability of borrowers to repay loans. In addition, the merger will expand First Niagara’s market to the Connecticut and Massachusetts area. As such, a decline in real estate valuations in this market would lower the value of the collateral securing those loans. A significant weakening in general economic conditions such as inflation, recession, unemployment, or other factors beyond its control could also negatively affect First Niagara’s financial results.

Changes in Interest Rates Could Adversely Affect First Niagara’s Results of Operations and Financial Condition.

First Niagara’s results of operations and financial condition are significantly affected by changes in interest rates. First Niagara’s financial results depend substantially on net interest income, which is the difference between the interest income that First Niagara earns on interest-earning assets and the interest expense First Niagara pays on interest-bearing liabilities. Because First Niagara’s interest-bearing liabilities generally reprice or mature more quickly than its interest-earning assets, an increase in interest rates generally would tend to result in a decrease in its net interest income. First Niagara has taken steps to mitigate this risk, such as holding fewer longer-term residential mortgages as well as investing excess funds in shorter-term investments.

Changes in interest rates also affect the fair value of First Niagara’s interest-earning assets and, in particular, its investment securities available for sale. Generally, the fair value of First Niagara’s investment securities fluctuates inversely with changes in interest rates. Decreases in the fair value of First Niagara’s investment securities available for sale, therefore, could have an adverse effect on its stockholders’ equity or its earnings if the decrease in fair value is deemed to be other than temporary.

Changes in interest rates may also affect the average life of First Niagara’s loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, First Niagara is subject to reinvestment risk to the extent that it is unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on its existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

First Niagara’s Ability to Grow May Be Limited if it Cannot Make Acquisitions.

In an effort to fully deploy its capital and to increase its loans and deposits, First Niagara intends to continue to acquire other financial institutions, financial services companies, or branches. First Niagara competes with other financial institutions with respect to proposed acquisitions. First Niagara cannot predict if or when it will be able to identify and attract acquisition candidates or make acquisitions on favorable terms. In addition, First Niagara incurs risks and challenges associated with the integration of acquired institutions in a timely and efficient manner, and it may not be successful in retaining existing customer relationships or achieving anticipated operating efficiencies.

First Niagara’s Expanding Branch Network May Affect its Financial Performance.

Since 1998, First Niagara has expanded its branch network both by acquiring financial institutions and establishing de novo branches. At June 30, 2010, First Niagara operated 255 branches across Upstate New York and Pennsylvania. Upon completion, the merger will add 88 branches in Connecticut and Western Massachusetts to First Niagara’s branch network. However, First Niagara’s ongoing branch expansion strategy may not be accretive to earnings, or it may not be accretive to earnings within a reasonable period of time. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel, and an effective marketing strategy. Additionally, it takes time for a new branch to gather sufficient loans and deposits to generate enough income to offset its expenses, some of which, like salaries and occupancy expense, are relatively fixed costs.

Strong Competition May Limit First Niagara’s Growth and Profitability.

Competition in the banking and financial services industry is intense. First Niagara competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than First Niagara and may offer certain services that it does not or cannot provide. First Niagara’s profitability depends upon its ability to successfully compete in its market area.

First Niagara Operates in a Highly Regulated Environment and May Be Adversely Affected by Changes in Laws and Regulations.

Currently, First Niagara and its subsidiaries are subject to extensive regulation, supervision, and examination by regulatory authorities. For example, First Niagara is regulated by the Federal Reserve, and First Niagara Bank is regulated by the OCC and the Federal Deposit Insurance Corporation (the “FDIC”). Such regulators govern the activities in which First Niagara and its subsidiaries may engage. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank, and the adequacy of a bank’s allowance for credit losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on First Niagara and its operations. First Niagara believes that it is in substantial compliance with applicable federal, state and local laws, rules and regulations. Because First Niagara’s business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. Proposed laws, rules and regulations, or any other law, rule or regulation, may be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect First Niagara’s business, financial condition or prospects.

Recent Legislative Reforms Can Result in First Niagara’s Business Becoming Subject to Significant and Extensive Additional Regulations and/or Can Adversely Affect First Niagara’s Results of Operations and Financial Condition.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act will result in sweeping changes in the regulation of financial institutions aimed at strengthening the sound operation of the financial services sector. The Dodd-Frank Act’s provisions that have received the most public attention generally have been those applying to or more likely to affect larger institutions. However, it contains numerous other provisions that will affect all banks and bank holding companies, and will fundamentally change the system of oversight described in Part I, Item 1 of First Niagara’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under the caption “Supervision and Regulation.” The Dodd-Frank Act includes provisions that, among other things:

•	Change the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, eliminate the ceiling on the size of the Deposit Insurance Fund (the “DIF”), and increase the floor applicable to the size of the DIF, which generally will require an increase in the level of assessments for institutions, such as First Niagara Bank, with assets in excess of $10 billion.

•	Make permanent the $250 thousand limit on deposits for federal deposit insurance, and provide unlimited federal deposit insurance until January 1, 2013 for non-interest bearing demand transaction accounts at all insured depository institutions.

•	Repeal the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts.

•	Centralize responsibility for consumer financial protection by creating a new agency responsible for implementing, examining, and enforcing compliance with federal consumer financial laws.

•	Restrict the preemption of state law by federal law and disallow subsidiaries and affiliates of national banks, such as First Niagara Bank, from availing themselves of such preemption.

•	Apply the same leverage and risk-based capital requirements that apply to insured depository institutions to most bank holding companies, which, among other things as applied to First Niagara, going forward will preclude First Niagara from including in Tier 1 Capital trust preferred securities or cumulative preferred stock, if any, issued on or after May 19, 2010.

•	Require the OCC to seek to make its capital requirements for national banks, such as First Niagara Bank, countercyclical.

•	Impose comprehensive regulation of the over-the-counter derivatives market, which would include certain provisions that would effectively prohibit insured depository institutions from conducting certain derivatives businesses in the institution itself.

•	Implement corporate governance revisions, including with regard to executive compensation and proxy access by stockholders, that apply to all public companies, not just financial institutions.

•	Amend the Electronic Fund Transfer Act to, among other things, give the Federal Reserve the authority to establish rules regarding interchange fees charged for electronic debit transactions by payment card issuers, such as First Niagara Bank, having assets over $10 billion and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer.

•	Increase the authority of the Federal Reserve to examine First Niagara and any of its non-bank subsidiaries.

Some of these provisions may have the consequence of increasing its expenses, decreasing its revenues, and changing the activities in which First Niagara chooses to engage. The environment in which banking organizations will operate after the financial crisis, including legislative and regulatory changes affecting capital, liquidity, supervision, permissible activities, corporate governance and compensation, changes in fiscal policy and steps to eliminate government support for banking organizations, may have long-term effects on the business model and profitability of banking organizations that cannot now be foreseen. The specific impact of the Dodd-Frank Act on First Niagara’s current activities or new financial activities First Niagara may consider in the future, First Niagara’s financial performance, and the markets in which First Niagara operates will depend on the manner in which the relevant agencies develop and implement the required rules and the reaction of market participants to these regulatory developments.

Any Future FDIC Insurance Premiums May Adversely Affect First Niagara’s Earnings.

First Niagara is generally unable to control the amount of premiums that it is required to pay for FDIC insurance. If there are additional bank or financial institution failures, First Niagara may be required to pay even higher FDIC premiums than the recently increased levels. These announced increases and any future increases or required prepayments of FDIC insurance premiums may adversely impact First Niagara’s earnings.

First Niagara Is a Holding Company and Depends on Its Subsidiaries for Dividends, Distributions and Other Payments.

First Niagara is a legal entity separate and distinct from First Niagara Bank and other subsidiaries. Its principal source of cash flow, including cash flow to pay dividends to its stockholders and principal and interest on its outstanding debt, is dividends from First Niagara Bank. There are statutory and regulatory limitations on the payment of dividends by First Niagara Bank to First Niagara, as well as by First Niagara to its stockholders. Regulations of the OCC affect the ability of First Niagara Bank to pay dividends and other distributions to First Niagara and to make loans to First Niagara. If First Niagara Bank is unable to make dividend payments to First Niagara and sufficient capital is not otherwise available, First Niagara may not be able to make dividend payments to its common stockholders or principal and interest payments on its outstanding debt.

First Niagara Holds Certain Intangible Assets that Could Be Classified as Impaired in the Future. If These Assets Are Considered to Be Either Partially or Fully Impaired in the Future, First Niagara’s Earnings and the Book Values of These Assets Would Decrease.

First Niagara is required to test its goodwill and core deposit intangible assets for impairment on a periodic basis. The impairment testing process considers a variety of factors, including the current market price of its common stock, the estimated net present value of its assets and liabilities, and information concerning the terminal valuation of similarly situated insured depository institutions. If an impairment determination is made in a future reporting period, First Niagara’s earnings and the book value of these intangible assets will be reduced by the amount of the impairment. If an impairment loss is recorded, it will have little or no impact on the tangible book value of First Niagara common shares or its regulatory capital levels, but such an impairment loss could significantly restrict First Niagara Bank from paying a dividend to First Niagara.

NEWALLIANCE SPECIAL MEETING OF STOCKHOLDERS

NewAlliance is mailing this joint proxy statement/prospectus to you as a NewAlliance stockholder on or about November [5], 2010. With this joint proxy statement/prospectus, NewAlliance is sending you a notice of the NewAlliance special meeting of stockholders and a form of proxy that is solicited by the NewAlliance board of directors. The special meeting will be held on December 20, 2010 at 10:00 a.m., Eastern Standard Time, at the Crowne Plaza Cromwell, 100 Berlin Road, Cromwell, Connecticut 06416.

Matter to be Considered

The purpose of the special meeting of stockholders is to vote on the adoption of the merger agreement, pursuant to which Merger Sub will be merged with and into NewAlliance, and NewAlliance will become a direct, wholly owned subsidiary of First Niagara.

You are also being asked to vote upon a proposal to adjourn or postpone the special meeting of stockholders. NewAlliance could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxy Card, Revocation of Proxy

You should vote, by using the internet at the address shown on your proxy card, by telephone using the number on your proxy card or by completing and returning the proxy card accompanying this joint proxy statement/prospectus to ensure that your vote is counted at the special meeting of stockholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to Judith E. Falango, First Vice President — Investor Relations and Corporate Secretary at 195 Church Street, New Haven, Connecticut 06510 or at

investorrelations@newalliancebank.com, which must be filed with the Corporate Secretary by the time the special meeting begins;

•	submitting a new vote by telephone or on the internet before the special meeting of stockholders;

•	submitting a properly executed proxy bearing a later date before the special meeting of stockholders; or

•	voting in person at the special meeting of stockholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the foregoing proposals. The board of directors of NewAlliance is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter does properly come before the special meeting, the board of directors of NewAlliance intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by NewAlliance. NewAlliance will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. NewAlliance has retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $10,000 plus reasonable out-of-pocket expenses. In addition to solicitations by mail, NewAlliance’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on November 1, 2010 has been fixed as the record date for determining the NewAlliance stockholders entitled to receive notice of and to vote at the special meeting of stockholders. 105,077,475 shares of NewAlliance common stock were outstanding as of the record date.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of NewAlliance common stock entitled to vote is necessary to constitute a quorum at the special meeting of stockholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be counted as votes cast either for or against the merger agreement.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of NewAlliance common stock issued and outstanding on the record date. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the merger agreement. The affirmative vote of the holders of a majority of the shares of NewAlliance common stock present in person or represented by proxy and entitled to vote at the special meeting is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies.

If the special meeting is adjourned, no additional notice must be given of the adjourned meeting, if the place, date and time thereof are announced at the special meeting at which the adjournment is taken, unless the date of the adjourned meeting is more than 30 days after the date for which the special meeting was originally noticed or a new record date is fixed for the adjourned meeting.

As of the record date, directors and executive officers of NewAlliance, together with their affiliates, beneficially owned approximately 2,515,893 shares of NewAlliance common stock entitled to vote at the special meeting of stockholders. This represents approximately 2.39% of the total votes entitled to be cast at the special meeting.

Recommendation of the Board of Directors

NewAlliance’s board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors of NewAlliance believes that the merger agreement is fair to NewAlliance stockholders and is in the best interest of NewAlliance and its stockholders and recommends that you vote “FOR” the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “Recommendation of the NewAlliance Board of Directors and Reasons for the Merger” beginning on page 36.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE NEWALLIANCE SPECIAL MEETING IN PERSON, NEWALLIANCE URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY (1) ACCESSING THE INTERNET WEBSITE SPECIFIED ON YOUR ENCLOSED PROXY CARD, (2) BY CALLING THE TELEPHONE NUMBER SPECIFIED ON YOUR ENCLOSED PROXY CARD OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

If you have any questions concerning the merger or other matters to be considered at the NewAlliance special meeting, would like additional copies of this joint proxy statement/prospectus or need help voting your shares, please contact NewAlliance’s proxy solicitor:

Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
1-800-607-0088 (stockholders)
1-203-658-9400 (banks and brokers)

FIRST NIAGARA SPECIAL MEETING OF STOCKHOLDERS

First Niagara is mailing this joint proxy statement/prospectus to you as a First Niagara stockholder on or about November [5], 2010. With this joint proxy statement/prospectus, First Niagara is sending you a notice of the First Niagara special meeting of stockholders and a form of proxy that is solicited by the First Niagara board of directors. The special meeting will be held on December 20, 2010 at 10:00 a.m., Eastern Standard Time, at Larkin at Exchange, 726 Exchange Street, Buffalo, New York 14210.

Matter to be Considered

The purpose of the special meeting of stockholders is to approve the issuance of First Niagara common stock to the stockholders of NewAlliance in connection with the merger.

You are also being asked to vote upon a proposal to adjourn or postpone the special meeting of stockholders. First Niagara could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxy Card, Revocation of Proxy

You should vote, by using the internet at the address shown on your proxy card, by telephone using the number on your proxy card or by completing and returning the proxy card accompanying this joint proxy statement/prospectus to ensure that your vote is counted at the special meeting of stockholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to John Mineo, Senior Vice President, General Counsel and Corporate Secretary of First Niagara, at 726 Exchange Street, Suite 618, Buffalo, New York 14210, which must be filed with the Corporate Secretary by the time the special meeting begins;

•	submitting a new vote by telephone or on the internet before the special meeting of stockholders;

•	submitting a properly executed proxy bearing a later date before the special meeting of stockholders; or

•	voting in person at the special meeting of stockholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions of your broker regarding voting and revocation of proxies.

All shares represented by valid unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the foregoing proposals. The board of directors of First Niagara is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter does properly come before the special meeting, the board of directors of First Niagara intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by First Niagara. First Niagara will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. First Niagara has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $6,500 plus reasonable out-of-pocket expenses. In addition to solicitations by mail, First Niagara’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on November 1, 2010 has been fixed as the record date for determining the First Niagara stockholders entitled to receive notice of and to vote at the special meeting of stockholders. 209,051,315 shares of First Niagara common stock were outstanding as of the record date.

Voting Rights, Quorum Requirements and Vote Required

A quorum of First Niagara stockholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of outstanding shares of First Niagara common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. First Niagara will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the special meeting.

If the special meeting is adjourned and if a notice of such adjourned meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then provided at least one-third of the shares entitled to vote are present in person or by proxy, those present at such adjourned meeting shall constitute a quorum.

The affirmative vote of the holders of a majority of the shares of First Niagara common stock present in person or represented by proxy and entitled to vote at the special meeting is required to approve the issuance of First Niagara common stock to the stockholders of NewAlliance in connection with the merger. The affirmative vote of the holders of a majority of the shares of First Niagara common stock present in person or represented by proxy and entitled to vote at the special meeting is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies.

Abstentions will have the same effect as shares voted against the proposals, and broker non-votes will not affect whether the proposals are approved. As of the record date, directors and executive officers of First Niagara, together with their affiliates, beneficially owned approximately 1,685,446 shares of First Niagara common stock entitled to vote at the special meeting of stockholders. This represents approximately 0.81% of the total votes entitled to be cast at the special meeting.

Recommendation of the Board of Directors

The First Niagara board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors of First Niagara believes that the merger agreement is fair to First Niagara stockholders and is in the best interest of First Niagara and its stockholders and recommends that you vote “FOR” the approval of the stock issuance in connection with the merger. See “Recommendation of the First Niagara Board of Directors and Reasons for the Merger” beginning on page 52.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE FIRST NIAGARA SPECIAL MEETING IN PERSON, FIRST NIAGARA URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY (1) ACCESSING THE INTERNET WEBSITE SPECIFIED ON YOUR ENCLOSED PROXY CARD, (2) BY CALLING THE TELEPHONE NUMBER SPECIFIED ON YOUR ENCLOSED PROXY CARD OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

If you have any questions concerning the merger, the stock issuance, other matters to be considered at the First Niagara special meeting, would like additional copies of this joint proxy statement/prospectus or need help voting your shares, please contact First Niagara’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
1-800-758-5378 (toll free)
1-212-269-5550 (call collect)

THE MERGER AND THE MERGER AGREEMENT

The description of the merger and the merger agreement contained in this joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this document is qualified in its entirety by reference to the complete text of the merger agreement, as amended, a copy of which is attached as Appendix A and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about First Niagara or NewAlliance. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings First Niagara and NewAlliance make with the SEC, as described in the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about First Niagara and NewAlliance contained in this joint proxy statement/prospectus or in the companies’ public reports filed with the SEC may supplement, update or modify the factual disclosures about the companies contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by NewAlliance, First Niagara and Merger Sub were qualified and subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus.

General

Pursuant to the merger agreement, Merger Sub will merge with and into NewAlliance, with NewAlliance surviving the merger as a direct, wholly owned subsidiary of First Niagara. Outstanding shares of NewAlliance common stock will be converted into the right to receive the merger consideration. Cash will be paid in lieu of any fractional share of First Niagara common stock. See “Merger Consideration” beginning on page 26.

On September 27, 2010, NewAlliance, First Niagara and Merger Sub entered into an amendment to the merger agreement, which is attached hereto as Appendix A2 and incorporated herein by reference. The amendment makes certain technical changes to the provisions of the merger agreement relating to exchange procedures and termination.

At a time to be determined following the merger, NewAlliance Bank, a wholly owned subsidiary of NewAlliance, will merge with and into First Niagara Bank, a national bank and wholly owned subsidiary of First Niagara, with First Niagara Bank being the surviving bank.

The Parties

First Niagara Financial Group, Inc.

First Niagara, a Delaware corporation, is a bank holding company subject to supervision and regulation by the Federal Reserve. First Niagara provides a wide range of retail and commercial banking as well as other financial services through its wholly owned subsidiary, First Niagara Bank. First Niagara Bank is a national bank subject to supervision and regulation by the OCC.

First Niagara was organized in April 1998 in connection with the conversion of First Niagara Bank from a New York State chartered mutual savings bank to a New York State chartered stock savings bank and a reorganization to a two-tiered mutual holding company. In November 2002, First Niagara converted First Niagara Bank and the mutual holding company to a federal charter subject to Office of Thrift Supervision regulation. In January 2003, First Niagara converted the mutual holding company to stock form, with shares of common stock owned by the mutual holding company being sold to depositors and other investors. In April 2010, First Niagara became a bank holding company and First Niagara Bank became a national bank. Since 1998, First Niagara deployed the proceeds from several stock offerings through multiple whole-bank and nonbank financial services company acquisitions, as well as the opening of a number of de novo branches in target markets across Upstate New York. This strategy, coupled with its organic growth initiatives, included an emphasis on expanding its commercial operations and financial services businesses.

On September 4, 2009, First Niagara completed the acquisition of 57 branch locations in Western Pennsylvania from National City Bank, including $3.9 billion of deposit liabilities and $0.8 billion of performing loans. On April 9, 2010, the Company acquired all of the outstanding common shares of Harleysville National Corporation (“Harleysville”), the parent company of Harleysville National Bank and Trust Company (“Harleysville National Bank”), and thereby acquired all of Harleysville National Bank’s 83 branch locations across nine Eastern Pennsylvania counties.

First Niagara is positioned as a leading, community-oriented bank in Upstate New York and Pennsylvania, providing its retail consumers and business customers with banking services including residential and commercial real estate loans, commercial business loans and leases, consumer loans, wealth management products, as well as retail and commercial deposit products. Additionally, First Niagara offers insurance and employee benefits consulting services through a wholly owned subsidiary of First Niagara Bank.

As of June 30, 2010, First Niagara had $20.5 billion of assets, $13.8 billion in deposits, $2.8 billion of stockholders’ equity and 255 full-service branch locations across Upstate New York and Pennsylvania. First Niagara common stock is traded on the NASDAQ Global Select Market under the symbol “FNFG.”

First Niagara’s principal executive offices are located at 726 Exchange Street, Suite 618, Buffalo, New York, and its telephone number is (716) 819-5500.

FNFG Merger Sub, Inc.

Merger Sub is a Delaware corporation that was formed by First Niagara solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of First Niagara and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist.

The address of Merger Sub’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

NewAlliance Bancshares, Inc.

NewAlliance, a Delaware corporation, was organized in 2003 in connection with the conversion of NewAlliance Bank, formerly New Haven Savings Bank, from mutual to capital stock form, which became effective on April 1, 2004. NewAlliance Bank’s conversion resulted in NewAlliance Bank becoming a wholly owned subsidiary of NewAlliance, a bank holding company. In connection with the conversion, NewAlliance simultaneously acquired Connecticut Bancshares, Inc. and its subsidiary, The Savings Bank of Manchester, and Alliance Bancorp of New England, Inc., and its subsidiary, Tolland Bank. Subsequently, NewAlliance acquired Trust Company of Connecticut in July 2005, Cornerstone Bancorp and its subsidiary, Cornerstone Bank in January 2006 and Westbank Corporation and its subsidiary, Westbank (headquartered in Springfield, Massachusetts) in January 2007. By assets, NewAlliance is the third largest banking institution headquartered in Connecticut and the fourth largest based in New England with consolidated assets of $8.7 billion, total deposits of $5.1 billion and stockholders’ equity of $1.5 billion as of June 30, 2010.

NewAlliance delivers financial services to individuals, families and businesses throughout Connecticut and Western Massachusetts and provides commercial banking, retail banking, consumer financing, trust and investment services through 88 banking offices, 106 ATMs and its internet website (www.newalliancebank.com).

NewAlliance originates commercial loans, commercial real estate loans, residential and commercial construction loans, residential real estate loans collateralized by one- to four-family residences, home equity lines of credit and fixed rate loans predominately in the States of Connecticut and Massachusetts. Real estate secured the majority of the NewAlliance’s loans as of June 30, 2010, including some loans classified as commercial loans. In the fourth quarter of 2009, NewAlliance launched a new division, NewAlliance Commercial Finance, to conduct asset-based lending. The new line of business expanded NewAlliance’s business lending offerings to include revolving lines of credit and term loans secured by accounts receivable, inventory, and other assets.

NewAlliance also originates various types of consumer loans, including auto, mobile home, boat, educational and personal installment loans. As of June 30, 2010, NewAlliance’s consumer loan portfolio was primarily comprised of home equity loans and lines of credit secured by one- to four-family owner-occupied properties. These loans are typically secured by second mortgages. Consumer loans are originated through the NewAlliance branch network.

The Trust Company of Connecticut, a division of NewAlliance Bank, provides investment management, trust and estate administration services to help individuals, families and institutions grow and protect their wealth. NewAlliance Investments Inc., a wholly owned subsidiary of NewAlliance Bank, offers investment and insurance products to individuals and businesses.

NewAlliance, as a bank holding company, is regulated by the Federal Reserve. NewAlliance Bank was founded in 1838 as a Connecticut-chartered mutual savings bank and is regulated by the State of Connecticut Department of Banking and the FDIC. NewAlliance common stock is traded on the New York Stock Exchange under the symbol “NAL.” NewAlliance’s legal headquarters is located at 195 Church Street, New Haven, Connecticut and its telephone number is (203) 787-1111.

Merger Consideration

First Niagara will pay cash for a number of shares equal to 14% of the NewAlliance common stock outstanding immediately prior to the effective time of the merger and will issue shares of First Niagara common stock for the remaining 86% of such shares. Under the terms of the merger agreement, NewAlliance stockholders (other than dissenting stockholders) will be given the opportunity to elect for each outstanding share of NewAlliance common stock they own to receive either:

•	$14.28 in cash, without interest, which we refer to as “cash consideration”;

•	1.10 shares of First Niagara common stock, which we refer to as “stock consideration”; or

•	with respect to certain NewAlliance shares owned by such stockholder, the cash consideration, and with respect to all other NewAlliance shares so owned, the stock consideration,

in each case, subject to adjustment, election and allocation procedures specified in the merger agreement.

No fractional shares of First Niagara common stock will be issued in connection with the merger. Instead, First Niagara will make a cash payment to each NewAlliance stockholder who would otherwise receive a fractional share.

The per share cash consideration of $14.28 is fixed, subject to certain customary anti-dilution adjustments. The 1.10 exchange ratio for the stock consideration is fixed, subject to certain customary anti-dilution adjustments and a potential adjustment at First Niagara’s option in certain circumstances involving a decline in First Niagara’s stock price as described under “Termination; Termination Fee” beginning on page 73. The per share value of the stock consideration, based upon First Niagara’s closing stock price on November 1, 2010, the most recent practicable trading day before this joint proxy statement/prospectus was finalized, was $11.20 per share. No assurance can be given (and it is not likely) that the current market price of First Niagara common stock will be equivalent to the market price of First Niagara common stock on the date that stock is received by a NewAlliance stockholder or at any other time. At the time of completion of the merger, the market price of the stock consideration could be greater or less than the value of the cash consideration due to fluctuations in the market price of First Niagara common stock.

Under the terms of the merger agreement, the aggregate consideration payable to NewAlliance stockholders in the merger as of August 18, 2010 (based on the average of the closing prices of First Niagara common stock for the ten consecutive trading days immediately prior to August 18, 2010) was allocated 14% in cash and 86% in First Niagara common stock. The cash consideration pool is equal to $210,070,888, subject to certain adjustments specified in the merger agreement, which are intended to result in 14% of the NewAlliance common stock outstanding as of the effective time of the merger receiving the cash consideration.

The stock consideration pool is 99,403,291 shares of First Niagara common stock, subject to certain adjustments specified in the merger agreement, which are intended to result in 86% of the NewAlliance common stock outstanding as of the effective time of the merger receiving the stock consideration.

Assuming the cash consideration pool equals $210,070,888, if allocated equally to all shares of NewAlliance common stock, it would amount to approximately $2.00 per share of NewAlliance common stock, based on the number of shares of NewAlliance common stock outstanding as of August 18, 2010. The per share value of the stock consideration, if allocated equally to all shares of NewAlliance common stock, based upon First Niagara’s closing stock price on August 18, 2010, was $12.09 per share. Accordingly, the per share merger consideration, on a blended basis and based upon First Niagara’s closing stock price on August 18, 2010, equaled $14.09 ($2.00 plus $12.09). The per share merger consideration, on a blended basis based upon First Niagara’s closing stock price on November 1, 2010, the most recent practicable trading day before this joint proxy statement/prospectus was finalized, equaled 13.20 ($2.00 plus $11.20).

The allocation procedures in the merger agreement are intended to provide for an aggregate 86% stock and 14% cash allocation among all outstanding NewAlliance shares. First Niagara common stock will be issued to NewAlliance stockholders who make cash elections if the cash consideration pool is oversubscribed, so that total aggregate cash consideration payable to NewAlliance stockholders in the merger shall not exceed the cash consideration pool, and cash will be paid to NewAlliance stockholders who make stock elections if the stock consideration pool is oversubscribed, so that total aggregate stock consideration payable to NewAlliance stockholders in the merger shall not exceed the stock consideration pool. See “Allocation Procedures” below. The allocation of the mix of consideration payable to NewAlliance stockholders in the merger will not be known until First Niagara tallies the results of the cash/stock elections made by NewAlliance stockholders, which will not occur until near or after the closing of the merger.

No guarantee can be made that NewAlliance stockholders will receive the amounts of cash or stock they elect. As a result of the allocation procedures and other limitations outlined in this joint proxy statement/prospectus and in the merger agreement, NewAlliance stockholders may receive First Niagara common stock or cash in amounts that vary from the amounts they elect to receive.

NewAlliance is not making any recommendation as to whether NewAlliance stockholders should elect to receive cash, First Niagara common stock, or a mix of cash and stock in the merger. Each NewAlliance stockholder must make his or her own decision with respect to such election.

Election Procedures; Surrender of Stock Certificates

An election form and other customary transmittal materials, with instructions for their completion, will be mailed no more than 40 business days and no fewer than 20 business days prior to the anticipated effective time of the merger to holders of record of NewAlliance common stock as of five business days before the mailing date. The election form and transmittal materials will allow record holders to elect to receive cash, First Niagara common stock, or a combination of cash and stock, or make no election with respect to the merger consideration such stockholders wish to receive. We refer to the shares with respect to which a valid cash consideration election is made as “cash election shares,” the shares with respect to which a valid stock consideration election is made as “stock election shares,” and the shares with respect to which no election is made as “non-election shares.”

To make an effective election, a record stockholder must submit a properly completed election form and transmittal materials along with stock certificates for which an election is made to the exchange agent by the election deadline, which shall be on or before 5:00 p.m., New York time, on the date specified in the election form. An election is properly made only if the exchange agent actually receives a properly completed election form by the election deadline. An election form shall be deemed properly completed only if accompanied by one or more stock certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of NewAlliance common stock covered by such election form, together with duly executed transmittal materials included with the election form.

If you own shares of NewAlliance common stock in “street name” through a broker or other financial institution, you should receive or seek instructions from the institution holding your shares concerning how to make your election. Any instructions must be given to your broker or other financial institution sufficiently in advance of the election deadline for record holders in order to allow your broker or other financial institution sufficient time to cause the record holder of your shares to make an election as described above. First Niagara and/or NewAlliance will publicly announce the deadline for the receipt of election forms from record holders. “Street name” holders may be subject to an election deadline earlier than the deadline applicable to holders of shares in registered form. Therefore, you should carefully read any materials you receive from your broker. If you instruct a broker to submit an election for your shares, you must follow such broker’s directions for revoking or changing those instructions.

If a NewAlliance stockholder either (i) does not submit a properly completed election form on or before the election deadline or (ii) revokes its election form prior to the election deadline (without later submitting a properly completed election form prior to the election deadline), the shares of NewAlliance common stock held by such stockholder shall be designated as non-election shares and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the merger agreement and summarized below. Any election form may be revoked or changed by the person submitting such election form to the exchange agent by written notice to the exchange agent only if such notice of revocation or change is actually received by the exchange agent at or prior to the election deadline. Stock certificates relating to any revoked election form will be promptly returned without charge. The exchange agent will have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. All elections (whether cash, stock or mixed) will be revoked automatically if the merger agreement is terminated. NewAlliance stockholders are urged to carefully read and follow the instructions for completion of the election form and to submit the form along with the stock certificate(s) in advance of the election deadline.

Allocation Procedures

The aggregate amount of cash and First Niagara common stock that will be paid is subject to the allocation procedures described in detail below. Pursuant to such allocation procedures, if the number of cash election shares is higher than 14% of the outstanding shares of NewAlliance common stock, a pro rata portion of those shares will be converted into the right to receive First Niagara common stock in order to provide for an aggregate 86% stock and 14% cash allocation among all outstanding NewAlliance shares. Similarly, if the number of stock election shares is higher than 86% of the outstanding shares of NewAlliance common stock, a pro rata portion of those shares will be converted into the right to receive the cash consideration, in order to provide for an aggregate 86% stock and 14% cash allocation among all outstanding NewAlliance shares

Stock Consideration Allocation.  If the aggregate number of stock election shares, which we refer to as the “stock election number,” exceeds the stock conversion number, then all cash election shares and all non-election shares of each holder thereof shall be converted into the right to receive the cash consideration, and stock election shares of each holder thereof will be converted into the right to receive the stock consideration in respect of that number of stock election shares equal to the product obtained by multiplying (x) the number of stock election shares held by such holder by (y) a fraction, the numerator of which is the stock conversion number and the denominator of which is the stock election number, with the remaining number of such holder’s stock election shares being converted into the right to receive the cash consideration.

The “stock conversion number” is equal to the quotient obtained by dividing (x) 99,403,291 (subject to certain adjustments for shares canceled or issued after August 18, 2010 and prior to the effective time of the merger) by (y) the exchange ratio. As of August 18, 2010, the stock conversion number was 90,366,628.

Cash Consideration Allocation.  If the stock election number is less than the stock conversion number (the amount by which the stock conversion number exceeds the stock election number being referred to in this joint proxy statement/prospectus as the “shortfall number”), then all stock election shares shall be converted into the right to receive the stock consideration, and the non-election shares and cash election shares will be treated in the following manner:

•	If the shortfall number is less than or equal to the number of non-election shares, then all cash election shares will be converted into the right to receive the cash consideration, and the non-election shares of each holder thereof shall convert into the right to receive the stock consideration in respect of that number of non-election shares equal to the product obtained by multiplying (A) the number of non-election shares held by such holder by (B) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares, with the remaining number of such holder’s non-election shares being converted into the right to receive the cash consideration; or

•	If the shortfall number exceeds the number of non-election shares, then all non-election shares will be converted into the right to receive the stock consideration, and the cash election shares of each holder thereof shall convert into the right to receive the stock consideration in respect of that number of cash election shares equal to the product obtained by multiplying (A) the number of cash election shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the shortfall number exceeds (y) the total number of non-election shares and the denominator of which is the total number of cash election shares, with the remaining number of such holder’s cash election shares being converted into the right to receive the cash consideration.

Notwithstanding these allocation procedures, in order for the transaction to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the aggregate cash consideration pool may be decreased, and the aggregate stock consideration pool may be increased as specified in the merger agreement and the allocation of the merger consideration adjusted to reflect such increase in the aggregate stock consideration.

Illustrative Examples of Allocation Procedures.  For illustrative purposes only, the following examples describe the application of the allocation provisions of the merger agreement in the case of an oversubscription of cash election shares and in the case of an oversubscription of stock election shares. Solely for the purposes of these examples, it is assumed that (i) there are 105,000,000 shares of common stock of NewAlliance outstanding, (ii) the exchange ratio is 1.10, and (iii) the stock conversion number is 90,300,000. It is also assumed that there are no shares with respect to which appraisal rights have been properly exercised and perfected under Delaware law.

Example 1 (Oversubscription of Cash Election Shares)

Assume that valid cash elections are received with respect to 50,000,000 shares (approximately 48% of the outstanding shares) of NewAlliance common stock; valid stock elections are received with respect to 40,000,000 shares (approximately 38% of the outstanding shares); and no elections are received with respect to 15,000,000 shares (approximately 14% of the outstanding shares). This means that the shortfall number is 50,300,000 (90,300,000-40,000,000), and the allocation provisions would generally apply as follows:

•	Stock election shares. All 40,000,000 stock election shares are converted into the right to receive the stock consideration.

•	Non-election shares. Because the shortfall number (50,300,000) exceeds the number of non-election shares (15,000,000), all 15,000,000 non-election shares are converted into the right to receive the stock consideration.

•	Cash election shares. Of the 50,000,000 cash election shares, 35,300,000 cash election shares are converted into the right to receive the stock consideration. The remaining 14,700,000 cash election shares are converted into the right to receive the cash consideration. Since the cash election shares are oversubscribed, this means that the NewAlliance stockholders who make a cash election receive a mix of cash and stock merger consideration.

This can be further illustrated as follows:

•	Stockholder A holds 1,000 shares of NewAlliance common stock and makes a valid stock election with respect to all 1,000 shares. Stockholder A would receive 1,100 (1,000 x 1.10) shares of First Niagara common stock.

•	Stockholder B holds 1,000 shares of NewAlliance common stock and makes a valid cash election with respect to all 1,000 shares. 706 of such shares (1,000 x (35,300,000/50,000,000)) would be converted into the right to receive the stock consideration, and the remaining 294 of such shares would be converted into the right to receive the cash consideration. Stockholder B would receive:

•	776 shares of First Niagara common stock (706 x 1.10) and cash instead of a fractional 0.60 share of First Niagara common stock; and

•	$4,198.32 in cash (294 x $14.28).

•	Stockholder C holds 1,000 shares of NewAlliance common stock and makes a valid cash election with respect to 500 shares and a valid stock election with respect to 500 shares. All 500 stock election shares are converted into the right to receive the stock consideration. Of the 500 cash election shares, 353 shares (500 x (35,300,000/50,000,000)) would be converted into the right to receive the stock consideration, and the remaining 147 of such cash election shares would be converted into the right to receive the cash consideration. Stockholder C would receive:

•	938 shares of First Niagara common stock ((500 + 353) x 1.10) and cash instead of a fractional 0.30 share of First Niagara common stock; and

•	$2,099.16 in cash (147 x $14.28).

Example 2 (Oversubscription of Stock Election Shares)

Assume that valid stock elections are received with respect to 94,900,000 shares (approximately 90% of the outstanding shares) of NewAlliance common stock; valid cash elections are received with respect to 10,000,000 shares (approximately 10% of the outstanding shares) of NewAlliance common stock; and no elections are received with respect to 100,000 shares (less than 0.001% of the outstanding shares). The allocation provisions would generally apply as follows:

•	Cash election shares. All 10,000,000 cash election shares are converted into the right to receive the cash consideration.

•	Non-election shares. All 100,000 non-election shares are converted into the right to receive the cash consideration.

•	Stock election shares. Of the 94,900,000 stock election shares, 90,300,000 stock election shares are converted into the right to receive the stock consideration. The remaining 4,600,000 stock election shares are converted into the right to receive the cash consideration. Since the stock election shares are oversubscribed, this means that the NewAlliance stockholders who make a stock election receive a mix of cash and stock merger consideration.

This can be further illustrated as follows:

•	Stockholder A holds 1,000 shares of NewAlliance common stock and makes a valid stock election with respect to all 1,000 shares. 951.53 of such shares (1,000 x (90,300,000/94,900,000)) are converted into the right to receive the stock consideration, and the remaining 48.47 of such shares are converted into the right to receive the cash consideration. Stockholder A would receive:

•	1,046 shares of First Niagara common stock (951.53 x 1.10) and cash instead of a fractional 0.68 share of First Niagara common stock; and

•	$692.15 in cash (48.47 x $14.28).

•	Stockholder B holds 1,000 shares of NewAlliance common stock and makes a valid cash election with respect to all 1,000 shares. Stockholder B would receive $14,280 in cash (1,000 x $14.28).

•	Stockholder C holds 1,000 shares of NewAlliance common stock and makes a valid cash election with respect to 500 shares and a valid stock election with respect to 500 shares. All 500 cash election shares are converted into the right to receive the cash consideration. Of the 500 stock election shares, 475.76 shares (500 x (90,300,000/94,900,000)) are converted into the right to receive the stock consideration, and the remaining 24.24 stock election shares are converted into the right to receive the cash consideration. Stockholder C would receive:

•	523 shares of First Niagara common stock (475.76 x 1.10) and cash instead of a fractional 0.34 share of First Niagara common stock; and

•	$7,486.15 in cash ((500 + 24.24) x $14.28).

Exchange Procedures

An election form and transmittal materials will be mailed under separate cover to NewAlliance stockholders who hold shares of NewAlliance common stock in registered form. If you wish to make an election with respect to any of your shares, you must submit an election form and transmittal materials and the certificates which represent your election shares to the exchange agent prior to the election deadline. Do not submit your stock certificates with your proxy card. You should only submit your stock certificates which represent your election shares when you have received and properly completed the election form and transmittal materials. See “Election Procedures; Surrender of Stock Certificates” beginning on page 27 of this joint proxy statement/prospectus.

Exchange Agent.  After the election deadline, First Niagara will deposit with the exchange agent (1) cash in an amount sufficient to allow the exchange agent to make cash consideration payments under the terms of the merger agreement and (2) certificates (or evidence of shares in book entry form) representing shares of First Niagara common stock, which we refer to as the “new certificates,” each to be given to the holders of NewAlliance common stock in exchange for old certificates representing shares of NewAlliance common stock. Any such cash or new certificates remaining in the possession of the exchange agent 180 days after the effective time will be delivered to First Niagara. Any holder of old certificates who has not exchanged his, her or its old certificates by that time will be entitled to look exclusively to First Niagara, and only as a general creditor, for the consideration to which he, she or it may be entitled upon exchange of such old certificates.

Exchange Procedures.  Within ten days after the effective time of the merger, the exchange agent will mail a form of letter of transmittal to each person who was, immediately prior to the effective time, a holder of record of NewAlliance common stock and who has either (i) not submitted their properly completed election form on or before the election deadline or (ii) revoked their election form prior to the election deadline (without later submitting a properly completed election form prior to the election deadline). The letter of transmittal will contain instructions for use in effecting the surrender of old certificates (to the extent such old certificates have not been surrendered together with the election forms) in exchange for the consideration to which such person may be entitled pursuant to the merger agreement, and will specify that delivery shall be effected, and risk of loss and title to the old certificates shall pass, only upon proper delivery of such certificates to the exchange agent. Within ten business days after due surrender to the exchange agent of an old certificate for cancellation (to the extent such old certificates have not been surrendered together with the election forms) together with such letter of transmittal duly executed and completed, the holder of such old certificate will be provided a new certificate and a check in the amount to which such holder is entitled pursuant to the merger agreement, and the old certificate shall be canceled. Any amounts required to be deducted and withheld under state, local or foreign tax law will be deducted and withheld from the consideration otherwise payable under the merger agreement.

Until you surrender your NewAlliance stock certificates for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective time of the merger with respect to First Niagara common stock into which any of your shares may have been converted. When you surrender your

NewAlliance stock certificates, First Niagara will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no transfers on the stock transfer books of NewAlliance of any shares of NewAlliance common stock.

If a certificate for NewAlliance common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification. The posting of a bond in a reasonable amount may also be required.

Treatment of NewAlliance Stock Options and Other Equity Awards

In accordance with the merger agreement, at the effective time of the merger, each option to purchase shares of NewAlliance common stock (each, a “NewAlliance stock option”) outstanding and unexercised immediately prior to the effective time of the merger will become vested, to the extent not already vested, and immediately exercisable. At the effective time of the merger, each holder of a NewAlliance stock option will receive an option to purchase the number of shares of First Niagara common stock (each, a “First Niagara stock option”) equal to the product (rounded down to the nearest whole share) of the number of shares of NewAlliance common stock subject to such NewAlliance stock option and the exchange ratio, at an exercise price per share equal to the exercise price of the NewAlliance stock option divided by the exchange ratio, provided that the exercise price is rounded up to the nearest whole cent.

In accordance with the merger agreement, at the effective time of the merger, each outstanding and unvested right to receive shares of NewAlliance common stock, including any accrued dividends, which have been granted under the NewAlliance 2005 Long-Term Compensation Plan (other than a NewAlliance stock option or performance award), which we refer to collectively as “NewAlliance restricted stock awards,” will become fully vested, will cease to represent a right to receive shares of NewAlliance common stock and will be converted automatically into the right to receive the stock consideration in respect of each outstanding NewAlliance restricted stock award. Any accrued dividends on such NewAlliance awards shall be paid in cash to the holders of such NewAlliance restricted stock award on the effective time of the merger.

In accordance with the merger agreement, each outstanding performance based stock award held by a participant which has been granted under the NewAlliance 2005 Long-Term Compensation Plan, which we refer to as the “NewAlliance performance share awards,” will become fully vested, and the participant will receive the stock consideration in respect of each outstanding performance share award, multiplied by the pro rata portion. The pro rata portion with respect to each participant means (i) the number of shares of NewAlliance common stock subject to the performance share award awarded to such participant, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the grant date through the effective time of the merger, and the denominator of which is equal to the total performance period pursuant to the NewAlliance 2005 Long-Term Compensation Plan to which such performance share award is subject, and further multiplied by (iii) a percentage equal to the TSR Percentage (as defined in, and calculated in accordance with, the applicable NewAlliance 2005 Long-Term Compensation Plan Award Agreement) achieved by NewAlliance as of the effective time of the merger.

Background of the Merger

As part of the ongoing consideration and evaluation of its long-term prospects and strategies, the First Niagara board of directors looks for and considers various opportunities for growth through strategic acquisitions of, or combinations with, other financial institutions. During its regularly scheduled board meetings in 2009, the First Niagara board of directors discussed and reviewed general market conditions, the mergers and acquisitions landscape and potential opportunities for growth with its senior management and its financial advisors, including, among others, Sandler O’Neill.

NewAlliance has, since its formation in 2004, periodically reviewed strategic opportunities as a part of its goal to deliver stockholder value. In most instances, this has involved board of directors consideration of possible acquisition targets and other expansion opportunities. On occasion, it has also involved the board’s review of potential combinations with a potential controlling party. These reviews have taken place with the assistance of various investment banking and consulting firms over the years.

In December of 2009, NewAlliance’s Chairman, President and CEO, Peyton R. Patterson, was approached by the chief executive officers of two potential acquirors, one of whom was John R. Koelmel, President and Chief Executive Officer of First Niagara. In each case, meetings were held, the visits were very informal and no deal terms were discussed. Ms. Patterson reported on these discussions to and received direction from the NewAlliance board of directors. Advice in connection with these discussions and later in connection with the merger agreement was provided by NewAlliance’s financial advisor, J.P. Morgan, and its outside legal counsel, Hinckley, Allen & Snyder LLP (“Hinckley”).

In February of 2010, both of the chief executive officers again contacted Ms. Patterson. Mr. Koelmel met with Ms. Patterson on February 8, 2010 and subsequently provided her with a letter, dated February 12, 2010, outlining the potential benefits of a combination between First Niagara and NewAlliance, certain structural and leadership considerations in a combined company and both companies’ commitment to their constituent communities. Separately, Ms. Patterson met with the other chief executive officer in February for an informal discussion of a possible combination. Ms. Patterson informed the NewAlliance board of directors of these discussions, as well as of a potential expansion opportunity involving a lending business that would be a new business line for NewAlliance.

On April 5, 2010, the executive committee of First Niagara’s board of directors (“executive committee”) met to consider, with the assistance of Sandler O’Neill, the possibility of a business combination with NewAlliance and the next steps in connection with such a possible combination, and authorized First Niagara’s senior management to continue to pursue a possible combination.

In early April 2010, Mr. Koelmel called Ms. Patterson requesting a meeting, and the two met on April 8, 2010. At this meeting, Ms. Patterson suggested that Mr. Koelmel meet with the NewAlliance board in person to give them the opportunity to hear directly from Mr. Koelmel about First Niagara’s future plans and how NewAlliance might be a part of that future. On April 20, 2010, Mr. Koelmel met with Ms. Patterson and the NewAlliance board of directors for this purpose.

On April 27, 2010, the NewAlliance board met at its regular monthly meeting and discussed the interests of the two potential acquirors. Due to an unexpected development with respect to the management of the other potential acquiror, it was unclear whether and over what time frame further discussions regarding a transaction could take place. In addition, a new acquisition opportunity for NewAlliance was discussed, and the NewAlliance board encouraged Ms. Patterson to seek further information and potentially to pursue that acquisition opportunity along with having additional discussions with the potential aquirors.

Following the NewAlliance board meeting of April 27, Ms. Patterson spoke to the CEO of the new acquisition opportunity. She also called Mr. Koelmel. In addition, she received a call from the Chairman of the other potential acquiror requesting a meeting, and a meeting was held with the other potential acquiror on May 4, 2010. Following that meeting and a follow-up call from the Chairman, Ms. Patterson reported to the NewAlliance board that the other potential acquiror had indicated they were not prepared to pursue their interest in the short term.

Additional phone calls took place between the CEO of the acquisition opportunity and Ms. Patterson in May, and NewAlliance aggressively pursued this opportunity until June 26, 2010. At that time, NewAlliance decided not to continue pursuing the acquisition opportunity after initiating due diligence. On the basis of this review, NewAlliance determined that the target’s loan quality and credit administration practices were not compatible with NewAlliance’s historical tolerance for risk.

On June 22, 2010, NewAlliance distributed a draft confidentiality agreement to First Niagara. On June 28, 2010, First Niagara and NewAlliance entered into a mutual confidentiality agreement in order to provide to each other confidential information about the respective businesses of each company. On June 29, 2010, Ms. Patterson briefed the NewAlliance board of directors on the decision to abandon the acquisition opportunity and the status of discussions with First Niagara.

On July 1, 2010, certain members of the management teams of First Niagara and NewAlliance held a meeting together with the companies’ respective financial advisors, Sandler O’Neill and J.P. Morgan, in order to review NewAlliance’s business plan and assess the possible synergies resulting from a business combination. Over the course of the following several weeks, First Niagara’s management and Sandler O’Neill received information from NewAlliance and engaged in a preliminary due diligence investigation of NewAlliance.

On July 15, 2010, First Niagara’s executive committee met by teleconference to discuss the submission of a possible non-binding proposal for the acquisition of NewAlliance. After considering the report of Mr. Koelmel regarding an overview of the discussions and meetings that had taken place to date with respect to NewAlliance and an overview of the rationale for the proposed transaction, the strategic value presented, the preliminary pro forma outcomes and the advice of Sullivan & Cromwell LLP (“Sullivan & Cromwell”), First Niagara’s outside legal counsel, regarding the regulatory aspects of the proposed transaction, the executive committee agreed on a proposed non-binding offer for NewAlliance based upon a range of possible exchange ratios. The executive committee authorized First Niagara management to submit the non-binding proposal to NewAlliance and to continue to conduct their due diligence investigation. On July 16, 2010, Mr. Koelmel verbally conveyed to Ms. Patterson an offer for a combination based on the purchase of NewAlliance shares by First Niagara with an exchange ratio range up to 1.08 which Ms. Patterson conveyed to the NewAlliance board.

At a regularly scheduled meeting of First Niagara’s board on July 27, 2010, the First Niagara board was advised of the outcome of the July 15, 2010 meeting of the executive committee.

Also on July 27, 2010, the NewAlliance board met and, together with representatives of J.P. Morgan, discussed the First Niagara opportunity. The NewAlliance board agreed that discussions with First Niagara should continue. On July 28, 2010, Ms. Patterson called Mr. Koelmel to express continued interest in a combination and to convey the view of the NewAlliance board of directors that an exchange ratio of 1.10 would be necessary to continue discussions.

On July 29, 2010, First Niagara submitted a non-binding proposal of merger to NewAlliance along with a proposed transaction timeline targeting an announcement date of August 12, 2010. The proposal was based on a range of possible exchange ratios from 1.06-1.10 and mixed consideration consisting of 86% First Niagara common stock and 14% cash. The proposal also included First Niagara’s expectation of increasing the size of its board of directors to include directors from the board of NewAlliance, and addressed other structural and leadership issues. On July 30, 2010, NewAlliance’s board met to discuss the proposal and was advised by outside counsel Hinckley as to its fiduciary duties in considering the proposal. On August 1, 2010, Ms. Patterson called Mr. Koelmel to outline a process for continued discussions.

On August 2, 2010, Sandler O’Neill and J.P. Morgan discussed additional details regarding First Niagara’s proposal. Later that day, NewAlliance delivered a letter to First Niagara in response to First Niagara’s non-binding proposal that contained NewAlliance’s requirements in order to continue negotiations to reach a binding, definitive agreement by August 16, which requirements included, among other things: an exchange ratio of 1.10 First Niagara shares of common stock for each NewAlliance share of common stock, comfort that the pro-forma senior management team of the combined organization would have the experience and capabilities to manage a substantially larger organization and a commitment from First Niagara to the continuation of a significant presence in New Haven, Connecticut. Mr. Koelmel counter-signed the letter that day.

On August 4, 5, 6, 9, 12, 13 and 14, 2010, NewAlliance’s board met by conference call to be advised by Ms. Patterson and NewAlliance’s management, J.P. Morgan and Hinckley of the status of discussions, due diligence, deal points and issues with respect to the draft merger agreement. No decisions were made during those calls except as reflected in the following paragraphs.

On August 6, 2010, First Niagara’s executive committee held a meeting and reviewed a presentation prepared by First Niagara’s management and Sandler O’Neill, which included updated financial analysis, a summary of transaction assumptions, a pro forma financial summary and a business model and strategy. The executive committee authorized Mr. Koelmel to propose to NewAlliance an exchange ratio of 1.09 First

Niagara shares for each NewAlliance share. Mr. Koelmel and Ms. Patterson subsequently spoke, discussed First Niagara’s basis for the 1.09 exchange ratio, and Ms. Patterson agreed that she could recommend it to the NewAlliance board.

That same day, Mr. Koelmel delivered a letter to Ms. Patterson confirming that First Niagara had completed its preliminary due diligence work. On the foregoing basis, NewAlliance permitted First Niagara to proceed with more detailed due diligence and initiated its formal due diligence of First Niagara. Beginning August 8, 2010, representatives of First Niagara and its advisors began conducting a more detailed due diligence investigation of NewAlliance, and representatives of NewAlliance and its advisors began conducting a due diligence investigation of First Niagara, including remote and on-site documentary due diligence, management interviews and discussions and credit diligence and risk assessments.

On August 9, 2010, Sullivan & Cromwell delivered a draft merger agreement to NewAlliance and Hinckley.

On August 11, 2010, representatives of the First Niagara board of directors had an informal introductory meeting with representatives of the NewAlliance board of directors.

On August 12, 2010, Hinckley delivered to NewAlliance and Sullivan & Cromwell a revised draft of the merger agreement, and the parties and their legal advisors negotiated the terms and conditions of the merger agreement over the course of the next several days.

On August 13, 2010, Hinckley advised First Niagara and its advisors that a critical issue for NewAlliance’s board in their consideration of the proposed transaction was its comfort with the pro forma management team, and requested drafts of certain letter agreements regarding Ms. Patterson and Gail E.D. Brathwaite, NewAlliance’s Executive Vice President and Chief Operating Officer.

In response to Hinckley’s request, on August 14, 2010, First Niagara delivered a letter to NewAlliance summarizing First Niagara’s proposal with respect to the roles of NewAlliance’s management within the combined organization and attached drafts of letter agreements between First Niagara and each of Ms. Patterson and Ms. Brathwaite.

Over the course of August 13 and August 14, 2010, Mr. Koelmel and Ms. Patterson, and Mr. Koelmel and Ms. Brathwaite, engaged in direct discussions with respect to the outstanding issues in connection with their respective letter agreements.

On August 15, 2010, Hinckley delivered a revised draft merger agreement to First Niagara and its advisors.

Also on August 15, 2010, the First Niagara board of directors held a special meeting to review and consider the proposed transaction with NewAlliance. Mr. Koelmel reported on the results of the due diligence investigation of NewAlliance, provided a summary of the negotiations with NewAlliance since the executive committee meeting of August 6, 2010 and reviewed a presentation on NewAlliance and the proposed business combination with NewAlliance. Sullivan & Cromwell provided the board with a detailed overview of the directors’ fiduciary duties under Delaware law, and reviewed the material terms of the merger and the proposed draft merger agreement. Representatives of Sandler O’Neill then addressed the fairness to First Niagara of the merger consideration to be paid to the stockholders of NewAlliance by First Niagara, from a financial point of view, including a review of a presentation outlining the proposed transaction multiples and transaction structure, an overview of NewAlliance, a comparable group analysis and a review of the methodology and assumptions used to arrive at the valuation of NewAlliance, and responded to questions by the First Niagara board. The meeting was adjourned pending resolution of the remaining open items (which included the exchange ratio).

On August 16, 2010, Ms. Patterson initiated a call with NewAlliance’s Chief Financial Officer, Glenn I. MacInnes, to Mr. Koelmel and First Niagara’s Chief Financial Officer, Michael W. Harrington. In that call, Ms. Patterson indicated that, in reviewing the current financial aspects of the transaction, including updated transaction costs, she believed an increase in the exchange ratio up to 1.12 was merited.

On August 17, 2010, First Niagara offered an increased exchange ratio of 1.10 shares of First Niagara common stock per share of NewAlliance common stock, and Ms. Patterson agreed to take that offer to the NewAlliance board. That same day, First Niagara delivered a letter to NewAlliance regarding First Niagara’s proposal with respect to the integration of NewAlliance’s management in the combined organization.

On August 18, 2010, the NewAlliance board of directors held a special meeting to review and consider the proposed transaction with First Niagara. Copies of presentation materials from senior management and J.P. Morgan, as well as a draft of the merger agreement and related material, were distributed to the members of the board in advance of the meeting. At the meeting, Ms. Patterson provided a summary of the negotiations with First Niagara. NewAlliance’s CFO, Mr. MacInnes, presented a financial analysis of the proposed merger. Don T. Chaffee, Chief Credit Officer of NewAlliance and Koon-Ping Chan, Chief Risk Officer of NewAlliance presented a review of due diligence findings. Hinckley provided the board with a detailed overview of directors’ fiduciary duties under Delaware law and reviewed the material terms of the merger and the draft merger agreement and responded to questions by the NewAlliance board. Representatives of J.P. Morgan then addressed the fairness of the merger consideration to be paid to the stockholders of NewAlliance from a financial point of view, including a review of a presentation outlining the proposed transaction, and responded to questions by the NewAlliance board. Following a discussion, the board unanimously determined that the merger agreement and the merger were fair to and in the best interests of NewAlliance and its stockholders, declared it advisable that NewAlliance enter into the merger agreement and approved the merger agreement and related actions.

On the afternoon of August 18, 2010, the First Niagara board of directors reconvened its special meeting. First Niagara’s management presented an updated business model based on a 1.10 exchange ratio and stock price as of the close of August 17, 2010 of $12.95 for the transaction. Mr. Koelmel reviewed the key financial metrics of the proposed price and highlighted items which had changed since the last pricing model. Sullivan & Cromwell and John Mineo, First Niagara’s General Counsel and Corporate Secretary, reviewed the terms of the merger agreement, noting that the substance of the merger agreement was finalized and signed off on by representatives of First Niagara and NewAlliance, subject to board approval, and reminded the board of their fiduciary duties. Representatives of Sandler O’Neill orally advised First Niagara’s board of directors of its opinion, subsequently confirmed in writing, that, as of August 18, 2010, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sandler O’Neill, the proposed exchange ratio was fair, from a financial point of view, to First Niagara. Following a discussion, the board unanimously determined that the merger agreement and the merger were fair to and in the best interests of First Niagara and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement, and declared it advisable that First Niagara enter into the merger agreement and recommended that the stockholders of First Niagara vote in favor of the issuance of First Niagara common stock in connection with the merger.

Subsequently, NewAlliance and First Niagara executed and delivered the merger agreement, and First Niagara entered into letter agreements with each of Ms. Patterson and Ms. Brathwaite, and, on August 19, 2010, issued a joint press release announcing the execution of the merger agreement.

On September 27, 2010, NewAlliance, First Niagara and Merger Sub executed and delivered an amendment to the merger agreement. The amendment makes certain technical changes to the provisions of the merger agreement relating to exchange procedures and termination. A copy of the amendment is attached as Appendix A2 and is incorporated by reference in this joint proxy statement/prospectus.

Recommendation of the NewAlliance Board of Directors and Reasons for the Merger

NewAlliance’s board of directors reviewed and discussed the transaction with NewAlliance’s management and its financial and legal advisors in determining that the merger was advisable and is fair to, and in the best interests of, NewAlliance and its stockholders. In reaching its conclusion to adopt the merger agreement, the NewAlliance board of directors considered a number of factors, including, among others, the following:

•	the board’s understanding of, and the presentations of NewAlliance’s management and financial advisor regarding, each of NewAlliance’s and First Niagara’s business, operations, management, financial condition, asset quality, earnings and prospects;

•	the results of NewAlliance’s due diligence investigation of First Niagara and the reputation, business practices and experience of First Niagara and its management, including experience related to integration of acquired businesses;

•	management’s view that the merger will allow for enhanced opportunities for NewAlliance’s clients and customers, and management’s view that the limited geographic overlap between the two companies will minimize the impact of the merger on NewAlliance’s employees;

•	First Niagara’s commitment to continue a significant presence in New Haven and Connecticut, including its agreement to name NewAlliance’s headquarters in New Haven as First Niagara’s New England Regional Market Center and to contribute an additional $7.5 million to the First Niagara Bank Foundation to support funding for not-for-profit, charitable organizations in the communities served by NewAlliance;

•	First Niagara’s agreement to appoint three NewAlliance directors to the board of First Niagara and to establish an advisory board comprised of the remaining NewAlliance directors in order to provide continuity and leadership in NewAlliance’s local markets;

•	the board’s knowledge of the current and prospective environment in which NewAlliance operates, including national and local economic conditions, the competitive environment, the trend toward consolidation in the financial services industry and the likely effect of these factors on NewAlliance’s potential growth, development, productivity, profitability and strategic options;

•	the board’s view that the size of the institution and related economies of scale, as well as diversification of product offerings, beyond the level it believed to be reasonably achievable on an independent basis was becoming increasingly important to continued success in the current financial services environment;

•	the review by the NewAlliance board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the adequacy of the merger consideration, not only in relation to the current market price of NewAlliance common stock, but also in relation to the historical, present and anticipated future operating results and financial position of NewAlliance;

•	the fact that the implied value of the merger consideration as of August 17, 2010 of $14.25 for each share of NewAlliance common stock represented a 24.8% premium over the closing price of NewAlliance common stock of $11.41 on August 17, 2010, and a premium of approximately 20% over NewAlliance’s 52-week average closing price, on August 17, 2010, the last trading day before NewAlliance and First Niagara entered into the merger agreement;

•	First Niagara’s current quarterly dividend rate of $0.14 per share as compared to NewAlliance’s quarterly dividend rate of $0.07 per share;

•	the fact that NewAlliance stockholders will receive predominantly shares of First Niagara common stock in the merger, which would allow NewAlliance stockholders to participate in a significant portion of the future performance of the combined NewAlliance and First Niagara businesses and synergies resulting from the merger, and the value to NewAlliance stockholders represented by that consideration;

•	the board’s conclusion that First Niagara’s earnings and prospects make it more likely that the combined company will have superior future earnings and prospects compared to NewAlliance’s earnings and prospects on an independent basis;

•	NewAlliance’s right to terminate the merger agreement if, subject to First Niagara’s ability to increase the exchange ratio of the stock portion of the merger consideration, the average of the daily closing sales prices of a share of First Niagara common stock for the ten consecutive trading days preceding the date on which all required regulatory approvals required for the merger have been obtained or waived is less than $10.22 per share (subject to customary anti-dilution adjustments) and certain other per share valuation metrics described in the merger agreement are met;

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the merger will be obtained in a timely fashion;

•	the fact that the merger agreement obligates First Niagara to pay to NewAlliance a termination fee of $60 million if First Niagara terminates the merger agreement under certain circumstances; and

•	the financial information and analyses presented by J.P. Morgan to the NewAlliance board of directors, and J.P. Morgan’s opinion to the NewAlliance board of directors to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the consideration in the proposed merger was fair from a financial point of view to holders of NewAlliance common stock. A copy of the J.P. Morgan written opinion that was delivered to the NewAlliance board is included as Appendix B to this joint proxy statement/prospectus and described under “Opinion of NewAlliance’s Financial Advisor” beginning on page 39. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

The NewAlliance board also considered potential risks relating to the merger, including the following:

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

•	the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on NewAlliance’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•	the requirement that NewAlliance conduct its business in the ordinary course and the other restrictions on the conduct of NewAlliance’s business prior to completion of the merger, which may delay or prevent NewAlliance from undertaking business opportunities that may arise pending completion of the merger;

•	the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of NewAlliance and First Niagara;

•	the fact that because the stock consideration in the merger is a fixed exchange ratio of shares of First Niagara common stock to NewAlliance common stock, NewAlliance stockholders could be adversely affected by a decrease in the trading price of First Niagara common stock during the pendency of the merger;

•	the fact that certain provisions of the merger agreement prohibit NewAlliance from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•	the requirement that NewAlliance submit the merger agreement to its stockholders even if its board withdraws its recommendation;

•	the fact that the merger agreement entitles First Niagara to terminate the merger agreement if, among other things, NewAlliance commences negotiations regarding an alternative acquisition proposal and obligates NewAlliance to pay to First Niagara a termination fee of $60 million if NewAlliance recommends or accepts an alternative acquisition proposal, which may deter others from proposing an alternative transaction that may be more advantageous to NewAlliance stockholders; and

•	the risks described in the section entitled “Risk Factors” beginning on page 10.

The discussion of the information and factors considered by the NewAlliance board is not exhaustive, but includes all material factors considered by the NewAlliance board. In view of the wide variety of factors considered by the NewAlliance board in connection with its evaluation of the merger and the complexity of these matters, the NewAlliance board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The NewAlliance board evaluated the factors described above, including asking questions of NewAlliance’s management and NewAlliance’s legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of NewAlliance and its stockholders. In considering the factors described above, individual members of the NewAlliance board of directors may have given different weights to different factors. NewAlliance’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the NewAlliance board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” beginning on page 112.

During its consideration of the merger described above, NewAlliance’s board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its stockholders generally, as described in the section entitled “Interests of NewAlliance Directors and Executive Officers in the Merger” beginning on page 45.

The NewAlliance board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, NewAlliance and its stockholders. Accordingly, the NewAlliance board of directors unanimously approved the merger agreement and the transactions contemplated thereby.

THE NEWALLIANCE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEWALLIANCE STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

Opinion of NewAlliance’s Financial Advisor

At the meeting of the board of directors of NewAlliance on August 18, 2010, J.P. Morgan rendered its oral opinion to the board of directors of NewAlliance, and subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions described to the board during its presentation and set forth in its written opinion, the consideration in the proposed merger was fair, from a financial point of view, to holders of NewAlliance common stock. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions.

The full text of the written opinion of J.P. Morgan dated August 18, 2010, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this joint proxy statement/prospectus. NewAlliance stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the board of directors of NewAlliance, is directed only to the consideration in the merger and does not constitute a recommendation as to how any holder of NewAlliance common stock should vote with respect to the merger or any other matter. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In connection with preparing its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement dated August 17, 2010;

•	reviewed certain publicly available business and financial information concerning NewAlliance and First Niagara and the industries in which they operate;

•	compared the financial and operating performance of NewAlliance and First Niagara with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of NewAlliance common stock and First Niagara common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts relating to NewAlliance prepared by the management of NewAlliance and the Institutional Brokers’ Estimate System (“I/B/E/S”) estimates relating to First Niagara, as well as financial analyses and forecasts provided by the management of NewAlliance and First Niagara relating to the estimated amount and timing of cost savings and related expenses and synergies expected to result from the merger;

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion; and

•	held discussions with certain members of the management of NewAlliance and First Niagara with respect to certain aspects of the merger, and the past and current business operations of NewAlliance and First Niagara, the financial condition and future prospects and operations of NewAlliance and First Niagara, the effects of the merger on the financial condition and future prospects of NewAlliance and First Niagara, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by NewAlliance and First Niagara or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities of NewAlliance or First Niagara, nor did J.P. Morgan evaluate the solvency of NewAlliance or First Niagara under any state or federal laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for credit losses with respect thereto and, accordingly, J.P. Morgan did not make an independent evaluation of the adequacy of the allowance for credit losses of NewAlliance or First Niagara, and J.P. Morgan assumed, with NewAlliance’s consent, that the respective allowances for credit losses for both NewAlliance and First Niagara, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to it by NewAlliance or derived therefrom, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of NewAlliance and First Niagara to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) referred to above, or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be completed as described in the draft merger agreement reviewed by J.P. Morgan, and that the merger agreement would not differ in any material respects from the draft furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by NewAlliance and First Niagara in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to NewAlliance with respect to such issues. J.P. Morgan has further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on NewAlliance or First Niagara or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of NewAlliance common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of the merger to, or any consideration to be paid to, the holders of any other class of securities, creditors or other constituencies of NewAlliance or as to the underlying decision by NewAlliance to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio applicable to the holders of NewAlliance common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which NewAlliance common stock or First Niagara common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by J.P. Morgan, nor does the order of analyses described represent relative importance or weight given to those analyses by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of J.P. Morgan’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by J.P. Morgan. The projections furnished to J.P. Morgan for NewAlliance and used in J.P. Morgan’s financial analyses were prepared by the management of NewAlliance. NewAlliance does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

Implied Value.  Based upon an assumed exchange ratio of 1.10x and the $12.95 closing market price of First Niagara common stock on August 17, 2010, J.P. Morgan calculated that the implied value of the aggregate consideration was $14.25 per share of NewAlliance common stock. This implied value represents approximately a 24.8% premium to the August 17, 2010 closing market price of NewAlliance common stock of $11.41 and a 5.7% premium to the 52-week high price of NewAlliance common stock. The implied offer price also represented a multiple of 1.7x the price to tangible book value per share and a core deposit premium of 10.8%.

NewAlliance Historical Trading Analysis.  In addition, J.P. Morgan reviewed the share price trading history of NewAlliance common stock for the one year period beginning on July 1, 2009 and ending on August 17, 2010. During this period, J.P. Morgan noted that NewAlliance common stock traded as low as $10.50 and as high as $13.48, as compared to the closing price of NewAlliance common stock on August 17, 2010 of $11.41.

NewAlliance Selected Companies Analysis.  Using publicly available information, J.P. Morgan compared selected financial and market data of NewAlliance with similar data for the following companies:

First Niagara Financial Group, Inc.
Fulton Financial Corp.
People’s United Financial, Inc.
Provident Financial Services, Inc.
Signature Bank
Susquehanna Bancshares, Inc.
Webster Financial Corporation

J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available financial data as of June 30, 2010 and market data as of August 17, 2010. With respect to the selected companies, the information J.P. Morgan presented included:

•	price as a percentage of the selected company’s 52-week high;

•	multiple of price to I/B/E/S estimated earnings per share for 2011 and 2012; and

•	multiple of price to book value and tangible book value per share.

Set forth below are observations that resulted from the comparison of the data related to the selected companies described above:

			Selected
			Companies
	NewAlliance		Median

% of 52-week high	84.6%		79.4%
Price to 2011 earnings per share (“EPS”)	17.7	x	15.3	x
Price to 2012 EPS	15.5	x	11.4	x
Price to book value	0.8	x	1.0	x
Price to tangible book value	1.3	x	1.4	x

NewAlliance Stand Alone Dividend Discount Analysis.  J.P. Morgan calculated a range of implied values for the NewAlliance common stock implied by discounting to present values estimates of NewAlliance’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

•	target tangible common equity to tangible asset ratio of 8%;

•	the following earnings assumptions for 2010 to 2014 based on NewAlliance management’s estimates;

	2011E	2012E	2013E	2014E

EPS	$0.64	$0.74	$0.85	$1.03
Net income (in millions)	$64	$73	$84	$102

•	2015 to 2016 earnings growth rate of 10%;

•	2017 earnings growth rate of 5%;

•	2018 to 2020 earnings growth rate of 4%;

•	asset growth assumptions for 2010 to 2014 based on NewAlliance management’s estimates;

•	2015 to 2016 asset growth rate of 7.5%;

•	2017 asset growth rate of 5.0%;

•	2018 to 2020 asset growth rate of 4.0%;

•	core dividend based on 50.0% payout ratio;

•	cost of excess capital of 3.0% (pre-tax);

•	June 30, 2010 valuation date;

•	terminal value of NewAlliance common stock at the end of 2020 based on a price to earnings multiple range of 12.0x to 14.0x;

•	discount rates from 10.0% to 12.0% to calculate the present value of the dividend stream and terminal values; and

•	35% tax rate.

These calculations resulted in a range of implied values of $11.61 to $13.99 per share of NewAlliance common stock, as illustrated by the following table:

	Terminal Multiple
Discount Rate	12.0x	13.0x	14.0x

10.0%	$12.92	$13.46	$13.99
11.0%	$12.24	$12.73	$13.21
12.0%	$11.61	$12.06	$12.50

First Niagara Historical Trading Analysis.  J.P. Morgan reviewed the share price trading history of First Niagara common stock for the one year period beginning on August 17, 2009 and ending on August 16, 2010. During this period, J.P. Morgan noted that First Niagara common stock traded as low as $11.98 and as high as $14.88, as compared to the closing price of First Niagara common stock on August 17, 2010 of $12.95.

First Niagara Selected Companies Analysis.  Using publicly available information, J.P. Morgan compared selected financial and market data of First Niagara with similar data for the following companies:

Fulton Financial Corporation
New York Community Bancorp, Inc.
People’s United Financial Inc.
Susquehanna Bancshares, Inc.
Valley National Bancorp
Webster Bank Financial Corporation

J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available financial data as of June 30, 2010 and market data as of August 17, 2010. With respect to the selected companies, the information J.P. Morgan presented included:

•	price as a percentage of the selected company’s 52-week high;

•	multiple of price to I/B/E/S estimated earnings per share for 2011 and 2012; and

•	multiple of price to stated book value and tangible book value per share.

Set forth below are observations that resulted from the comparison of the data related to the selected companies described above:

			Selected
			Companies
	First Niagara		Median

% of 52-week high	87.0%		76.1%
Price to 2011 EPS	12.6	x	16.5	x
Price to 2012 EPS	11.6	x	10.4	x
Price to book value	1.0	x	0.9	x
Price to tangible book value	1.6	x	1.4	x

First Niagara Stand Alone Dividend Discount Analysis.  J.P. Morgan calculated a range of implied values for First Niagara common stock implied by discounting to present values equity research estimates for First Niagara’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

•	earnings projections from 2010 to 2012 based on I/B/E/S median consensus estimates;

•	8.0% long-term earnings growth rate;

•	4.0% asset growth rate;

•	June 30, 2010 valuation date;

•	cost of excess capital of 3.0% (pre-tax);

•	terminal value of First Niagara common stock at the end of 2014 based on a price to earnings multiple of 12.0x to 14.0x;

•	discount rate from 11% to 13%;

•	target tangible common equity to tangible asset ratio of 8%;

•	constant $0.14 quarterly dividend; and

•	35% tax rate.

These calculations resulted in a range of implied values of $13.17 to $15.80 per share of First Niagara common stock, as illustrated by the following table:

	Terminal Multiple
Discount Rate	12.0x	13.0x	14.0x

11%	$14.09	$14.95	$15.80
12%	$13.62	$14.44	$15.26
13%	$13.17	$13.96	$14.75

Historical Exchange Ratio Analysis.  J.P. Morgan compared the historical share prices of NewAlliance common stock and First Niagara common stock during different periods between July 2009 and August 2010 and calculated the implied average exchange ratios during these time periods and calculated the implied offer price and the implied premium to current price based on these implied average exchange ratios. Set forth below are observations that resulted from the comparison of the historical share prices:

				Implied Premium to
Time Period	Average Exchange Ratio		Implied Offer Price	August 17, 2010 Price

Offer	1.100	x	$14.25	N.M.
August 17, 2010	0.881	x	$11.15	24.8%
10 day	0.890	x	$11.27	23.6%
30 day	0.883	x	$11.18	24.6%
60 day	0.887	x	$11.23	24.0%
90 day	0.896	x	$11.35	22.7%
12 month	0.880	x	$11.14	25.0%

Pro Forma Analyses.  J.P. Morgan prepared an illustrative analysis of the implied pro forma equity value of First Niagara common stock after giving effect to the merger. This pro forma equity value was calculated by adding the NewAlliance and First Niagara stand alone present values from the dividend discount valuation ($1.262 billion and $2.979 billion, respectively) to the present value of expected synergies ($274 million) less cash consideration ($198 million) which resulted in an aggregate pro forma equity value of $4.317 billion, or $14.27 per share. The $274 million in synergies was net of restructuring charges, phased in 85% in 2011 and 100% thereafter, assuming a 13.0x terminal multiple.

Selected Transaction Analysis.  Using publicly available information, J.P. Morgan examined selected post 2002 transactions but concluded that the transactions were not comparable precedents as all were either (i) distressed transactions that occurred during 2008 to 2009 or (ii) transactions that occurred in materially different market environments during 2003 to 2007.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to NewAlliance or First Niagara. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of NewAlliance or First Niagara, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to NewAlliance or First Niagara, as applicable.

The merger consideration was determined through arm’s-length negotiations between NewAlliance and First Niagara and was approved by NewAlliance’s board of directors. Although J.P. Morgan provided advice to NewAlliance during these negotiations, J.P. Morgan did not recommend any specific amount of consideration to NewAlliance or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

J.P. Morgan’s Compensation and Other Relationships.  As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise NewAlliance with respect to the merger on the basis of such experience and its familiarity with NewAlliance.

Pursuant to an engagement letter dated August 12, 2010, NewAlliance retained J.P. Morgan as its financial advisor in connection with the proposed merger. For services rendered in connection with the merger, NewAlliance has agreed to pay J.P. Morgan a fee of 0.8% of the value of the merger consideration (i.e., approximately $11 million), of which $3 million became payable when J.P. Morgan delivered its opinion to the NewAlliance board of directors and the balance of which is contingent upon completion of the merger. In addition, NewAlliance has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with NewAlliance and First Niagara and their respective affiliates, for which it and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor for NewAlliance with respect to certain strategic matters in 2010 and as joint bookrunner with respect to First Niagara’s offering of its debt securities in March 2010. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under an outstanding revolving credit facility of an affiliate of First Niagara, for which it has received approximately $30 thousand in compensation since July 1, 2008. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of NewAlliance or First Niagara for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Interests of NewAlliance Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of NewAlliance that you vote to adopt the merger agreement, you should be aware that NewAlliance directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of NewAlliance stockholders generally. The independent members of NewAlliance’s board of directors were aware of and considered these potential interests, among other matters.

As described in more detail below, these interests include certain payments and benefits that may be provided to the executive officers upon completion of the merger or upon termination of their employment under certain circumstances following the merger, including accelerated vesting of annual and long-term incentive awards, enhanced cash severance, enhanced supplemental executive retirement plan (“SERP”) benefits and continued health, dental, life and accident insurance benefits. Additionally, for the directors, these interests include the accelerated vesting of equity based awards upon completion of the merger.

The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of NewAlliance common stock.

Employment Agreements.  NewAlliance has existing employment agreements with each of its executive officers. The employment agreements currently expire on April 1, 2013 in the case of Ms. Patterson, Mr. Kirby and

Ms. Brathwaite, and on April 1, 2012 for the other executive officers. The employment agreements may be extended each year for an additional year; provided, however, that no agreement may be extended beyond the executive’s 65th birthday, which is the normal retirement date under the NewAlliance pension plan. The employment agreements provide that each executive’s base salary will be reviewed annually, and provide for participation in the cash incentive plans, stock benefit plans and other fringe benefits available to executive officers. The employment agreements also provide that NewAlliance and/or NewAlliance Bank will indemnify each executive to the fullest extent legally allowable against personal liability arising out of the executive’s employment.

These employment agreements and NewAlliance’s existing compensation programs for executives require NewAlliance to make payments and/or provide benefits to its executive officers upon a termination of their employment and, in certain circumstances, upon a termination of employment in connection with or following a change in control of NewAlliance. The completion of the merger will constitute a change in control for purposes of NewAlliance’s employment agreements and existing compensation programs applicable to the executive officers. The employment agreements provide a “double trigger” provision under which an executive is entitled to change in control compensation only if there is both a change in control and the executive’s employment is involuntarily terminated without “cause” or the executive terminates employment for “good reason.”

Under the executives’ employment agreements, “cause” generally means a termination because NewAlliance (or its successor, here First Niagara) determines that the executive has: (i) willfully failed to perform his or her assigned duties under the employment agreement, (ii) committed an act involving moral turpitude in the course of his or her employment, (iii) committed a willfully dishonest act intended to result in substantial personal enrichment of himself or herself or others at the expense of either NewAlliance or NewAlliance Bank, (iv) engaged in willful misconduct or fraud, (v) breached his or her fiduciary duties for personal profit, (vi) willfully violated, in any material respect, any law, rule or regulation, written agreement or final cease and desist order with respect to his or her performance of services, (vii) materially breached the terms of his or her employment agreement and failed to cure such material breach during the 15 day period following the date on which the executive receives written notice of the material breach, (viii) been convicted of a felony or (ix) become the subject of any proceeding initiated by a federal or state banking agency to remove him or her from office.

Under the executives’ employment agreements, “good reason” generally means (i) a material breach by NewAlliance (or its successor, here First Niagara) of the executive’s employment agreement, which specifically includes (A) a material diminution in the executive’s base salary, (B) a material diminution in the executive’s authority, duties or responsibilities, or (C) in the case of Ms. Patterson, a requirement that she report other than to NewAlliance’s board of directors, and in the case of Ms. Brathwaite, Mr. Chaffee, and two other executives, a requirement that she or he report to someone other than the CEO, or (ii) a material change in the location where the executive must perform services (defined for Mr. Kirby and two other executives as a move of more than 50 miles from New Haven, Connecticut).

Under the employment agreements, if an executive’s employment is terminated by NewAlliance (or its successor, here First Niagara) without “cause” or by the executive for “good reason” following the merger and during the term of the executive’s employment agreement, the executive is entitled to receive a cash payment equal to the sum of (i) three times the sum of the executive’s base salary and highest level of cash incentive compensation earned in any one of the three calendar years immediately preceding the year in which the date of termination occurs, (ii) the value of the contributions that would have been made on the executive’s behalf to any NewAlliance employee benefit plans for a three-year period after termination, and (iii) for Ms. Patterson, Ms. Brathwaite, Mr. Chaffee and two of the other executive officers, the present value of the pension plan and pension plan SERP benefit that would accrue over three additional years (with Ms. Patterson and Ms. Brathwaite receiving additional age credits). The executive also will be entitled to receive the amount of his or her bonus actually earned under the Executive Incentive Plan (“EIP”) during the year of termination, with the amount of the earned bonus to be paid to be pro-rated to reflect the number of days the executive was employed during the year. NewAlliance would also be obligated to continue and/or pay for the former executive’s life, health, dental, accident and disability coverage for three years, or to make a cash payment to the former executive in an amount equal to the cost of providing these benefits.

Reimbursement for Excise Taxes.  Ms. Patterson and Ms. Brathwaite are also entitled to receive an additional tax indemnification payment (a “gross-up” payment) if payments under the employment agreements or any other payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control related payments that equal or exceed three times the executive’s average annual taxable compensation over the five calendar years preceding the change in control. The excise tax equals 20% of the amount of the payment in excess of one times the executive’s average taxable compensation over the preceding five calendar year periods. NewAlliance (or its successor, here First Niagara) is not able to take a federal tax deduction for excess parachute payments.

The employment agreements with Ms. Patterson and Ms. Brathwaite require them to in good faith consider and take steps commonly used to minimize or eliminate any excise tax or gross-up payment by NewAlliance. However, this does not require them to take any specific action nor contravene, limit or remove any right or privilege they have under the agreements. If the excise tax nonetheless becomes due, NewAlliance has agreed in its employment agreements with Ms. Patterson and Ms. Brathwaite to pay the 20% excise tax and the additional federal, state and local income taxes and excise taxes on such reimbursement in order to place such executives in the same after tax position they would have been in if the excise tax had not been imposed.

In anticipation of the completion of the merger, NewAlliance expects to take, and pursuant to their agreements summarized below under the heading “Patterson and Brathwaite Letter Agreements,” Ms. Patterson and Ms. Brathwaite expect to agree to certain actions prior to December 31, 2010, which are intended to reduce or eliminate any excise taxes on the payments and benefits that they are entitled to receive under their employment agreements that would otherwise be owed pursuant to Sections 280G and 4999 of the Internal Revenue Code. These anticipated actions include accelerating on or before December 31, 2010 a portion of the payment of any 2010 bonuses anticipated to be due in 2011 pursuant to the NewAlliance EIP, as well as accelerating vesting of each executive’s time based restricted stock awards, including any related accumulated cash dividends. The amount of any accelerated bonus payment would be a to be determined percentage of the bonus that the NewAlliance compensation committee determines is reasonably likely to be earned by the executive for 2010, based upon performance against 2010 EIP targets as of the date of the compensation committee’s action. If NewAlliance subsequently determines that the estimated partial bonus paid in 2010 exceeded the full bonus actually earned for 2010 under the EIP, then the executive will repay the excess amount. If, as anticipated, additional bonus payments are due to the executives for actual performance under the EIP, the balance will be paid in March 2011.

Based upon current estimates and assumptions, and based upon NewAlliance’s plans to accelerate payment of 2010 bonuses and vesting of restricted stock awards as described above and the agreements contained in the letter agreements with Ms. Patterson and Ms. Brathwaite described below under the heading “Patterson and Brathwaite Letter Agreements,” NewAlliance currently estimates that there will be no excess parachute payments made to Ms. Brathwaite, and accordingly, it will not be required to make any gross-up payments to her. It is currently anticipated that Ms. Patterson will receive excess parachute payments, and NewAlliance estimates the amount of the gross-up payment to Ms. Patterson (based on current state and federal tax rates) would be approximately $4.5 million. In addition to the actions outlined in the preceding paragraph, NewAlliance is examining other actions which may be taken to reduce or eliminate the gross-up payment to Ms. Patterson.

With respect to the agreements with each of the other executive officers, including Messrs. Kirby, MacInnes and Chaffee, in the event payments and benefits under the employment agreement, together with other payments and benefits the executive may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, these payments to the executive will be reduced by the minimum amount necessary to avoid such payments constituting parachute payments unless the amount the executive would receive without regard to the Section 280G limit, after taking into account the imposition of excise and income taxes, would be greater than the after-tax amount if the payments and benefits were reduced to the Section 280G limit.

Patterson and Brathwaite Letter Agreements.  In connection with entering into the merger agreement, First Niagara, NewAlliance and NewAlliance Bank also entered into a letter agreement with each of NewAlliance Chairman, President and CEO Peyton R. Patterson and Executive Vice President and Chief

Operating Officer Gail E. D. Brathwaite, pursuant to which each executive voluntarily agreed to a non-competition agreement for the one year period following the completion of the merger covering the counties in which NewAlliance or any of its affiliates maintained an office on August 18, 2010. Each letter agreement provides that, in consideration for the executive’s agreement not to compete:

•	Unless First Niagara and the executive agree otherwise prior to the completion of the merger, the executive’s employment will cease as of the closing date of the merger.

•	The executive’s employment agreement (other than certain specified provisions related to NewAlliance’s indemnification obligations, the executive’s confidentiality and non-solicitation obligations, regulatory requirements and dispute resolution) will terminate as of the closing date of the merger.

•	On the closing date of the merger, NewAlliance will pay the executive an amount equal to the change in control payments she is entitled to receive under her employment agreement in a termination situation, a portion of which (which portion will be determined by First Niagara in its discretion) shall be made in consideration of the non-compete provisions in her letter agreement and will be forfeitable by the executive in the event the non-competition agreement is breached.

•	First Niagara agrees to provide the other severance benefits that the executive would be entitled to receive under her employment agreement upon termination of employment, including (i) her vested benefits under NewAlliance employee benefit and compensation plans, (ii) the enhanced supplemental retirement benefits under the pension plan SERP, (iii) the pro rata portion of her 2011 incentive plan award and (iv) life, health, dental and accident insurance benefits.

The letter agreements reflect the fact that, given First Niagara’s existing management team, it is likely that Ms. Patterson and Ms. Brathwaite will each have “good reason” as defined in each executive’s respective employment agreement to terminate her employment upon completion of the merger. The agreements therefore provide for the change in control payments to be paid while offering the possibility that First Niagara may identify a mutually agreeable role and geographic location for the executives following the merger and that the executive and First Niagara may subsequently enter into a new agreement. In such event, the letter agreement provides that any new employment arrangement will provide for extension of the duration of the non-compete agreement to two years after the executive’s service with First Niagara is terminated and to cover the counties in which First Niagara has a physical presence.

If the merger agreement terminates or the executive’s employment with NewAlliance and NewAlliance Bank terminates for any reason before the closing date of the merger, the letter agreement will terminate, without liability of any kind to any party. On October 18, 2010, NewAlliance announced that Ms. Patterson has decided to pursue other interests following the successful completion of the merger. The terms of Ms. Patterson’s letter agreement will continue to govern once her employment with NewAlliance terminates. After her departure, Ms. Patterson will remain subject to the non-competition provisions of her letter agreement and will remain eligible to receive the change in control payments and the other severance benefits described above.

Change in Control Compensation to Other Executives.  As noted above, all of the NewAlliance executive employment agreements contain “double trigger” change in control provisions. This means that an executive is entitled to change in control compensation only if there is both a change in control and the executive’s employment is terminated for reasons other than “cause,” disability, retirement or death or the executive terminates employment for “good reason.” It is anticipated that prior to the completion of the merger, employment arrangements may be entered into with certain other of the NewAlliance executives to become part of the management team of First Niagara following completion of the merger. Such executives may have a basis to terminate their employment for “good reason” as defined in their employment agreements and receive the change in control compensation described under the above heading “Employment Agreements” and the following heading “Summary of Payments and Benefits.” In situations where First Niagara desires to retain the services of these individuals, the executive’s ability to terminate his or her employment and receive the change in control compensation specified in the executive’s employment agreement may constitute an impediment to those employment discussions. In order to neutralize that incentive and promote constructive discussions for retention of certain of the other executives, First Niagara has indicated that it intends to make a cash payment equal to the compensation such executive would have otherwise received under his or her employment agreement if such executive’s employment had been terminated without cause or by the executive for “good reason” in connection with the merger.

Summary of Payments and Benefits.  As discussed under “Patterson and Brathwaite Letter Agreements” and “Change in Control Compensation to Other Executives” above, based on compensation and benefit levels as of November 1, 2010 and assuming that the merger is completed on April 1, 2011, the named executive officers will be entitled to receive the following cash severance payments and other benefits (excluding the value of long-term incentive awards, which are quantified in the table below in the section entitled “Settlement of Directors’ and Executive Officers’ Equity Based Awards”).

			Continuation	Additional
		Pro-Rated	of Disability,	Contributions
		2011	Life, Health	to Defined	Additional	Total Cash
	Cash	Annual	and Dental	Contribution	Pension	Payments and
Executive	Severance(1)	Incentive(2)	Benefits(3)	Plans(4)	Benefits(5)	Other Benefits

Peyton R. Patterson(6)	$5,916,643	$151,293	$47,602	$343,294	$7,916,232	$14,375,064
Glenn I. MacInnes(7)	2,407,680	54,570	45,622	91,743	—	2,599,615
Gail E.D. Brathwaite(6)	2,475,356	56,104	26,883	134,264	2,869,196	5,561,803
C. Eugene Kirby(7)	2,894,760	65,610	58,660	128,897	—	3,147,927
Donald T. Chaffee(7)	1,617,757	31,842	44,269	125,115	1,914,876	3,733,859
All other executive officers as a group (3 persons)	3,624,876	67,901	152,041	164,477	1,820,016	5,829,311

(1)	Each executive’s employment agreement entitles the executive to receive cash severance equal to three times the executive’s annual base salary and the highest bonus earned in the three years preceding the year in which the date of termination occurs. The amounts shown assume that each executive’s employment is terminated upon completion of the merger. In addition, certain assumptions were made with respect to the amount of bonuses expected to be earned in 2010.

(2)	Each executive’s employment agreement entitles the executive to receive the amount of his or her bonus under the NewAlliance Bank Executive Incentive Program (or such other short-term incentive compensation plan that NewAlliance adopts as a replacement) which is actually earned for the year in which the executive’s employment is terminated, pro-rated through the date of termination. The amounts assume that the target bonus percentages for 2011 remain the same as for 2010 for each of the executives and that the amount of the bonus earned for the first three months of 2011 is at the target level, which is then pro-rated based on the number of days between January 1, 2011 and April 1, 2011.

(3)	Represents the estimated cost of continuing life, health, dental and accident insurance premiums for three years for each executive and a lump sum cash payment in lieu of continued long-term disability coverage, with the lump sum equal to the projected cost of providing such coverage for three years for each executive. The estimated costs assume the current premiums increase by 10% in each of 2012 and 2013. The amounts have not been discounted to present value.

(4)	Includes (i) a lump sum payment equal to the estimated employer matching contributions required to be allocated to the executive’s 401(k) account for three additional years, discounted to present value using the short-term IRS discount rate for November 2010 (the “applicable discount rate”); (ii) a lump sum payment equal to the estimated value of the additional contributions to the executive’s 401(k) SERP account for three additional years, discounted to present value using the applicable discount rate; and (iii) a lump sum payment equal to the estimated value of the additional contributions to the executive’s ESOP SERP account for three additional years, discounted to present value using the applicable discount rate. The amount of matching 401(k) contributions, ESOP SERP contributions and 401(k) SERP contributions for 2010 was estimated for each of the executives. The amounts are subject to change based on actual contributions in 2010 and changes in the discount rate between November 2010 and the closing of the merger. In connection with the merger, the ESOP will be terminated and the unallocated ESOP shares will first be used to repay the outstanding ESOP loan. Any remaining unallocated ESOP shares will then be allocated among ESOP participants on a pro rata basis based on account balances. The remaining principal balance of the ESOP loan exceeds the value of the remaining unallocated ESOP shares based on the November 1, 2010 closing price of $12.90 per share. If this continues to be the case as expected, then there would be no additional ESOP allocation to the executives as a result of completion of the merger and termination of the ESOP.

(5)	Each executive (excluding Messrs. Kirby and MacInnes and one of the other executives) is deemed to be 100% vested in his or her pension plan SERP benefit and to have remained employed for three additional years. The amount reflects the present value of benefits that would accrue over the three additional years, as well as the value of additional age credits for Ms. Patterson and Ms. Brathwaite. Messrs. MacInnes and Kirby and one of the other executives are not eligible to participate in the frozen pension plan (which was frozen as to new participants) or the related pension plan SERP.

(6)	A portion of these amounts will be paid in consideration of the non-compete provisions in her letter agreement and will be forfeitable by the executive in the event the non-competition agreement is breached. Ms. Patterson and Ms. Brathwaite are also entitled to receive an additional tax indemnification payment (a “gross-up” payment) if payments under the employment agreements or any other payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments.” NewAlliance currently estimates that it will not be required to make any gross up payments to Ms. Brathwaite and the amount of gross-up payments to Ms. Patterson (based on current state and federal tax rates) would be approximately $4.5 million. See “Reimbursement for Excise Taxes” above.

(7)	The employment agreements for the executives other than Ms. Patterson and Ms. Brathwaite, including Messrs. MacInnes, Kirby and Chaffee, provide that their total parachute payments will be reduced to the executive’s Section 280G limit, unless the executive would receive a greater after-tax amount if they received their total parachute payments and paid the resulting 20% excise tax. Whether certain elements of compensation constitute parachute payments subject to the excise tax depends on the actual timing and circumstances surrounding a change in control. The numbers presented above do not reflect any reduction that might result due to the Section 280G limit. Accordingly, the values shown above may be larger than amounts that would actually be paid to the executive.

Settlement of Directors’ and Executive Officers’ Equity Based Awards.  NewAlliance’s executive officers and directors participate in NewAlliance’s equity-based compensation plans and hold NewAlliance stock options, restricted stock awards and performance awards under the NewAlliance 2005 Long-Term Compensation Plan.

NewAlliance Stock Options.  Subject to continued service by the directors and executive officers, the NewAlliance stock options granted in 2009 and 2010 vest ratably at 25% per year over a four year period beginning on the one year anniversary of the date of grant. Under the terms of the merger agreement and the respective equity based compensation plan and award agreements, at the effective time of the merger, all outstanding NewAlliance stock options that have not yet vested will immediately vest in full and be converted automatically into a First Niagara stock option, which shall remain exercisable for the remainder of the original ten year term of the NewAlliance stock option. At the time of execution of the merger agreement, NewAlliance’s directors and executive officers (as a group) held vested and unvested options to acquire an aggregate of 5,688,028 shares of NewAlliance common stock. Assuming the merger occurs on April 1, 2011, NewAlliance’s directors and executive officers will hold unvested options to purchase 499,209 shares of NewAlliance common stock that will automatically vest on that date.

NewAlliance Restricted Stock Awards.  Subject to continued service by the executives and directors, the NewAlliance restricted stock awards granted in 2009 and 2010 are scheduled to cliff vest in 2012 and 2013, respectively. Under the terms of the merger agreement and the respective equity based compensation plan and award agreements, at the effective time of the merger, all unvested restricted stock awards will vest and be converted into the right to receive the stock consideration. In addition, all cash dividends which have accrued on the unvested restricted stock awards shall be paid at the time the awards vest. Assuming the merger occurs on April 1, 2011, NewAlliance’s directors and executive officers (as a group) will hold 411,841 shares of unvested restricted stock awards that will automatically vest. As described above under the heading

“Reimbursement for Excise Taxes,” the parties expect that NewAlliance will accelerate the vesting of the restricted stock awards into 2010 for one or more of the executive officers.

NewAlliance Performance Share Awards.  NewAlliance granted NewAlliance performance based stock awards (“performance share awards”) to certain executives in May 2009 and 2010. The performance period for these performance share awards generally expires on May 31, 2012 and 2013, respectively, with the actual number of performance shares to be earned based on performance over the three year performance period. Performance share awards vest based on total shareholder return (“TSR”), which is defined as share price appreciation from the beginning of the performance period to the end of the performance period, plus the total dividends paid on the common stock during the period for the group of banks and thrifts listed on the SNL Thrift Index, as compared to NewAlliance’s TSR (the “TSR Percentage”). If the TSR Percentage is below the 35th percentile, the awards will be forfeited; if the TSR Percentage is equal to the 50th percentile, 100% of the target awards will vest; and if the TSR Percentage is equal to the 85th percentile or higher, 200% of the target awards will vest. Straight-line interpolation will be used to determine the number of shares that will vest if the TSR Percentage is between the 35th and 50th percentiles or between the 50th and 85th percentiles. Under the terms of the awards and the merger agreement, the performance share awards will become fully vested, and the executive will receive the stock consideration in respect of each outstanding performance share award, with the performance calculated and the number of shares pro-rated through the date of the merger.

The following table summarizes the estimated value that the executive officers and directors would receive in the merger in exchange for the shares of NewAlliance common stock received as a result of the accelerated vesting of the NewAlliance stock options, restricted share awards and performance share awards held by the executive officers and directors as of November 1, 2010 assuming that (i) the merger is completed on April 1, 2011 and (ii) the value of NewAlliance common stock at that time is $12.798 per share, which is the average closing price of NewAlliance common stock on the 20 trading days preceding November 1, 2010.

		Value of Unvested	Value of
	Value of Unvested	Restricted Stock and	Performance
Executive/Director	Options(1)	Accrued Dividends(2)	Shares(3)

Peyton R. Patterson	$115,220	$1,700,488	$396,943
Glenn I. MacInnes	70,245	349,839	47,749
Gail E.D. Brathwaite	30,859	683,725	106,313
C. Eugene Kirby	38,863	313,686	110,332
Donald T. Chaffee	19,759	469,139	68,060
All other executive officers as a group (3 persons)	39,548	505,601	136,235
All non-employee directors as a group (11 persons)	12,756	1,620,967	—

(1)	Represents the amount (if any) by which the average closing price of NewAlliance common stock on the 20 trading days preceding November 1, 2010 of $12.798 per share exceeds the exercise price of the unvested stock options.

(2)	The amounts shown in the table include cash dividends which have accrued or are expected to accrue (assuming payment of regular quarterly dividends of $0.07 per share) on the unvested restricted stock awards prior to vesting and which are paid at the time the awards vest. The amounts assume that vesting of restricted stock held by executives is accelerated to December 31, 2010 (as discussed under the heading “Reimbursement for Excise Taxes”) and that restricted stock held by non-employee directors vests on April 1, 2011 in connection with the completion of the merger.

(3)	Represents the fair market value of the performance shares that would have been earned if the performance period expired on April 1, 2011, based on NewAlliance’s performance through November 1, 2010 in comparison to the SNL Thrift Index.

For a more detailed explanation of the treatment of NewAlliance stock options, restricted stock awards and performance share awards, see “Treatment of NewAlliance Stock Options and Other Equity Awards” beginning on page 31.

Appointment of Three NewAlliance Board Members to the Board of Directors of First Niagara.  Effective as of the completion of the merger, the number of persons constituting the board of directors of First Niagara will be increased by three persons who are directors of NewAlliance, selected in consultation with the NewAlliance board, one of whom will be appointed to the executive committee of the First Niagara board.

Appointment to Regional Advisory Board.  Effective as of the completion of the merger, First Niagara will invite the current NewAlliance directors (other than the three elected to the First Niagara board of directors) to a regional advisory board, the function of which will be to advise First Niagara Bank with respect to operations and opportunities in NewAlliance Bank’s former market area and beyond, and to facilitate the maintenance and development of customer relationships. The advisory board shall meet on a schedule and receive per meeting compensation to be determined by First Niagara.

Indemnification.  Pursuant to the merger agreement, First Niagara has agreed, to the fullest extent permitted by law, to (i) indemnify, defend and hold harmless each present and former officer, director or employee of NewAlliance or any of its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts as incurred, in connection with any claim, action (whether threatened, pending or contemplated), suit, proceeding or investigation, whether arising before or after the effective date of the merger and whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or actions or omissions occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement); (ii) honor any previously disclosed existing agreements relating to indemnity (including the indemnification agreements entered into between NewAlliance and each of its directors and certain of its executive officers); and (iii) for six years after the effective time of the merger, maintain in effect provisions in the certificate of incorporation and bylaws of NewAlliance (or any successor to the business of NewAlliance) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to their intended beneficiaries than the provisions currently contained in the NewAlliance certificate of incorporation and bylaws. First Niagara will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Directors’ and Officers’ Insurance.  NewAlliance shall, or, if NewAlliance is unable to, First Niagara shall obtain and fully pay for “tail” directors’ and officers’ liability insurance policies with a claims period of six years after the effective time of the merger for the present and former officers and directors of NewAlliance or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the merger (including the transactions contemplated by the merger agreement). Such “tail” insurance policy must contain coverage, amounts, terms and conditions, no less advantageous to such officers and directors than the coverage currently provided by NewAlliance. If NewAlliance (or First Niagara) for any reason cannot obtain such “tail” insurance policies as of the effective time of the merger, First Niagara has agreed to obtain comparable insurance for such six year period with coverage, amounts, terms and conditions no less advantageous to such officers and directors than the coverage currently provided by NewAlliance. First Niagara is not required to spend more than 250% of the annual cost currently incurred by NewAlliance for its insurance coverage.

Recommendation of the First Niagara Board of Directors and Reasons for the Merger

First Niagara’s board of directors reviewed and discussed the transaction with First Niagara’s management and its financial and legal advisors in unanimously determining that the merger was advisable and is fair to, and in the best interests of, First Niagara and its stockholders. In reaching its determination, the First Niagara board of directors considered a number of factors, including, among others, the following:

•	the board’s understanding of, and the presentations of First Niagara’s management and financial advisor regarding, NewAlliance’s business, operations, management, financial condition, asset quality, earnings and prospects;

•	the board’s view that the merger is consistent with First Niagara’s geographic expansion strategy and will allow for enhanced opportunities for First Niagara’s new and existing clients and customers, including by expanding the array of products and services offered by adding NewAlliance’s asset-based lending expertise and residential mortgage origination capabilities;

•	the results of management’s due diligence investigation of NewAlliance and the reputation, business practices and experience of NewAlliance and its management, including their impression that NewAlliance is a financially healthy, well run bank holding company that is deeply committed to its customers, employees, and the communities that it serves;

•	the board’s view of potential synergies resulting from a combination of First Niagara and NewAlliance and the growth prospects of NewAlliance;

•	the board’s view that the combined company will have the potential to realize a stronger competitive position and improved long-term operating and financial results, including revenue and earning enhancements;

•	the review by First Niagara’s board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement; and

•	the financial information and analyses presented by Sandler O’Neill to the First Niagara board of directors, and its opinion to the First Niagara board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions, qualifications, conditions, limitations and other matters set forth in such opinion, the merger consideration to be paid by First Niagara to NewAlliance stockholders in the merger is fair to First Niagara from a financial point of view. A copy of the written opinion that was delivered to the First Niagara board is included as Appendix C to this joint proxy statement/prospectus and described under “Opinion of First Niagara’s Financial Advisor” beginning on page 55. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

This discussion of the factors considered by First Niagara’s board of directors is not exhaustive. First Niagara’s board of directors considered these factors as a whole, and considered them to be favorable to, and supportive of, its determination. First Niagara’s board of directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of First Niagara’s board of directors may have given different weights to different factors.

First Niagara’s board of directors determined that the merger agreement and the merger are fair to and in the best interests of First Niagara and its stockholders. Accordingly, First Niagara’s board of directors adopted and approved the merger agreement, and unanimously recommends that First Niagara stockholders vote “FOR” approval of the issuance of First Niagara common stock in connection with the merger.

THE FIRST NIAGARA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE OF FIRST NIAGARA COMMON STOCK IN CONNECTION WITH THE MERGER AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

First Niagara’s board of directors has authorized First Niagara to repurchase up to 21 million shares of First Niagara common stock from First Niagara stockholders. First Niagara may commence such repurchases when it determines to do so, subject to applicable law.

Nonpublic Forward-Looking Information Shared By NewAlliance

As noted in the section entitled “Background of the Merger” beginning on page 32, in connection with an initial exploratory meeting of First Niagara and NewAlliance management and their respective financial advisors on July 1, 2010, First Niagara received materials prepared by NewAlliance management, which included limited forecast information for NewAlliance. These materials, including the forecasts, were prepared solely for the purpose of providing First Niagara management an overview of NewAlliance and were not reviewed or approved by the NewAlliance board or used by NewAlliance management for any other purpose.

These materials were prepared in June 2010 in connection with the July 1 meeting of the parties. They were not prepared for the purposes of, or with a view toward, public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. The information was presented based on the following assumptions:

•	Economic Growth Assumptions:

•	GDP (gross domestic product) averages between 3.50%-4.50%

•	GSP (gross state product) averages between 2.75%-3.75%

•	Loan Balance Growth 5 year Compound Annual Growth Rate (“CAGR”) of 7.4%

•	Deposit Balance Growth 5 year CAGR of 8.6%

•	Spread between Interest on Loans and Deposits declines after peaking in 2011:

•	2011 = 400 basis points

•	2014 = 352 basis points

•	Unlevered Balance Sheet / Excess Equity:

•	$240 million in 2009 increases to $415 million in 2015 (assuming 8% Tangible Common Equity)

•	Forward yield curve applied to New and Re-pricing volume

•	Balance Sheet shifts from Thrift profile to Commercial Bank

The June 2010 assumptions suppose a combination of events which, although possible, were unlikely to occur at NewAlliance on a stand alone basis. Based on these assumptions, the materials prepared by

NewAlliance management addressed certain forecast financial information for years 2009 through 2014, which is summarized in the following table:

Summary Forecasted Balance Sheet
December 31, 2009 through December 31, 2014
(In thousands, except per share amounts)

	2009(1)	2010(2)	2011	2012	2013	2014

Assets
Cash, Short-term Investments and Securities	$2,836,369	$3,150,161	$2,939,487	$2,720,982	$2,554,213	$2,405,974
Net Loans	4,709,582	5,013,733	5,387,685	5,730,736	6,160,952	6,727,291
Total Assets	8,434,313	9,043,696	9,196,597	9,313,874	9,573,588	9,995,361
Liabilities
Total Deposits	5,024,220	5,337,853	5,698,062	6,196,491	6,821,014	7,602,513
Total Borrowings	1,889,928	2,127,347	1,896,226	1,464,035	1,040,348	603,297
Total Liabilities	6,999,360	7,570,205	7,677,740	7,746,731	7,954,190	8,314,845
Stockholders’ Equity	1,434,953	1,473,491	1,518,857	1,567,143	1,619,398	1,680,516
Total Liabilities and Stockholders’ Equity	8,434,313	9,043,696	9,196,597	9,313,874	9,573,588	9,995,361

Summary Forecasted Income Statement
For Years Ending December 31, 2009 through December 31, 2014
(In thousands, except per share amounts)

	2009(1)	2010(3)	2011	2012	2013	2014

Net Interest Income after provision	$185,207	$206,214	$236,790	$246,128	$257,177	$279,784
Non-Interest Income	59,246	60,913	63,730	70,755	76,640	84,091
Non-Interest Expense	172,213	174,866	177,351	181,616	183,987	181,249
Net Income	46,443	60,394	81,292	89,276	99,037	118,657
EPS	0.47	0.61	0.82	0.90	1.00	1.20

(1)	Derived from actual 2009 financial statements of NewAlliance.

(2)	Derived from actual at May 31, 2010 and forecast at December 31, 2010.

(3)	Derived from actual results through May 31, 2010 and forecast for the remainder of 2010.

The financial forecasts are subjective in many respects and are thus susceptible to interpretation and periodic revision based on actual experience and recent developments. Accordingly, the financial forecasts set forth above cannot be considered a reliable predictor of future operating results. The forecasts and assumptions may not be realized and are subject to contingencies and uncertainties, many of which are beyond NewAlliance’s control. For example, NewAlliance’s businesses, and the basis for the preparation of its forecasts, depend on conditions in the financial markets, including the level of interest rates and the performance of the equity and debt markets. Accordingly, the inclusion in this joint proxy statement/prospectus of these forecasts should not be interpreted as an indication that NewAlliance or First Niagara considers this information a reliable prediction of results, and this information should not be relied upon for this purpose. Actual results are likely to differ materially from those set forth above, and for a discussion of some of the factors that could cause actual results to differ please see the section entitled “Forward-Looking Statements” on page 112. We do not intend to make publicly available any update or other revision to these forecasts.

Neither NewAlliance’s nor First Niagara’s independent registered public accounting firm nor any other independent accounting firm examined, compiled or performed any procedures with respect to these financial forecasts and, accordingly, no opinion or any other form of assurance on such information or its achievability is expressed with respect to such financial forecasts. The PricewaterhouseCoopers LLP report incorporated by reference in this registration statement relates to NewAlliance’s historical information. It does not extend to the prospective financial information and should not be read to do so.

We give no assurance that these forecasts and the underlying assumptions are reasonable or that, if NewAlliance had prepared them either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In fact, we believe that numerous material assumptions would differ.

While we are providing these forecasts in this joint proxy statement/prospectus because they were provided to First Niagara by NewAlliance, the forecasts were of limited usefulness in our deliberations and negotiations regarding the transaction. Those discussions and negotiations focused far more on the prospects of combining the two companies, which could create various synergies and other benefits, than on forecasts prepared by either company separately, based on different approaches and varying assumptions. Furthermore, First Niagara management provided Sandler O’Neill, its financial advisor, with numerous adjustments to the NewAlliance forecasts in connection with Sandler O’Neill’s opinion as to the fairness of the merger to the First Niagara stockholders, from a financial point of view. These forecasts do not take into account the merger or the financial and other effects of the merger, and do not attempt to predict or suggest future results of the combined company.

In light of the foregoing, and considering the uncertainties inherent in any forecasted information, stockholders are cautioned not to place unwarranted reliance on the forecasts.

Opinion of First Niagara’s Financial Advisor

By letter dated August 12, 2010, First Niagara retained Sandler O’Neill to act as its financial advisor in connection with a corporate transaction for the purchase of NewAlliance. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to First Niagara in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the August 18, 2010 meeting at which First Niagara’s board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to First Niagara from a financial point of view. The full text of Sandler O’Neill’s written opinion is attached as Appendix C and is incorporated in its entirety into this proxy statement/prospectus by reference. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. First Niagara and NewAlliance stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to First Niagara’s board and is directed only to the fairness to First Niagara of the merger consideration paid to NewAlliance from a financial point of view. It does not address the underlying business decision of First Niagara to engage in the merger or any other aspect of the merger and is not a recommendation to any First Niagara stockholder as to how such stockholder should vote at the special meeting with respect to the stock issuance in connection with the merger or any other matter.

In connection with rendering its August 18, 2010 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of First Niagara that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of NewAlliance that Sandler O’Neill deemed relevant;

•	internal financial projections for NewAlliance for the years ending December 31, 2010 through 2014 as adjusted by senior management of First Niagara;

•	publicly available consensus earnings estimates for First Niagara for the years ending December 31, 2010, 2011 and 2012 and certain long-term growth rates for the years thereafter and in each case as discussed with senior management of First Niagara;

•	the pro forma financial impact of the merger on First Niagara, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings as provided by the management of First Niagara;

•	the publicly reported historical price and trading activity for First Niagara’s and NewAlliance common stock, including a comparison of certain financial and stock market information for First Niagara and NewAlliance with similar publicly available information for certain other companies the securities of which are publicly traded;

•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of First Niagara the business, financial condition, results of operations and prospects of First Niagara, including certain operating, liquidity, regulatory and other financial matters and held similar discussions with certain members of senior management of NewAlliance regarding the business, financial condition, results of operations and prospects of NewAlliance.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by First Niagara, that was provided to Sandler O’Neill by NewAlliance or their financial representatives or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill has further relied on the assurances of management of each of First Niagara and NewAlliance that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to and has not undertaken an independent verification of any of such information and it did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Niagara and NewAlliance or any of their subsidiaries, or the collectability of any such assets, nor was it furnished with any such evaluations or appraisals.

Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for credit losses of First Niagara and NewAlliance and has not reviewed any individual credit files relating to First Niagara and NewAlliance. Sandler O’Neill assumed, with First Niagara’s consent, that the respective allowances for credit losses for both First Niagara and NewAlliance are adequate to cover such losses.

With respect to the internal financial projections for NewAlliance and the earnings projections and estimates for First Niagara and as reviewed with the respective managements of First Niagara and NewAlliance and used by Sandler O’Neill in its analyses, the respective managements of First Niagara and NewAlliance confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such respective management of the future financial performances of First Niagara and NewAlliance, respectively, and Sandler O’Neill assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings provided by the management of First Niagara, management confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such management and Sandler

O’Neill assumed that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they are based. Sandler O’Neill has also assumed that there has been no material change in First Niagara and NewAlliance assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill has assumed in all respects material to its analysis that First Niagara and NewAlliance will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill expressed no opinion as to any of the legal, accounting or tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of the opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw the opinion or otherwise comment upon events occurring after the date of the opinion. Sandler O’Neill expressed no opinion as to what the value of First Niagara common stock will be when issued to NewAlliance stockholders pursuant to the merger agreement or the prices at which First Niagara and NewAlliance common stock may trade at any time.

Sandler O’Neill’s opinion was directed to the board of directors of First Niagara in connection with its consideration of the merger and does not constitute a recommendation to any stockholder of First Niagara or NewAlliance as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to First Niagara and does not address the underlying business decision of First Niagara to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for First Niagara or the effect of any other transaction in which First Niagara might engage. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill has consented to inclusion of its opinion and a summary thereof in this joint proxy statement/prospectus and in the registration statement on Form S-4 which includes this joint proxy statement/prospectus. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the consideration to be received in the merger by any First Niagara or NewAlliance officer, director, or employee, or class of such persons, relative to the consideration to be received in the merger by any other stockholders.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction. Using the per share cash consideration of $2.00 plus the fixed exchange ratio of 0.946x multiplied by First Niagara’s closing stock price for August 18, 2010 ($12.78), Sandler O’Neill calculated a transaction value of $14.09 per share, or an aggregate transaction value of $1.42 billion. Based upon financial information for NewAlliance as or for the quarter ended June 30, 2010, Sandler O’Neill calculated the following transaction ratios:

Transaction price / book value	101%
Transaction price / tangible book value	163%
Transaction price / last twelve months earnings per share	24.3	x
Transaction price / 2011 estimated earnings per share	19.6	x
Core deposit premium(1)	13.5%
Premium to market(2)	24.0%

(1)	Core deposits measured as total deposits less all time deposits

(2)	Based on NewAlliance’s closing price as of August 18, 2010 ($11.36)

The aggregate transaction value of approximately $1.42 billion is based upon the offer price per share of $14.09 and 99,161,875 shares of NewAlliance common stock outstanding. The share total reflects net shares excluding the unallocated ESOP shares.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for NewAlliance and First Niagara.

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for NewAlliance and a group of financial institutions selected by Sandler O’Neill. The NewAlliance peer group consisted of the following selected publicly-traded commercial banks headquartered in Connecticut, New York, New Jersey and Pennsylvania with total assets greater than $4.0 billion and less than $22.5 billion:

Community Bank System Inc. Dime Community Bancshares Inc. F.N.B. Corp. Fulton Financial Corp. People’s United Financial, Inc.	Provident Financial Services Signature Bank Valley National Bancorp Webster Financial Corp.

The analysis compared publicly available financial information for NewAlliance and the median financial and market trading data for the NewAlliance peer group as of and for the last twelve months ended June 30, 2010. The table below sets forth the data for NewAlliance and the median data for the NewAlliance peer group as of and for the last twelve months ended June 30, 2010, with pricing data as of August 18, 2010.

Comparable
NewAlliance	Group Median

Total assets (in millions)	$8,712	$10,383
Tangible common equity / tangible assets	11.11%	6.86%
Total risk based capital ratio	21.19%	14.14%
Return on average assets	0.67%	0.65%
Net interest margin(1)	3.02%	3.44%
Efficiency ratio	60.7%	60.6%
Non-performing assets / assets(2)	0.82%	1.30%
Loan loss reserve / total loans	1.11%	1.38%
Net charge-offs / average loans	0.39%	0.54%
Market capitalization (in millions)	$1,194	$1,308
Price / 2011 estimated earnings per share	15.6	x	12.4	x
Price / tangible book value	132%	164%
Dividend yield	2.46%	3.81%

(1)	Data for NewAlliance is for the quarter ended June 30, 2010

(2)	Data for NewAlliance is as of March 31, 2010

The First Niagara peer group consisted of the following nationwide publicly traded commercial banks and thrifts with total assets greater than $14.0 billion and less than $55.0 billion:

Commerce Bancshares, Inc. Cullen/Frost Bankers, Inc. FirstMerit Corp. Fulton Financial Corporation	Huntington Bancshares Incorporated TCF Financial Corporation Valley National Bancorp Webster Financial Corporation

The analysis compared publicly available financial information for First Niagara and the median financial and market trading data for the First Niagara peer group as of and for the last twelve months ended June 30,

2010. The table below sets forth the data for First Niagara and the median data for the First Niagara peer group as of and for the last twelve months ended June 30, 2010, with pricing data as of August 18, 2010.

Comparable Group
First Niagara	Median

Total assets (in millions)	$20,518	$17,402
Tangible common equity / tangible assets	8.62%	7.33%
Total risk based capital ratio	15.09%	14.76%
Return on average assets	0.59%	0.71%
Net interest margin	3.66%	3.72%
Efficiency ratio	58.2%	58.3%
Non-performing assets / assets	0.50%	1.72%
Loan loss reserve / total loans	0.90%	1.83%
Net charge-offs / average loans	0.41%	0.96%
Market capitalization (in millions)	$2,672	$2,162
Price / 2011 estimated earnings per share	12.3	x	13.5	x
Price / tangible book value	160%	165%
Dividend yield	4.38%	1.94%

Stock Trading History.  Sandler O’Neill reviewed the history of the publicly reported trading prices of NewAlliance common stock for the-three year period ended August 18, 2010. Sandler O’Neill also reviewed the relationship between the movements in the price of NewAlliance common stock and the movements in the prices of the SNL Thrift Index, S&P Bank Index and the NASDAQ Bank Index.

NewAlliance’s Three Year Common Stock Performance

	Beginning Index Value	Ending Index Value
	August 18,	August 18,
	2007	2010

NewAlliance	100.0%	75.9%
SNL Thrift Index	100.0	35.1
S&P Bank Index	100.0	34.0
NASDAQ Bank Index	100.0	53.7

Sandler O’Neill reviewed the history of the publicly reported trading prices of First Niagara common stock for the three year period ended August 18, 2010. Sandler O’Neill also reviewed the relationship between the movements in the price of First Niagara common stock and the movements in the prices of the S&P Bank Index and the NASDAQ Bank Index.

First Niagara’s Three Year Common Stock Performance

	Beginning Index Value	Ending Index Value
	August 18,	August 18,
	2007	2010

First Niagara	100.0%	90.3%
S&P Bank Index	100.0	34.0
NASDAQ Bank Index	100.0	53.7

Net Present Value Analysis of NewAlliance.  Sandler O’Neill performed an analysis that estimated the present value per share of NewAlliance common stock through December 31, 2013. Sandler O’Neill based the analysis on NewAlliance projected earnings stream as derived from the internal financial projections provided by NewAlliance management for years ending December 31, 2010 through 2014 and adjusted by management of First Niagara. To approximate the terminal value of NewAlliance common stock at December 31, 2013, Sandler O’Neill applied price to forward earnings multiples of 16.0x to 21.0x and multiples of tangible book value ranging from 125% to 225%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.5% to 13.5%, which were selected to reflect different assumptions regarding desired rates of return of holders of NewAlliance common stock.

Earnings Per Share Multiples
(Value shown is $ per share)

Discount
Rate	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x

10.5%	12.72	13.46	14.20	14.93	15.67	16.41
11.0%	12.50	13.22	13.95	14.67	15.40	16.12
11.5%	12.28	13.00	13.71	14.42	15.13	15.84
12.0%	12.07	12.77	13.47	14.17	14.87	15.57
12.5%	11.87	12.55	13.24	13.93	14.61	15.30
13.0%	11.66	12.34	13.01	13.69	14.36	15.04
13.5%	11.47	12.13	12.79	13.45	14.12	14.78

Tangible Book Value Per Share Multiples
(Value shown is $ per share)

Discount
Rate	125%	145%	165%	185%	205%	225%

10.5%	10.53	12.06	13.60	15.14	16.67	18.21
11.0%	10.35	11.85	13.36	14.87	16.38	17.89
11.5%	10.17	11.65	13.13	14.62	16.10	17.58
12.0%	9.99	11.45	12.91	14.36	15.82	17.27
12.5%	9.82	11.25	12.68	14.12	15.55	16.98
13.0%	9.66	11.06	12.47	13.87	15.28	16.68
13.5%	9.49	10.88	12.26	13.64	15.02	16.40

Sandler O’Neill also considered and discussed with First Niagara’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming NewAlliance net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for NewAlliance common stock, using a discount rate of 12.32%:

Earnings Per Share Multiples
(Value shown is $ per share)

Eps Projection Change
from Base Case	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x

(25.0)%	9.18	9.70	10.21	10.73	11.25	11.77
(20.0)%	9.73	10.28	10.83	11.39	11.94	12.49
(15.0)%	10.28	10.87	11.46	12.04	12.63	13.22
(10.0)%	10.83	11.46	12.08	12.70	13.32	13.94
(5.0)%	11.39	12.04	12.70	13.36	14.01	14.67
0.0%	11.94	12.63	13.32	14.01	14.70	15.39
5.0%	12.49	13.22	13.94	14.67	15.39	16.12
10.0%	13.05	13.81	14.56	15.32	16.08	16.84
15.0%	13.60	14.39	15.19	15.98	16.78	17.57
20.0%	14.15	14.98	15.81	16.64	17.47	18.29
25.0%	14.70	15.57	16.43	17.29	18.16	19.02

Net Present Value Analysis of First Niagara.  Sandler O’Neill performed an analysis that estimated the present value per share of First Niagara common stock through December 31, 2013. Sandler O’Neill based the analysis of First Niagara’s publicly available median earnings estimates for the years ending December 31, 2010, 2011 and 2012 and certain long-term growth rates for the year thereafter and in each case as discussed with senior management of First Niagara. To approximate the terminal value of First Niagara common stock at December 31, 2013, Sandler O’Neill applied price to forward earnings multiples of 11.0x to 16.0x and multiples of tangible book value ranging from 150% to 250%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.5% to 13.5%, which were selected to reflect different assumptions regarding desired rates of return of holders of First Niagara common stock.

Earnings Per Share Multiples
(Value shown is $ per share)

Discount
Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x

10.5%	11.55	12.39	13.23	14.08	14.92	15.76
11.0%	11.37	12.20	13.02	13.85	14.68	15.51
11.5%	11.19	12.00	12.82	13.63	14.45	15.26
12.0%	11.02	11.82	12.62	13.42	14.22	15.02
12.5%	10.85	11.63	12.42	13.21	14.00	14.79
13.0%	10.68	11.46	12.23	13.00	13.78	14.55
13.5%	10.52	11.28	12.04	12.80	13.57	14.33

Tangible Book Value Per Share Multiples
(Value shown is $ per share)

Discount
Rate	125%	145%	165%	185%	205%	225%

10.5%	11.98	13.27	14.57	15.86	17.15	18.45
11.0%	11.79	13.06	14.33	15.61	16.88	18.15
11.5%	11.61	12.86	14.11	15.36	16.61	17.86
12.0%	11.43	12.66	13.89	15.12	16.35	17.57
12.5%	11.25	12.46	13.67	14.88	16.09	17.30
13.0%	11.08	12.27	13.46	14.65	15.83	17.02
13.5%	10.91	12.08	13.25	14.42	15.59	16.76

Sandler O’Neill also considered and discussed with the First Niagara board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming First Niagara net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for First Niagara common stock, using a discount rate of 13.15%:

Earnings Per Share Multiples
(Value shown is $ per share)

Eps Projection Change
from Base Case	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x

(25.0)%	8.51	9.09	9.67	10.24	10.82	11.40
(20.0)%	8.93	9.55	10.17	10.78	11.40	12.02
(15.0)%	9.36	10.01	10.67	11.32	11.98	12.63
(10.0)%	9.78	10.48	11.17	11.86	12.56	13.25
(5.0)%	10.21	10.94	11.67	12.40	13.14	13.87
0.0%	10.63	11.40	12.17	12.94	13.71	14.49
5.0%	11.05	11.86	12.67	13.48	14.29	15.10
10.0%	11.48	12.33	13.17	14.02	14.87	15.72
15.0%	11.90	12.79	13.68	14.56	15.45	16.34
20.0%	12.33	13.25	14.18	15.10	16.03	16.95
25.0%	12.75	13.71	14.68	15.64	16.61	17.57

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed the terms of merger transactions announced from January 1, 2006 through August 18, 2010 involving nationwide public banks with announced transaction values of greater than $500 million and less than $2.5 billion. Sandler O’Neill deemed these transactions to be reflective of the proposed NewAlliance and First Niagara combination. Sandler O’Neill reviewed the following ratios and multiples: transaction price to stated book value, transaction price to stated tangible book value, transaction price to last twelve months earnings per share, transaction price to 2011 estimated earnings per share and market price premium at announcement. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of the comparable transactions.

	NewAlliance/		Comparable
	First Niagara		Transactions

Transaction price / book value	101%		246%
Transaction price / tangible book value	163%		324%
Transaction price / last twelve months earnings per share	24.3	x	22.2	x
Transaction price / 2011 estimated earnings per share	19.6	x	21.0	x
Premium to market	24.0%		29.0%

Pro Forma Merger Analysis.  Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed at the end of the first quarter of 2011; (2) NewAlliance shares are exchanged for a combination of cash consideration of $2.00 per share and 0.946 of a share of First Niagara common stock; (3) management prepared earnings projections for NewAlliance for the years ending December 31, 2010 through 2014 as adjusted by senior management of First Niagara; (4) certain purchase accounting adjustments, including a credit mark against NewAlliance’s loan portfolio, and additional marks on securities, borrowings, and time deposits; (5) cost savings of 23% of NewAlliance’s annual operating expenses, with 85% realized in the first full year; and (6) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items.

For each of the years 2011 and 2012, Sandler O’Neill compared the earnings per share of First Niagara common stock to the EPS, on the basis of accounting principles generally accepted in the United States (“GAAP”), of the combined company common stock using the foregoing assumptions.

The following table sets forth the results of the analysis:

GAAP Basis
Accretion

2011 Estimated EPS	$0.04
2012 Estimated EPS	$0.07

The analyses indicated that the merger would be accretive to First Niagara’s projected 2011 and 2012 earnings per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

At the anticipated close of the transaction, Sandler O’Neill compared the estimated tangible book value (“TBV”) per share of First Niagara to the estimated pro forma tangible book value of the combined company using the foregoing assumptions. The following table sets forth the results of the analysis:

TBV per Share at
March 31,
2011

First Niagara stand alone estimate	$8.29
Pro forma combined estimate	$7.74

Sandler O’Neill’s Compensation and Other Relationships with First Niagara

First Niagara’s board of directors selected Sandler O’Neill as financial advisor in connection with the merger based on Sandler O’Neill’s qualifications, expertise, reputation and experience in mergers and acquisitions. First Niagara agreed to pay Sandler O’Neill a transaction fee of $4.0 million, $250 thousand of which was payable upon the signing of the merger agreement, another $250 thousand payable upon the mailing of this joint proxy statement/prospectus to stockholders and the remainder of the fee contingent upon completion of the merger. First Niagara has also agreed to reimburse Sandler O’Neill for its expenses and to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. Sandler O’Neill’s fairness opinion was approved by Sandler O’Neill’s fairness opinion committee.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to NewAlliance and First Niagara and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of NewAlliance and First Niagara or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Sandler O’Neill in the past has provided and in the future may provide investment banking and other financial services to First Niagara. In the past two years, Sandler O’Neill has received compensation of approximately $10.2 million for such services and in the future may receive compensation for rendering of such services.

Effects of the Merger

As a result of the merger, Merger Sub will merge with and into NewAlliance, and NewAlliance will become a direct, wholly owned subsidiary of First Niagara. The certificate of incorporation of the surviving company will be amended in its entirety to be in the form attached to the merger agreement, and the bylaws of Merger Sub as in effect immediately prior to the merger will be the bylaws of the surviving company.

As a result of the merger, there will no longer be any publicly held shares of NewAlliance common stock. NewAlliance stockholders will no longer have any direct interest in the surviving company. Those NewAlliance stockholders who receive all of the merger consideration in the form of cash will not participate in NewAlliance’s future earnings and potential growth as a subsidiary of First Niagara and will no longer bear the risk of any losses incurred in the operation of the surviving company’s business as a subsidiary of First Niagara or of any decreases in the value of that business. Those NewAlliance stockholders receiving shares of First Niagara common stock as merger consideration will only participate in the surviving company’s future earnings and potential growth through their ownership of First Niagara common stock. All of the other incidents of direct stock ownership in NewAlliance, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from NewAlliance, will be extinguished upon completion of the merger.

As promptly as reasonably practicable following completion of the merger, NewAlliance common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act. As a result of such deregistration, NewAlliance will no longer be required to file reports with the SEC or otherwise be subject to the United States federal securities laws applicable to public companies.

Effective Time of the Merger

The merger will occur after the satisfaction of all the closing conditions, including the receipt of all regulatory and stockholder approvals and after the expiration of all regulatory waiting periods. The merger will be completed legally at the time the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the certificate of merger. As of the date of this joint proxy statement/prospectus, the parties expect that the merger will be effective during the second calendar quarter of 2011. However, there can be no assurance as to when or if the merger will occur.

If the merger is not completed by the close of business on June 30, 2011, the merger agreement may be terminated by either NewAlliance or First Niagara, unless the party seeking to terminate the merger agreement caused or materially contributed to the failure of the merger to occur before such date.

Litigation Related to the Merger

On or about August 20, 2010, a lawsuit was filed by Stanley P. Kops against NewAlliance and its directors in the Connecticut Superior Court for the Judicial District of New Haven (NNH-CV10-6013984) challenging the proposed merger between NewAlliance and First Niagara. The purported class action alleges that the NewAlliance board of directors breached its fiduciary duties to NewAlliance stockholders by failing to maximize stockholder value in approving the merger agreement with First Niagara and that NewAlliance and First Niagara aided and abetted this alleged breach of fiduciary duty.

Since the first action was commenced, nine additional lawsuits were filed against NewAlliance, First Niagara, Merger Sub, and/or the NewAlliance directors and certain officers of NewAlliance. The plaintiffs in the additional lawsuits are: Southwest Ohio Regional Council of Carpenters Pension Plan (NNH-CV10-6014110); Cynthia J. Kops (NNH-CV10-6014155); Joseph Caldarella (NNH-CV10-6014192); Michael Rubin (NNH-CV10-6014328); Arlene H. Levine and Gertrude M. Nitkin (NNH-CV10-6014477); Port Authority of Alleghany County Retirement & Disability Allowance Plan for Employees Represented by Local 85 of the Amalgamated Transit Union (NN-CV10-6014634); Alan Kahn (Case No. 5785); Moses Eilenberg (Case No. 5796); and Erie County Employees’ Retirement System (Case No. 5831). The latter three lawsuits were filed in the Court of Chancery of the State of Delaware and the remainder were filed in the Connecticut Superior Court. The claims in the nine additional lawsuits are substantially the same as the claims in the first lawsuit and seek, among other things, to enjoin the proposed merger on the agreed upon terms. Certain of the new actions, however, also seek attorneys’ and experts’ fees and actual and punitive damages if the merger is completed.

On September 28, 2010, the three Delaware actions were consolidated into In re NewAlliance Bancshares, Inc. Shareholders Litigation (No. 5785-VCP), and the plaintiffs in the consolidated action filed an amended complaint against NewAlliance, First Niagara, Merger Sub, and the NewAlliance directors. The amended complaint adds allegations challenging the accuracy of disclosures in the preliminary Form S-4. On October 15, the plaintiffs filed a motion to preliminarily enjoin the defendants from taking any action to consummate the merger and a motion seeking expedited discovery. On October 22, the court granted the plaintiffs’ motion for expedited discovery and scheduled a preliminary injunction hearing for December 1.

On October 19, 2010, the seven Connecticut actions were transferred to the complex litigation docket in the Judicial District of Stamford. The cases were consolidated on October 20 and, on October 22, the plaintiffs filed an amended complaint against NewAlliance, First Niagara, Merger Sub, and the NewAlliance directors. The amended complaint adds allegations challenging the accuracy of disclosure in the preliminary Form S-4. The plaintiffs in the Connecticut actions also have indicated that they intend to seek a preliminary injunction and expedited discovery.

On October 18 and 19, 2010, the defendants filed motions in the seven Connecticut actions and in the consolidated Delaware action requesting that the courts direct the plaintiffs in all the actions to confer and agree on a single forum in which to litigate their claims, or if the plaintiffs are unable to agree, that the courts confer and designate a single forum, and that the cases in the other forum be stayed. The court in the now-consolidated Connecticut action has scheduled oral argument on the defendants’ motion for November 17, 2010.

Conduct of Business Pending the Merger; Covenants

The merger agreement contains various restrictions on the operations of NewAlliance before the effective time of the merger. In general, the merger agreement obligates NewAlliance to conduct its business in the ordinary and usual course of business and use reasonable best efforts to preserve its business organization and assets and maintain its rights and franchises. In addition, NewAlliance has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of First Niagara (not to be unreasonably withheld, conditioned or delayed), it will not, among other things:

•	enter into any new line of business or materially change its policies except as required by applicable law, regulation or policies imposed by any governmental authority;

•	amend its governing documents or the governing documents of its subsidiaries;

•	make, declare, pay or set aside any dividend on any shares of its stock, other than certain permitted dividends from its wholly owned subsidiaries, regular quarterly dividends on its common stock, or required dividends on the preferred stock of its subsidiaries (provided that if the merger is not completed by April 30, 2011, the NewAlliance board of directors may in its reasonable discretion increase its quarterly dividend for the quarter ended March 31, 2011 in an amount permitted by the merger agreement);

•	adjust, split, combine, redeem, reclassify or purchase any shares of its stock;

•	issue, sell, pledge or authorize or propose the creation of any additional shares of its stock other than pursuant to existing previously disclosed obligations;

•	make certain employee hires or promotions, or grant any salary increases or increase any employee benefits except for certain permitted increases;

•	establish, amend or renew benefit plans in respect of any director, officer or employee, accelerate the vesting or exercisability of NewAlliance stock options or other compensation or benefits, fund the payment of compensation or benefits, change the manner in which contributions to benefit plans are made or determined, or add any new participants to or increase the principal sum of any non-qualified retirement plans, except for certain permitted actions;

•	sell, transfer, mortgage or discontinue any assets, deposits, business or properties, except in the ordinary course of business consistent with past practice;

•	acquire assets, businesses, deposits or properties other than in the ordinary course of business consistent with past practice;

•	terminate, enter into, renew, extend, amend or modify in any material respect adverse to NewAlliance any material contract, incur or guarantee any material indebtedness other than in the ordinary course of business consistent with past practice, make any capital expenditures in excess of $500 thousand in the aggregate over the previously disclosed budget;

•	change its accounting principles, practices or methods or any actuarial or other assumptions used to calculate funding obligations with respect to benefit arrangements, other than as required by GAAP or applicable regulatory accounting requirements;

•	make or change any material tax elections, change its or its subsidiaries’ method of accounting for tax purposes (except as required by law), settle or compromise any tax liability, claim or assessment, waive any statute of limitations with respect to taxes, surrender any right to claim a refund for taxes, or file any amended tax return;

•	settle any action, suit, claim or proceeding against it or any of its subsidiaries, except for certain proceedings settled in the ordinary course in an amount up to $250,000;

•	make certain employee communications without providing First Niagara with time to review and comment;

•	amend, modify, enter into, renew or extend the term of any real property lease for a bank branch without first notifying and consulting with First Niagara; or

•	knowingly take or omit to take any action that is reasonably likely to prevent or impede the merger from qualifying as a tax-free reorganization or that would result in any of the closing conditions not being satisfied in a timely manner, except as may be required by applicable law or regulation.

The merger agreement obligates First Niagara and Merger Sub to conduct their business in the ordinary and usual course of business and use reasonable best efforts to preserve its business organization and assets and maintain its rights and franchises. In addition, neither First Niagara nor Merger Sub may, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement and subject to certain other exceptions, without the prior written consent of NewAlliance, among other things:

•	amend First Niagara’s governing documents in a manner that would materially and adversely affect the rights and privileges of holders of First Niagara common stock or prevent or materially impede or materially delay the completion of the merger;

•	change its accounting principles, practices or methods or any actuarial or other assumptions used to calculate funding obligations with respect to benefit arrangements, other than as required by GAAP or regulatory accounting requirements; or

•	knowingly take or omit to take any action that is reasonably likely to prevent or impede the merger from qualifying as a tax-free reorganization or that would result in any of the closing conditions not being satisfied in a timely manner, except as may be required by applicable law or regulation.

The merger agreement also contains various other customary covenants of both parties. In addition, First Niagara has agreed:

•	to increase the size of its board of directors and fill the vacancies created by appointing three current directors of NewAlliance, selected in consultation with the board of directors of NewAlliance, to its board as of the effective time of the merger. One of the NewAlliance directors so appointed will also be appointed to the Executive Committee of the First Niagara board of directors;

•	to invite all members of the NewAlliance board of directors as promptly as practicable after the closing (other than those appointed to the First Niagara board of directors) to serve as paid members of a regional advisory board;

•	to make a donation of $7.5 million to the First Niagara Bank Foundation following the closing in order to support the market areas served by NewAlliance Bank; and

•	to name the NewAlliance location at 195 Church Street, New Haven, Connecticut, as First Niagara’s Regional Market Center as of the effective time of the merger.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties by First Niagara and NewAlliance regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind and are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. They include, among other things:

•	the due organization, valid existence, and good standing of each of the companies and their subsidiaries;

•	description of the capitalization of each of the companies, the valid issuance of their capital stock, and related matters;

•	ownership of the securities of each companies’ subsidiaries and other investments;

•	requisite corporate power and authority of each company and its subsidiaries to execute the merger agreement and all related transactions, and for each company to conduct its business and own its properties and assets;

•	unanimous board approval of the merger;

•	submission of the merger for stockholder approval (NewAlliance only);

•	submission of the requisite stock issuance for stockholder approval (First Niagara only);

•	the absence of any required regulatory filings or governmental consents with certain exceptions, and the absence of any conflicts with and violations of law and various documents, contracts and agreements;

•	compliance of reports and financial statements filed with the SEC with the relevant securities laws, and the accuracy of such reports and financial statements;

•	the absence of certain off-balance sheet liabilities (NewAlliance only);

•	the absence since June 30, 2010 of events or circumstances that have had or are reasonably likely to have a materially adverse effect on the companies;

•	the absence of adverse material litigation against each of the companies or their subsidiaries;

•	the absence of regulatory orders or investigations of either of the companies or their subsidiaries;

•	compliance with all applicable laws and regulations by each company and its subsidiaries;

•	the accuracy and completeness of the statements of fact made in filings with governmental entities in connection with the merger agreement;

•	validity, enforceability and absence of breach under, certain material contracts (NewAlliance only);

•	validity, enforceability and absence of breach under certain derivative contracts;

•	compliance of the companies’ benefit plans with applicable law;

•	the filing of tax returns, payment of taxes and other tax matters;

•	compliance of the merger agreement and the merger with applicable “business combination” and similar anti-takeover laws (NewAlliance only);

•	labor and employee benefit matters;

•	compliance with applicable environmental laws (NewAlliance only);

•	accurate maintenance of each companies’ books and records and those of their subsidiaries;

•	proper filing of reports and statements required to be filed with the parties’ regulators, and the compliance of such reports with applicable rules and regulations;

•	absence of intellectual property infringements or violations (NewAlliance only);

•	good and marketable title to all assets;

•	maintenance of adequate insurance coverage;

•	the absence of the provision of any investment management, investment advisory and sub-advisory services with the exception of NewAlliance Investment, Inc. (NewAlliance only);

•	absence of impediments under the securities laws and regulations with regards to the activities of broker-dealers of the company or its subsidiaries (NewAlliance only);

•	existence of effective internal controls over financial reporting;

•	all derivatives transactions were entered into in accordance with prudent business practices and all applicable laws and regulations, and with counterparties believed to be financially responsible at the time;

•	receipts of written opinions by each company from their respective financial advisors in relation to the fairness of the merger consideration;

•	absence of any reason to believe that any conditions exist that would reasonably be expected to prevent the merger from qualifying as a reorganization;

•	certain fiduciary commitments and duties (NewAlliance only);

•	the composition of NewAlliance’s loan portfolios (NewAlliance only);

•	absence of certain transactions with affiliates (NewAlliance only); and

•	sufficiency of funds as of the effective time to pay the aggregate cash consideration required in connection with the merger (First Niagara only).

All representations, warranties and covenants of the parties, other than certain covenants and agreements which by their terms apply in whole or in part after the completion of the merger, terminate upon the completion of the merger.

Employee Matters

Under the merger agreement, First Niagara has agreed that it will, from and after the completion of the merger:

•	provide employees of NewAlliance and its subsidiaries, which we refer to as “covered employees,” with employee benefit plans, programs and arrangements that are substantially similar to those provided to similarly situated employees of First Niagara and its subsidiaries;

•	provide covered employees with service credit for all periods of employment with NewAlliance prior to the effective time of the merger for purposes of eligibility, participation and vesting (but not for benefit accruals under any defined benefit pension plan or for eligibility, participation and vesting under the First Niagara Employee Stock Ownership Plan) under any First Niagara employee benefit or compensation plan in which covered employees are eligible to participate;

•	waive any eligibility waiting periods, pre-existing condition limitations, or physical examination requirements (to the extent that such waiting period, limitation or requirement would have been waived or satisfied under a corresponding NewAlliance benefit plan);

•	give credit for any deductibles and out-of-pocket expenses paid for purposes of satisfying any applicable deductibles and out-of-pocket maximums (supporting documents will be required);

•	give credit for vacation and sick days which have accrued during the period commencing on the beginning of the year in which the effective time of the merger occurs and ending on the effective time; and

•	provide outplacement services to eligible covered employees who are terminated following the merger due to relocation or consolidation of operations.

Under the merger agreement, NewAlliance has agreed that it will:

•	terminate the NewAlliance Employee Stock Ownership Plan immediately prior to the effective time and, as soon as practicable following the receipt of an IRS favorable determination letter in relation to the termination of the ESOP, the account balance of each participant will be distributed or transferred to an eligible tax qualified retirement plan (including the First Niagara 401(k) Plan if actively employed) or individual retirement account as directed by the participant or beneficiary;

•	if requested by First Niagara, terminate the NewAlliance 401(k) Savings Plan immediately prior to the effective time, whereby each participant may direct that his or her account balance be distributed or transferred to an eligible tax-qualified retirement plan (including the First Niagara 401(k) Plan if actively employed) or individual retirement account, subject to receipt of an IRS favorable determination letter in relation to the termination of the Savings Plan;

•	immediately prior to the effective time, take all necessary actions to cease additional accruals under the Employees’ Retirement Plan of NewAlliance; and

•	amend the NewAlliance Severance Plan to provide that in the event of a change in control (as such term is defined in the Severance Plan), the Severance Plan may not be terminated or amended to reduce the benefits provided under the Severance Plan for a period of 12 months after the effective time of the merger.

Together, First Niagara and NewAlliance may provide retention bonuses (which in the aggregate may be up to $2 million) to employees who remain employed at NewAlliance through the effective time of the merger, or who remain employed at First Niagara through conversion. First Niagara and NewAlliance will mutually agree on each employee who is eligible to receive a retention bonus, as well as the amount of such retention bonus.

Conditions to the Merger

The respective obligations of First Niagara and NewAlliance to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	adoption and approval of the merger agreement by the affirmative vote of holders of a majority of the issued and outstanding shares of NewAlliance and approval of the issuance of First Niagara common stock in connection with the merger by the affirmative vote of holders of a majority of the shares of First Niagara present, in person or by properly executed proxy, at the First Niagara stockholders meeting;

•	the receipt of all regulatory approvals of governmental entities necessary to complete the transactions contemplated by the merger agreement, and the expiration of all applicable statutory waiting periods, and the absence of a condition on, or a requirement of, such approval that would, after the effective time, restrict or burden First Niagara in connection with the merger or with respect to the business or operations of First Niagara, that would have a material adverse effect on First Niagara;

•	there must be no statute, rule, regulation, judgment, decree, injunction or other order (whether temporary or permanent) that is in effect and prohibits completion of the merger;

•	First Niagara’s registration statement of which this joint proxy statement/prospectus is a part shall have become effective and no stop order suspending its effectiveness is issued and is in effect and no proceedings for that purpose is initiated by the SEC and not withdrawn;

•	the shares of First Niagara common stock to be issued to NewAlliance stockholders in the merger must have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance;

•	with respect to each of NewAlliance, on the one hand, and First Niagara and Merger Sub, on the other, the representations and warranties of the other party to the merger agreement must be true and correct as of the date of the merger agreement and as of the date of the closing (except to the extent such representations and warranties speak as of an earlier date), except where the failure to be true and correct has not had or is reasonably not likely to have, individually or in the aggregate, a material adverse effect on NewAlliance or First Niagara, as applicable. The representations of each party regarding the absence since June 30, 2010 of events or circumstances that have had or are reasonably likely to have a material adverse effect on such party must be true in all respects. The representations of each party regarding its capitalization and due authorization and execution of the merger agreement and all necessary corporate action (other than stockholder approval) having been taken to authorize the merger agreement and the validity and enforceability of the merger agreement, shall be true in all material respects. NewAlliance and First Niagara shall deliver to each other a certificate as to such accuracy of their respective representations of warranties;

•	each of First Niagara and Merger Sub, on the one hand, and NewAlliance, on the other, shall have performed in all material respects all obligations required to be performed under the merger agreement at or before the effective time. NewAlliance and First Niagara shall deliver to each other a certificate to such effect;

•	both First Niagara and NewAlliance must have received a legal opinion from their respective counsels that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The parties may waive conditions to their obligations in writing, to the extent permitted by applicable law.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to the receipt of all required approvals and consents from regulatory authorities, and the expiration of any applicable statutory waiting periods, without any term or condition that would have a material adverse effect on First Niagara. First Niagara and NewAlliance have agreed to use their reasonable best efforts to obtain all the required regulatory approvals. These include approval from the Federal Reserve and various other federal and state regulatory authorities. We have made or will make filings for such approvals.

Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to First Niagara after the completion of the merger or will contain a material adverse condition.

Federal Reserve.  Completion of the merger is subject, among other things, to approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended.

The Federal Reserve may not grant that approval if it determines that the merger:

•	would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

•	would substantially lessen competition in any part of the United States, or tend to create a monopoly or result in a restraint of trade,

unless the Federal Reserve finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In reviewing the transaction, the Federal Reserve will consider:

•	the financial and managerial resources of both companies and their subsidiary banks;

•	the convenience and needs of the communities to be served;

•	applicable overall capital and safety and soundness standards;

•	the effectiveness of both companies in combating money laundering activities; and

•	each company’s regulatory status, including legal and regulatory compliance.

Under the Community Reinvestment Act of 1977, as amended, (“CRA”) the Federal Reserve will take into account our two companies’ records of performance in meeting the credit needs of their respective communities, including low- and moderate-income neighborhoods. In considering this criterion, we believe the Federal Reserve will consider the fact that First Niagara’s principal banking subsidiary received a “satisfactory” regulatory rating, and NewAlliance’s principal banking subsidiary received an “outstanding” regulatory rating, in their most recent respective CRA examinations.

Furthermore, the Bank Holding Company Act and Federal Reserve regulations require published notice of, and the opportunity for public comment on, First Niagara’s application, and authorize the Federal Reserve to hold a public hearing or meeting if the Federal Reserve determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve.

The Bank Holding Company Act requires that we wait before completing the merger until 30 days after Federal Reserve approval is received, during which time the Department of Justice (“DOJ”) may challenge the merger on antitrust grounds. With the approval of the Federal Reserve and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

OCC.  Following the merger, First Niagara intends to merge NewAlliance Bank with and into First Niagara Bank, with First Niagara Bank surviving. Completion of the bank merger is also subject to receipt of the approval of the OCC under the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the OCC uses substantially the same criteria as the Federal Reserve as described above.

Connecticut Department of Banking.  We have made filings with the Connecticut Banking Commissioner in connection with the merger and bank merger. In considering the merger and bank merger, the Connecticut Banking Commissioner will review and consider, among other things, whether the investment and lending policies of First Niagara and NewAlliance Bank, if applicable, are consistent with safe and sound banking practices and will benefit the economy of Connecticut; whether the services or proposed services of First Niagara Bank are consistent with safe and sound banking practices and will benefit the economy of Connecticut, the competitive effects of the bank merger; and the financial and managerial resources of First Niagara and First Niagara Bank. In considering the merger, the Connecticut Banking Commissioner must also consider whether the merger is unfair or prejudicial to depositors or to security holders of NewAlliance, and whether the merger would not be in the interest of the depositors or security holders of NewAlliance based on the competence, experience and integrity of First Niagara. The Connecticut Banking Commissioner must also determine whether the merger or bank merger will promote public convenience, whether benefits to the public clearly outweigh possible adverse effects, and whether the terms of the merger or bank merger are reasonable and in accordance with law and sound public policy. The Connecticut Banking Commissioner also will review the records of First Niagara Bank and NewAlliance Bank under the CRA. The Connecticut Banking Commissioner may, at his discretion, hold a public hearing on the merger and/or the bank merger.

Stock Exchange Listing.  First Niagara is obligated under the merger agreement to use its reasonable best efforts to cause the First Niagara common stock issuable in the merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the completion of the merger. In addition, it is a condition to the completion of the merger that these shares be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

Other Regulatory Authorities.  Applications and notifications are being filed with various other state regulatory authorities, including the Financial Industry Regulatory Authority, in connection with acquisitions or changes in control of subsidiaries of NewAlliance that may be deemed to result from the transaction.

No Solicitation; Board Recommendation

NewAlliance has agreed that it will not, and will cause its subsidiaries and its subsidiaries’ officers and directors not to, and will use its reasonable best efforts to cause its and its subsidiaries’ employees, agents, advisors and other representatives and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal, including any tender or exchange offer to acquire 25% or more of the voting power in NewAlliance or any of its significant subsidiaries, a proposal for a merger, consolidation or other business combination involving NewAlliance or any of its significant subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, NewAlliance or any of its significant subsidiaries.

In the event, prior to the time the affirmative vote of the holders of a majority of the issued and outstanding shares of NewAlliance adopting the merger agreement is obtained:

•	NewAlliance receives an unsolicited bona fide acquisition proposal from a person other than First Niagara, and

•	the NewAlliance board of directors concludes in good faith (1) that such acquisition proposal constitutes a superior proposal or would reasonably be likely to result in a superior proposal and (2) that, after considering the advice of outside counsel, failure to take such actions would result in a violation of the directors’ fiduciary duties under Delaware law,

NewAlliance may, and may permit its subsidiaries and its subsidiaries’ representatives to, provide nonpublic information or data and participate in negotiations or discussions with respect to such acquisition proposal (subject to the entry into a confidentiality agreement substantially similar to its confidentiality agreement with First Niagara, except that NewAlliance may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to NewAlliance if and only if it first waives or similarly modifies the standstill provision in the confidentiality agreement it has entered into with First Niagara). A superior proposal means a bona fide written acquisition proposal to acquire in any manner 50% or more of the voting power in, or 50% or more of the business, assets or deposits of, NewAlliance or any of its significant subsidiaries, that the NewAlliance board of directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the merger (1) after receiving the advice of its financial advisor, (2) after taking into account the likelihood of completion of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms in the merger agreement) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

NewAlliance has agreed to submit the merger agreement for adoption by its stockholders and convene a stockholders meeting as promptly as practicable after the registration statement, of which this joint proxy statement/prospectus is a part, is declared effective by the SEC. The NewAlliance board has recommended to its stockholders to vote in favor of adopting the merger agreement. NewAlliance will not withdraw, qualify or adversely modify (or publicly propose to withdraw, qualify or adversely modify) its recommendation to its stockholders to vote in favor of adoption of the merger agreement, except as permitted under the merger agreement in connection with a superior acquisition proposal. If, prior to the receipt of the NewAlliance stockholder approval, its board, after consultation with outside counsel, determines in good faith that, because of the receipt of a takeover proposal that is a superior proposal, it would result in a violation of its fiduciary duties under Delaware law to continue to recommend adoption of the merger agreement, the NewAlliance board may submit the merger agreement without its recommendation or make an adverse recommendation (or publicly propose to make an adverse recommendation).

Similarly, First Niagara has agreed to convene a meeting of its stockholders to vote upon the approval of the First Niagara stock issuance. The First Niagara board has recommended to its stockholders to vote in favor of the stock issuance. The First Niagara board will not withdraw, qualify or adversely modify (or publicly propose to withdraw, qualify or adversely modify) its recommendation to its stockholders, unless prior to the receipt of the First Niagara stockholder approval, its board, after consultation with outside counsel, determines in good faith that it would result in a violation of its fiduciary duties under Delaware law to continue to recommend approval of the First Niagara stock issuance, in which case the First Niagara board may submit the proposal without its recommendation or make an adverse recommendation (or publicly propose to make an adverse recommendation).

Termination; Termination Fee

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•	by mutual agreement of First Niagara and NewAlliance;

•	upon 30 days’ written notice by the non-breaching party, if there has occurred and is continuing a breach by the other party of any representation, warranty or covenant, provided such breach would entitle the non-breaching party not to complete the merger as a result of the failure of a closing condition and such breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

•	by First Niagara, if the NewAlliance board of directors (1) submits the merger agreement to its stockholders without a recommendation for approval or makes an adverse recommendation (or publicly proposes an adverse recommendation), (2) recommends an alternative acquisition proposal, or (3) commences negotiations regarding an alternative acquisition proposal;

•	by NewAlliance, if (1) the First Niagara board of directors submits the First Niagara stock issuance to its stockholders without a recommendation for approval or the board withdraws, qualifies or adversely modifies (or publicly propose to withdraw, qualify or adversely modify) its recommendation to its stockholders, and (2) the First Niagara stockholders do not approve the First Niagara stock issuance;

•	by either party, if the merger has not closed by the close of business on June 30, 2011, unless the party seeking to terminate the merger agreement caused or materially contributed to the failure of the merger to occur before such date;

•	by either party, if a required governmental approval is denied by final, non-appealable action, unless the party seeking to terminate the merger agreement failed to comply with the merger agreement and such failure caused or materially contributed to such action; or

•	by NewAlliance, if a majority of the NewAlliance board of directors determines within 5 days of the first date all required regulatory approvals are received that (1) the market value of a First Niagara share of common stock is less than $10.22 (subject to customary anti-dilution adjustments) and (2) the ratio of the then current market value of a First Niagara share of common stock as compared to its value as of August 18, 2010 is less than the ratio of the then current value of the NASDAQ Bank Index as compared to such value as of August 18, 2010 minus 0.20 (all such values calculated as specified in the merger agreement).

Notwithstanding the foregoing, if NewAlliance elects to terminate the merger agreement due to the decline in First Niagara’s stock price, First Niagara has the option for up to five days from receipt of notice of such termination to increase the consideration to be received by the holders of NewAlliance common stock by adjusting the exchange ratio for the stock consideration pursuant to an agreed formula specified in the merger agreement, in which case the merger agreement will not be terminated. Because the formula is dependent on the future price of First Niagara common stock and that of the NASDAQ Bank Index group, it is not possible presently to determine what the adjusted merger consideration would be at this time, but, in general, more shares of First Niagara common stock would be issued, to take into account the extent by which the average price of First Niagara common stock exceeded the decline in the average value of the NASDAQ Bank Index.

NewAlliance must pay First Niagara a termination fee of $60 million in the following circumstances:

•	no later than the second business day after First Niagara terminates the merger agreement because the NewAlliance board of directors (1) has submitted the merger agreement to its stockholders without a recommendation for approval or has made an adverse recommendation (or has publicly proposed an adverse recommendation), or (2) has recommended an alternative acquisition proposal;

•	(1) (A) First Niagara terminates the merger agreement due to either (x) breach by NewAlliance of its representations, warranties or covenants or (y) NewAlliance board of directors commencing negotiations regarding an alternative acquisition proposal, or (B) either party terminates due to failure of the merger to close by the close of business on June 30, 2011, and (2) prior to such termination, an alternative acquisition proposal with respect to NewAlliance was in existence and not withdrawn, and following the announcement of such alternative acquisition proposal, NewAlliance breaches any of its representations, warranties, covenants or agreements:

•	in the event NewAlliance’s breach was a knowing, intentional, willful or material breach of its obligations to use reasonable best efforts or its obligations with respect to its stockholders meeting, the joint proxy statement/prospectus, the no solicitation provisions, its recommendation to its stockholders, its takeover provisions or applicable takeover law or regulatory approvals provisions, then NewAlliance must pay such fee on the second business day immediately following such termination; and

•	in the event such breach was any other breach, and only if an alternative acquisition proposal with respect to NewAlliance is completed, or a definitive agreement for an acquisition proposal is entered into by NewAlliance, within 15 months from the date of such termination, then NewAlliance must pay such fee no later than the fifth business day after such alternative acquisition proposal has been completed.

First Niagara would be required to pay NewAlliance a termination fee of $60 million no later than the second business day following termination by NewAlliance in the event that (1) First Niagara’s board of directors submitted the First Niagara stock issuance proposal to its stockholders without a recommendation for approval or the board withdrew, qualified or adversely modified (or publicly proposed to withdraw, qualify or adversely modify) its recommendation to its stockholders, and (2) the First Niagara stockholders failed to approve the First Niagara stock issuance.

Modification or Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, except to the extent that any such amendment would violate the law or would require resubmission of the merger agreement for vote by the stockholders of NewAlliance or First Niagara.

On September 27, 2010, NewAlliance, First Niagara and Merger Sub entered into an amendment to the merger agreement, attached as Appendix A2 to this joint proxy statement/prospectus and incorporated herein by reference. The amendment makes certain technical changes to the provisions of the merger agreement relating to exchange procedures and termination.

At any time before the effective time of the merger, the parties may mutually agree to revise the structure of the merger and related transactions, to the extent that such revised structure (1) does not change the amount or form of consideration to be received by the stockholders of NewAlliance and the holders of NewAlliance stock options, (2) does not adversely affect the tax consequences to the stockholders of NewAlliance, (3) is reasonably capable of completion in as timely a manner as the merger, (4) would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (5) is not otherwise prejudicial to the interests of the stockholders of either NewAlliance or First Niagara. The merger agreement and any related documents would then be appropriately amended in order to reflect any such revised structure.

Stock Market Listing

Application will be made by First Niagara to have the shares of First Niagara common stock to be issued in the merger approved for listing on the NASDAQ Global Select Market, which is the principal trading market for existing shares of First Niagara common stock. It is a condition to both parties’ obligation to complete the merger that such approval is obtained, subject to official notice of issuance. As promptly as reasonably practicable following completion of the merger, NewAlliance common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Fees and Expenses

First Niagara and NewAlliance will pay their own expenses incurred in connection with the merger agreement and the transactions contemplated thereby.

Material United States Federal Income Tax Consequences of the Merger

This section describes the anticipated material United States federal income tax consequences of the merger to U.S. holders of NewAlliance common stock who exchange shares of NewAlliance common stock for shares of First Niagara common stock, cash, or a combination of shares of First Niagara common stock and cash pursuant to the merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of NewAlliance common stock who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds NewAlliance common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding NewAlliance common stock, you should consult your tax advisor.

This discussion addresses only those NewAlliance stockholders that hold their NewAlliance common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular NewAlliance stockholders in light of their individual circumstances or to NewAlliance stockholders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold NewAlliance common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	stockholders who acquired their shares of NewAlliance common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

First Niagara and NewAlliance have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of First Niagara to complete the merger is conditioned upon the receipt of an opinion from Sullivan & Cromwell, counsel to First Niagara, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by First Niagara and NewAlliance. The obligation of NewAlliance to complete the merger is conditioned upon the receipt of an opinion from Hinckley, counsel to NewAlliance, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by First Niagara and NewAlliance. Neither of these opinions is binding on the Internal Revenue Service or the courts. First Niagara and NewAlliance have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each stockholder of NewAlliance common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. In addition, because a NewAlliance stockholder may receive a mix of cash and stock despite having made a cash election or stock election, it will not be possible for holders of NewAlliance common stock to determine the specific tax consequences of the merger to them at the time of making the election.

Tax Consequences of the Merger Generally to Holders of NewAlliance Common Stock.  If the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences are as follows:

•	gain or loss will be recognized by those holders receiving solely cash for NewAlliance common stock pursuant to the merger equal to the difference between the amount of cash received by a holder of NewAlliance common stock and such holder’s cost basis in such holder’s shares of NewAlliance common stock;

•	no gain or loss will be recognized by those holders receiving solely shares of First Niagara common stock in exchange for shares of NewAlliance common stock pursuant to the merger (except with respect to any cash received instead of fractional share interests in First Niagara common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of First Niagara Common Stock” beginning on page 78);

•	gain (but not loss) will be recognized by those holders who receive shares of First Niagara common stock and cash in exchange for shares of NewAlliance common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the First Niagara common stock and cash received by a holder of NewAlliance common stock exceeds such holder’s cost basis in its NewAlliance common stock, and (2) the amount of cash received by such holder of NewAlliance common stock (except with respect to any cash received instead of fractional share interests in First Niagara common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of First Niagara Common Stock” beginning on page 78);

•	the aggregate basis of the First Niagara common stock received in the merger will be the same as the aggregate basis of the NewAlliance common stock for which it is exchanged, decreased by the amount of cash received in the merger (except with respect to any cash received instead of fractional share interests in First Niagara common stock), decreased by any basis attributable to fractional share interests in First Niagara common stock for which cash is received, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed in the section entitled “Recharacterization as a Dividend” beginning on page 78, but excluding any gain or loss recognized with respect to fractional share interests in First Niagara common stock for which cash is received); and

•	the holding period of First Niagara common stock received in exchange for shares of NewAlliance common stock will include the holding period of the NewAlliance common stock for which it is exchanged.

If holders of NewAlliance common stock acquired different blocks of NewAlliance common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of NewAlliance common stock and such holders’ basis and holding period in their shares of First Niagara common stock may be determined with reference to each block of NewAlliance common stock. Any such holders should consult their tax advisors regarding the manner in which cash and First Niagara common stock received in the exchange should be allocated among different blocks of NewAlliance common stock and with respect to identifying the bases or holding periods of the particular shares of First Niagara common stock received in the merger.

Taxation of Capital Gain.  Except as described in the section entitled “Recharacterization as a Dividend” below, gain that holders of NewAlliance common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their NewAlliance common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of NewAlliance common stock is generally taxed at preferential rates.

Recharacterization as a Dividend.  All or part of the gain that a particular holder of NewAlliance common stock recognizes (or all or part of the cash received by a holder of NewAlliance common stock, if such holder receives only cash pursuant to the merger) could be treated as dividend income rather than capital gain if (1) such holder is a significant stockholder of First Niagara or (2) such holder’s percentage ownership, taking into account constructive ownership rules, in First Niagara after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of First Niagara stock rather than cash or a combination of cash and shares of First Niagara stock in the merger. This recharacterization as dividend income could happen, for example, because of ownership of additional shares of First Niagara stock by such holder of NewAlliance common stock, ownership of shares of First Niagara stock by a person related to such holder or a share repurchase by First Niagara from other holders of First Niagara stock. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would not result in dividend treatment. Under the constructive ownership rules, a stockholder may be deemed to own stock that is owned by others, such as a family member, trust, corporation or other entity. For an individual who receives dividend income in taxable years beginning before January 1, 2011 that constitutes qualified dividend income, the dividend income may be subject to reduced rates of taxation if such individual meets certain holding period requirements. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of NewAlliance common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of First Niagara Common Stock.  A holder of NewAlliance common stock who receives cash instead of a fractional share of First Niagara common stock will generally be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by First Niagara. As a result, a holder of NewAlliance common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. Except as described in the section entitled “Recharacterization as a Dividend” above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting.  Payments of cash to a holder of NewAlliance common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to First Niagara and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that the recorded assets and liabilities of First Niagara will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of NewAlliance will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of First Niagara common stock to be issued to former NewAlliance stockholders and option holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of NewAlliance at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of NewAlliance being included in the operating results of First Niagara beginning from the date of completion of the merger.

Stock Trading and Dividend Information for NewAlliance

NewAlliance common stock is currently listed on the New York Stock Exchange under the symbol “NAL.” The following table sets forth the intra-day high and low sales prices for shares of NewAlliance common stock and dividend payments made. As of November 1, the most recent practicable trading day before this joint proxy statement/prospectus was finalized, there were 105,077,475 shares of NewAlliance common stock issued and outstanding.

			Dividends per
Year Ending December 31, 2010	High	Low	Share

Fourth quarter (through November 1, 2010)	$13.24	$12.49	$—
Third quarter	13.25	10.98	0.07
Second quarter	13.48	11.00	0.07
First quarter	12.96	11.16	0.07

			Dividends per
Year Ended December 31, 2009	High	Low	Share

Fourth quarter	$12.46	$10.50	$0.07
Third quarter	12.70	10.56	0.07
Second quarter	13.77	11.18	0.07
First quarter	13.24	9.36	0.07

			Dividends per
Year Ended December 31, 2008	High	Low	Share

Fourth quarter	$15.50	$10.75	$0.07
Third quarter	17.98	11.31	0.07
Second quarter	14.00	12.26	0.07
First quarter	13.41	9.50	0.065

On August 18, 2010, the business day immediately preceding the public announcement of the merger, and on November 1, 2010, the most recent practicable trading day before this joint proxy statement/prospectus was finalized, the closing prices of NewAlliance common stock as reported on the New York Stock Exchange were $11.36 per share and $12.90 per share, respectively.

Stock Trading and Dividend Information for First Niagara

First Niagara common stock is currently listed on the NASDAQ Global Select Market under the symbol “FNFG.” The following table sets forth the intra-day high and low sales prices for shares of First Niagara common stock and dividend payments made. As of November 1, the most recent practicable trading day before this joint proxy statement/prospectus was finalized, there were 209,051,315 shares of First Niagara common stock issued and outstanding.

			Dividends per
Year Ending December 31, 2010	High	Low	Share

Fourth quarter (through November 1, 2010)	$12.35	$11.51	$—
Third quarter	13.79	11.23	0.14
Second quarter	14.88	12.25	0.14
First quarter	14.86	13.00	0.14

			Dividends per
Year Ended December 31, 2009	High	Low	Share

Fourth quarter	$14.47	$12.40	$0.14
Third quarter	14.06	10.73	0.14
Second quarter	14.23	10.53	0.14
First quarter	16.32	9.48	0.14

			Dividends per
Year Ended December 31, 2008	High	Low	Share

Fourth quarter	$16.45	$11.00	$0.14
Third quarter	22.38	11.68	0.14
Second quarter	15.00	12.60	0.14
First quarter	14.15	9.98	0.14

On August 18, 2010, the business day immediately preceding the public announcement of the merger, and on November 1 2010, the most recent practicable trading day before this joint proxy statement/prospectus was finalized, the closing prices of First Niagara common stock as reported on the NASDAQ were $12.78 per share and $11.84 per share, respectively.

SELECTED HISTORICAL FINANCIAL DATA FOR FIRST NIAGARA AND NEWALLIANCE

First Niagara Selected Historical Financial and Other Data

The following tables set forth selected historical financial and other data of First Niagara for the periods and as of the dates indicated. The information at and for the six months ended June 30, 2010 and 2009 is unaudited. However, in the opinion of management of First Niagara, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2010 are not necessarily indicative of a full year’s operations.

	As of or for the Six Months
	Ended June 30,		As of or for the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)
	(In thousands, except per share data)

Selected financial condition data:
Total assets	$20,518,359	$11,577,171	$14,584,833	$9,331,372	$8,096,228	$7,945,526	$8,064,832
Loans, net(1)	9,950,685	6,363,839	7,241,153	6,385,982	5,654,705	5,593,512	5,216,299
Securities available for sale:
Mortgage-backed	6,222,101	2,712,987	3,650,058	1,232,383	817,614	717,601	867,037
Other	909,292	626,884	771,620	340,718	399,550	342,821	737,851
Securities held to maturity(2)	1,038,866	398,049	1,093,552	—	—	—	—
Deposits	13,758,174	6,240,328	9,729,524	5,943,613	5,548,984	5,709,736	5,479,412
Borrowings	3,666,557	3,192,837	2,302,280	1,540,227	1,094,981	747,554	1,096,427
Stockholders’ equity	$2,773,465	$1,918,579	$2,373,661	$1,727,263	$1,353,179	$1,387,197	$1,374,423
Common shares outstanding	209,040	149,763	188,215	118,562	104,770	110,719	112,808
Preferred shares outstanding	—	—	—	184	—	—	—
Selected operations data:
Interest income	$339,632	$216,613	$490,758	$441,138	$422,772	$415,830	$375,217
Interest expense	70,705	64,038	126,358	172,561	198,594	169,349	125,067

Net interest income	268,927	152,575	364,400	268,577	224,178	246,481	250,150
Provision for credit losses	24,131	17,650	43,650	22,500	8,500	6,456	7,348

Net interest income after provision for credit losses	244,796	134,925	320,750	246,077	215,678	240,025	242,802
Noninterest income	82,998	57,234	125,975	115,735	131,811	111,218	90,663
Noninterest expense	251,385	131,232	326,672	228,410	222,466	211,851	188,206

Income before income taxes	76,409	60,927	120,053	133,402	125,023	139,392	145,259
Income taxes	27,507	21,385	40,676	44,964	40,938	47,533	52,400

Net income	48,902	39,542	79,377	88,438	84,085	91,859	92,859
Preferred stock dividend and accretion	—	12,046	12,046	1,184	—	—	—

Net income available to common stockholders	$48,902	$27,496	$67,331	$87,254	$84,085	$91,859	$92,859

Stock and related per share data:
Earnings per common share(3):
Basic	$0.25	$0.22	$0.46	$0.81	$0.82	$0.86	$0.85
Diluted	0.25	0.22	0.46	0.81	0.81	0.85	0.84
Cash dividends	0.28	0.28	0.56	0.56	0.54	0.46	0.38
Book value	13.48	13.11	12.84	15.02	13.41	12.99	12.65
Market Price (NASDAQ: FNFG):
High	14.88	16.32	16.32	22.38	15.13	15.43	15.16
Low	12.25	9.48	9.48	9.98	11.15	13.38	12.05
Close	$12.53	$11.42	$13.91	$16.17	$12.04	$14.86	$14.47

(footnotes on following page)

	As of or for the
	Six Months
	Ended June 30,		As of or for the Years Ended December 31,
	2010(4)	2009(4)	2009	2008	2007	2006	2005
	(Unaudited)
	(Dollar amounts in thousands)

Selected financial ratios and other data:
Performance ratios(3):
Return on average assets	0.58%	0.81%	0.69%	0.99%	1.05%	1.14%	1.18%
Return on average common equity	3.87	3.25	3.47	5.99	6.24	6.67	6.76
Net interest rate spread	3.48	3.31	3.40	3.19	2.84	3.20	3.46
Net interest margin	3.65	3.62	3.65	3.55	3.33	3.61	3.75
Efficiency ratio(5)	71.43	62.54	66.62	59.43	62.49	59.23	55.22
Dividend payout ratio	112.00%	127.27%	121.74%	69.14%	65.85%	53.49%	44.71%
Capital ratios:
Total risk-based capital(6)	12.40%	12.21%	13.73%	12.72%	11.35%	12.16%	12.26%
Tier 1 risk-based capital(6)	11.59	11.02	12.63	11.48	10.10	10.91	11.01
Leverage ratio(6)(7)	7.10	—	—	—	—	—	—
Tangible capital(6)(7)	—	7.13	7.48	8.47	7.54	7.73	7.56
Ratio of stockholders’ equity to total assets	13.52	16.57	16.27	18.51	16.71	17.46	17.04
Ratio of tangible common stockholders’ equity to tangible assets	8.62%	10.54%	10.54%	8.96%	8.21%	8.88%	8.40%
Asset quality ratios:
Total nonaccruing loans	$74,338	$52,297	$68,561	$46,417	$28,054	$15,528	$21,930
Other nonperforming assets	8,559	5,758	7,057	2,001	237	632	843
Allowance for credit losses	90,409	82,542	88,303	77,793	70,247	71,913	72,340
Net loan charge-offs	$22,025	$12,901	$33,140	$17,844	$10,084	$6,883	$7,114
Total nonaccruing loans to total loans	0.74%	0.81%	0.94%	0.72%	0.49%	0.27%	0.41%
Total nonperforming assets as a percentage of total assets	0.40	0.50	0.52	0.52	0.35	0.20	0.28
Allowance for credit losses to nonaccruing loans	121.62	157.83	128.79	167.60	250.40	463.12	329.87
Allowance for credit losses to total loans	0.90	1.28	1.20	1.20	1.23	1.27	1.37
Net charge-offs to average loans	0.52%	0.40%	0.50%	0.28%	0.18%	0.12%	0.14%
Other data:
Number of banking centers	255	113	171	114	110	119	118
Full time equivalent employees	3,748	2,034	2,816	1,909	1,824	1,922	1,984

(1)	Includes loans held for sale.

(2)	All securities held to maturity are mortgage-backed securities.

(3)	Computed using daily averages.

(4)	Annualized where appropriate.

(5)	Computed by dividing noninterest expense by the sum of net interest income and noninterest income. This is a non-GAAP financial measure First Niagara believes provides investors with information that is useful in understanding First Niagara’s financial performance and condition.

(6)	Ratios presented for First Niagara Bank.

(7)	Tangible capital ratio presented for periods ended prior to First Niagara Bank’s conversion to a national bank regulated by the OCC. Leverage ratio disclosed for periods ended subsequent to such conversion.

NewAlliance Selected Historical Financial and Other Data

The following tables set forth selected historical financial data of NewAlliance for the periods and at the dates indicated. The information at and for the six months ended June 30, 2010 and 2009 is unaudited. However, in the opinion of management of NewAlliance, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2010, are not necessarily indicative of a full year’s operations.

	As of or for the
	Six Months
	Ended June 30,		As of or for the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)
	(In thousands, except per share data)

Selected financial condition data:
Total assets	$8,712,097	$8,581,440	$8,434,313	$8,299,518	$8,210,984	$7,247,696	$6,561,402
Loans, net(1)	4,886,788	4,854,435	4,724,241	4,918,235	4,686,825	3,786,996	3,242,376
Securities available for sale:
Mortgage-backed	1,921,536	2,017,670	2,038,903	1,597,343	1,725,492	1,629,449	1,863,069
Other	481,781	273,680	288,952	331,219	361,769	543,415	500,402
Securities held to maturity(2)	323,255	288,104	240,766	309,782	290,472	307,447	91,734
Deposits	5,136,746	4,862,500	5,024,042	4,447,830	4,373,665	3,900,667	3,798,112
Borrowings	2,023,732	2,212,609	1,889,928	2,376,496	2,355,504	1,903,864	1,380,755
Stockholders’ equity	$1,464,171	$1,407,248	$1,434,953	$1,381,216	$1,407,107	$1,362,305	$1,310,868
Common shares outstanding	105,080	106,788	106,050	107,059	108,852	109,554	108,824
Selected operations data:
Interest income	$174,461	$188,837	$371,799	$399,173	$403,280	$331,032	$276,570
Interest expense	61,078	90,917	168,592	209,057	228,243	161,451	100,461

Net interest income	113,383	97,920	203,027	190,116	175,037	169,581	176,109
Provision for credit losses	10,300	9,100	18,000	13,400	4,900	500	400

Net interest income after provision for credit losses	103,083	88,820	185,207	176,716	170,137	169,081	175,709
Noninterest income	31,285	29,554	59,246	55,896	31,165	51,631	45,524
Noninterest expense	85,828	84,786	172,213	166,569	162,446	148,106	141,240

Income before income taxes	48,540	33,588	72,240	66,043	38,856	72,606	79,993
Income taxes	15,834	11,890	25,797	20,747	15,063	23,769	27,394

Net income	$32,706	$21,698	$46,443	$45,296	$23,793	$48,837	$52,599

Stock and related per share data:
Earnings per common share(3):
Basic	$0.33	$0.22	$0.47	$0.45	$0.23	$0.49	$0.50
Diluted	0.33	0.22	0.47	0.45	0.23	0.49	0.50
Cash dividends	0.14	0.14	0.28	0.28	0.26	0.24	0.21
Book value	13.93	13.18	13.53	12.90	12.93	12.43	12.05
Market Price (NYSE: NAL):
High	13.48	13.77	13.77	17.98	17.09	16.96	15.40
Low	11.00	9.36	9.36	9.50	11.23	13.55	12.98
Close	$11.21	$11.50	$12.01	$13.17	$11.52	$16.40	$14.54
(footnotes on following page)

	As of or For the
	Six Months
	Ended June 30,		As of or for the Years Ended December 31,
	2010(4)	2009(4)	2009	2008	2007	2006	2005
	(Unaudited)
	(Dollar amounts in thousands)

Selected financial ratios and other data:
Performance ratios(3):
Return on average assets	0.77%	0.51%	0.55%	0.55%	0.30%	0.70%	0.81%
Return on average equity	4.53	3.12	3.30	3.22	1.69	3.65	3.76
Net interest rate spread	2.71	2.21	2.29	2.13	1.91	2.15	2.59
Net interest margin	2.99	2.60	2.68	2.61	2.48	2.72	3.05
Efficiency ratio(5)	60.20	67.72	66.58	67.93	69.95	67.39	63.56
Dividend payout ratio	42.42%	63.64%	59.57%	61.11%	110.87%	47.96%	42.00%
Capital ratios:
Total risk-based capital(6)	18.5%	16.9%	17.9%	17.3%	16.5%	18.7%	18.6%
Tier 1 risk-based capital(6)	17.3	15.8	16.7	16.2	15.6	17.7	17.6
Leverage ratio(6)	9.7	8.8	9.3	9.5	9.1	10.1	10.0
Ratio of stockholders’ equity to total assets	16.81	16.40	17.01	16.64	17.14	18.80	19.98
Ratio of tangible common stockholders’ equity to tangible assets	11.11%	10.49%	11.08%	10.48%	10.79%	12.73%	13.70%
Asset quality ratios:
Total nonaccruing loans	$68,295	$54,872	$50,507	$38,331	$16,386	$12,468	$7,391
Other nonperforming assets	2,648	992	3,705	2,023	897	—	—
Allowance for credit losses	54,945	51,502	52,463	49,911	43,813	37,408	35,552
Net loan charge-offs	7,818	7,509	15,448	7,302	2,389	868	1,011
Total nonaccruing loans to total loans	1.39%	1.13%	1.06%	0.77%	0.35%	0.33%	0.23%
Total nonperforming assets as a percentage of total assets	0.81	0.65	0.64	0.49	0.21	0.17	0.11
Allowance for credit losses to nonaccruing loans	80.45	93.86	103.87	130.21	267.38	300.03	481.02
Allowance for credit losses to total loans	1.11	1.06	1.10	1.01	0.93	0.98	1.08
Net charge-offs to average loans	0.33%	0.30%	0.32%	0.15%	0.05%	0.02%	0.03%
Other data:
Number of banking centers	88	87	87	89	88	72	65
Full time equivalent employees	1,090	1,071	1,069	1,113	1,120	1,013	991

(1)	Includes loans held for sale.

(2)	Securities held to maturity are primarily mortgage-backed securities.

(3)	Computed using daily averages.

(4)	Annualized where appropriate.

(5)	The efficiency ratio represents the ratio of noninterest expenses, net of Other Real Estate Owned (OREO) expenses, to the sum of net interest income before provision for loan losses and noninterest income, excluding security and limited partnership gains or losses. The efficiency ratio is not a financial measurement required by GAAP. However, the efficiency ratio is used by NewAlliance management in its assessment of financial performance specifically as it relates to noninterest expense control and NewAlliance management believes such information is useful to investors in evaluating company performance.

(6)	Ratio presented for NewAlliance Bank.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL
INFORMATION RELATING TO THE HARLEYSVILLE AND NEWALLIANCE MERGERS

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to First Niagara’s April 9, 2010 merger with Harleysville and First Niagara’s proposed merger with NewAlliance. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of First Niagara and NewAlliance as of June 30, 2010, and assumes that the proposed merger was completed on that date. As the Harleysville merger was completed on April 9, 2010, the impact of that merger is included in First Niagara’s financial condition as of June 30, 2010. The unaudited pro forma combined condensed consolidated statements of operations give effect to the Harleysville merger and the proposed NewAlliance merger as if both mergers had been completed on January 1, 2009. The historical condensed consolidated statement of operations for First Niagara for the six months ended June 30, 2010 includes the actual results related to Harleysville from the date of the merger through June 30, 2010. The historical condensed consolidated statement of operations for Harleysville for the six months ended June 30, 2010 includes actual results from January 1, 2010 through April 9, 2010. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the mergers been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

The unaudited pro forma combined condensed consolidated statement of operations does not reflect the impact of the September 4, 2009 National City Bank (“NatCity”) branch acquisition by First Niagara as that acquisition did not represent the acquisition of a business which had continuity both before and after the acquisition and for which financial statements are available. As required by GAAP, the NatCity branch acquisition was accounted for under the acquisition method of accounting as of the September 4, 2009 acquisition date. Accordingly, the impact of the NatCity branch acquisition is included in First Niagara’s historical condensed consolidated financial information as of the six months ended June 30, 2010 and from September 4, 2009 to December 31, 2009 for the historical condensed consolidated operating results for the year ended December 31, 2009. The unaudited pro forma combined condensed consolidated financial information also does not reflect First Niagara’s July 30, 2010 acquisitions of RTI Insurance Services, Inc. and Three Rivers Financial Services, Inc., as these acquisitions are not material to First Niagara’s consolidated financial condition or operations, either individually or in the aggregate.

The value of First Niagara common stock issued in connection with the NewAlliance merger will be based on the closing price of First Niagara common stock on the date the merger is completed. For purposes of the pro forma financial information, the fair value of First Niagara common stock was based on its August 18, 2010 closing price of $12.78 per share, which is the day prior to the merger announcement.

The pro forma financial information includes estimated adjustments to record assets and liabilities of NewAlliance at their respective fair values and represents First Niagara’s pro forma estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of NewAlliance’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact First Niagara’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to NewAlliance stockholders’ equity, including results of operations from June 30, 2010 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

First Niagara anticipates that the merger with NewAlliance will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of First Niagara, NewAlliance and Harleysville, which are incorporated in this joint proxy statement/prospectus by reference. See “Incorporation of Certain Documents by Reference” on page 111.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of First Niagara common stock or the actual or future results of operations of First Niagara for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition
As of June 30, 2010

		NewAlliance Merger
	First Niagara	NewAlliance	Pro Forma Merger		First Niagara
	Historical	Historical	Adjustments		Pro Forma
	(In thousands)

Assets:
Cash and cash equivalents	$332,705	$117,693	$(79,560	)(2)	$370,838
Investment securities	8,336,219	2,847,393	(192,824	)(3)	10,990,788
Loans(1)	10,041,094	4,941,733	(100,042	)(4)	14,882,785
Less: Allowance for credit losses	90,409	54,945	(54,945	)(4)	90,409

Net loans and leases	9,950,685	4,886,788	(45,097)		14,792,376
Bank-owned life insurance	226,653	135,054	—		361,707
Premises and equipment, net	210,439	58,651	25,000	(5)	294,090
Goodwill	1,009,491	527,167	7,947	(6)	1,544,605
Other identifiable intangibles	89,664	31,454	42,323	(7)	163,441
Other assets	362,503	107,897	21,583	(8)	491,983

Total assets	$20,518,359	$8,712,097	$(220,628)		$29,009,828

Liabilities and Stockholders’ Equity:
Savings	$1,274,039	$1,798,881	$—		$3,072,920
Interest-bearing checking	1,729,043	406,069	—		2,135,112
Money market deposit accounts	4,851,504	915,510	—		5,767,014
Noninterest-bearing	1,870,004	568,414	—		2,438,418
Certificates of deposits	4,033,584	1,447,872	24,146	(9)	5,505,602

Total deposits	13,758,174	5,136,746	24,146		18,919,066
Borrowings	3,666,557	2,023,732	35,379	(10)	5,725,668
Other liabilities	320,163	87,448	12,000	(11)	419,611

Total liabilities	17,744,894	7,247,926	71,525		25,064,345
Stockholders’ equity	2,773,465	1,464,171	(292,153	)(12)	3,945,483

Total liabilities and stockholders’ equity	$20,518,359	$8,712,097	$(220,628)		$29,009,828

(See “Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information” on page 90)

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the Six Months Ended June 30, 2010

									Pro Forma
					Pro Forma				Combined
		Harleysville			Combined	NewAlliance			First
	First		Pro Forma		First		Pro Forma		Niagara/
	Niagara		Merger		Niagara/	NewAlliance	Merger		Harleysville/
	Historical	Harleysville	Adjustments		Harleysville	Historical	Adjustments		NewAlliance
	(In thousands, except per share amounts)

Interest income:
Loans and leases	$230,144	$40,387	$2,166	(13)	$272,697	$123,056	$(5,949	)(13)	$389,804
Investment securities and other	109,488	12,093	14	(13)	121,595	51,405	(6,514	)(13)	166,486

Total interest income	339,632	52,480	2,180		394,292	174,461	(12,463)		556,290
Interest expense:
Deposits	35,081	15,134	(4,293	)(13)	45,922	26,346	(8,050	)(13)	64,218
Borrowings	35,624	8,093	(3,953	)(13)	39,764	34,732	(5,296	)(13)	69,200

Total interest expense	70,705	23,227	(8,246)		85,686	61,078	(13,346)		133,418
Net interest income	268,927	29,253	10,426		308,606	113,383	883		422,872
Provision for credit losses	24,131	14,740	—		38,871	10,300	—		49,171

Net interest income after provision for credit losses	244,796	14,513	10,426		269,735	103,083	883		373,701

Noninterest income:
Banking services	37,536	3,958	—		41,494	14,165	—		55,659
Insurance and benefits consulting	24,931	—	—		24,931	—	—		24,931
Wealth management services	8,959	4,303	—		13,262	5,990	—		19,252
Lending and leasing	7,412	1,404	—		8,816	1,967	—		10,783
Bank owned life insurance	3,200	824	—		4,024	4,309	—		8,333
Other	960	2,826	—		3,786	4,854	—		8,640

Total noninterest income	82,998	13,315	—	(14)	96,313	31,285	—	(14)	127,598
Noninterest expense:
Salaries and employee benefits	112,318	18,142	—		130,460	46,203	—		176,663
Occupancy and equipment	23,329	5,869	229	(15)	29,427	11,486	2,500	(15)	43,413
Federal deposit insurance premiums	8,422	3,689	—		12,111	3,755	—		15,866
Amortization of core deposit and other intangibles	8,558	1,228	3,647	(16)	13,433	3,905	6,036	(16)	23,374
Merger and acquisition integration expenses	33,834	—	—	(17)	33,834	—	—	(17)	33,834
Other	64,924	10,707	—	(18)	75,631	20,479	—	(18)	96,110

Total noninterest expense	251,385	39,635	3,876	(19)	294,896	85,828	8,536	(19)	389,260

Income (loss) before income taxes	76,409	(11,807)	6,550		71,152	48,540	(7,653)		112,039
Income tax expense (benefit)	27,507	(2,846)	2,489	(20)	27,150	15,834	(2,908	)(20)	40,076

Net income (loss) available to common stockholders	$48,902	$(8,961)	$4,061		$44,002	$32,706	$(4,745)		$71,963

Earnings per common share:
Basic	$0.25	$(0.21)			$0.21	$0.33			$0.24
Diluted	$0.25	$(0.21)			$0.21	$0.33			$0.24
Weighted average common shares outstanding:
Basic	194,594	43,139	(31,955	)(21)	205,778	98,900	(5,093	)(22)	299,585
Diluted	195,082	43,139	(31,955	)(21)	206,266	98,937	(5,130	)(22)	300,073

(See “Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information” on page 90)

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2009

									Pro Forma
					Pro Forma				Combined
		Harleysville			Combined	NewAlliance			First
	First		Pro Forma		First		Pro Forma		Niagara/
	Niagara	Harleysville	Merger		Niagara/	NewAlliance	Merger		Harleysville/
	Historical	Historical	Adjustments		Harleysville	Historical	Adjustments		NewAlliance
	(In thousands, except per share amounts)

Interest income:
Loans and leases	$360,689	$177,657	$7,986	(13)	$546,332	$258,080	$(14,274	)(13)	$790,138
Investment securities and other	130,069	53,154	53	(13)	183,276	113,719	(14,889	)(13)	282,106

Total interest income	490,758	230,811	8,039		729,608	371,799	(29,163)		1,072,244
Interest expense:
Deposits	73,551	72,022	(15,829	)(13)	129,744	80,681	(16,096	)(13)	194,329
Borrowings	52,807	28,916	(14,574	)(13)	67,149	87,911	(14,123	)(13)	140,937

Total interest expense	126,358	100,938	(30,403)		196,893	168,592	(30,219)		335,266
Net interest income	364,400	129,873	38,442		532,715	203,207	1,056		736,978
Provision for credit losses	43,650	58,321	—		101,971	18,000	—		119,971

Net interest income after provision for credit losses	320,750	71,552	38,442		430,744	185,207	1,056		617,007

Noninterest income:
Banking services	49,538	17,284	—		66,822	27,351	—		94,173
Insurance and benefits consulting	48,958	—	—		48,958	—	—		48,958
Lending and leasing	10,888	9,018	—		19,906	6,405	—		26,311
Wealth management services	8,555	18,096	—		26,651	12,513	—		39,164
Bank owned life insurance	5,251	3,133	—		8,384	3,548	—		11,932
Other	2,785	16,127	—		18,912	9,429	—		28,341

Total noninterest income	125,975	63,658	—	(14)	189,633	59,246	—	(14)	248,879
Noninterest expense:
Salaries and employee benefits	161,548	71,093	—		232,641	89,646	—		322,287
Occupancy and equipment	29,113	21,227	1,249	(15)	51,589	24,010	5,000	(15)	80,599
Federal deposit insurance premiums	16,668	13,473	—		30,141	10,479	—		40,620
Amortization of core deposit and other intangibles	9,418	4,315	9,378	(16)	23,111	8,501	13,414	(16)	45,026
Merger and acquisition integration expenses	31,467	—	—	(17)	31,467	84	—	(17)	31,551
Goodwill impairment	—	214,536	—		214,536	—	—		214,536
Other	78,458	43,098	3,662	(18)	125,218	39,493	—	(18)	164,711

Total noninterest expense	326,672	367,742	14,289	(19)	708,703	172,213	18,414	(19)	899,330

Income (loss) before income taxes	120,053	(232,532)	24,153		(88,326)	72,240	(17,358)		(33,444)
Income tax expense (benefit)	40,676	(13,057)	9,661	(20)	37,280	25,797	(6,943	)(20)	56,134

Net income (loss)	79,377	(219,475)	14,492		(125,606)	46,443	(10,415)		(89,578)
Preferred stock dividend and discount accretion	12,046	—	—		12,046	—	—		12,046

Net income (loss) available to common stockholders	$67,331	$(219,475)	$14,492		$(137,652)	$46,443	$(10,415)		$(101,624)

Earnings per common share:
Basic	$0.46	$(5.09)			$(0.82)	$0.47			$(0.39)
Diluted	$0.46	$(5.09)			$(0.82)	$0.47			$(0.39)
Weighted average common shares outstanding:
Basic	146,833	43,079	(22,784	)(21)	167,128	99,163	(5,356	)(22)	260,935
Diluted	147,205	43,079	(23,156	)(21)	167,128	99,176	(5,369	)(22)	260,935

(See “Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information” on page 90)

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

Note A —	Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and results of operations of First Niagara resulting from the April 9, 2010 merger with Harleysville and the proposed merger with NewAlliance under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Harleysville and NewAlliance are recorded by First Niagara at their respective fair values as of the date each merger is completed. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of First Niagara and NewAlliance as of June 30, 2010, and assumes that the proposed merger was completed on that date. As the Harleysville merger was completed on April 9, 2010, the impact of that merger is included in First Niagara’s consolidated financial condition as of June 30, 2010. The unaudited pro forma combined condensed consolidated statements of operations give effect to the Harleysville merger and the proposed NewAlliance merger as if both mergers had been completed on January 1, 2009.

As the mergers are recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit, and no allowance for credit losses is carried over to First Niagara’s balance sheet. In addition, certain anticipated nonrecurring costs associated with the NewAlliance merger such as severance, professional fees, legal fees, conversion related expenditures, and a contribution in support of charitable giving in the New England area are not reflected in the pro forma statements of operations.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the unaudited pro forma combined condensed consolidated statement of operations for the six months ended June 30, 2010 and the year ended December 31, 2009, we assumed no adjustments to the historical amount of Harleysville’s or NewAlliance’s provision for credit losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Harleysville’s or NewAlliance’s provision for credit losses presented.

For purposes of the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2009, we assumed no adjustments to the historical amount of goodwill impairment recorded by Harleysville. Had First Niagara acquired Harleysville as of January 1, 2009, the goodwill impairment of the combined entity could have differed materially from the amount presented in the unaudited pro forma combined condensed consolidated statement of operations.

The historical financial results of First Niagara include merger and acquisition integration costs of $31.5 million and $33.9 million for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively. Such costs related primarily to the NatCity branch acquisition and the merger with Harleysville. These integration costs primarily consisted of professional services, severance, and marketing and advertising expenses. The historical financial results of First Niagara also include $12.0 million of preferred stock dividends and discount accretion. These amounts relate to First Niagara’s participation in the U.S. Department of the Treasury’s Capital Purchase Program.

The historical financial results of Harleysville for the year ended December 31, 2009 included a $58.3 million provision for credit losses, a $9.4 million non-cash other than temporary impairment charge on investment securities and professional fees of $5.3 million associated with corporate finance activities, including the merger with First Niagara. These amounts were partially offset by a $11.4 million gain on sale of investment securities. The level of the provision for credit losses was driven by an increase in Harleysville’s nonperforming assets during 2009.

Note B —	Accounting Policies and Financial Statement Classifications

The accounting policies of NewAlliance are in the process of being reviewed in detail by First Niagara. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C —	Merger and Acquisition Integration Costs

In connection with the proposed NewAlliance merger, the plan to integrate First Niagara’s and NewAlliance’s operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers and selling or otherwise disposing of certain premises, furniture and equipment. First Niagara also expects to incur merger related costs including professional fees, legal fees, system conversion costs, and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and timing of these integration actions.

Note D —	Estimated Annual Cost Savings

First Niagara expects to realize cost savings of approximately 20-25% of NewAlliance’s operating expenses following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E —	Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

(1)	Loans includes loans held for sale and net deferred costs and unearned discounts.

(2)	The adjustment results from the assumption that First Niagara will pay cash for the following items (in thousands):

Capital expenditures	$25,000
After tax charitable contribution	4,650
After tax integration expenses	49,910

Total	$79,560

(3)	The cash component of merger consideration is assumed to be funded by the sale of investment securities. This adjustment is partially offset by an estimated fair value adjustment to investment securities.

(4)	Represents the estimated fair value adjustment to loans, which includes an estimate of lifetime credit losses. Accordingly, the existing NewAlliance allowance for credit losses cannot be carried over.

(5)	Represents anticipated capital expenditures for occupancy, technology, and communications. This pro forma does not contemplate the disposition of or any fair value adjustment to premises and equipment.

(6)	Represents adjustments to goodwill resulting from recording the assets and liabilities of NewAlliance at fair value. These adjustments are preliminary and are subject to change. The final adjustments will be calculated when the merger is closed and may be materially different than those presented here. The excess of consideration paid over the fair value of net assets acquired was recorded as goodwill and can be summarized as follows (in thousands):

First Niagara stock issued		$1,198,853 (a)
Cash payments to NewAlliance stockholders		198,324 (b)
Fair value of NewAlliance employee stock options		27,725 (c)

Total consideration		$1,424,902

Carrying value of NewAlliance net assets at June 30, 2010		$1,464,171
Fair value adjustments (debit/(credit)):
Write off of NewAlliance goodwill	$(527,167)
Write off of NewAlliance other identifiable intangibles	(31,454)
Investment securities	5,500
Loans, net	(45,097)
Core deposit intangible	73,777
Certificates of deposit	(24,146)
Borrowings	(35,379)
Other liabilities	(12,000)
Deferred tax effect of adjustments (38)%	21,583

Total fair value adjustments		(574,383)

Fair value of net assets acquired at June 30, 2010		$889,788

Excess of consideration paid over fair value of net assets acquired (goodwill)		$535,114

(a) First Niagara common stock issued is calculated as follows:
NewAlliance common shares outstanding as of June 30, 2010:
Issued		121,486
Less treasury shares		(16,406)
Less unallocated ESOP shares rescinded as a result of the merger		(5,918)

NewAlliance outstanding common shares as of June 30, 2010		99,162
Multiplied by exchange ratio		1.10

		109,078
Stock portion of consideration		86%

First Niagara common shares to be issued		93,807
Closing price of First Niagara common stock on August 18, 2010		$12.78

Fair value of First Niagara common shares to be issued		$1,198,853

(b) The cash portion of the merger consideration is calculated as follows:
NewAlliance outstanding common shares as of June 30, 2010		99,162
Cash consideration per share		$2.00

Total cash consideration		$198,324

(c)	Under the terms of the merger agreement, each NewAlliance employee stock option will automatically vest and convert into an option to purchase 1.10 shares of First Niagara common stock, with an exercise price equal to the NewAlliance stock option exercise price divided by 1.10. The converted stock options were valued using the Black-Scholes option pricing model.

(7)	Represents the elimination of existing NewAlliance identifiable intangibles offset by the recognition of the fair value of core deposit intangible asset, which is assumed to be 2% of core deposit liabilities assumed, or $73.8 million.

(8)	A net deferred tax asset resulting from the fair value adjustments related to the acquired assets and liabilities.

(9)	Represents the estimated fair value adjustment to certificate of deposit liabilities.

(10)	Represents the estimated fair value adjustment to borrowings.

(11)	Investment banking fees to be paid by NewAlliance will be recorded in NewAlliance’s financial statements prior to merger completion and are reflected as an accrued liability. It is assumed that these fees are not tax deductible; however, such fees will be evaluated subsequent to the completion of the merger to determine what portion, if any, is tax deductible.

(12)	The net impact of the adjustments to stockholders’ equity is detailed in the table below. The actual equity adjustment will be based on the fair value of First Niagara common stock on the date that the merger closes and could be materially different from the amount presented here (in thousands):

Fair value of First Niagara common shares to be issued	$1,198,853
Fair value of NewAlliance employee stock options	27,725
Elimination of NewAlliance stockholders’ equity	(1,464,171)
After tax charitable contribution	(4,650)
After tax integration expenses	(49,910)

Total stockholders’ equity adjustment	$(292,153)

(13)	The amortization/accretion of fair value adjustments related to loans, investment securities, deposits and borrowings utilizing the interest method over the estimated lives of the related asset or liability.

(14)	Noninterest income does not reflect revenue enhancement opportunities.

(15)	Depreciation of anticipated capital expenditures utilizing the straight line method over a five year period.

(16)	Amortization of core deposit intangible using an accelerated method over nine years for the Harleysville asset and over 10 years for the NewAlliance asset.

(17)	Merger and acquisition integration expenses of $35.2 million and $80.5 million for the mergers with Harleysville and NewAlliance, respectively, primarily severance, professional, legal and conversion related expenditures, are not reflected as they are nonrecurring expenses. These integration costs related to the NewAlliance merger will be expensed by First Niagara to the extent required by generally accepted accounting principles.

(18)	Two $7.5 million contributions to First Niagara Bank Foundation in support of charitable giving in Eastern Pennsylvania and in New England are not reflected as pro forma merger adjustments as these are considered nonrecurring expenses related to the mergers with Harleysville and NewAlliance. However, a $7.5 million contribution in Eastern Pennsylvania related to the Harleysville merger is reflected in First Niagara’s historical operations for the six months ended June 30, 2010.

(19)	Noninterest expenses do not reflect anticipated cost savings.

(20)	Reflects the tax impact of the pro forma merger adjustments at First Niagara’s statutory income tax rate of 40% for the year ended December 31, 2009 and 38% for the six months ended June 30, 2010. First Niagara’s statutory income tax rate decreased in 2010 as a result of the merger with Harleysville.

(21)	Adjustment reflects the elimination of Harleysville weighted average shares outstanding, offset by the additional 20.3 million shares issued in connection with the merger with Harleysville. The adjustment to weighted average diluted shares outstanding for the year ended December 31, 2009 is further adjusted as the combined pro forma weighted average diluted shares outstanding cannot be greater than the combined pro forma weighted average basic shares outstanding as that would result in anti-dilution to the diluted earnings per share amount presented.

(22)	Adjustment reflects the elimination of NewAlliance weighted average shares outstanding, offset by the 93.8 million shares expected to be issued in connection with the merger with NewAlliance. The adjustment to weighted average diluted shares outstanding for the year ended December 31, 2009 is further adjusted as the combined pro forma weighted average diluted shares outstanding cannot be greater than the combined pro forma weighted average basic shares outstanding as that would result in anti-dilution to the diluted earnings per share amount presented. It is assumed that NewAlliance unallocated ESOP shares will be cancelled in satisfaction of the outstanding loan used to purchase such shares, and are, therefore, not included in the number of NewAlliance outstanding common shares at June 30, 2010.

Note F —	Effect of Hypothetical Adjustments on Harleysville’s and NewAlliance’s Historical Financial Statements

The unaudited pro forma combined condensed consolidated statement of operations presents the pro forma results assuming both the Harleysville and NewAlliance mergers occurred on January 1, 2009. As required by Regulation S-X Article 11, the pro forma financial statements for the six months ended June 30, 2010 and for the year ended December 31, 2009 do not reflect any adjustments to eliminate Harleysville’s or NewAlliance’s historical provision for credit losses, or Harleysville’s goodwill impairment charge.

Had the Harleysville acquisition been completed on January 1, 2009, the application of the acquisition method of accounting would have resulted in the acquired assets and liabilities being recorded at fair value with any excess fair value recorded as goodwill as of that date. Had First Niagara and Harleysville been combined as of the earliest date of these unaudited pro forma combined condensed consolidated financial statements, First Niagara believes that Harleysville’s goodwill impairment charges amounting to $214.5 million would not have been required as the assets and liabilities of Harleysville would have been reflected at fair value due to the application of the acquisition method of accounting.

Both Harleysville’s and NewAlliance’s provision for credit losses for the periods presented relate to loans that First Niagara is required to initially record at fair value. Such fair value adjustments include a component related to the expected lifetime credit losses on those loan portfolios. First Niagara believes that these provisions would not have been recorded in First Niagara’s combined consolidated financial statements for the periods presented had the mergers been completed on January 1, 2009.

COMPARATIVE PRO FORMA PER SHARE DATA

The table below summarizes selected per share information about First Niagara, Harleysville and NewAlliance. First Niagara share information is presented on a pro forma basis to reflect the merger with Harleysville and the proposed merger with NewAlliance. First Niagara has also assumed that the consideration in the merger will be paid in 93.8 million shares of First Niagara common stock and $198.3 million in cash.

The data in the table should be read together with the financial information and the financial statements of First Niagara and NewAlliance incorporated by reference in this joint proxy statement/prospectus. The pro forma per share data or combined results of operations per share data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of merger integration expenses, cost savings or operational synergies which may be obtained by combining the operations of First Niagara and NewAlliance, or the costs of combining the companies and their operations.

It is further assumed that First Niagara will pay a cash dividend after the completion of the merger at the annual rate of $0.56 per share. The actual payment of dividends is subject to numerous factors, and no assurance can be given that First Niagara will pay dividends following the completion of the merger or that dividends will not be reduced in the future.

					Combined
			Combined		Pro Forma
			Pro Forma		Amounts for
			Amounts for		First	Pro Forma
	First		First		Niagara/	NewAlliance
	Niagara	Harleysville	Niagara/	NewAlliance	Harleysville/	Equivalent
	Historical	Historical	Harleysville	Historical	NewAlliance	Shares(1)
	(Shares in thousands)

Book value per share:
June 30, 2010	$13.48	*	$13.48	$13.93	$13.17	$14.49
December 31, 2009	12.84	6.06	12.87	13.53	12.66	13.93
Shares outstanding:
June 30, 2010	209,040	*	209,040	105,080	302,847	—
December 31, 2009	188,215	43,139	208,510	106,051	302,317	—
Cash dividends paid per common share:
Six months ended June 30, 2010	$0.28	*	$0.28	$0.14	$0.28	$0.31
Year ended December 31, 2009	0.56	0.11	0.56	0.28	0.56	0.62
Basic earnings (loss) per share from continuing operations:
Six months ended June 30, 2010(2)	$0.25	*	$0.21	$0.33	$0.24	0.26
Year ended December 31, 2009(3)	0.46	(5.09)	(0.82)	0.47	(0.39)	(0.43)
Diluted earnings (loss) per share from continuing operations:
Six months ended June 30, 2010(2)	$0.25	*	$0.21	$0.33	$0.24	$0.26
Year ended December 31, 2009(3)	0.46	(5.09)	(0.82)	0.47	(0.39)	(0.43)

*	Historical information for Harleysville is not presented for June 30, 2010 as it is included in First Niagara’s historical June 30, 2010 information.

Calculated by multiplying the amounts in the combined pro forma amounts for First Niagara/Harleysville/NewAlliance column by a 1.10 exchange ratio, which represents the number of shares of First Niagara common stock a NewAlliance stockholder receiving stock consideration will receive for each share of NewAlliance stock owned.

(2)	The combined pro forma per share amounts and the pro forma NewAlliance equivalent per share amounts include the effect of $33.8 million (pre-tax) of merger and acquisition integration expenses recognized in First Niagara’s historical income statement during the six months ended June 30, 2010.

(3)	The combined pro forma per share amount and the pro forma NewAlliance equivalent per share amount include the effect of the $214.5 million goodwill impairment charge recognized in Harleysville’s historical income statement during the year ended December 31, 2009.

The following table shows trading information for First Niagara and NewAlliance common stock as of market close on August 18, 2010 and November 1, 2010. August 18, 2010 was the last trading date before the parties announced the merger. November 1, 2010 is a recent date before this joint proxy statement/prospectus was finalized.

Date	First Niagara	NewAlliance

August 18, 2010	$12.95	$11.41
November 1, 2010	$11.84	$12.90

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

First Niagara and NewAlliance are incorporated under the laws of the State of Delaware and, accordingly, the rights of First Niagara stockholders and NewAlliance stockholders are governed by the laws of the State of Delaware. As a result of the merger, NewAlliance stockholders who receive shares of First Niagara common stock will become stockholders of First Niagara. Thus, following the merger, the rights of NewAlliance stockholders who become First Niagara stockholders in the merger will continue to be governed by the laws of the State of Delaware, and will also then be governed by the First Niagara certificate of incorporation and the First Niagara bylaws.

Comparison of Stockholders’ Rights

Set forth on the following page is a summary comparison of material differences between the rights of a First Niagara stockholder under the First Niagara certificate of incorporation and the First Niagara bylaws (right column), and the rights of a stockholder under the NewAlliance certificate of incorporation and NewAlliance bylaws (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the First Niagara certificate of incorporation and First Niagara bylaws, and the NewAlliance certificate of incorporation and NewAlliance bylaws. On October 25, 2010 First Niagara filed a certificate of elimination to eliminate its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, none of which was outstanding, from its certificate of incorporation, and then restated its certificate of incorporation to reflect all amendments to date.

NewAlliance	First Niagara Financial
Bancshares, Inc.	Group, Inc.

CAPITAL STOCK Authorized Capital
190 million shares of common stock, par value $0.01 per share, 38 million shares of preferred stock, $0.01 per value per share. As of November 1, 2010, there were 105,077,475 shares of NewAlliance common stock issued and outstanding, and no shares of preferred stock issued and outstanding.	500 million shares of common stock, par value $0.01 per share, 50 million shares of preferred stock, par value $0.01 per share. As of November 1, 2010, there were 209,051,315 shares of First Niagara common stock issued and outstanding, and no shares of preferred stock issued and outstanding.

Preferred Stock. NewAlliance’s articles of incorporation authorize the board of directors, without further stockholder action, to issue up to 38 million shares of preferred stock, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of additional series. The rights of preferred stockholders may supersede the rights of common stockholders.	Preferred Stock. First Niagara’s certificate of incorporation authorizes the board of directors, without further stockholder action, to issue up to 50 million shares of preferred stock, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of additional series. The rights of preferred stockholders may supersede the rights of common stockholders.

BOARD OF DIRECTORS
Number of Directors

Such number as is fixed by the board of directors from time to time. First Niagara currently has nine directors and NewAlliance has twelve directors. If the merger is completed, First Niagara’s board will be increased to twelve directors pursuant to the merger agreement.

Qualification of Directors

NewAlliance’s bylaws provide that the board of directors, or a committee thereof, may adopt policies or rules as to the qualifications of directors.	First Niagara’s bylaws do not provide qualification parameters for directors.

Removal of Directors

NewAlliance’s certificate of incorporation provides that subject to the rights of any holders of any series of preferred stock then outstanding, any director or the entire board of directors may be removed by stockholders only for cause and by the affirmative vote of not less than eighty percent of the voting power of all of the then outstanding capital stock entitled to vote generally in the election of directors, voting as a single class.	First Niagara’s certificate of incorporation provides that subject to the rights of any holders of any series of preferred stock then outstanding, any director or the entire board of directors may be removed by stockholders only for cause and by the affirmative vote of not less than eighty percent of the voting power of all of the then outstanding capital stock entitled to vote generally in the election of directors, voting as a single class.

Vacancies and Newly Created Directorships

Filled by a majority vote of the directors then in office, whether or not a quorum. The person who fills any such vacancy holds office for the unexpired term of the director to whom such person succeeds.	Filled by a majority vote of the directors then in office, even if less than a quorum. The person who fills any such vacancy holds office for the unexpired term of the director to whom such person succeeds.

NewAlliance	First Niagara Financial
Bancshares, Inc.	Group, Inc.

Special Meeting of the Board

Special meetings of the board of directors may be called by one-third of the directors then in office or by the chairman of the board.	Special meetings of the board of directors may be called by one-third of the directors then in office or by the chairman of the board.

Special Meeting of Stockholders

Special meetings of the stockholders may be called by a resolution adopted by a majority of the whole board of directors (without regard to any vacancies).	Special meetings of the stockholders may be called by the board of directors.

DESCRIPTION OF CAPITAL STOCK OF FIRST NIAGARA

First Niagara is authorized to issue 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of November 1, 2010, the most recent practicable trading day before this joint proxy statement/prospectus was finalized, there were 209,051,315 shares of First Niagara common stock issued and outstanding. First Niagara has no outstanding shares of preferred stock. Each share of First Niagara common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

The common stock of First Niagara represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the FDIC or any other government agency.

Common Stock

Dividends.  First Niagara may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by First Niagara is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of First Niagara will be entitled to receive and share equally in dividends as may be declared by the board of directors of First Niagara out of funds legally available therefor. If First Niagara issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights.  The holders of common stock of First Niagara have exclusive voting rights in First Niagara. They elect First Niagara’s board of directors and act on other matters as are required to be presented to them under Delaware law, or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If First Niagara issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

Liquidation.  In the event of any liquidation, dissolution or winding up of First Niagara Bank, First Niagara, as the holder of 100% of First Niagara Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Niagara Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all assets of First Niagara Bank available for distribution. In the event of liquidation, dissolution or winding up of First Niagara, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Niagara available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights.  Holders of the common stock of First Niagara will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of First Niagara’s authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. First Niagara’s board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

CERTAIN PROVISIONS OF THE FIRST NIAGARA
CERTIFICATE OF INCORPORATION AND BYLAWS

The following discussion is a general summary of the material provisions of First Niagara’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in First Niagara’s certificate of incorporation and bylaws, reference should be made in each case to the document in question.

First Niagara’s certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of First Niagara more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus as to how to obtain a copy of these documents.

Directors.  The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of First Niagara’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

The board of directors has disclosed that at the 2011 annual meeting the board will propose an amendment to First Niagara’s certificate of incorporation that, if adopted, will implement the phased declassifying of the board of directors, beginning with the class of directors in 2012 being elected for one-year terms.

Restrictions on Call of Special Meetings.  The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the board of directors. Stockholders are not authorized to call a special meeting of stockholders.

Prohibition of Cumulative Voting.  The certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights.  The certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

Restrictions on Removing Directors from Office.  The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of its then outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “Limitation of Voting Rights”).

Authorized but Unissued Shares.  First Niagara has authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of First Niagara” beginning on page 98. The certificate of incorporation authorizes 50,000,000 shares of serial preferred stock. First Niagara is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including, without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of First Niagara that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of First Niagara. First Niagara’s board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Certificate of Incorporation and Bylaws.  Amendments to the certificate of incorporation must be approved by First Niagara’s board of directors and also by a majority of the outstanding shares of First Niagara’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

•	The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of First Niagara;

•	The inability of stockholders to act by written consent;

•	The inability of stockholders to call special meetings of stockholders;

•	The division of the board of directors into three staggered classes;

•	The ability of the board of directors to fill vacancies on the board;

•	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

•	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

•	The ability of the board of directors to amend and repeal the bylaws; and

•	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire First Niagara.

The bylaws may be amended by the affirmative vote of two-thirds of the directors of First Niagara or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Change of Control Regulations

The Change In Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve has been given 60 days prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company’s voting stock if (a) the bank holding company’s shares are registered pursuant to Section 12 of the Exchange Act or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. Accordingly, the prior approval of the Federal Reserve would be required before any person could acquire 10% or more of the common stock of First Niagara.

The Bank Holding Company Act provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

An acquisition of control of a bank that requires the prior approval of the Federal Reserve under the Bank Holding Company Act is not subject to the notice requirements of the Change In Bank Control Act. Accordingly, the prior approval of the Federal Reserve under the Bank Holding Company Act would be required (a) before any bank holding company could acquire 5% or more of the common stock of First Niagara and (b) before any other company could acquire 25% or more of the common stock of First Niagara.

EXPERTS

The reports dated February 26, 2010, with respect to the consolidated statements of condition of First Niagara and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, included in First Niagara’s 2009 Annual Report on Form 10-K, as amended, for the year ended December 31, 2009, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing (which report on the consolidated financial statements included an explanatory paragraph describing the adoption of the provisions of Statement of Financial Accounting Standards No. 141(R), Business Combinations (included in Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations), in 2009).

The financial statements of NewAlliance Bancshares, Inc. and its subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of NewAlliance Bancshares, Inc. and its subsidiaries for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Harleysville National Corporation and its subsidiaries included in the current report on Form 8-K of First Niagara dated March 16, 2010, incorporated by reference in this joint proxy statement/prospectus and elsewhere in this registration statement have been so incorporated in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

LEGAL OPINIONS

Sullivan & Cromwell LLP and Hinckley, Allen & Snyder LLP will deliver prior to the effective time of the merger their opinions to First Niagara and NewAlliance, respectively, as to certain United States federal income tax consequences of the merger. See “Material United States Federal Income Tax Consequences of the Merger” on page 75.

Additionally, certain legal matters in connection with the validity of the First Niagara common stock to be issued in connection with the merger have been passed upon by John Mineo, Senior Vice President, General Counsel and Corporate Secretary of First Niagara.

John Mineo
726 Exchange Street, Suite 618
Buffalo, New York 14210
(716) 819-5859

ADJOURNMENT OF THE SPECIAL MEETING OF NEWALLIANCE

In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement may not be adopted unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by NewAlliance at the time of the special meeting to be voted for an adjournment, if necessary, NewAlliance has submitted the proposal on adjournment to its stockholders as a separate matter for their consideration. The board of directors of NewAlliance unanimously recommends that stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

ADJOURNMENT OF THE SPECIAL MEETING OF FIRST NIAGARA

In the event that there are not sufficient votes to constitute a quorum or approve the issuance of First Niagara common stock in connection with the merger at the time of the special meeting, the stock issuance may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by First Niagara at the time of the special meeting to be voted for an adjournment, if necessary, First Niagara has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of First Niagara unanimously recommends that stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

CERTAIN BENEFICIAL OWNERS OF
NEWALLIANCE COMMON STOCK

The following table sets forth, to the best knowledge and belief of NewAlliance, certain information regarding the beneficial ownership of the NewAlliance common stock as of November 1, 2010 by (i) each person known to NewAlliance to be the beneficial owner of more than 5% of the outstanding NewAlliance common stock, (ii) each director and certain named executive officers of NewAlliance and (iii) all of NewAlliance’s directors and executive officers as a group.

Security Ownership of Certain Beneficial Owners

The following sets forth certain information concerning each person known to NewAlliance who may be considered a beneficial owner of more than 5% of the outstanding shares of NewAlliance common stock as of November 1, 2010.

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class

BlackRock, Inc.	7,616,679	(1)	7.25%
40 East 52nd Street
New York, NY 10022
Dimensional Fund Advisors LP	7,415,054	(2)	7.06%
Palisades West — Building One
6300 Bee Cave Road
Austin, TX 78746
NewAlliance Bancshares, Inc.	7,355,190	(3)	7.00%
Employee Stock Ownership Plan
195 Church Street
New Haven CT, 06510
(First Bankers Trust Services, Quincy, IL, Trustee)
Perkins Investment Management LLC	8,543,583	(4)	8.13%
c/o Janus Capital Management LLC
151 Detroit Street
Denver, CO 80206

(1)	According to Schedule 13G filed by BlackRock, Inc. on January 29, 2010, BlackRock, Inc. is the holding company of certain subsidiaries which acquired NewAlliance common stock. These subsidiaries are BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Investment Management, LLC and BlackRock International Ltd.

(2)	According to Schedule 13G filed by Dimensional Fund Advisors, LP (“DFA”) on February 8, 2010, DFA furnishes investment advice to four investment companies, and serves as investment manager to other commingled group trusts and separate accounts. DFA disclaims beneficial ownership of the shares which are owned by these funds.

(3)	Represents the total number of shares of common stock beneficially owned by the ESOP. Of these shares, 6,042,717 shares are unallocated (of which 124,592 shares have been released and will be allocated on December 31, 2010). The ESOP provides that the Trustee shall vote unallocated shares held by it in proportion to instructions received from ESOP participants as to the voting of allocated shares.

(4)	According to Schedule 13G filed by Janus Capital Management LLC on February 16, 2010, Janus Capital Management LLC has a direct 77.8% ownership stake in Perkins Investment Management LLC. Perkins Investment Management LLC is a registered investment advisor and as a result of its role as investment advisor or sub-advisor to various investment companies registered under Section 8 of the Investment Act of 1940 and to individual and institutional clients, Perkins Investment Management LLC may be deemed to beneficially own 8,299,372 shares of NewAlliance. Perkins Investment Management LLC disclaims any ownership associated with such rights.

Security Ownership of Management

Direct and indirect ownership of common stock by each of the directors, each of the named executive officers and by all executive officers as a group is set forth in the following table as of November 1, 2010, together with the percentage of total shares outstanding represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

	Amount and Nature of Beneficial Ownership
		Options
	Shares Owned	Exercisable	Total	Percent
	Directly and	Within 60	Beneficial	of
Name of Beneficial Owner	Indirectly(1)	Days(2)	Ownership	Class(3)

Directors
Douglas K. Anderson(4)	33,994	22,251	56,245	*
Roxanne J. Coady(5)(6)	79,398	214,000	293,398	*
Sheila B. Flanagan(5)(7)	106,044	214,000	320,044	*
Carlton L. Highsmith(8)	10,992	22,030	33,022	*
Robert J. Lyons, Jr.(5)(9)	78,748	214,000	292,748	*
Eric A. Marziali(5)(7)(10)	143,732	214,000	357,732	*
Julia M. McNamara(5)(11)	108,998	214,000	322,998	*
Gerald B. Rosenberg(5)(7)	75,353	214,000	289,353	*
Joseph H. Rossi(5)	413,023	214,000	627,023	*
Nathaniel D. Woodson(5)(12)	140,998	214,000	354,998	*
Joseph A. Zaccagnino(5)(7)	113,742	214,000	327,742	*
Named Executive Officers
Peyton R. Patterson(13)(14)(15)	529,271	1,916,170	2,445,441	2.21%
Glenn I. MacInnes(13)	36,715	7,500	44,215	*
Gail E. D. Brathwaite(13(14))	287,009	726,929	1,013,938	*
C. Eugene Kirby(13)(14)(16)	34,844	13,374	48,218	*
Donald T. Chaffee(13)(14)(17)	128,826	279,436	408,262	*
All Directors and Executive Officers as a group (21 persons)	2,515,893	5,516,313	8,032,206	7.26%

*	Less than 1%

(1)	Includes shares for which the named person (i) has sole voting and investment power and (ii) has shared voting and investment power with a spouse. This information has been provided by the directors and executive officers or is based upon Section 16 filings made with the SEC by the directors and officers.

(2)	Represents shares of stock that can be acquired upon the exercise of stock options exercisable within the 60 day period after November 1, 2010.

(3)	Assumes the exercise of all outstanding vested options issued to independent directors, employee directors and executive officers, and, therefore, on a pro forma basis, 110,593,788 shares of common stock outstanding.

(4)	Ownership includes 4,581 shares of restricted common stock.

(5)	Ownership includes 24,798 shares of restricted common stock.

(6)	10,000 shares have been pledged.

(7)	Ownership includes shares of common stock held in dividend reinvestment plans, as follows: Ms. Flanagan: 2,046 shares; Mr. Marziali: 4,226 shares; Mr. Rosenberg: 3,765 shares and Mr. Zaccagnino: 6,345 shares.

(8)	Ownership includes 5,900 shares of restricted common stock.

(9)	Ownership includes 5,750 shares of common stock owned jointly by Mr. Lyons and his spouse.

(10)	Ownership includes 116,850 shares of common stock owned jointly by Mr. Marziali and his spouse.

(11)	Ownership includes 84,200 shares of common stock owned jointly by Ms. McNamara and her spouse.

(12)	Ownership includes 103,360 shares held by Mr. Woodson as co-trustee and beneficiary of a personal trust.

(13)	Ownership includes shares of restricted common stock as follows: Ms. Patterson: 235,794 shares; Mr. Kirby: 23,863 shares; Mr. MacInnes: 36,715 shares; Ms. Brathwaite: 103,251 shares and Mr. Chaffee: 57,759 shares.

(14)	Ownership includes shares of common stock held in: (i) standard 401(k) retirement savings plan, as follows: Mr. Kirby: 488 shares; and (ii) standard Employee Stock Ownership Plan, as follows: Ms. Patterson: 7,579 shares; Ms. Brathwaite: 7,916 shares; Mr. Kirby: 551 shares and Mr. Chaffee: 7,802 shares.

(15)	53,720 shares have been pledged.

(16)	Ownership includes 10,001 shares owned jointly by Mr. Kirby and his spouse.

(17)	Ownership includes 41,265 shares of common stock owned jointly by Mr. Chaffee and his spouse.

CERTAIN BENEFICIAL OWNERS OF
FIRST NIAGARA COMMON STOCK

The following tables set forth, to the best knowledge and belief of First Niagara, certain information regarding the beneficial ownership of the First Niagara common stock as of November 1, 2010 by (i) each person known to First Niagara to be the beneficial owner of more than 5% of the outstanding First Niagara common stock, (ii) each director and certain named executive officers of First Niagara and (iii) all of First Niagara’s directors and executive officers as a group.

Security Ownership of Certain Beneficial Owners

Persons and groups who beneficially own in excess of 5% of common stock are required to file certain reports with First Niagara and with the SEC regarding such ownership. The following table summarizes certain information regarding persons whose beneficial ownership is in excess of 5% based on reports filed with the SEC:

	Amount of Shares	Percent of Shares of
	Owned and Nature of	Common Stock
Name and Address of Beneficial Owners	Beneficial Ownership	Outstanding

BlackRock, Inc.	15,171,862	7.26%
40 East 52nd Street
New York, NY 10022(1)
Capital World Investors	14,950,000	7.15%
333 South Hope Street
Los Angeles, CA 90071(2)

(1)	Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010.

(2)	Based on a Schedule 13G filed by Capital World Investors with the SEC on February 11, 2010.

Security Ownership by Management

The following table details, as of November 1, 2010, information concerning the beneficial ownership of First Niagara common stock by:

•	each director of First Niagara,

•	each principal executive officer, principal financial officer, and the three other most highly compensated executive officers of First Niagara in 2010 (collectively, “Named Executive Officers”), and;

•	all directors, Executive Committee members and Named Executive Officers of First Niagara as a group.

In general, beneficial ownership includes those shares that can be voted or transferred, including shares which may be acquired under stock options that are currently exercisable or become exercisable within 60 days.

						Unvested
			Options			Awards
		Shares Owned	Exercisable			Included In
	Position(s) Held in the	Directly and	Within 60	Beneficial	Percent	Beneficial
Names	Company	Indirectly(1)	Days	Ownership(2)	of Class	Ownership(2)

John R. Koelmel	President, CEO and Director	191,317	335,281	526,598	*	47,491
Thomas E. Baker	Director	36,654	24,795	61,449	*	6,403
G. Thomas Bowers	Director, Chairman	94,647	24,500	119,147	*	6,103
Carl A. Florio	Director	711,381	50,000	761,381	*	3,463
Barbara S. Jeremiah	Director	4,740	—	4,740	*	2,669
William H. (Tony) Jones	Director	140,529	25,480	166,009	*	6,103
George M. Philip	Director	23,576	24,795	48,371	*	6,403
Louise Woerner	Director	81,791	—	81,791	*	6,103
David M. Zebro	Director, Vice Chairman	46,423	31,868	78,291	*	6,103
Named Executive Officers who are Not Directors
Michael W. Harrington	Chief Financial Officer	45,666	100,687	142,405	*	5,679
Daniel E. Cantara, III	Executive Vice President	85,280	150,756	231,881	*	9,349
Gary M. Crosby	Executive Vice President	20,848	8,011	24,077	*	17,307
Oliver H. Sommer	Executive Vice President	7,666	—	7,666	*	7,194
All Directors, Executive Committee, and Named Executive Officers as a group (17 persons)				2,651,871 (3)	1.26%

*	Less than 1%

(1)	Unless otherwise indicated, each person effectively exercises sole, or shared with spouse, voting and dispositive power as to the shares reported.

(2)	Includes shares granted under the First Niagara 1999 Recognition and Retention Plan and the 2002 Long-Term Incentive Stock Benefit Plan, which are subject to future vesting, but as to which voting may currently be directed.

(3)	Includes 15,100 shares of common stock allocated to the accounts of members of the Executive Committee and Named Executive Officers under the First Niagara ESOP and excludes the remaining 4,397,651 shares of common stock owned by the ESOP for the benefit of the employees. Under the terms of the ESOP, shares of common stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP trustee in the same proportion as the vote obtained from participants on allocated shares.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the First Niagara nor the NewAlliance boards of directors know of any matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before either the First Niagara special meeting or the NewAlliance special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.

NEWALLIANCE ANNUAL MEETING STOCKHOLDER PROPOSALS

If the merger is completed, NewAlliance will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if NewAlliance is otherwise required to do so under applicable law, NewAlliance will hold a 2011 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at NewAlliance’s next annual meeting must be submitted to NewAlliance as set forth below.

Under NewAlliance’s bylaws certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of NewAlliance at 195 Church Street, New Haven, Connecticut 06510 no later than 90 days prior to the date of the annual meeting.

If, however, less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice of a proposal must be received by the NewAlliance’s Corporate Secretary not later than the close of business on the 10th day following the day on which notice of the annual meeting date was mailed or public disclosure was made. These procedures are not applicable to nominations made pursuant to the SEC’s new proxy access rules, or shareholder proposals made pursuant to Exchange Act Rule 14a-8.

FIRST NIAGARA ANNUAL MEETING STOCKHOLDER PROPOSALS

Under First Niagara’s bylaws certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to First Niagara’s Executive Office, 726 Exchange Street, Suite 618, Buffalo, New York 14210, attention: Corporate Secretary, no later than January 27, 2011 nor prior to December 28, 2010. These procedures are not applicable to nominations made pursuant to the SEC’s new proxy access rules, or shareholder proposals made pursuant to Exchange Act Rule 14a-8.

If, however, the date of First Niagara’s 2011 annual meeting is advanced more than 30 days, or delayed more than 30 days, from April 26, 2011, we must receive notice by the later of (1) the date 90 days prior to the newly scheduled annual meeting date or (2) the tenth day following the day on which public announcement of the date of such meeting is first made.

APPRAISAL RIGHTS

Under Delaware law, stockholders of NewAlliance have the right to dissent from the merger and to receive, in lieu of the merger consideration described under “Merger Consideration” beginning on page 26, payment in cash for the fair value of their shares of NewAlliance common stock. NewAlliance stockholders electing to do so must comply with the provisions of Section 262 of the Delaware General Corporation Law (“DGCL”) in order to perfect their rights of appraisal. NewAlliance stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights. A copy of the applicable Delaware statute is attached as Appendix D of this joint proxy statement/prospectus.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that NewAlliance stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This joint proxy statement/prospectus constitutes NewAlliance’s notice to its stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D to this joint proxy statement/prospectus. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of NewAlliance common stock, you must satisfy each of the following conditions:

You must deliver to NewAlliance a written demand for appraisal of your shares of NewAlliance common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform NewAlliance of the identity of the holder of record of NewAlliance common stock who intends to demand appraisal of his, her or its shares of common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of NewAlliance common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of NewAlliance common stock. A holder of shares of NewAlliance common stock wishing to exercise appraisal rights must be the record holder of the shares of common stock on the date the written demand for appraisal is made and must continue to be the record holder of the shares of common stock through the effective time of the merger, because appraisal rights will be lost if the shares of common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a NewAlliance stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to NewAlliance Bancshares, Inc., Attention: Corporate Secretary, 195 Church Street, New Haven, Connecticut 06510, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform NewAlliance of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock.

To be effective, a demand for appraisal by a stockholder of NewAlliance common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of NewAlliance common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of NewAlliance stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash and/or stock consideration specified by the merger agreement for that stockholder’s shares of NewAlliance common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of NewAlliance common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of NewAlliance common stock, the Delaware Court of Chancery will appraise the shares of NewAlliance common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of NewAlliance common stock. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and NewAlliance stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any NewAlliance stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of NewAlliance common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of NewAlliance common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the consideration described in the merger agreement (without interest) for his, her or its shares of NewAlliance common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, NewAlliance stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows First Niagara and NewAlliance to incorporate certain information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this joint proxy statement/prospectus together with any other documents incorporated by reference in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by First Niagara (File No. 000-23975):

•	Annual Reports on Form 10-K and 10-K/A for the year ended December 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	Current Reports on Form 8-K filed January 14, 2010, January 21, 2010, February 25, 2010, March 16, 2010, March 17, 2010, March 19, 2010, March 31, 2010, April 9, 2010, April 26, 2010, April 27, 2010, May 3, 2010, June 10, 2010, June 25, 2010 (Form 8-K/A), July 22, 2010, August 4, 2010, August 19, 2010, August 20, 2010, September 15, 2010 (Form 8-K/A), and September 23, 2010 (other than the portions of those documents not deemed to be filed); and

•	The description of First Niagara common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

This joint proxy statement/prospectus also incorporates by reference the following documents that have previously been filed with the SEC by NewAlliance (File No. 001-32007):

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Reports on Form 10-Q (and amendments thereto) for the quarters ended March 31, 2010 and June 30, 2010; and

•	Current Reports on Form 8-K filed January 26, 2010, January 27, 2010, February 3, 2010, April 22, 2010, April 27, 2010, April 28, 2010, June 1, 2010, July 27, 2010, July 28, 2010, August 19, 2010, August 20, 2010, August 24, 2010 and October 18, 2010 (other than the portions of those documents not deemed to be filed).

In addition, First Niagara and NewAlliance are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended after the date of this joint proxy statement/prospectus and prior to the date of the respective special meetings of First Niagara and NewAlliance stockholders.

Both First Niagara and NewAlliance file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials NewAlliance or First Niagara file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

Neither First Niagara nor NewAlliance has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus . Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) the financial condition, results of operations and business of First Niagara and NewAlliance; (ii) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (iii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions in the areas in which First Niagara operates;

•	First Niagara’s and NewAlliance’s businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	delays or difficulties in the integration by First Niagara of recently acquired businesses;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	the risk that the merger agreement may be terminated in certain circumstances which would require NewAlliance to pay First Niagara, or First Niagara to pay NewAlliance, a termination fee of $60 million;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition from other financial services companies in our markets; and

•	the risk that the continuing economic slowdown could adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our respective reports filed with the SEC.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither of us undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Appendix A1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of August 18, 2010

among

NEWALLIANCE BANCSHARES, INC.,

FIRST NIAGARA FINANCIAL GROUP, INC.

and

FNFG MERGER SUB, INC.

Appendix A1

Page

ARTICLE I

DEFINITIONS; INTERPRETATION
1.01 Definitions	A-1
1.02 Interpretation	A-8

ARTICLE II

THE MERGER
2.01 The Merger	A-9
2.02 Closing	A-9
2.03 Effective Time	A-9
2.04 Effects of the Merger	A-9
2.05 Charter and Bylaws	A-9
2.06 Bank Merger	A-9

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES
3.01 Conversion or Cancellation of Shares	A-9
3.02 Election Procedures	A-11
3.03 Exchange Procedures	A-13
3.04 Equity Compensation	A-15

ARTICLE IV

CONDUCT OF BUSINESS PENDING MERGER
4.01 Forbearances of NAL	A-15
4.02 Forbearances of FNFG	A-18

ARTICLE V

REPRESENTATIONS AND WARRANTIES
5.01 Disclosure Schedules	A-18
5.02 Standard	A-18
5.03 Representations and Warranties of NAL	A-19
5.04 Representations and Warranties of FNFG	A-30

ARTICLE VI

COVENANTS
6.01 Reasonable Best Efforts	A-38
6.02 Stockholder Approvals	A-39
6.03 SEC Filings	A-40
6.04 Press Releases and Other Communications	A-40
6.05 Access; Information	A-41
6.06 Acquisition Proposals	A-41
6.07 [RESERVED]	A-42

A1-ii

Appendix A1

Page

6.08 Takeover Laws and Provisions	A-42
6.09 Exchange Listing and De-Listing	A-42
6.10 Regulatory Applications	A-42
6.11 Indemnification	A-43
6.12 Benefit Plans	A-44
6.13 Notification of Certain Matters	A-45
6.14 Financial Statements and Other Current Information	A-45
6.15 Section 16 Matters	A-45
6.16 FNFG Board; Regional Matters	A-45
6.17 Charitable Donation	A-45

ARTICLE VII

CONDITIONS TO THE MERGER
7.01 Conditions to Each Party’s Obligation to Effect the Merger	A-46
7.02 Conditions to NAL’s Obligation	A-46
7.03 Conditions to FNFG’s and Merger Sub’s Obligation	A-47

ARTICLE VIII

TERMINATION
8.01 Termination	A-47
8.02 Effect of Termination and Abandonment	A-49
8.03 Termination Fee	A-49

ARTICLE IX

MISCELLANEOUS
9.01 Survival	A-50
9.02 Waiver; Amendment	A-50
9.03 Assignment	A-50
9.04 Counterparts	A-50
9.05 Governing Law; Waiver of Jury Trial	A-50
9.06 Submission to Jurisdiction; Waivers	A-50
9.07 Expenses	A-50
9.08 Notices	A-51
9.09 Entire Understanding; No Third Party Beneficiaries	A-51
9.10 Severability	A-52
9.11 Alternative Structure	A-52

ANNEXES
Annex 1 Surviving Entity Certificate of Incorporation

SCHEDULES
NAL Disclosure Schedule
FNFG Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2010 (this “Agreement”), among NEWALLIANCE BANCSHARES, INC., a Delaware corporation (“NAL”), FIRST NIAGARA FINANCIAL GROUP, INC., a Delaware corporation (“FNFG”), and FNFG MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of FNFG (“Merger Sub”). The addresses of each party hereto are set forth in Section 9.08.

Recitals

A. The Proposed Transaction; Structure.  Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination through the merger of Merger Sub with and into NAL (the “Merger”), with NAL the surviving entity (the “Surviving Entity”). In addition, it is the intention of the parties that, at a time to be determined following the Merger, NewAlliance Bank, a Connecticut-chartered savings bank and a wholly owned Subsidiary of NAL (“NewAlliance Bank”), will merge (the “Bank Merger”) with and into First Niagara Bank, a national bank and a wholly owned Subsidiary of FNFG (“First Niagara Bank”), with First Niagara Bank being the surviving bank (“Surviving Bank”).

B. Board Determinations.  The respective boards of directors of NAL, FNFG and Merger Sub have each determined that the Merger, the Bank Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective companies and stockholders and, therefore, have approved the Merger, the Bank Merger and this Agreement and, in the case of NAL, have approved and declared advisable the Merger, the Bank Merger and this Agreement.

C. Intended Tax Treatment.  The parties intend the Merger and the Bank Merger to be treated as a reorganization under Section 368(a) of the Code (as defined below) and the Treasury Regulations (as defined below) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

Now, Therefore, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, FNFG, NAL and Merger Sub agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01 Definitions.  This Agreement uses the following definitions:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in NAL or any of its Significant Subsidiaries, a proposal for a merger, consolidation or other business combination involving NAL or any of its Significant Subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, NAL or any of its Significant Subsidiaries.

“Acquisition Transaction” has the meaning assigned in Section 8.01(f).

“Adverse Recommendation” has the meaning assigned in Section 6.02(a).

“Advisory Client” means each party to an Advisory Contract other than the Advisory Entity.

“Advisory Contract” means each contract for services provided by the Advisory Entity.

“Advisory Entity” has the meaning assigned in Section 5.03(v).

“affiliate” means, for any person, any other person that directly or indirectly controls, is controlled by or is under common control with such first person.

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“Aggregate Cash Amount” means, subject to Section 3.01(d) and Section 8.01(f), an amount of cash equal to: (1) $210,070,888, less (2) such amount of cash as shall equal $14.28 multiplied by the product of 14% and the number of unallocated shares of NAL Common Stock held as collateral pursuant to the ESOP that are converted into treasury shares of NAL and cancelled prior to the Effective Time pursuant to Sections 3.01(c) and 6.10(c) hereof, plus (3) such additional amount of cash as shall equal $14.28 multiplied by the product of 14% and the number of shares of NAL Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to the exercise of NAL Stock Options or payment of NAL Awards outstanding as of the date hereof.

“Aggregate FNFG Share Amount” means, subject to Section 3.01(d) and Section 8.01(f), a number of shares of FNFG Common Stock equal to: (1) 99,403,291 shares of FNFG Common Stock, less (2) such number of shares of FNFG Common Stock as shall equal 1.10 multiplied by the product of 86% and the number of unallocated shares of NAL Common Stock held as collateral pursuant to the ESOP that are converted into treasury shares of NAL and cancelled prior to the Effective Time pursuant to Sections 3.01(c) and 6.10(c) hereof, plus (3) such additional number of shares of FNFG Common Stock as shall equal 1.10 multiplied by the product of 86% and the number of shares of NAL Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to the exercise of NAL Stock Options or payment of NAL Awards outstanding as of the date hereof.

“Agreement” has the meaning assigned in the Preamble.

“Bank Merger” has the meaning assigned in the Recitals.

“Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(c)).

“Benefit Arrangement” means, with respect to NAL, each “employee benefit plan” (within the meaning of section 3(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement benefits, paid time-off benefits and all other employee benefit or compensation plans, agreements, programs, policies or other arrangements, and any amendments thereto, whether or not subject to ERISA, (a) under which any Employee or any of its current or former directors has any present or future right to benefits, (b) sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability to any Employee or any of its current or former directors.

“BHC Act” means the Bank Holding Company Act of 1956 (12 U.S.C. § 1841).

“Cash Consideration” has the meaning assigned in Section 3.01(a)(1).

“Cash Election” has the meaning assigned in Section 3.01(a)(1).

“Cash Election Shares” has the meaning assigned in Section 3.01(a)(1).

“Certificate of Merger” has the meaning assigned in Section 2.03.

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Closing Price” means the average of the daily closing per share sale prices of FNFG Common Stock, as reported in The Wall Street Journal (or, if not reported therein, in another authoritative source mutually agreed to by FNFG and NAL), for the ten consecutive NASDAQ trading days immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreement” means the letter agreement, dated as of June 28, 2010, between NAL and FNFG.

“Covered Employees” has the meaning assigned in Section 6.12(a).

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“Derivative Contract” has the meaning assigned in Section 5.03(y).

“Determination Date” has the meaning assigned in Section 8.01(f).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Shares” has the meaning assigned in Section 3.01(b).

“Dissenting Stockholder” has the meaning assigned in Section 3.01(b).

“Effective Time” has the meaning assigned in Section 2.03.

“Election Deadline” has the meaning assigned in Section 3.02(c).

“Election Form” has the meaning assigned in Section 3.02(b).

“Election Form Record Date” has the meaning assigned in Section 3.02(b).

“Employees” means NAL’s current and former employees and those of its Subsidiaries.

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (1) the protection or restoration of the environment, health, safety or natural resources; (2) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance or (3) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning assigned in Section 5.03(l)(3).

“ERISA Plan” has the meaning assigned in Section 5.03(l)(2).

“ESOP” has the meaning assigned in Section 6.12(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning assigned in Section 3.03(a).

“Exchange Ratio” means 1.10, subject to adjustment under Section 3.01(d) and Section 8.01(f).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Price” has the meaning assigned in Section 8.01(f).

“Final Index Price” has the meaning assigned in Section 8.01(f).

“First Niagara Bank” has the meaning assigned in the Recitals.

“FNFG” has the meaning assigned in the Preamble.

“FNFG Benefit Arrangement” means, with respect to FNFG, each “employee benefit plan” (within the meaning of section 3(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time-off benefits and all other employee benefit or compensation plans, agreements, programs, policies or other arrangements, and any amendments thereto, whether or not subject to ERISA, (a) under which any FNFG Employee or any of its current or former directors has any present or future right to benefits, (b) sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability to any FNFG Employee or any of its current or former directors.

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“FNFG Board” means the Board of Directors of FNFG.

“FNFG Common Stock” means the common stock, par value $0.01 per share, of FNFG.

“FNFG Employees” means FNFG’s current and former employees and those of its Subsidiaries.

“FNFG Market Value” has the meaning assigned in Section 8.01(f).

“FNFG Meeting” has the meaning assigned in Section 6.02(b).

“FNFG Preferred Stock” means the preferred stock, par value $0.01 per share, of FNFG.

“FNFG Recommendation” has the meaning assigned in Section 5.04(e)(2).

“FNFG Reports” has the meaning assigned in Section 5.04(o).

“FNFG Requisite Vote” has the meaning assigned in Section 5.04(e)(1).

“FNFG SEC Filings” has the meaning assigned in Section 5.04(g)(1).

“FNFG Stock” means, collectively, the FNFG Common Stock and the FNFG Preferred Stock.

“FNFG Stock Issuance” has the meaning assigned in Section 5.04(e)(2).

“FNFG Stock Option” has the meaning assigned in Section 3.04(a).

“FNFG Stock Plans” means the 1999 Stock Option Plan, the 1999 Recognition and Retention Plan, the 2002 Long-Term Incentive Stock Benefit Plan, Harleysville National Corporation 1993 Stock Incentive Plan, Harleysville National Corporation 1998 Independent Directors Stock Option Plan (as Amended), Harleysville National Corporation 1998 Stock Incentive Plan, Harleysville National Corporation 2004 Omnibus Stock Incentive Plan (as Amended and Restated), East Penn Financial Corporation 1999 Independent Directors Stock Option Plan, East Penn Financial Corporation 1999 Stock Incentive Plan, Chester Valley Bancorp, Inc. 1997 Stock Option Plan (as Amended), Willow Financial Bancorp, Inc. Amended and Restated 1999 Stock Option Plan, and Willow Financial Bancorp, Inc. Amended and Restated 2002 Stock Option Plan.

“Form ADV” has the meaning assigned in Section 5.03(v).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the charter, articles or certificate of incorporation and bylaws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Governmental Authority” means any court, regulatory or administrative agency, authority or commission or other governmental authority or instrumentality, domestic or foreign, or any self-regulatory authority.

“Hazardous Substance” means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum or coal product or by-product, friable asbestos-containing material, lead-containing paint, polychlorinated biphenyls, microbial matter which emits mycotoxins that are harmful to human health, radioactive materials or radon; or (3) any other substance that may be the subject of regulatory action by any Governmental Authority or a source of liability pursuant to any Environmental Law; provided, however, that notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Substance” shall not mean Hazardous Substances that are naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Indemnified Party” has the meaning assigned in Section 6.11(a).

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“Index” has the meaning assigned in Section 8.01(f).

“Index Ratio” has the meaning assigned in Section 8.01(f).

“Initial Index Price” has the meaning assigned in Section 8.01(f).

“Initial FNFG Market Value” has the meaning assigned in Section 8.01(f).

“Intellectual Property” means all (1) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (2) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (3) Trade Secrets; (4) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (5) all other intellectual property or proprietary rights.

“IRS” has the meaning assigned in Section 5.03(l)(2).

“IT Assets” means NAL’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Joint Proxy/Prospectus” has the meaning assigned in Section 6.03(a).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” means loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, in each case required to be reflected in the financial statements of NAL or its Subsidiaries pursuant to applicable regulatory or accounting principles.

“Mailing Date” has the meaning assigned in Section 3.02(b).

“Material Adverse Effect” means, with respect to FNFG or NAL, any effect that:

(1) has a material adverse effect on the financial condition, results of operations, assets or business of FNFG and its Subsidiaries, taken as a whole, or NAL and its Subsidiaries, taken as a whole, as the case may be, excluding (with respect to each of clause (A) or (C), to the extent that the effect of a change on it is not substantially disproportionate to the effect on comparable U.S. banking organizations) the impact of (A) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting requirements applicable to U.S. banking organizations generally, (C) changes generally affecting the banking industries, including changes in economic or market conditions or changes in prevailing interest rates, currency exchange rates or price levels or trading volumes in the U.S. or foreign securities markets, (D) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or due to natural disasters, (E) the announcement or consummation of the transactions contemplated by this Agreement, or (F) the effects of the actions or omissions expressly required by this Agreement or that are taken with the prior written consent of NAL or FNFG, as the case may be, in connection with the transactions contemplated hereby; or

(2) would materially impair the ability of FNFG or NAL, as the case may be, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Material Contract” has the meaning assigned in Section 5.03(k)(1).

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“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 3.01(a).

“Merger Sub” has the meaning assigned in the Preamble.

“Merger Sub Stock” has the meaning assigned in Section 5.04(b)(2).

“Mixed Election” has the meaning assigned in Section 3.02(b).

“Mixed Election Shares” has the meaning assigned in Section 3.02(b).

“Multiemployer Plan” has the meaning assigned in Section 5.03(l)(2).

“NAL” has the meaning assigned in the Preamble.

“NAL Awards” has the meaning assigned in Section 3.04(b).

“NAL Board” means the Board of Directors of NAL.

“NAL Common Stock” means the common stock, par value $0.01 per share, of NAL.

“NAL Intellectual Property” has the meaning assigned in Section 5.03(s).

“NAL Meeting” has the meaning assigned in Section 6.02(a).

“NAL Plan” has the meaning assigned in Section 6.12(d).

“NAL Preferred Stock” means the preferred stock, par value $0.01 per share, of NAL.

“NAL Recommendation” has the meaning assigned in Section 5.03(e)(2).

“NAL Reports” has the meaning assigned in Section 5.03(r).

“NAL Requisite Vote” has the meaning assigned in Section 5.03(e)(1).

“NAL SEC Filings” has the meaning assigned in Section 5.03(g)(1).

“NAL Stock” means, collectively, the NAL Common Stock and the NAL Preferred Stock.

“NAL Stock Option” has the meaning assigned in Section 3.04(a).

“NAL Stock Plans” means NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan.

“NAL’s Current Premium” has the meaning assigned in Section 6.11(b).

“NASDAQ” means the NASDAQ Global Select Market.

“New Certificates” has the meaning assigned in Section 3.03(a).

“NewAlliance Bank” has the meaning assigned in the Recitals.

“Non-Election Shares” has the meaning assigned in Section 3.01(a)(3).

“NYSE” means New York Stock Exchange, Inc.

“Old Certificate” has the meaning assigned in Section 3.01(c).

“party” means FNFG, NAL or Merger Sub.

“Pension Plan” has the meaning assigned in Section 5.03(l)(2).

“Performance Awards” has the meaning assigned in Section 3.04(c).

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“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means, with respect to any specific section or subsection of this Agreement, the information set forth by a party in (i) the corresponding section or subsection of its Disclosure Schedule and (ii) any other section or subsection of its Disclosure Schedule to the extent it is reasonably clear from the context that the disclosure in such other section or subsection of its Disclosure Schedule is applicable to such specific section or subsection of this Agreement.

“Pro Rata Portion” has the meaning assigned in Section 3.04(c).

“Registration Statement” has the meaning assigned in Section 6.03(a).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.10(a).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Severance Plan” has the meaning assigned in Section 6.12(g).

“Share Adjustment Amount” has the meaning assigned in Section 3.02(g).

“Shortfall Number” has the meaning assigned in Section 3.02(f).

“Stock Consideration” has the meaning assigned in Section 3.01(a)(2).

“Stock Conversion Number” has the meaning assigned in Section 3.02(d).

“Stock Election” has the meaning assigned in Section 3.01(a)(2).

“Stock Election Number” has the meaning assigned in Section 3.02(e).

“Stock Election Shares” has the meaning assigned in Section 3.01(a)(2).

“Stockholder Representative” has the meaning assigned in Section 3.02(b).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC. Each of the following Subsidiaries of NAL will be deemed a Significant Subsidiary for purposes of this Agreement: NewAlliance Bank, NewAlliance Investments, Inc. and NewAlliance Servicing Company.

“Superior Proposal” means a bona fide written Acquisition Proposal that the NAL Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and

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any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal,” the references to “25% or more” in the definition of Acquisition Proposal will be deemed to be references to “50% or more.”

“Surviving Bank” has the meaning assigned in the Recitals.

“Surviving Entity” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 5.03(o).

“Takeover Provisions” has the meaning assigned in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts (including interest in respect of such penalties, additions to tax or additional amounts) imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed or delivered with respect to any Tax.

“Termination Fee” has the meaning assigned in Section 8.03(a).

“Trade Secrets” means all trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

1.02 Interpretation.

(a) In this Agreement, except as context may otherwise require, references:

(1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2) to this Agreement are to this Agreement, as amended, modified or supplemented in accordance with this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3) to the “transactions contemplated by this Agreement” (or similar phrases) includes the transactions provided for in this Agreement, including the Merger and the Bank Merger;

(4) to any statute or regulation are to such statute or regulation as amended, modified, supplemented or replaced from time to time; and to any section of any statute or regulation are to any successor to such section;

(5) to any statute includes any regulation or rule promulgated thereunder;

(6) to any Governmental Authority include any successor to that Governmental Authority; and

(7) to the date of this Agreement or the date hereof are to August 18, 2010.

(b) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

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(c) The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

(d) The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisors. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

(f) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (whether statutory or common law), rule or regulation.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

(h) If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning.

ARTICLE II

THE MERGER

2.01 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into NAL at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub will terminate. NAL will be the Surviving Entity and will continue its corporate existence under the laws of the State of Delaware.

2.02 Closing.  The closing of the Merger (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m., New York time, on the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) or on such other date, time or place as FNFG and NAL otherwise agree (the “Closing Date”).

2.03 Effective Time.  Promptly following the Closing, Merger Sub and NAL will duly execute, acknowledge and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.04 Effects of the Merger.

(a) The Merger will have the effects as are prescribed by this Agreement and applicable law, including the DGCL.

(b) The parties will take all actions necessary so that the directors of the Surviving Entity at the Effective Time will consist of the directors of Merger Sub immediately before the Effective Time.

2.05 Charter and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Entity will be amended in its entirety to read as set forth in Annex 1.

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(b) The parties will take all actions necessary so that the bylaws of Merger Sub, as in effect immediately before the Effective Time, will be the bylaws of the Surviving Entity as of the Effective Time.

2.06 Bank Merger.  The parties will cooperate and use reasonable best efforts to effect the Bank Merger at a time to be determined following the Merger. At the effective time of the Bank Merger, the separate corporate existence of NewAlliance Bank will terminate. First Niagara Bank will be the Surviving Bank and will continue its corporate existence under applicable law. The certificate of incorporation of First Niagara Bank, as then in effect, will be the certificate of incorporation of Surviving Bank, and the by-laws of First Niagara Bank, as then in effect, will be the by-laws of Surviving Bank.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01 Conversion or Cancellation of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of NAL Stock or Merger Sub Stock:

(a) NAL Common Stock.  Subject to the provisions of this Article III, each share of NAL Common Stock (whether or not subject to restriction) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into and constitute, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in, and as adjusted pursuant to, Section 3.02, the following consideration (in the aggregate for all such shares of NAL Common Stock, the “Merger Consideration”):

(1) for each such share of NAL Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 3.02 (a “Cash Election”), cash, without interest, in an amount equal to $14.28 (the “Cash Consideration”) (collectively, the “Cash Election Shares”);

(2) for each such share of NAL Common Stock with respect to which an election to receive FNFG Common Stock has been effectively made and not revoked or lost pursuant to Section 3.02 (a “Stock Election”), that number of shares of FNFG Common Stock as is equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); or

(3) for each such share of NAL Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election has been effectively made and not revoked or lost pursuant to Section 3.02 (collectively, the “Non-Election Shares”), the Stock Consideration or Cash Consideration as is determined in accordance with Section 3.02.

(b) Appraisal Rights.  Each issued and outstanding share of NAL Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the per share Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. NAL shall give FNFG prompt notice upon receipt by NAL of any such demands for payment of the fair value of such shares of NAL Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and FNFG shall have the right to participate in all negotiations and proceedings with respect to any such demands. NAL shall not, except with the prior written consent of FNFG, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Entity. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of

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NAL Common Stock shall be converted into a right to receive cash or FNFG Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of NAL Common Stock of such holder shall be treated as a Non-Election Share.

(c) Rights as Stockholders; Stock Transfers.  From and after the Effective Time, shares of NAL Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and holders of certificates (each, an “Old Certificate”) formerly representing shares of NAL Common Stock issued and outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders of NAL, other than rights to receive (without interest) (1) any then-unpaid dividend or other distribution with respect to such NAL Common Stock having a record date before the Effective Time and (2) the consideration to which such holders are entitled in accordance with this Article III (or as to Dissenting Shares, such rights as provided by the DGCL). After the Effective Time, there will be no transfers of shares of NAL Common Stock on the stock transfer books of NAL or the Surviving Entity, and shares of NAL Common Stock presented to FNFG or the Surviving Entity for any reason will be canceled and exchanged in accordance with this Article III. Notwithstanding anything in this Section 3.01 to the contrary, at the Effective Time and by virtue of the Merger, each share of NAL Common Stock beneficially owned by FNFG (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in NAL’s treasury will be canceled and retired and will cease to exist, and no shares of FNFG Stock or any other consideration will be issued or paid in exchange therefor.

(d) Anti-Dilution Adjustments.  If FNFG changes (or the FNFG Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of FNFG Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If NAL changes (or the NAL Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of NAL Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

(e) Merger Sub Stock.  Each share of Merger Sub Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Entity.

3.02 Election Procedures.

(a) Choice of Election.  Holders of NAL Common Stock may elect to receive shares of FNFG Common Stock or cash (in either case without interest) in exchange for their shares of NAL Common Stock in accordance with the procedures set forth in this Section 3.02. Shares of NAL Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of NAL Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of NAL Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of FNFG Common Stock with respect to such shares; provided, however, that for purposes of making the proration calculations provided for in this Section 3.02, only Dissenting Shares existing at the Effective Time shall be deemed Cash Election Shares.

(b) Election Form.  An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass,

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only upon proper delivery of such Certificates to the Exchange Agent), in such form as NAL and FNFG shall mutually agree (“Election Form”), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Time or on such other date as FNFG and NAL shall mutually agree (the “Mailing Date”) to each holder of record of NAL Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.02, (i) to elect to receive the Cash Consideration for all of the shares of NAL Common Stock held by such holder, in accordance with Section 3.01(a)(1), (ii) to elect to receive the Stock Consideration for all of such shares, in accordance with Section 3.01(a)(2), (iii) to elect to receive the Stock Consideration for a certain number of such holder’s shares and the Cash Consideration for all other shares of such holder’s shares (a “Mixed Election”) (all such shares together, the “Mixed Election Shares”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or FNFG Common Stock for such shares. A holder of record of shares of NAL Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Stockholder Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of NAL Common Stock held by such Stockholder Representative for a particular beneficial owner. Any shares of NAL Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of FNFG Common Stock, subject to Section 3.01(c) hereof; provided, however, that for purposes of making the proration calculations provided for in this Section 3.02, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c) Effectiveness; Election Deadline.  To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 25th day following the Mailing Date (or such other time and date as FNFG and NAL may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. NAL shall use its reasonable best efforts to make available up to two separate Election Forms, or such additional Election Forms as FNFG may permit, to all persons who become holders (or beneficial owners) of NAL Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. NAL shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of NAL Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If an NAL stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of NAL Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. FNFG shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. All Elections (whether Cash, Stock or Mixed) shall be revoked automatically if the Exchange Agent is notified in writing by FNFG or NAL, upon exercise by FNFG or NAL of its respective or their mutual rights to

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terminate this Agreement to the extent provided under Article VIII, that this Agreement has been terminated in accordance with Article VIII.

(d) Stock Elections Equal to Stock Conversion Number.  Notwithstanding any other provision contained in this Agreement, the total number of shares of NAL Common Stock to be converted into the right to receive the Stock Consideration pursuant to Section 3.01(a)(2) (the “Stock Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Aggregate FNFG Share Amount by (y) the Exchange Ratio. All of the other shares of NAL Common Stock shall be converted into Cash Consideration.

(e) Stock Consideration Proration.  If the aggregate number of shares of NAL Common Stock with respect to which Stock Elections shall have been validly made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(f) Cash Consideration Proration.  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(1) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (A) the number of Non-Election Shares held by such holder by (B) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(2) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the Shortfall Number exceeds (y) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(g) Adjustment to Preserve Tax Treatment.  Notwithstanding any other provision of this Agreement to the contrary, the Aggregate FNFG Share Amount shall be increased by the Share Adjustment Amount (as defined in this Section 3.02(g)) and the Aggregate Cash Amount shall be decreased by the product of the Share Adjustment Amount and the Closing Price, where the “Share Adjustment Amount” shall be an amount equal to the increase in the Aggregate FNFG Share Amount required to secure the tax opinions required by Sections 7.02(c) and 7.03(c). In the event that the Aggregate FNFG Share Amount and the Aggregate Cash Amount are adjusted as provided for in this Section 3.02(g), all references in this Agreement to the “Aggregate FNFG Share Amount” and the “Aggregate Cash Amount” shall refer to the Aggregate FNFG Share Amount and the Aggregate Cash Amount as adjusted in this Section 3.02(g).

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(h) Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of FNFG Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, FNFG will pay to each holder of NAL Common Stock who would otherwise be entitled to a fractional share of FNFG Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of FNFG Common Stock by the Closing Price.

3.03 Exchange Procedures.

(a) Appointment of Exchange Agent.  After the Election Deadline and no later than the Closing Date and until the date that is 180 days after the Effective Time, FNFG shall make available on a timely basis or cause to be made available to an exchange agent agreed upon by FNFG and NAL (the “Exchange Agent”) (1) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article III and (2) certificates, or at FNFG’s option, evidence of shares in book entry form, representing the shares of FNFG Common Stock (“New Certificates”), each to be given to the holders of NAL Common Stock in exchange for Old Certificates pursuant to this Article III. On the date that is 180 days after the Effective Time, any such cash or New Certificates remaining in the possession of the Exchange Agent (together with any earnings in respect thereof) shall be delivered to (or as directed by) FNFG. Any holder of Old Certificates who has not theretofore exchanged his, her or its Old Certificates pursuant to this Article III shall thereafter be entitled to look exclusively to FNFG, and only as a general creditor thereof, for the consideration to which he, she or it may be entitled upon exchange of such Old Certificates pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Exchange Procedures.  Promptly after the Effective Time, but in no event later than ten days thereafter, the Surviving Entity shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of NAL Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article III. Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than ten business days after due surrender, a New Certificate and a check in the amount to which such holder is entitled pursuant to this Article III, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any cash or other property to be delivered upon surrender of any Old Certificates. Each of FNFG and the Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of NAL Common Stock such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by FNFG, the Surviving Entity or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of NAL Common Stock in respect of which the deduction and withholding was made by FNFG, the Surviving Entity or the Exchange Agent, as the case may be, and such amounts shall be delivered by FNFG, the Surviving Entity or the Exchange Agent, as the case may be, to the applicable taxing authority.

(c) Transfer to Holder other than Existing Holder.  If any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other Taxes required by reason of the making of such payment in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting

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person, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any New Certificate representing shares of FNFG Common Stock is to be issued in a name other than that of the registered holder of the Old Certificate surrendered in exchange therefor, it shall be a condition of such issuance that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of NAL Common Stock in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Dividends.  No dividends or other distributions with a record date after the Effective Time with respect to FNFG Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of FNFG Common Stock represented by the New Certificate.

(e) Lost, Stolen or Destroyed Certificates.  If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by FNFG or the Exchange Agent, the posting by such person of a bond in such reasonable amount as FNFG or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, FNFG or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the consideration deliverable in respect of the shares formerly represented by such Old Certificate pursuant to this Article III.

3.04 Equity Compensation.

(a) Stock Options.  At the Effective Time, each outstanding and unexercised option to purchase shares of NAL Common Stock (each, a “NAL Stock Option”) will cease to represent an option to purchase NAL Common Stock and will be converted automatically into an option to purchase a number of shares of FNFG Common Stock (each, a “FNFG Stock Option”) equal to the product (rounded down to the nearest whole share) of (A) the number of shares of NAL Common Stock subject to such NAL Stock Option and (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price of such NAL Stock Option divided by (2) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each FNFG Stock Option will become fully vested, and shall otherwise continue to be governed by the same terms and conditions as were applicable under the NAL Stock Option immediately prior to the Effective Time.

(b) NAL Awards.  At the Effective Time, each outstanding and unvested right of any kind to receive shares of NAL Common Stock and any accrued dividends thereon which has been granted under the NAL 2005 Long-Term Compensation Plan (other than any NAL Stock Option or Performance Award) (the “NAL Awards”), will become fully vested, and will cease to represent a right to receive shares in NAL Common Stock and will be converted automatically into the right to receive the Stock Consideration in respect of each outstanding NAL Award, and any accrued dividends on such NAL Awards shall be paid in cash to the holder of such NAL Award on the Closing Date.

(c) Performance Awards.  At the Effective Time, each outstanding Performance Award held by a participant which has been granted under the NAL 2005 Long-Term Compensation Plan (the “Performance Awards”) will become fully vested, and the participant will receive the Stock Consideration in respect of each outstanding Performance Award, multiplied by the Pro Rata Portion (as defined in the next sentence). For purposes of the previous sentence, a “Pro Rata Portion” with respect to each participant shall mean the following: (i) the number of shares of NAL Common Stock subject to the

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Performance Award awarded to such participant, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the grant date through the Effective Time, and the denominator of which is equal to the total performance period pursuant to the NAL 2005 Long-Term Compensation Plan to which such Performance Award is subject, and further multiplied by (iii) a percentage equal to the TSR Percentage (as defined in, and calculated in accordance with, the applicable NAL 2005 Long-Term Compensation Plan Award Agreement) achieved by NAL as of the Effective Time.

(d) Notwithstanding the foregoing, each NAL Stock Option, whether or not intended to be an “incentive stock option” (as defined in Section 422 of the Code), will be adjusted in accordance with the requirements of Section 424 of the Code.

(e) Before the Effective Time, FNFG will take all corporate action necessary to reserve for issuance a sufficient number of shares of FNFG Common Stock for delivery upon exercise of any FNFG Stock Options in accordance with this Section 3.04.

ARTICLE IV

CONDUCT OF BUSINESS PENDING MERGER

4.01 Forbearances of NAL.  NAL agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of FNFG (not to be unreasonably withheld, conditioned or delayed, it being agreed that FNFG will use reasonable best efforts to respond to any written request for consent from NAL by the close of business on the 2nd business day following receipt of such request), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Operations.  Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c) Governing Documents.  Amend the Governing Documents of it or any of its Subsidiaries.

(d) Dividends, Distributions, Repurchases.  (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, provided that any such dividend shall not be in excess of the accumulated earnings and profits of the Subsidiary making the distribution, (B) regular quarterly dividends on its common stock, provided that any such dividend shall be in an amount equal to the amount paid by it during the fiscal quarter immediately preceding the date hereof, or (C) required dividends on the preferred stock of its Subsidiaries; or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock; provided further that, if the Effective Time shall not have occurred on or prior to April 30, 2011, NAL may, in the reasonable discretion of the NAL Board in accordance with applicable law, increase its quarterly dividend for the quarter ended March 31, 2011 such that its stockholders receive the quarterly dividend they would have received had the Merger been effected on March 31, 2011 and all stockholders had elected the Mixed Election.

(e) Capital Stock.  Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, or (2) except as

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permitted by Section 4.01(f) below, permit any additional shares of its stock to become subject to new grants.

(f) Compensation and Benefits.  (1) Hire or promote any employee to a rank having a title of Vice President or other more senior rank, or hire any new employee at an annual rate of compensation in excess of $100,000, provided that NAL may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business, or (2) grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to make changes that are required by applicable law, (B) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (C) for (i) merit-based or annual salary increases in the ordinary course of business and in accordance with past practice, but not to exceed, (X) 3% of the aggregate annual salaries of the employees of NAL and its Subsidiaries, taken as a whole, and (Y) with respect to each employee of NAL and its Subsidiaries, 5% of such employee’s base salary, and (ii) bonuses to the extent Previously Disclosed or accrued in the ordinary course until the Effective Time or (iii) as permitted under Section 6.12, or (D) for employment arrangements for, or grants of awards to, newly-hired employees in the ordinary course and usual course of business consistent with past practices, which grants of awards (together with any grants of awards under Section 4.01(e) hereof) shall not exceed the number of shares of NAL Common Stock that are reserved for issuance between the date hereof and the Effective Time as set forth in Section 4.01(f) of the NAL Disclosure Schedule.

(g) Benefit Plans.  Enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, take any action to accelerate the vesting or exercisability of NAL Stock Options or other compensation or benefits payable under any Benefit Arrangement, fund or in any other way secure or fund the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as Previously Disclosed or as may be required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, including pursuant to the terms of any Benefit Arrangement, (3) amendments that do not increase benefits or result in increased administrative costs, or (4) as permitted by Section 4.01(f) and Section 6.12.

(h) Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice.

(i) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of the assets, business, deposits or properties of any other person, except in the ordinary course of business consistent with past practice.

(j) Material Contracts; Indebtedness; Capital Expenditures.  (1) Terminate, enter into, renew, extend, amend or modify in any material respect adverse to NAL (including by way of interpretation) any Material Contract, (2) incur or guarantee any material indebtedness for borrowed money other than in the ordinary course of business consistent with past practice, or (3) make any capital expenditures in excess of $500,000 in the aggregate over the Previously Disclosed budget.

(k) Accounting Methods.  Other than (with prior notice to FNFG) as may be required by GAAP or applicable regulatory accounting requirements, (1) implement or adopt any change in its financial or regulatory accounting principles, practices or methods or (2) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Arrangement.

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(l) Taxes.  Make or change any material Tax elections, change or consent to any change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), settle or compromise any Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, surrender any right to claim a refund for Taxes, or file any amended Tax Return. Notwithstanding anything to the contrary in this Section 4.01, it and its Subsidiaries will cooperate with FNFG to maximize, and it and its Subsidiaries will use reasonable efforts to plan and implement reasonable measures intended to maximize, the value of the deferred tax assets of NAL and its Subsidiaries for the period following the Effective Time.

(m) Claims.  Settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount and for consideration not in excess of $250,000 and that would not (1) impose any material restriction on the business of it or its Subsidiaries or, after the Effective Time, FNFG or its Subsidiaries or (2) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries or, after the Effective Time, FNFG or its Subsidiaries.

(n) Prior Consultation Matters.  (1) Make any written communications to employees of NAL or any of its Subsidiaries pertaining to compensation and benefits to be paid as a result of the transactions contemplated by this Agreement without first providing FNFG with a copy of any such written communication and providing FNFG with a reasonable period of time to review and comment on such communication, or (2) amend, modify, enter into, renew or extend the term of any real property lease for a bank branch without first notifying and consulting with FNFG regarding its intentions with respect to such bank branch.

(o) Adverse Actions.  Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied in a timely manner, except (with prior notice to FNFG) as may be required by applicable law or regulation.

(p) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 Forbearances of FNFG.  Each of FNFG and Merger Sub agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of NAL, it will not:

(a) Ordinary Course.  Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Governing Documents.  In the case of FNFG, amend its Governing Documents in a manner that would materially and adversely affect the rights and privileges of holders of FNFG Common Stock or prevent or materially impede or materially delay consummation of the transactions contemplated hereby.

(c) Accounting Methods.  Other than (with prior notice to NAL) as may be required by GAAP or applicable regulatory accounting requirements, (1) implement or adopt any change in its financial or regulatory accounting principles, practices or methods or (2) change any actuarial or other assumptions used to calculate funding obligations with respect to any FNFG Benefit Arrangement.

(d) Adverse Actions.  Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger

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or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied in a timely manner, except (with prior notice to NAL) as may be required by applicable law or regulation.

(e) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Notwithstanding anything in this Section 4.02 to the contrary, FNFG may make dispositions and acquisitions and agree to issue capital stock in connection therewith, provided that such actions would not reasonably be expected to present a material risk that the Closing Date will be delayed or that the Requisite Regulatory Approvals will be delayed or be materially more difficult to obtain or would, or be reasonably likely to, prevent or materially impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Schedules.  Before entry into this Agreement, FNFG and Merger Sub delivered to NAL a schedule and NAL delivered to FNFG and Merger Sub a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or Section 5.04, as applicable, or to one or more of its covenants contained in Articles IV or VI; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or that such item is reasonably likely to result in a Material Adverse Effect with respect to such party or was required to be disclosed therein.

5.02 Standard.  For all purposes of this Agreement, no representation or warranty of NAL or FNFG contained in Section 5.03 or 5.04, as applicable (other than (i) the representations and warranties contained in Sections 5.03(g)(3)(B) and 5.04(g)(2)(B), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 5.03(b), 5.04(b), 5.03(e)(1) and 5.04(e)(1), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04 (except for Sections 5.03(g)(1) and 5.04(g)(1), read for this purpose without regard to any individual reference to materiality), as applicable, has had or is reasonably likely to have a Material Adverse Effect with respect to NAL or FNFG, as the case may be.

5.03 Representations and Warranties of NAL.  Except as Previously Disclosed, NAL hereby represents and warrants to FNFG and Merger Sub as follows:

(a) Organization, Standing and Authority.  It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. It has made available to FNFG a complete and correct copy of its Governing Documents, each as amended to the date hereof, and such Governing Documents are in full force and effect.

(b) NAL Capital Stock.  The authorized capital stock of NAL consists of 190,000,000 shares of NAL Common Stock and 38,000,000 shares of NAL Preferred Stock. As of the date of this Agreement, 105,077,475 shares of NAL Common Stock and no shares of NAL Preferred Stock were outstanding, and 16,408,655 shares of NAL Common Stock were held as treasury shares. As of the date of this Agreement, no more than 7,621,945 shares of NAL Common Stock are subject to NAL Stock Options or other Rights

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in respect of NAL Common Stock, and no more than 4,911,600 shares of NAL Common Stock were reserved for future grants under the NAL Stock Plans. The outstanding shares of NAL Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Upon any issuance of any shares of NAL Common Stock in accordance with the terms of the NAL Stock Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Except as set forth above and except for shares issuable pursuant to the NAL Stock Plans, as of the date of this Agreement, there are no shares of NAL Stock reserved for issuance, NAL does not have any Rights outstanding with respect to NAL Stock, and NAL does not have any commitment to authorize, issue or sell any NAL Stock or Rights, except pursuant to this Agreement, outstanding NAL Stock Options and the NAL Stock Plans. As of the date of this Agreement, NAL has no contractual obligations to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of NAL Stock. With respect to each NAL Stock Option and other Right in respect of NAL Common Stock, NAL has Previously Disclosed the recipient, the date of grant, the number of shares of NAL Common Stock, the exercise price, if applicable, and any vesting schedule. Each NAL Stock Option (1) was granted in compliance with all applicable laws and all the terms and conditions of the NAL Stock Plans pursuant to which it was issued, (2) has an exercise price per share equal to or greater than the fair market value of a share of NAL Common Stock at the close of business on the date of such grant or the immediately preceding date, (3) has a grant date identical to the date on which the NAL Stock Option was actually granted, and (4) qualifies for the tax and accounting treatment afforded to such NAL Stock Option in NAL’s Tax Returns and NAL’s financial statements, respectively.

(c) Subsidiaries.  NAL has Previously Disclosed a list of all of its Subsidiaries.

(1) (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

(2) Each of its Subsidiaries has been duly organized, is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified. Each Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act.

(3) It has Previously Disclosed a list of all equity securities that it and its Subsidiaries own, control or hold for its own account, and neither it nor any of its Subsidiaries owns more than 4.9% of a class of voting securities of, or otherwise controls, any person. It has Previously Disclosed a list of all bonds, debentures, notes or other similar obligations that it and its Subsidiaries have issued.

(d) Power.  It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets. It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority.

(1) It has duly authorized, executed and delivered this Agreement and has taken all corporate action necessary in order to execute and deliver this Agreement. Subject only to the adoption of this Agreement by the holders of a majority of the outstanding shares of NAL Common Stock at a

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stockholders’ meeting duly called and held for such purpose (the “NAL Requisite Vote”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) The NAL Board has (A) unanimously determined that the Merger is fair to, and in the best interests of, NAL and its stockholders, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby and resolved to recommend (the “NAL Recommendation”) adoption of this Agreement to the holders of NAL Common Stock, and (B) directed that this Agreement be submitted to the holders of NAL Common Stock for their adoption. The NAL Board has taken all action so that FNFG and Merger Sub will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with NAL (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(f) Regulatory Approvals; No Defaults.

(1) No consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act and applications and notices to the Connecticut Department of Banking, (B) filings of applications and notices with, and receipt of approvals or nonobjections from, the state securities authorities, applicable securities exchanges and self-regulatory organizations, (C) filing of the Registration Statement and the Joint Proxy/Prospectus with the SEC and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (D) the filing of the Certificate of Merger and (E) such filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

(2) Subject to receipt of the regulatory consents and approvals referred to in the preceding paragraph, the expiration of related waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, its or any of its Subsidiaries’ Governing Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(3) As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

(g) Financial Reports and Regulatory Documents; Material Adverse Effect.

(1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2008 and 2009, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2007 under the Securities Act or under the Exchange Act (collectively, “NAL SEC Filings”), in the form filed with

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the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any such NAL SEC Filing (including the related notes and schedules thereto) fairly presented in all material respects its financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such NAL SEC Filings (including any related notes and schedules thereto) fairly presented in all material respects the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements. Its reserves for possible loan repurchases have been established in conformity with GAAP, sound banking practices and applicable law and are reasonable in view of the amount and character of the loans or other extensions of credit which have been sold, the loans or other extensions of credit which have been repurchased or are in process of being repurchased, the loans or other extensions of credit which have been identified as being at risk of repurchase, potential losses related to current and future repurchased loans or other extensions of credit, current economic conditions and other relevant factors.

(2) It and its Subsidiaries have no liabilities, whether or not accrued, contingent or otherwise, other than those reflected or reserved against in its balance sheets (and the notes thereto) included in the NAL SEC Filings filed prior to the date of this Agreement and those incurred in the ordinary course of business consistent with past practice since June 30, 2010.

(3) Since June 30, 2010, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(4) It has made available to FNFG true, correct and complete copies of all written correspondence between the SEC and it and any of its Subsidiaries occurring since December 31, 2008 and prior to the date hereof. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the NAL SEC Filings.

(h) Litigation.  There is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (1) that involves a Governmental Authority, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, FNFG’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by it, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

(i) Regulatory Matters.  Neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any special procedures or restrictions imposed by any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of it or any of

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its Subsidiaries. There are no formal or informal investigations relating to any regulatory matters pending before any Governmental Authority with respect to it or its Subsidiaries.

(j) Compliance with Laws.  It and each of its Subsidiaries:

(1) has, since January 1, 2008, conducted its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto (including the rules and regulations of applicable self-regulatory organizations) or to the employees conducting such businesses;

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3) has received, since January 1, 2008, no written or, to its knowledge, other notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, rules or ordinances which such Governmental Authority enforces; (B) threatening to revoke any license, franchise, permit or authorization of a Governmental Authority (including with respect to FDIC deposit insurance); (C) requiring it or any of its Subsidiaries (i) to enter into or consent to the issuance of any written order, decree, agreement, memorandum of understanding or similar arrangement, commitment letter or similar submission, or extraordinary supervisory letter, or (ii) to adopt any policy, procedure or resolution of its board of directors or similar undertaking, which restricts the conduct of its business, or relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends or any other policy or procedure; (D) constituting a Wells Notice; or (E) imposing or threatening to impose any monetary penalty;

(4) is not subject to any pending, or to its knowledge, threatened, investigation, review or disciplinary proceedings by any Governmental Authority against either of it or any of its Subsidiaries or any director, officer or employee thereof; and

(5) has no reason to believe that any facts or circumstances exist that would cause it or any of its Subsidiaries to be deemed (A) to be operating or to have operated in violation of the Bank Secrecy Act, the USA PATRIOT Act, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control; (B) not to be in compliance with the applicable privacy and customer information requirements contained in any applicable law; or (C) to be operating or to have operated in violation of any fair lending or other discrimination-related statute, rule or regulation.

(k) Material Contracts; Defaults.

(1) Except for those agreements and other documents filed as exhibits or incorporated by reference to its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or filed or incorporated in any other NAL SEC Filing filed since December 31, 2009 and prior to the date hereof or as Previously Disclosed, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not filed with the SEC, a “Material Contract”): (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (B) that (i) obligates it or any of its Subsidiaries to conduct business with another person on an exclusive basis or restricts the ability of it or any of its Subsidiaries to conduct business with any person, (ii) limits, contains language that limits or would limit in any respect the manner in which, or the localities in which, any business of it or its affiliates is or could be conducted or the types of business that it or its affiliates conduct or may conduct, (iii) limits, contains language that limits or would limit in any

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way the ability of it or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of FNFG or any of its affiliates to do so; (C) to which any affiliate, officer, director, employee or consultant of it or any of its Subsidiaries is a party or beneficiary (except with respect to Loans to directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements and Benefit Arrangements); (D) for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for, or that creates future payment obligations in excess of, either (i) annual payments of $500,000 or more, or (ii) aggregate payments of $1,000,000 or more; or (e) that was not entered into in the ordinary course of business or that is material to it or its financial condition or results of operations.

(2) Each Material Contract is a valid and legally binding agreement of it or one of its Subsidiaries, as applicable, and, to its knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms and is in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) Benefit Arrangements.

(1) All Benefit Arrangements are Previously Disclosed. True and complete copies of all Benefit Arrangements, including any trust instruments and insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Arrangements, and all amendments thereto have been made available to FNFG.

(2) All Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in substantial compliance, in form and operation, with their terms and ERISA, the Code and other applicable laws (including with respect to non-discrimination requirements, fiduciary duties and required regulatory filings). Each Benefit Arrangement which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and NAL is not aware of any circumstances reasonably likely to result in the loss of the qualification of any such Pension Plan under Section 401(a) of the Code. Neither NAL nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject NAL or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither NAL nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with NAL under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). It and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended has been required to be filed for any Pension Plan or by any ERISA Affiliate within the

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12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the Pension Benefit Guaranty Corporation under Section 302 or 4011 of ERISA or Section 412 of the Code.

(4) All contributions required to be made under each Benefit Arrangement, as of the date hereof, have been timely made or have been reflected in the consolidated financial statements filed with the NAL SEC Filings. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. No Pension Plan is in “at risk” status within the meaning of Section 303 of ERISA.

(5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then-current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

(6) As of the date hereof, there is no pending or, to its knowledge threatened, litigation relating to the Benefit Arrangements. Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement. It or its Subsidiaries may amend or terminate any such Benefit Arrangement at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(7) There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) (A) entitle any employees of it or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Arrangements, (C) limit or restrict the right of it or, after the consummation of the transactions contemplated hereby, NAL to merge, amend or terminate any of the Benefit Arrangements or (D) result in payments under any of the Benefit Arrangements which would not be deductible under Section 162(m) or Section 280G of the Code.

(8) Each Benefit Arrangement which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (A) has been operated and maintained in material compliance with Section 409A of the Code since January 1, 2009, and (B) has been operated and maintained in good faith compliance with Section 409A of the Code for all applicable periods at all times prior to January 1, 2009.

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(m) Taxes.

(1) All Tax Returns that are required to be filed or delivered (taking into account any extensions of time within which to file or deliver) by or with respect to it and its Subsidiaries have been duly and timely filed or delivered, and all such Tax Returns are complete and accurate in all respects.

(2) All Taxes shown to be due on the Tax Returns referred to in clause (1) or that are otherwise due and payable by it or its Subsidiaries have been paid in full.

(3) All Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable.

(4) No extensions or waivers of statutes of limitation for the assessment of Taxes have been given by or requested in writing with respect to any of its U.S. federal, state, local or foreign income Taxes or those of its Subsidiaries.

(5) None of the Tax Returns referred to in clause (1) is currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign taxing authority and neither it nor its Subsidiaries has received written notice from any taxing authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns is pending or threatened.

(6) No deficiencies have been asserted or assessments made against it or its Subsidiaries by the relevant taxing authorities as a result of any audit or examination of any of the Tax Returns referred to in clause (1).

(7) No claim has been made against it or its Subsidiaries by any taxing authorities in a jurisdiction where it or its Subsidiaries does not file Tax Returns that it or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(8) It has made provision in accordance with GAAP, in the financial statements included in the NAL SEC Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its NAL SEC Filings filed before the date hereof.

(9) As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(10) No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(11) Neither it nor any of its Subsidiaries has been a party to any distribution occurring prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(12) Neither it nor any of its Subsidiaries has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authorities.

(13) Neither it nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing affiliated, combined, consolidated or unitary Tax Returns, a group of which NAL was the common parent, (B) has any liability for Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or (C) is a party to or bound by any Tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes.

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(14) Neither it nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(1), and neither it nor any of its Subsidiaries has been a “material advisor” to any such transaction within the meaning of Section 6111(b)(1) of the Code.

(n) Books and Records.  Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained, and there are no inaccuracies or discrepancies of any kind contained or reflected therein.

(o) Takeover Laws and Provisions.  It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”). It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Governing Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(p) Labor Matters.  Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries, pending or, to the best of its knowledge, threatened, nor it is aware, as of the date hereof, of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(q) Environmental Matters.  There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other Governmental Authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other Governmental Authority, imposing liability or obligation under or in respect of any Environmental Law; to its knowledge, there are, and have been, no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its Subsidiaries); and to its knowledge, there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

(r) Reports.  Since January 1, 2008, it and each of its Subsidiaries has filed all reports, registrations and statements in a reasonably timely manner, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law with (A) the Federal Reserve Board, (B) the FDIC and (C) any other applicable Governmental Authorities (collectively, the “NAL Reports”). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each NAL Report (including the financial statements, exhibits and schedules therein) complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed. All fees and assessments due and payable in connection with the NAL Reports have been timely paid.

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(s) Intellectual Property.

(1) It and its Subsidiaries own, or are licensed or otherwise possess sufficient rights to use, all Intellectual Property (including the IT Assets) that is owned or used by it and its Subsidiaries in their respective businesses (“NAL Intellectual Property”). Neither it nor any of its Subsidiaries has (A) licensed any NAL Intellectual Property in source code form to any person or (B) entered into any exclusive agreements relating to the licensing of NAL Intellectual Property owned by it or its Subsidiaries.

(2) To the knowledge of NAL, neither it or nor any of its Subsidiaries have infringed or otherwise violated the Intellectual Property rights of any third person. There is no claim asserted, or to its knowledge threatened, against it and its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any NAL Intellectual Property.

(3) To the knowledge of NAL, no third person has infringed, misappropriated or otherwise violated NAL Intellectual Property rights. There are no claims asserted or threatened by it or its Subsidiaries, or decided by them to be asserted or threatened, that (A) any person infringed or otherwise violated any NAL Intellectual Property rights; or (B) any person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any NAL Intellectual Property rights.

(4) It and its Subsidiaries have taken reasonable measures to protect (A) all trade names, trademarks and service marks that are owned, used or held by them and (B) the confidentiality of all Trade Secrets that are owned, used or held by it or its Subsidiaries, and to its knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All Intellectual Property developed for or on behalf of it or its Subsidiaries has been assigned to it or its Subsidiaries.

(5) The IT Assets operate and perform in accordance with their documentation and functional specifications and otherwise as required by it and its Subsidiaries in connection with its business. To its knowledge, no person has gained unauthorized access to the IT Assets. NAL and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices.

(t) Properties.

(1) It and each of its Subsidiaries own good and marketable title to, or have the valid rights to use under a lease or license, all the assets and rights used in the operation of their respective businesses as conducted since December 31, 2009, free and clear of any Liens. Such assets and rights constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary for the operation of such businesses as conducted prior to the date hereof by it and its Subsidiaries.

(2) Except as Previously Disclosed, no current or former officer or director of it or any of its Affiliates, or “associate” or member of the “immediate family” (as such terms are defined in Rule 12b-2 and Rule 16a-1 under the Exchange Act) of any such officer or director, has any material interest in any property (whether real or personal, tangible or intangible) or contract used in or pertaining to the business of it or any of its Subsidiaries.

(u) Insurance.  It and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to the respective businesses of it and each of its Subsidiaries and their respective properties and assets. Such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.

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(v) Investment Adviser Subsidiaries.  Other than NewAlliance Investment, Inc. (the “Advisory Entity”), neither it nor any of its Subsidiaries provides investment management, investment advisory and sub-advisory services. None of it or its Subsidiaries provide any investment management or investment advisory or sub-advisory services to any Advisory Client that is registered as an investment company under the Investment Company Act of 1940. The Advisory Entity has been since January 1, 2008 and is in compliance with each Advisory Contract to which it is a party, and each Advisory Contract (A) has been duly authorized, executed and delivered by the Advisory Entity; (B) is a valid and legally binding agreement, enforceable against the Advisory Entity; and (C) complies in all respects with applicable law. The accounts of each Advisory Client subject to ERISA have been managed since January 1, 2008 by the Advisory Entity in compliance with the applicable requirements of ERISA. Neither the Advisory Entity nor any “person associated with an investment advisor” (as defined in the Investment Advisers Act) of the Advisory Entity is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor. It has made available to FNFG true and correct copies of the current Uniform Application for Investment Advisor Registration on Form ADV for the Advisor Entity (“Form ADV”), and such Form ADV is in compliance with applicable law.

(w) Broker-Dealer Activities.  Neither it nor any of its Subsidiaries is, nor is any affiliate of any of them, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer Subsidiary as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, or performing similar functions under the Laws of other jurisdictions, and there is no reasonable basis for, or proceeding or written notice of investigation by any Governmental Authority, whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation. It has made available to FNFG true and correct copies of the current Uniform Application for Broker-Dealer Registration on Form BD for Advisory Entity, which is in compliance with applicable law.

(x) Accounting and Internal Controls.

(1) The records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. It and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. It has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(2) NAL’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective. It has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the NAL Board: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud,

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whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(3) Since December 31, 2007, (A) neither it nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(y) Derivatives.  All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither it nor its Subsidiaries, nor to its knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract. The financial position of NAL and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in the books and records of NAL and such Subsidiaries in accordance with GAAP consistently applied.

(z) Fiduciary Commitments and Duties.  It and each of its Subsidiaries is empowered and authorized under applicable law to exercise all trust powers necessary to conduct its business. It and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations (including ERISA and all orders, agreements, trusts, wills, contracts, appointments, indentures, plans, arrangements, instruments and common law standards). Neither it nor its Subsidiaries, nor any of their respective current or former directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account.

(aa) Loan Portfolio.

(1) Neither it nor any of its Subsidiaries is a party to any written or oral (A) Loans, other than any Loan the unpaid principal balance of which does not exceed $3 million, under the terms of which the obligor was, as of June 30, 2010, over 90 days or more delinquent in payment of principal or interest or, to its knowledge, in default of any other provision, or (B) Loans in excess of $1 million with any director, executive officer or five percent or greater stockholder of it or any of its Subsidiaries, or to its knowledge, any affiliate of any of the foregoing. It has Previously Disclosed (X) all of the Loans in current principal amount in excess of $1 million that, as of June 30, 2010, were classified by it as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (Y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of it and its Subsidiaries that, as of June 30,

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2010, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (Z) each asset of it or any of its Subsidiaries that, as of June 30, 2010, was classified as “Other Real Estate Owned” and the book value thereof, it being understood and agreed that the Loans referenced in clauses (X) and (Y) of this sentence include any Loans so classified by any Governmental Authority. NAL shall provide, on a monthly basis, a schedule of Loans that become classified in the manner described in the previous sentence, or any Loan the classification of which is changed to a lower classification or to “Other Real Estate Owned,” after the date of this Agreement.

(2) Each Loan in current principal amount in excess of $1 million (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records as secured Loans, has been secured by valid Liens which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3) There are no outstanding Loans made by NAL or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Board of Governors of the Federal System) of NAL or its Subsidiaries, other than loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(bb) Financial Advisors, Etc.  None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, NAL has retained JPMorgan Securities, Inc. as its financial advisor, and a true and complete copy of its arrangements with JPMorgan Securities, Inc. has been disclosed to FNFG prior to the date hereof. As of the date hereof, NAL has received the written opinion of JPMorgan Securities, Inc. to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to holders of NAL Common Stock, and a true and complete copy of such opinion has been delivered to FNFG.

(cc) Transactions with Affiliates.  There are no agreements, contracts, plans, arrangements or other transactions between NAL or any of its Subsidiaries, on the one hand, and any (1) officer or director of NAL or any of its Subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of NAL, (3) affiliate or family member of any such officer, director or record or beneficial owner or (4) any other affiliate of NAL, on the other hand, except those of a type available to employees of NAL generally.

(dd) Reorganization Treatment.  As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.04 Representations and Warranties of FNFG.  Except as Previously Disclosed, FNFG hereby represents and warrants to NAL as follows:

(a) Organization, Standing and Authority.  It and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of FNFG and Merger Sub is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

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(b) Capital Stock.

(1) The authorized capital stock of FNFG consists of 500,000,000 shares of FNFG Common Stock and 50,000,000 shares of FNFG Preferred Stock. As of the close of business on August 12, 2010, 215,105,569 shares of FNFG Common Stock and no shares of FNFG Preferred Stock were outstanding, and 6,086,155 shares of FNFG Common Stock were held as treasury shares. As of the date of this Agreement, no more than 4,424,355 shares of FNFG Common Stock are subject to FNFG Stock Options or other Rights in respect of FNFG Common Stock, and no more than 2,795,465 shares of FNFG Common Stock were reserved for future grants under the FNFG Stock Plans. The outstanding shares of FNFG Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above and except for shares issuable pursuant to the FNFG Stock Options and FNFG Stock Plans, as of the date of this Agreement, there are no shares of FNFG Stock reserved for issuance, FNFG does not have any Rights outstanding with respect to FNFG Stock, and FNFG does not have any commitment to authorize, issue or sell any FNFG Stock or Rights, except pursuant to this Agreement, outstanding FNFG Stock Options and the FNFG Stock Plans.

(2) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share (“Merger Sub Stock”), of which 10 shares are outstanding and held of record by FNFG.

(3) The shares of FNFG Common Stock to be issued in the Merger have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(c) Subsidiaries.

(1) (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

(2) Each of its Subsidiaries has been duly organized, is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified. Each Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act.

(d) Power.  It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of it and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority.

(1) Each of it and Merger Sub has duly authorized, executed and delivered this Agreement and has taken all corporate action necessary in order to execute and deliver this Agreement. Subject only to the approval of the issuance of FNFG Common Stock pursuant to this Agreement by the holders of a majority of shares voting at a stockholders’ meeting duly called and held for such purpose (the “FNFG Requisite Vote”), this Agreement and the transactions contemplated hereby have been

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authorized by all necessary corporate action of it and Merger Sub. This Agreement is its and Merger Sub’s valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) The FNFG Board has (A) unanimously approved this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby and resolved to recommend (the “FNFG Recommendation”) that the holders of FNFG Common Stock vote in favor of the issuance of FNFG Common Stock required to be issued pursuant to Article III (the “FNFG Stock Issuance”) and (B) directed that the FNFG Stock Issuance be submitted to the holders of FNFG Common Stock for their approval.

(f) Regulatory Approvals; No Defaults.

(1) No consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by it or Merger Sub in connection with the execution, delivery or performance by it and Merger Sub of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act and applications and notices to the Connecticut Department of Banking, (B) filings of applications and notices with, and receipt of approvals or nonobjections from, the state securities authorities, applicable securities exchanges and self-regulatory organizations, (C) filing of the Registration Statement and the Joint Proxy/Prospectus with the SEC and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (D) the filing of the Certificate of Merger and (E) such filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

(2) Subject to receipt of the regulatory consents and approvals referred to in the preceding paragraph, the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or Merger Sub or to which it or Merger Sub or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, its or Merger Sub’s Governing Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(3) As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

(g) Financial Reports and Regulatory Documents; Material Adverse Effect.

(1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2008 and 2009, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Significant Subsidiaries (but including Merger Sub) subsequent to December 31, 2007 under the Securities Act or under the Exchange Act (collectively, the “FNFG SEC Filings”), in the form filed with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial

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position contained in or incorporated by reference into any such FNFG SEC Filing (including the related notes and schedules thereto) fairly presented in all material respects its financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such FNFG SEC Filings (including any related notes and schedules thereto) fairly presented in all material respects the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2) Since June 30, 2010, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(3) It has made available to NAL true, correct and complete copies of all written correspondence between the SEC and it and any of its Subsidiaries occurring since December 31, 2008 and prior to the date hereof. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FNFG SEC Filings.

(h) Litigation.  There is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Significant Subsidiaries (but including Merger Sub) (and it is not aware of any basis for any such suit, action or proceeding) (1) that involves a Governmental Authority, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or (B) reasonably likely to prevent or delay it or Merger Sub from performing its or Merger Sub’s obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by it, any of its Significant Subsidiaries or the assets of it or any of its Significant Subsidiaries.

(i) Regulatory Matters.  Neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any special procedures or restrictions imposed by any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of it or any of its Subsidiaries. There are no formal or informal investigations relating to any regulatory matters pending before any Governmental Authority with respect to it or its Subsidiaries.

(j) Compliance with Laws.  FNFG and each of its Subsidiaries:

(1) has, since January 1, 2008, conducted its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto (including the rules and regulations of applicable self-regulatory organizations) or to the employees conducting such businesses;

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3) has received, since January 1, 2008, no written or, to its knowledge, other notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with

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any of the statutes, regulations, rules or ordinances which such Governmental Authority enforces; (B) threatening to revoke any license, franchise, permit or authorization of a Governmental Authority (including with respect to FDIC deposit insurance); (C) requiring it or any of its Subsidiaries (i) to enter into or consent to the issuance of any written order, decree, agreement, memorandum of understanding or similar arrangement, commitment letter or similar submission, or extraordinary supervisory letter, or (ii) to adopt any policy, procedure or resolution of its board of directors or similar undertaking, which restricts the conduct of its business, or relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends or any other policy or procedure; (D) constituting a Wells Notice; or (E) imposing or threatening to impose any monetary penalty;

(4) is not subject to any pending, or to its knowledge, threatened, investigation, review or disciplinary proceedings by any Governmental Authority against either of it or any of its Subsidiaries or any director, officer or employee thereof; and

(5) has no reason to believe that any facts or circumstances exist that would cause it or any of its Subsidiaries to be deemed (A) to be operating or to have operated in violation of the Bank Secrecy Act, the USA PATRIOT Act, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control; (B) not to be in compliance with the applicable privacy and customer information requirements contained in any applicable law; or (C) to be operating or to have operated in violation of any fair lending or other discrimination-related statute, rule or regulation.

(k) Material Contracts.  Except for those agreements and other documents filed as exhibits or incorporated by reference to its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or filed or incorporated in any other FNFG SEC Filing filed since December 31, 2009 and prior to the date hereof or as Previously Disclosed, neither FNFG nor any FNFG Subsidiary is a party to or subject to: (i) any collective bargaining agreement with any labor union relating to employees of FNFG or any FNFG Subsidiary, (ii) any agreement which by its terms limits the payment of dividends by FNFG or any FNFG Subsidiary or (iii) any “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K.

(l) FNFG Benefit Arrangements.

(1) All FNFG Benefit Arrangements are Previously Disclosed. True and complete copies of all FNFG Benefit Arrangements, including any trust instruments and insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any FNFG Benefit Arrangements, and all amendments thereto have been made available to NAL.

(2) All FNFG Benefit Arrangements, other than Multiemployer Plans, are in substantial compliance, in form and operation, with their terms and ERISA, the Code and other applicable laws (including with respect to non-discrimination requirements, fiduciary duties and required regulatory filings). Each FNFG Benefit Arrangement that is a Pension Plan intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and FNFG is not aware of any circumstances reasonably likely to result in the loss of the qualification of any such Pension Plan under Section 401(a) of the Code. Neither FNFG nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject FNFG or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither FNFG nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty

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imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any of its ERISA Affiliates. It and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the Pension Benefit Guaranty Corporation under Section 302 or 4011 of ERISA or Section 412 of the Code.

(4) All contributions required to be made under each FNFG Benefit Arrangement, as of the date hereof, have been timely made or have been reflected in the consolidated financial statements filed with the FNFG SEC Filings. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. No Pension Plan is in “at risk” status within the meaning of Section 303 of ERISA.

(5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then-current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

(6) As of the date hereof, there is no pending or, to its knowledge threatened, litigation relating to the FNFG Benefit Arrangements. Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any FNFG Benefit Arrangement or collective bargaining agreement. It or its Subsidiaries may amend or terminate any such FNFG Benefit Arrangement at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(7) There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any FNFG Benefit Arrangement which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) (A) entitle any employees of it or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the FNFG Benefit Arrangements, or (C) result in payments under any of the FNFG Benefit Arrangements which would not be deductible under Section 162(m) or Section 280G of the Code.

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(8) Each FNFG Benefit Arrangement which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (A) has been operated and maintained in material compliance with Section 409A of the Code since January 1, 2009, and (B) has been operated and maintained in good faith compliance with Section 409A of the Code for all applicable periods at all times prior to January 1, 2009.

(m) Taxes.

(1) All Tax Returns that are required to be filed or delivered (taking into account any extensions of time within which to file or deliver) by or with respect to it and its Subsidiaries have been duly and timely filed or delivered, and all such Tax Returns are complete and accurate in all respects.

(2) All Taxes shown to be due on the Tax Returns referred to in clause (1) or that are otherwise due and payable by it or its Subsidiaries have been paid in full.

(3) All Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable.

(4) No extensions or waivers of statutes of limitation for the assessment of Taxes have been given by or requested in writing with respect to any of its U.S. federal, state, local or foreign income Taxes or those of its Subsidiaries.

(5) None of the Tax Returns referred to in clause (1) is currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign taxing authority and neither it nor its Subsidiaries has received written notice from any taxing authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns is pending or threatened.

(6) No deficiencies have been asserted or assessments made against it or its Subsidiaries by the relevant taxing authorities as a result of any audit or examination of any of the Tax Returns referred to in clause (1).

(7) No claim has been made against it or its Subsidiaries by any taxing authorities in a jurisdiction where it or its Subsidiaries does not file Tax Returns that it or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(8) It has made provision in accordance with GAAP, in the financial statements included in the FNFG SEC Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its FNFG SEC Filings filed before the date hereof.

(9) As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(10) No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(11) Neither it nor any of its Subsidiaries has been a party to any distribution occurring prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(12) Neither it nor any of its Subsidiaries has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authorities.

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(13) Neither it nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing affiliated, combined, consolidated or unitary Tax Returns, a group of which FNFG was the common parent, (B) has any liability for Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or (C) is a party to or bound by any Tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes.

(14) Neither it nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(1), and neither it nor any of its Subsidiaries has been a “material advisor” to any such transaction within the meaning of Section 6111(b)(1) of the Code.

(n) Books and Records.  Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained, and there are no inaccuracies or discrepancies of any kind contained or reflected therein.

(o) Reports.  Since January 1, 2008, FNFG and each of its Subsidiaries has filed all reports, registrations and statements in a reasonably timely manner, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law with (A) the Federal Reserve Board, (B) the FDIC, (C) the Office of the Comptroller of the Currency and (D) any other applicable Governmental Authorities (collectively, the “FNFG Reports”). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each FNFG Report (including the financial statements, exhibits and schedules therein) complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed. All fees and assessments due and payable in connection with the FNFG Reports have been timely paid.

(p) Properties.

(1) It and each of its Subsidiaries own good and marketable title to, or have the valid rights to use under a lease or license, all the assets and rights used in the operation of their respective businesses as conducted since December 31, 2009, free and clear of any Liens. Such assets and rights constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary for the operation of such businesses as conducted prior to the date hereof by it and its Subsidiaries.

(2) Except as Previously Disclosed, no current or former officer or director of it or any of its Affiliates, or “associate” or member of the “immediate family” (as such terms are defined in Rule 12b-2 and Rule 16a-1 under the Exchange Act) of any such officer or director, has any material interest in any property (whether real or personal, tangible or intangible) or contract used in or pertaining to the business of it or any of its Subsidiaries.

(q) Insurance.  It and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to the respective businesses of it and each of its Subsidiaries and their respective properties and assets. Such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.

(r) Accounting and Internal Controls.

(1) The records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following

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sentence. It and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. It has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(2) FNFG’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective. It has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the FNFG Board: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(3) Since December 31, 2007, (A) neither it nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(s) Derivatives.  All Derivative Contracts, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither it nor its Subsidiaries, nor to its knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract. The financial position of FNFG and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in the books and records of FNFG and such Subsidiaries in accordance with GAAP consistently applied.

(t) Financial Advisors, Etc.  None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, FNFG has retained Sandler O’Neill & Partners, L.P. as its financial advisor. As of the date hereof, FNFG has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that, as of the date of the opinion, the Merger Consideration to be paid by FNFG to the stockholders of NAL is fair from a financial point of view to FNFG, and a true and complete copy of such opinion has been delivered to NAL.

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(u) Reorganization Treatment.  As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) Aggregate Cash Consideration.  FNFG will have available to it, as of the Effective Time, sufficient funds to pay the aggregate cash payments required under Article III.

ARTICLE VI

COVENANTS

6.01 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of FNFG, Merger Sub and NAL will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with the other parties to that end.

6.02 Stockholder Approvals.

(a) The NAL Board will submit to its stockholders this Agreement and any other matters required to be approved or adopted by such stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, NAL will take, in accordance with applicable law and its Governing Documents, all action necessary or appropriate to convene a meeting of its holders of NAL Common Stock (including any adjournment or postponement, the “NAL Meeting”), as promptly as practicable after the Registration Statement is declared effective, to consider and vote upon adoption of this Agreement and to cause such vote to be taken. NAL and the NAL Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the DGCL, including by recommending that its stockholders vote in favor of this Agreement, and NAL and the NAL Board will not withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) the NAL Recommendation to the NAL stockholders (an “Adverse Recommendation”). However, if, prior to the time the NAL Requisite Vote is obtained, the NAL Board, after consultation with outside counsel, determines in good faith that, because of the receipt of an Acquisition Proposal that the NAL Board concludes in good faith constitutes a Superior Proposal, it would result in a violation of its fiduciary duties under the DGCL to continue to recommend this Agreement to its stockholders in light of such Acquisition Proposal, then, in submitting this Agreement at the NAL Meeting, the NAL Board may do one or more of the following: (1) submit this Agreement without recommendation (although the resolutions adopting the NAL Recommendation prior to the date hereof may not be rescinded or amended), in which event the NAL Board may communicate the basis for its lack of a recommendation to the stockholders in the Joint Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by law; or (2) make an Adverse Recommendation or publicly propose or resolve to make an Adverse Recommendation; provided that the NAL Board may not take any particular action described in clauses (1) or (2) of this sentence without (X) giving FNFG prior written notice of the proposed action (which notice shall also include notice of the Acquisition Proposal and the latest terms and conditions of and the identity of the person(s) making the Acquisition Proposal) and (Y) giving FNFG five (5) business days to respond to such Acquisition Proposal. In determining whether to make an Adverse Recommendation in response to any Acquisition Proposal, the NAL Board will take into account any amendment or modification to this Agreement proposed by FNFG in response thereto as well as any other information provided by FNFG. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.02(a).

(b) The FNFG Board will submit to its stockholders the matters required to be approved or adopted by such stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, FNFG will take, in accordance with applicable law and its Governing Documents, all action

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necessary or appropriate to convene a meeting of its holders of FNFG Common Stock (including any adjournment or postponement, the “FNFG Meeting”), as promptly as practicable after the Registration Statement is declared effective, to consider and vote upon the approval of the FNFG Stock Issuance and to cause such vote to be taken. FNFG and the FNFG Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the FNFG Stock Issuance required by the rules of the NASDAQ, including by recommending that its stockholders vote in favor of such issuance, and FNFG and the FNFG Board will not withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) the FNFG Recommendation to the FNFG stockholders. However, if, prior to the time the FNFG Requisite Vote is obtained, the FNFG Board, after consultation with outside counsel, determines in good faith that it would result in a violation of its fiduciary duties under the DGCL to continue to recommend the FNFG Stock Issuance, then, in submitting the FNFG Stock Issuance at the FNFG Meeting, the FNFG Board may do one or more of the following: (1) submit the FNFG Stock Issuance without recommendation (although the resolutions adopting the FNFG Recommendation prior to the date hereof may not be rescinded or amended), in which event the FNFG Board may communicate the basis for its lack of a recommendation to the stockholders in the Joint Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by law; or (2) withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) the FNFG Recommendation to the FNFG stockholders.

(c) The parties shall cooperate to schedule and convene the NAL Meeting and the FNFG Meeting on the same date.

6.03 SEC Filings.

(a) FNFG and NAL will cooperate in ensuring that all required SEC filings are timely and properly made. FNFG will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by FNFG with the SEC in connection with the FNFG Stock Issuance, and the parties will jointly prepare the proxy statement and prospectus and other proxy solicitation materials of NAL to be filed with the SEC and included in the Registration Statement (the “Joint Proxy/Prospectus”), as well as any other related documents. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy/Prospectus, and FNFG and NAL will file the Registration Statement, including the Joint Proxy/Prospectus in preliminary form, with the SEC as promptly as reasonably practicable. After filing the Registration Statement, the parties will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, and, upon the Registration Statement being declared effective, the parties will mail the Joint Proxy/Prospectus to their respective stockholders as promptly as practicable thereafter. The parties will use reasonable best efforts to maintain the effectiveness of the Registration Statement until the Effective Time. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy/Prospectus and the Registration Statement prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings with the SEC. FNFG also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Each party agrees to furnish for inclusion in the Registration Statement and the Joint Proxy/Prospectus all information concerning it, its Subsidiaries, officers, directors and stockholders as may be required by applicable law in connection with the foregoing.

(b) FNFG and NAL each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Joint Proxy/Prospectus and any amendment or supplement thereto will, at the date

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of mailing to stockholders and at the time of the NAL Meeting and the FNFG Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. FNFG and NAL each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy/Prospectus or the Registration Statement.

(c) FNFG will advise NAL, promptly after FNFG receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNFG Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or the Joint Proxy/Prospectus or for additional information.

6.04 Press Releases and Other Communications.  FNFG and NAL will consult with each other before issuing any press release, written and broadly disseminated employee communication, written stockholder communication or other public announcements with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement that is required to be filed under applicable securities laws and will not issue any such release, communication or other announcement or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release, communication or other announcement or make such public statement as may be required by applicable law or securities exchange rules. The parties shall provide to each other any press release, written and broadly disseminated employee communication, other written stockholder communication or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement that is not required to be filed under applicable securities laws at or about the time such communication is made.

6.05 Access; Information.

(a) Each of FNFG and Merger Sub, on the one hand, and NAL, on the other hand, agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request and, during such period, it will furnish promptly to such other party (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request. None of FNFG, Merger Sub or NAL or any of their respective Subsidiaries will be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any provisions of applicable law or any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each party will hold any information that is nonpublic and confidential in accordance with the confidentiality provisions of the Confidentiality Agreement.

(c) No investigation by any party of the business and affairs of the other party, pursuant to this Section 6.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty,

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covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

6.06 Acquisition Proposals.

(a) NAL will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers and directors not to and will use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents, advisors and other Representatives and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event, prior to the time the NAL Requisite Vote is obtained but not after, (1) NAL receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than FNFG, and (2) the NAL Board concludes in good faith (A) that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would result in a violation of the directors’ fiduciary duties under the DGCL, NAL may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to those contained in the Confidentiality Agreement (except that NAL may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to NAL if and only if it first waives or similarly modifies the standstill provision in the Confidentiality Agreement). NAL will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than FNFG with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. NAL will promptly (within one business day) advise FNFG following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep FNFG apprised of any related developments, discussions and negotiations (including the terms and conditions of such Acquisition Proposal) on a current basis.

(b) Nothing contained in this Agreement shall prevent NAL or the NAL Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other disclosure requirements under applicable law or the NYSE or the NASDAQ rules, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.07 [RESERVED].

6.08 Takeover Laws and Provisions.  No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party will take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.09 Exchange Listing and De-Listing.  FNFG will use reasonable best efforts to cause the shares of FNFG Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.04 hereof to be approved for quotation on the NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time. Prior to the Closing Date, NAL will cooperate with FNFG and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all

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things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the NAL Common Stock from the NYSE and the deregistration of the NAL Common Stock under the Exchange Act as promptly as reasonably practicable after the Effective Time.

6.10 Regulatory Applications.

(a) FNFG and NAL and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”) and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable. Each of FNFG, Merger Sub and NAL will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all substantive written information submitted to any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) FNFG and NAL will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Governmental Authority in connection with the transactions contemplated by this Agreement.

6.11 Indemnification.

(a) Following the Effective Time, to the fullest extent permitted by law, FNFG will: (1) indemnify, defend and hold harmless the present and former directors, officers and employees of NAL and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts as incurred, in connection with any claim, action (whether threatened, pending or contemplated), suit, proceeding or investigation, whether arising before or after the Effective Time and whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or actions or omissions occurring at or before the Effective Time (including the transactions contemplated by this Agreement), and shall advance expenses as incurred, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification; (2) honor any existing, Previously Disclosed agreements relating to indemnity; and (3) for six years after the Effective Time, maintain in effect provisions in the Surviving Entity’s certificate of incorporation and bylaws (or in such document of any successor to the business of the Surviving Entity) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to their intended beneficiaries than the provisions set forth in Annex 1.

(b) Prior to the Effective Time, NAL shall, or, if NAL is unable to, FNFG shall, as of the Effective Time obtain and fully pay for “tail” insurance policies with a claims period of six years from and after the Effective Time with respect to directors’ and officers’ liability insurance for the present and former officers and directors of NAL or any of its Subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement). Such “tail” insurance policy will contain coverage, amounts, terms and conditions, no less advantageous to such officers and directors than the coverage currently provided by

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NAL. If NAL (or FNFG) for any reason cannot obtain such “tail” insurance policies as of the Effective Time, FNFG shall obtain comparable insurance for such six-year period with coverage, amounts, terms and conditions no less advantageous to such officers and directors than the coverage currently provided by NAL. Notwithstanding anything in this Section 6.11, in no case will FNFG be obligated to make annual premium payments for any such “tail” insurance or comparable insurance policies to the extent such premiums exceed 250% of the premiums paid as of the date hereof by NAL for such insurance (“NAL’s Current Premium”); if any such premiums at any time exceed 250% of NAL’s Current Premium, then FNFG will cause to be maintained policies of insurance which, in FNFG’s good faith determination, provide the maximum coverage available at an annual premium equal to 250% of NAL’s Current Premium.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify FNFG; provided that failure so to notify will not affect the obligations of FNFG under Section 6.11(a) except to the extent that FNFG is actually prejudiced as a consequence.

(d) If FNFG or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, FNFG will cause proper provision to be made so that the successors and assigns of FNFG will assume the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

6.12 Benefit Plans.

(a) From the Effective Time, FNFG shall provide the employees of NAL and its Subsidiaries (the “Covered Employees”) with employee benefit plans, programs and arrangements that are substantially similar to those provided to similarly situated employees of FNFG and its Subsidiaries.

(b) FNFG shall (1) provide all Covered Employees with service credit for purposes of eligibility, participation and vesting (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by FNFG or any of its Subsidiaries in which Covered Employees are eligible to participate, for all actual periods of employment with NAL or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time, (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of FNFG or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time, (3) give credit for deductibles and eligible out-of-pocket expenses incurred (upon receipt of necessary documentation) towards deductibles and out-of-pocket maximums during the portion of the plan year in which the Effective Time occurs, and (4) give credit for accrued vacation and sick days during the period commencing on the beginning of the year in which the Effective Time occurs until the Effective Time, as provided under the NAL Benefit Arrangements under the FNFG Benefit Arrangements for the year in which the Effective Time occurs. Notwithstanding any other provision of this Section 6.12, this Section 6.12(b) shall not apply with respect to the FNFG Employee Stock Ownership Plan.

(c) NAL shall terminate the NAL Employee Stock Ownership Plan (the “ESOP”) immediately prior to the Effective Time. In conjunction with such termination, all unallocated shares held as collateral pursuant to the ESOP necessary to retire the ESOP’s debt will be converted into treasury shares of NAL, and NAL will take all necessary actions to extinguish the balance (if any) of any ESOP loans outstanding as of the Closing Date. The accounts of all participants and beneficiaries in the ESOP shall become fully vested upon termination of the ESOP. In the event of such termination of the ESOP, then as soon as

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practicable following the receipt of an IRS favorable determination letter in relation to the termination of the ESOP, the account balances in the ESOP shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(d) If requested by FNFG in writing, NAL shall cause the NAL 401(k) Savings Plan (the “NAL Plan”) to be terminated effective immediately prior to the Closing Date. In the event of such termination of the NAL Plan, then as soon as administratively practicable following the receipt of an IRS favorable determination letter in relation to the termination of the NAL Plan from NAL, the account balances of all participants and beneficiaries in the NAL Plan shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. FNFG agrees to permit Covered Employees to roll over their account balances in the NAL Plan to the FNFG 401(k) Plan.

(e) Immediately prior to the Closing Date, NAL shall take all necessary actions to cease any additional benefit accruals pursuant to the Employees Retirement Plan of NAL.

(f) FNFG and NAL may wish to provide retention bonuses to employees of NAL who remain employed at NAL through the Effective Time, or at FNFG for an interim period following the Effective Time through conversion. FNFG and NAL will mutually agree as to each NAL employee eligible to receive a retention bonus and the amount of each such retention bonus. The aggregate amount of such retention bonuses may be up to $2 million.

(g) Prior to the Closing Date, NAL shall amend Section 6.01 of the NAL Severance Plan (the “Severance Plan”) to provide that in the event of a change in control (as defined in the Severance Plan), the Severance Plan may not be terminated or amended to reduce the benefits provided under the Severance Plan for a period of 12 months from the Closing Date, except as set forth in Section 8.08 of the Severance Plan, and except that any NAL employee whose employment terminates within 12 months after the Closing Date and who is entitled to receive benefits under the Severance Plan shall receive benefits under the Severance Plan as in effect as of the date of any such employee’s termination of employment.

(h) FNFG agrees to provide outplacement services to eligible Covered Employees who are terminated by FNFG or its affiliates following the Merger due to relocation or consolidation of operations in accordance with the terms and conditions of the FNFG Benefit Arrangements.

(i) Except as Previously Disclosed, FNFG agrees to honor the terms of all NAL Benefit Arrangements Previously Disclosed, with certain of the payments under such Benefit Arrangements to be accelerated as Previously Disclosed. FNFG agrees that completion of the Merger will constitute a “Change in Control” for purposes of the NAL Benefit Arrangements.

6.13 Notification of Certain Matters.  FNFG and NAL will give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.14 Financial Statements and Other Current Information.  As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, NAL will furnish to FNFG (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of NAL and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period, (c) any reports provided to the NAL Board or any committee

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thereof relating to the financial performance and risk management of NAL or any of its Subsidiaries, and (d) information regarding Loans in accordance with a template to be mutually agreed to by the parties.

6.15 Section 16 Matters.  Prior to the Effective Time, the parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of NAL Common Stock or conversion of any derivative securities in respect of shares of NAL Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16 FNFG Board; Regional Matters.

(a) FNFG Board.  FNFG will increase the size of the FNFG Board and fill the vacancies created by such increase by appointing three current directors of NAL, selected in consultation with the NAL Board, to the FNFG Board as of the Effective Time. One of the NAL directors so appointed will also be appointed to the FNFG Board’s Executive Committee.

(b) Regional Advisory Board.  As promptly as practicable following the Effective Time, FNFG will invite all members of the NAL Board as of the date of this Agreement (other than those members who are elected to the FNFG Board) to serve as paid members of a regional advisory board, the function of which will be to advise First Niagara Bank with respect to deposit and lending activities in NewAlliance Bank’s former market area and to maintain and develop customer relationships.

(c) Regional Market Center.  FNFG agrees to name the location at 195 Church Street to be the location of FNFG’s regional market center as of the Effective Time.

6.17 Charitable Donation.  Following the Closing, FNFG will make a donation of $7,500,000 to the FNFG Foundation in order to support the market areas served by NewAlliance Bank prior to the date of this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of FNFG, NAL and Merger Sub to consummate the Merger is subject to the fulfillment or written waiver by FNFG, Merger Sub and NAL before the Effective Time of each of the following conditions:

(a) Stockholder Approvals.  This Agreement will have been duly adopted and approved by the requisite vote of the holders of the NAL Common Stock. The requisite approval of the stockholders of FNFG shall have been received for the FNFG Stock Issuance.

(b) Regulatory Approvals.  All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on, or requirement of, such approval that would, after the Effective Time, restrict or burden FNFG (i) in connection with the transactions contemplated hereby or (ii) with respect to the business or operations of FNFG, in any manner in the case of either (i) or ii) that would have a Material Adverse Effect on FNFG.

(c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

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(e) Listing.  The shares of FNFG Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

7.02 Conditions to NAL’s Obligation.  NAL’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by NAL before the Effective Time of each of the following conditions:

(a) FNFG’s and Merger Sub’s Representations and Warranties.  The representations and warranties of FNFG and Merger Sub in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and NAL shall have received a certificate, dated the Closing Date, signed on behalf of FNFG by a senior executive officer of FNFG to that effect.

(b) Performance of FNFG’s Obligations.  Each of FNFG and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and NAL shall have received a certificate, dated the Closing Date, signed on behalf of FNFG by a senior executive officer of FNFG to that effect.

(c) Opinion of Tax Counsel.  NAL shall have received an opinion of Hinckley, Allen & Snyder LLP dated the Closing Date and based on facts, representations and assumptions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Hinckley, Allen & Snyder LLP will be entitled to receive and rely upon customary certificates and representations of officers of FNFG, Merger Sub and NAL.

7.03 Conditions to FNFG’s and Merger Sub’s Obligation.  Each of FNFG’s obligation and Merger Sub’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by FNFG, before the Effective Time of each of the following conditions:

(a) NAL’s Representations and Warranties.  The representations and warranties of NAL in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and FNFG shall have received a certificate, dated the Closing Date, signed on behalf of NAL by a senior executive officer of NAL to that effect.

(b) Performance of NAL’s Obligations.  NAL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and FNFG and Merger Sub shall have received a certificate, dated the Closing Date, signed on behalf of NAL by a senior executive officer of NAL to that effect.

(c) Opinion of Tax Counsel.  FNFG shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date and based on facts, representations and assumptions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of FNFG, Merger Sub and NAL.

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ARTICLE VIII

TERMINATION

8.01 Termination.  This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by FNFG or by NAL, as applicable, whether prior to or after any stockholder approval:

(a) Mutual Agreement.  With the mutual agreement of the other party.

(b) Breach.  Upon 30 days’ prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein, or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII and such breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c) Adverse Action.

(1) By FNFG, if (A) the NAL Board submits this Agreement to its stockholders without a recommendation for approval or the NAL Board otherwise makes an Adverse Recommendation (or publicly proposes or resolves to make an Adverse Recommendation); (B) the NAL Board recommends (or discloses its intention to recommend) to its stockholders an Acquisition Proposal other than the Merger; or (C) the NAL Board commences to negotiate or authorizes the conduct of negotiations with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining or clarifying the terms of such Acquisition Proposal and determining whether the NAL Board will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger.

(2) By NAL, if (A) (i) the FNFG Board submits the FNFG Stock Issuance to its stockholders without a recommendation for approval or (ii) the FNFG Board withdraws, qualifies or adversely modifies (or publicly proposes or resolves to withdraw, qualify or adversely modify) the FNFG Recommendation to the FNFG stockholders, and (B) the FNFG stockholders do not approve the FNFG Stock Issuance.

(d) Delay.  If the Effective Time has not occurred by the close of business on June 30, 2011; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

(e) Denial of Regulatory Approval.  If the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, nonappealable action of such Governmental Authority; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action.

(f) Decline in Value of FNFG Common Stock.  By NAL, if the NAL Board so determines by a majority vote of the members of the entire NAL Board, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1) The FNFG Market Value on the Determination Date is less than $10.22; and

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(2) the number obtained by dividing the FNFG Market Value on the Determination Date by the Initial FNFG Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences. If NAL elects to exercise its termination right pursuant to this Section 8.01(f), it shall give prompt written notice thereof to FNFG. During the five business day period commencing with its receipt of such notice, FNFG shall have the option of paying additional Merger Consideration by increasing the Exchange Ratio to equal the number obtained by dividing (1) the Cash Consideration by the greater of (B) (i) the product of 0.80 and the Initial FNFG Market Value or (ii) the product obtained by multiplying the Index Ratio by the Initial FNFG Market Value. If within such five business day period, FNFG delivers written notice to NAL that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 8.01(f), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(f), the following terms shall have the meanings indicated below:

“Acquisition Transaction” means (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

“Determination Date” means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial FNFG Market Value” means $12.78, adjusted as indicated in the last sentence of this Section 8.01(f).

“Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index.

“Final Index Price” means the sum of the Final Prices of each company comprising the Index.

“Final Price,” with respect to any company belonging to the Index, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

“FNFG Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of FNFG Common Stock as reported on the NASDAQ for the ten consecutive trading days immediately preceding such specified date.

If FNFG or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(f).

8.02 Effect of Termination and Abandonment.  If this Agreement is terminated and the Merger is abandoned, no party will have any liability or further obligation under this Agreement; provided, however,

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that, except as set forth in Section 8.03(b), nothing contained herein shall relieve a party from liability for any breach by it of this Agreement and except that Section 6.05(b), this Section 8.02, Section 8.03 and Article IX will survive termination of this Agreement.

8.03 Termination Fee.

(a) NAL shall pay to FNFG, by wire transfer of immediately available funds, $60,000,000 (the “Termination Fee”) as follows:

(1) in the event that FNFG shall terminate this Agreement pursuant to Section 8.01(c)(1)(A) or (B), NAL shall pay to FNFG the Termination Fee no later than the second business day following such termination; or

(2) in the event that (A) FNFG shall terminate this Agreement pursuant to Section 8.01(b) or Section 8.01(c)(1)(C) or either of FNFG or NAL shall terminate this Agreement pursuant to Section 8.01(d), and (B) at any time after the date of this Agreement and prior to such termination, a bona fide Acquisition Proposal with respect to NAL shall have been made public and not withdrawn or abandoned, and (C) following the announcement of such Acquisition Proposal, NAL shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, then NAL shall pay to FNFG the Termination Fee (x) if such breach was other than one described in the succeeding clause (y) of this sentence, and only if an Acquisition Proposal with respect to NAL is consummated, or a definitive agreement is entered into by NAL with respect to an Acquisition Proposal with respect to NAL, within 15 months from the date of such termination, no later than the fifth business day after such Acquisition Proposal is consummated, or (y) if such breach was a knowing, intentional, willful or material breach of Sections 6.01, 6.02(a), 6.03(a), 6.06(a), 6.08 or 6.10, on the second business day immediately following such termination.

(b) In the event that NAL shall terminate this Agreement pursuant to Section 8.01(c)(2), FNFG shall pay to NAL the Termination Fee by wire transfer of immediately available funds no later than the second business day following such termination.

(c) NAL and FNFG acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by NAL and FNFG pursuant to Section 8.03(a) and (b) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section. In the event that either party fails to pay when due any amounts payable under this Section 8.03, then (1) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (2) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

9.01 Survival.  The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article III, Sections 6.05(b), 6.11, 6.12, 6.16 and 6.17 and this Article IX).

9.02 Waiver; Amendment.  The conditions to each party’s obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party as a whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of

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the waiving party that makes express reference to the provision or provisions subject to such waiver. Before the Effective Time, the parties may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, except to the extent that any such amendment would violate Delaware or U.S. law or require resubmission of this Agreement to the stockholders of NAL or FNFG.

9.03 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.04 Counterparts.  This Agreement may be executed in any number of separate counterparts, each such counterpart will be deemed to be an original instrument and all such counterparts will together constitute the same agreement. The execution and delivery of this Agreement may be effected by telecopier or any other electronic means such as e-mail.

9.05 Governing Law; Waiver of Jury Trial.  This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.06 Submission to Jurisdiction; Waivers.  Each of FNFG, NAL and Merger Sub hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined exclusively in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York.

9.07 Expenses.  Subject to Section 8.03, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

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9.08 Notices.  All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to FNFG or Merger Sub, to:

First Niagara Financial Group, Inc.
762 Exchange Street, Suite 618
Buffalo, New York 14210
Attention: Ollie Sommer, Corporate Development
Facsimile: (716) 819-5157

and

First Niagara Financial Group, Inc.
762 Exchange Street, Suite 618
Buffalo, New York 14210
Attention: John Mineo, SVP, General Counsel & Corporate Secretary
Facsimile: (716) 819-5158

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: H. Rodgin Cohen, Esq.
           Mitchell S. Eitel, Esq.
Facsimile: (212) 558-3588

If to NAL, to:

NewAlliance Bancshares, Inc.
195 Church Street
Hartford, CT 06501
Attention: Peyton R. Patterson, Chairman, President and CEO
Facsimile: (203) 773-9539

with a copy to:

Hinckley, Allen & Snyder LLP
20 Church Street
Hartford, CT 06103-1221
Attention: William W. Bouton, Esq.
           Margaret D. Farrell, Esq.
Facsimile: (860) 278-3802

9.09 Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of FNFG, NAL and Merger Sub regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement; provided that it will not impair the rights of FNFG to make a response or propose amendments or modifications as contemplated by the final proviso to Section 6.02(a). No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Notwithstanding Section 9.01 or any other provision hereof (other than Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated), nothing expressed or implied in this

A1-54

Appendix A1

Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than FNFG, NAL and Merger Sub.

9.10 Severability.  If any provision of this Agreement or the application thereof to any person (including the officers and directors of FNFG or NAL) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto. Prior to the termination of this Agreement in accordance with its terms, the absence of a vote, approval or adoption by the stockholders of NAL will not render invalid or inoperative any provision hereof not specifically required to be contained in a plan of merger to be adopted by such stockholders pursuant to the DGCL.

9.11 Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to revise the structure of the Merger and related transactions, provided that each of the transactions comprising the revised structure (1) does not change the amount or form of consideration to be received by the stockholders of NAL and the holders of NAL Stock Options, (2) does not adversely affect the tax consequences to the stockholders of NAL, (3) is reasonably capable of consummation in as timely a manner as the structure contemplated herein, (4) does not, and is not reasonably likely to, otherwise cause the conditions set forth in Sections 7.02(c) and 7.03(c) to not be capable of being fulfilled and (5) is not otherwise prejudicial to the interests of the stockholders of either NAL or FNFG. This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure.

[THE NEXT PAGE IS A SIGNATURE PAGE]

A1-55

Appendix A1

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

NEWALLIANCE BANCSHARES, INC.

By:	/s/ Peyton R. Patterson
Name:     Peyton R. Patterson

Title:	Chairman, President and
Chief Executive Officer

FIRST NIAGARA FINANCIAL GROUP, INC.

By:	/s/ John R. Koelmel
Name:     John R. Koelmel

Title:	President and Chief Executive Officer

FNFG MERGER SUB, INC.

By:	/s/ John R. Koelmel
Name:     John R. Koelmel

Title:	President

A1-56

Appendix A2

EXECUTION VERSION

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

FIRST AMENDMENT, dated as of September 27, 2010 (this “Amendment”), amends the Agreement and Plan of Merger, dated as of August 18, 2010, among NEWALLIANCE BANCSHARES, INC., a Delaware corporation (“NAL”), FIRST NIAGARA FINANCIAL GROUP, INC., a Delaware corporation (“FNFG”), and FNFG MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of FNFG (“Merger Sub”) (as so amended, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

WHEREAS, Section 9.02 of the Agreement provides, among other things, that the Agreement may be amended by written agreement executed and delivered by duly authorized officers of the respective parties; and

WHEREAS, the parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 3.03(b) of the Agreement is hereby amended and restated in its entirety with the following:

“(b) Exchange Procedures.  Promptly after the Effective Time, but in no event later than ten days thereafter, the Surviving Entity shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of NAL Common Stock and who has either (i) not submitted its properly completed Election Form on or before the Election Deadline or (ii) revoked its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates (to the extent such Old Certificates have not been surrendered together with the Election Forms) in exchange for the consideration to which such person may be entitled pursuant to this Article III. Upon surrender to the Exchange Agent of an Old Certificate for cancellation (to the extent such Old Certificates have not been surrendered together with the Election Forms) together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than ten business days after due surrender, a New Certificate and a check in the amount to which such holder is entitled pursuant to this Article III, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any cash or other property to be delivered upon surrender of any Old Certificates. Each of FNFG and the Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of NAL Common Stock such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by FNFG, the Surviving Entity or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of NAL Common Stock in respect of which the deduction and withholding was made by FNFG, the Surviving Entity or the Exchange Agent, as the case may be, and such amounts shall be delivered by FNFG, the Surviving Entity or the Exchange Agent, as the case may be, to the applicable taxing authority.”

A2-1

Appendix A2

2. Section 8.01(f) of the Agreement is hereby amended and restated in its entirety with the following:

“(f) Decline in Value of FNFG Common Stock.  By NAL, if the NAL Board so determines by a majority vote of the members of the entire NAL Board, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1) The FNFG Market Value on the Determination Date is less than 80% of the Initial FNFG Market Value; and

(2) (A) the number equal to the FNFG Market Value on the Determination Date divided by the Initial FNFG Market Value is less than (B) the number equal to the Index Ratio minus 0.20;

subject, however, to the following three sentences. If NAL elects to exercise its termination right pursuant to this Section 8.01(f), it shall give prompt written notice thereof to FNFG. During the five business day period commencing with its receipt of such notice, FNFG shall have the option of paying additional Merger Consideration by increasing the Exchange Ratio to equal the lesser of:

(X) the number (rounded to the nearest one-hundredth) equal to (A) 1.10 multiplied by (B) 0.80 multiplied by the Initial FNFG Market Value divided by (C) the FNFG Market Value on the Determination Date; and

(Y) the number (rounded to the nearest one-hundredth) equal to (A) 1.10 multiplied by (B) the Index Ratio multiplied by the Initial FNFG Market Value divided by (C) the FNFG Market Value on the Determination Date.

If within such five business day period, FNFG delivers written notice to NAL that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 8.01(f), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(f), the following terms shall have the meanings indicated below:

“Determination Date” means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial FNFG Market Value” means $12.78, adjusted as indicated in the last sentence of this Section 8.01(f).

“Initial Index Price” means the closing value of the Index as of August 18, 2010.

“Final Index Price” means the average of the daily closing values of the Index for the ten consecutive trading days immediately preceding the Determination Date.

“FNFG Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of FNFG Common Stock as reported on the NASDAQ for the ten consecutive trading days immediately preceding such specified date.

A2-2

Appendix A2

If FNFG or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(f).”

3. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect. This Amendment shall be construed as one with the Agreement, and the Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment.

4. This Amendment shall be governed by and construed in accordance with the Agreement.

5. This Amendment may be executed in any number of separate counterparts, each such counterpart will be deemed to be an original instrument and all such counterparts will together constitute the same agreement. The execution and delivery of this Amendment may be effected by telecopier or any other electronic means such as e-mail.

[Remainder of page intentionally left blank.]

A2-3

Appendix A2

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

NEWALLIANCE BANCSHARES, INC.

By:	/s/ Peyton R. Patterson
Name:     Peyton R. Patterson

Title:	Chairman, President and
Chief Executive Officer

FIRST NIAGARA FINANCIAL GROUP, INC.

By:	/s/ John Mineo
Name:     John Mineo

Title:	SVP, General Counsel, Corporate Secretary

FNFG MERGER SUB, INC.

By:	/s/ John Mineo
Name:     John Mineo

Title:	SVP, General Counsel, Corporate Secretary

A2-4

Appendix A2

Appendix B

August 18, 2010

The Board of Directors
NewAlliance Bancshares, Inc.
195 Church Street
New Haven, CT 06510

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of NewAlliance Bancshares, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of First Niagara Financial Group, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Company, the Acquiror and its subsidiary, FNFG Merger Sub, Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than (a) shares of Company Common Stock held in treasury or beneficially owned by the Acquiror (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) and (b) Dissenting Shares (as defined in the Agreement), will be converted into the right to receive (A) at the election of the holder thereof consideration per share equal to (i) $14.28 in cash (the “Cash Consideration”) or (ii) 1.10 shares (the “Stock Consideration”) of the Acquiror’s common stock, par value $0.01 per share (the “Acquiror Common Stock”) and (B) with respect to each holder of Company Common Stock who would otherwise be entitled to a fractional share of the Acquiror Common Stock, an amount in cash (without interest) determined by multiplying such fraction of a share of the Acquiror Common Stock by the average of the daily closing per share sale prices of the Acquiror Common Stock for the ten consecutive NASDAQ trading days immediately prior to the Closing Date (as defined in the Agreement) (together with the Cash Consideration and the Stock Consideration, the “Consideration”); provided that the Consideration will be subject to (x) proration based on the relative number of shares for which Cash Consideration and Stock Consideration is elected, (y) adjustment to preserve tax treatment based on the price and amounts outstanding at closing of Company Common Stock and Acquiror Common Stock and (z) adjustment based on changes in the number or kind of shares outstanding by way of stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction.

In connection with preparing our opinion, we have (i) reviewed a draft dated August 17, 2010 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts relating to the Company prepared by the management of the Company and I/B/E/S estimates relating to the Acquiror, as well as financial analyses and forecasts provided by management of the Company and the Acquiror relating to the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

Appendix B

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of loan and lease portfolios for assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Acquiror and we have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and the Acquiror, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive compensation from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror and their respective affiliates, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Company with respect to certain strategic matters in 2010 and as joint bookrunner with respect to the Acquiror’s offering of its debt securities in March 2010. In addition, our commercial banking affiliate is an agent bank and a lender under an outstanding revolving credit facility of affiliate of the Acquiror, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade

Appendix B

the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of tine Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose or in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/  J.P. Morgan Securities Inc.

Appendix B

Appendix C

Investment Banking Group

August 18, 2010

Board of Directors
First Niagara Financial Group, Inc.
726 Exchange Street, Suite 618
Buffalo, New York 14210

Ladies and Gentlemen:

First Niagara Financial Group, Inc. (“First Niagara”), FNFG Merger Sub, Inc., a wholly owned subsidiary of First Niagara (“Merger Sub”) and NewAlliance Bancshares, Inc. (“NewAlliance”) have entered into an Agreement and Plan of Merger, dated as of August 18, 2010 (collectively, the “Agreement”), pursuant to which Merger Sub will be merge with and into NewAlliance, with NewAlliance as the surviving corporation (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of NewAlliance common stock issued and outstanding immediately prior to the Effective Time, other than certain shares as specified in the Agreement will be converted into the right to receive at the election of each holder thereof (1) cash in an amount equal to $14.28 (the “Cash Consideration”) or (2) that number of First Niagara common stock as is equal to the Exchange Ratio (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”) or (3) some combination of the Cash Consideration and Stock Consideration. The Exchange Ratio is equal to 1.10 shares of First Niagara common stock. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to First Niagara.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of First Niagara that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of NewAlliance and its subsidiaries that we deemed relevant; (iv) internal financial projections for NewAlliance for the years ending December 31, 2010 through 2014, as adjusted by senior management of First Niagara; (v) publicly available consensus earnings estimates for First Niagara for the years ending December 31, 2010, 2011 and 2012 and certain long-term annual growth rates for the years thereafter and in each case as discussed with senior management of First Niagara; (vi) the pro forma financial impact of the Merger on First Niagara, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings as provided by the management of First Niagara; (vii) the publicly reported historical price and trading activity for First Niagara’s and NewAlliance’s common stock, including a comparison of certain financial and stock market information for First Niagara and NewAlliance and similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the commercial banking environment

+ Sandler O’Neill + Partners, L.P.	+ www.SandlerOneill.com
919 Third Avenue, 6th Floor, New York, NY 10022
T: (212) 466-7700 F: (212) 466-7711

Appendix C

in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of NewAlliance, the business, financial condition, results of operations and prospects for NewAlliance and held similar discussions with certain members of senior management of First Niagara regarding the business, financial condition, results of operations and prospects of First Niagara.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by First Niagara and NewAlliance or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of First Niagara and NewAlliance that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Niagara and NewAlliance any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of First Niagara and NewAlliance nor have we reviewed any individual credit files relating to First Niagara and NewAlliance. We have assumed, with your consent, that the respective allowances for loan losses for both First Niagara and NewAlliance are adequate to cover such losses.

With respect to the internal financial projections for NewAlliance and the earnings projections and estimates for First Niagara and reviewed with the respective managements of First Niagara and NewAlliance and used by us in our analyses, the respective managements of First Niagara and NewAlliance confirmed to us that they reflected the best currently available estimates and judgments of such respective management of the future financial performances of First Niagara and NewAlliance, respectively, and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings provided by the management of First Niagara, management confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in First Niagara’s and NewAlliance’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that First Niagara and NewAlliance will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice First Niagara has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of First Niagara’s stock will be when issued to NewAlliance’s shareholders pursuant to the Agreement or the prices at which First Niagara’s and NewAlliance’s common stock may trade at any time.

Appendix C

We have acted as First Niagara’s financial advisor in connection with the Merger and will receive a fee for our services, the majority of which is contingent upon consummation of the Merger. First Niagara has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided to, and received fees for, certain investment banking services to First Niagara.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to First Niagara and NewAlliance and their affiliates. We may also actively trade the equity or debt securities of First Niagara and NewAlliance or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of First Niagara in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Merger Consideration to First Niagara and does not address the underlying business decision of First Niagara to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for First Niagara or the effect of any other transaction in which First Niagara might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent. Our opinion was approved by Sandler O’Neill’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to First Niagara from a financial point of view.

Very truly yours,

/s/  Sandler O’Neill & Partners, L.P.

Appendix C

Appendix D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267, of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a

Appendix D

provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

Appendix D

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders

Appendix D

entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.
     A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
     As permitted by Section 145 of the DGCL, Article TENTH of the Restated Certificate of Incorporation of First Niagara (the “Corporation”) provides:
     “TENTH:
     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.
     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.
     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.”
     First Niagara has purchased insurance on behalf of any person who is or was a director, officer, employee or agent of First Niagara, or is or was serving at the request of First Niagara as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not First Niagara would have the power to indemnify him against such liability under the provisions of First Niagara certificate of incorporation.
Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

2.1	Agreement and Plan of Merger among NewAlliance Bancshares, Inc., First Niagara Financial Group, Inc. and FNFG Merger Sub, Inc., dated as of August 18, 2010, included as Appendix A1 to this joint proxy statement/prospectus (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

2.2	First Amendment to the Agreement and Plan of Merger among NewAlliance Bancshares, Inc., First Niagara Financial Group, Inc. and FNFG Merger Sub, Inc., dated as of September 27, 2010, included as Appendix A2 to this joint proxy statement/prospectus.

3.1	Restated Certificate of Incorporation of First Niagara Financial Group, Inc.*

3.2	Amended and Restated Bylaws of First Niagara Financial Group, Inc.(1)

3.3	Certificate of Incorporation of NewAlliance Bancshares, Inc.(2)

3.4	Amended and Restated Bylaws of NewAlliance Bancshares, Inc.(3)

4.1	Form of Common Stock Certificate of First Niagara Financial Group, Inc.(4)

5.0	Opinion of John Mineo, Senior Vice President, General Counsel and Corporate Secretary of First Niagara Financial Group, Inc., as to the legality of the securities being issued.*

8.0	Tax Opinion of Sullivan & Cromwell LLP*

8.1	Tax Opinion of Hinckley, Allen & Snyder LLP*

10.1	First Niagara Financial Group, Inc. Amended and Restated Change in Control Agreement with John R. Koelmel(5)

10.2	First Niagara Financial Group, Inc. Form of Amended and Restated Change in Control Agreement(5)

10.3	First Niagara Financial Group, Inc. Amended and Restated CEO Executive Severance Plan(5)

10.4	First Niagara Financial Group, Inc. Executive Severance Plan (for executive officers other than Mr. Koelmel)(5)

10.5	First Niagara Financial Group, Inc. 1999 Stock Option Plan(6)

10.6	First Niagara Financial Group, Inc. 1999 Recognition and Retention Plan(7)

10.7	First Niagara Financial Group, Inc. Amended and Restated 2002 Long-Term Incentive Stock Benefit Plan(6)

10.8	Amended and Restated First Niagara Bank and First Niagara Financial Group, Inc. Directors Deferred Fees Plan(5)

10.9	First Niagara Financial Group, Inc. Pinnacle Incentive Compensation Plan(5)

10.10	First Amended and Restated Revolving Credit Promissory Note with Fifth Third Bank(8)

10.11	Residential Mortgage Program Agreement with Homestead Funding Corp.(9)

10.12	First Niagara Financial Group, Inc. 2005 Long-Term Performance Plan(10)

11.0	Calculations of Basic Earnings Per Share and Diluted Earnings Per Share(11)

21.0	Subsidiaries of First Niagara Financial Group, Inc.(11)

23.1	Consent of KPMG LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Sullivan & Cromwell LLP (contained in Exhibit 8.0)

23.4	Consent of Hinckley, Allen & Snyder LLP (contained in Exhibit 8.1)

23.5	Consent of John Mineo (contained in Exhibit 5.0)

23.6	Consent of Grant Thornton LLP

24.0	Power of Attorney of Registrant’s Board of Directors*

99.1	Form of Proxy Card for the Special Meeting of Stockholders of First Niagara Financial Group, Inc.*

99.2	Forms of Proxy Card for the Special Meeting of Stockholders of NewAlliance Bancshares, Inc.*

99.3	Fairness Opinion of J.P. Morgan Securities LLC (formerly J.P. Morgan Securities Inc.), included as Appendix B to this joint proxy statement/prospectus.

99.4	Fairness Opinion of Sandler O’Neill & Partners, L.P., included as Appendix C to this joint proxy statement/prospectus.

99.5	Consent of Sandler O’Neill & Partners, L.P.

99.6	Consent of J.P. Morgan Securities LLC

*	Previously filed.

(1)	Incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 23, 2010.

(2)	Incorporated by reference to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2004.

(3)	Incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2007.

(4)	Incorporated by reference to the Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission on September 18, 2002.

(5)	Incorporated by reference to the 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009.

(6)	Incorporated by reference to the 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006.

(7)	Incorporated by reference to the Proxy Statement for the 1999 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 31, 1999.

(8)	Incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2008.

(9)	Incorporated by reference to the 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005 and to the Current Report on 8-K filed with the Securities and Exchange Commission on December 12, 2008.

(10)	Incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 23, 2005.

(11)	Incorporated by reference to the 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2010.

Item 22. Undertakings
     (a) The undersigned registrant hereby undertakes:
     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.
     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of

1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (d) The registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, New York, on November 2, 2010.

FIRST NIAGARA FINANCIAL GROUP, INC.
By:	/s/ John R. Koelmel
John R. Koelmel
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ John R. Koelmel John R. Koelmel	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2010

/s/ Michael W. Harrington Michael W. Harrington	Chief Financial Officer (Principal Financial and Accounting Officer)	November 2, 2010

*	Director	November 2, 2010
Thomas E. Baker

*	Chairman of the Board of Directors	November 2, 2010
G. Thomas Bowers

*	Director	November 2, 2010
Carl A. Florio

*	Director	November 2, 2010
Barbara S. Jeremiah

*	Director	November 2, 2010
William H. Jones

*	Director	November 2, 2010
George M. Philip

*	Director	November 2, 2010
Louise Woerner

*	Vice Chairman of the Board of Directors	November 2, 2010
David M. Zebro

* By:	/s/ John R. Koelmel
John R. Koelmel
Attorney-in-Fact

EXHIBIT INDEX

Number	Description

3.1	Restated Certificate of Incorporation of First Niagara Financial Group, Inc.*

5.0	Opinion of John Mineo, Senior Vice President, General Counsel and Corporate Secretary of First Niagara Financial Group, Inc., as to the legality of the securities being issued.*

8.0	Tax Opinion of Sullivan & Cromwell LLP*

8.1	Tax Opinion of Hinckley, Allen & Snyder LLP*

23.1	Consent of KPMG LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.6	Consent of Grant Thornton LLP

24.0	Power of Attorney of Registrant’s Board of Directors*

99.1	Form of Proxy Card for the Special Meeting of Stockholders of First Niagara Financial Group, Inc.*

99.2	Forms of Proxy Card for the Special Meeting of Stockholders of NewAlliance Bancshares, Inc.*

99.5	Consent of Sandler O’Neill & Partners, L.P.

99.6	Consent of J.P. Morgan Securities LLC

* Previously filed.